Form 10-K, Exhibit 13
period 1993-12-31
SUFFOLK BANCORP
filed 1994-03-24
CIK 754673

                      PHOTOGRAPH OF VILLAGE OF SOUTHAMPTON
                         NO BORDERS - FOUR COLOR BLEED

                             [SUFFOLK BANCORP LOGO]


                               ANNUAL REPORT 1993
                                 and Form 10-K

[PHOTO -- SEE EDGAR APPENDIX]

ON THE COVER

VILLAGE OF SOUTHAMPTON

The village of Southampton shares with the hamlet of Southold the distinction of being one of the two oldest English settlements on Long Island. Puritans from Lynn, Massachusetts arranged with John Winthrop, governor of the Massachusetts Bay Colony, to purchase a tract on the Island's South Fork from both the Earl of Stirling and the Shinnecock Indians. After the railroad reached Southampton in 1872, it became a popular destination for vacationing New Yorkers. Wide, sand beaches on the ocean, an elegant assortment of shops and restaurants, and varied and impressive residential architecture make Southampton today one of the premier resorts on the east coast.

                                                          TABLE OF CONTENTS
Corporate Profile & Financial Highlights  . . . . . . .   1            Interest Rate Sensitivity  . . . . . . . . . . . . .  14
Message to the Shareholders . . . . . . . . . . . . . .   2            Asset/Liability Management & Liquidity   . . . . . .  15
Commentary  . . . . . . . . . . . . . . . . . . . . . .   3            Business Risks & Uncertainties   . . . . . . . . . .  15
                                                                     Capital Resources  . . . . . . . . . . . . . . . . . .  16
Summary of Selected Financial Data  . . . . . . . . . .   6            Risk-Based Capital/Leverage Guidelines   . . . . . .  16
Price Range of Common Stock & Dividends . . . . . . . .   6          Discussion of Current Accounting Principles  . . . . .  17
                                                                     Acquisition of Hamptons Bancshares, Inc.   . . . . . .  17
Management's Discussion & Analysis of
 Financial Condition and Results of Operations  . . . .   7
 The Company's Business   . . . . . . . . . . . . . . .   7         Consolidated Statements of Condition  . . . . . . . . .  18
   General Economic Conditions  . . . . . . . . . . . .   7         Consolidated Statements of Income . . . . . . . . . . .  19
 Results of Operations  . . . . . . . . . . . . . . . .   7         Consolidated Statements of Changes in Stockholders'
   Net Income   . . . . . . . . . . . . . . . . . . . .   7           Equity  . . . . . . . . . . . . . . . . . . . . . . .  20
   Net-interest Income  . . . . . . . . . . . . . . . .   7         Consolidated Statements of Cash Flows . . . . . . . . .  21
     Average Assets, Liabilities, & Stockholders' Equity,           Notes to Consolidated Financial Statements  . . . . . .  22
      Rate Spread, & Effective Interest Rate                        Independent Auditors' Report  . . . . . . . . . . . . .  31
      Differential  . . . . . . . . . . . . . . . . . .   8         Report of Management  . . . . . . . . . . . . . . . . .  32
     Analysis of Changes in Net-interest Income   . . .   9
   Interest Income  . . . . . . . . . . . . . . . . . .   9         Form 10-K . . . . . . . . . . . . . . . . . . . . . . .  33
     Investment Securities  . . . . . . . . . . . . . .   9
     Loan Portfolio   . . . . . . . . . . . . . . . . .  10         Suffolk Bancorp: Directors and Officers . . . . . . . .  39
     Summary of Loan Loss Experience                                Island Computer Corporation: Directors and Officers . .  39
      & Allowance for Possible Loan Losses  . . . . . .  11         The Suffolk County National Bank: Directors and
   Interest Expense   . . . . . . . . . . . . . . . . .  13           Officers  . . . . . . . . . . . . . . . . . . . . . .  40
     Deposits   . . . . . . . . . . . . . . . . . . . .  13
     Short Term Borrowings  . . . . . . . . . . . . . .  13         Directory of Offices and Departments:
   Other Income   . . . . . . . . . . . . . . . . . . .  13          Addresses, Telephones, and
   Other Expense  . . . . . . . . . . . . . . . . . . .  14            Telecopiers  . . . . . . . . . . . . . inside back cover


    This statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

CORPORATE PROFILE

            SUFFOLK BANCORP is engaged in the commercial banking business through its wholly owned subsidiary, The Suffolk County National Bank. "SCNB" is a full-service commercial bank. Organized in 1890, the Bank is the second largest independent bank headquartered on Long Island. The Bank has built a strong local reputation by providing personal service which has developed a loyal and growing clientele.
            The Bank focuses on developing and maintaining ties to the communities it serves. Its business is primarily retail, and emphasizes loans to individual consumers, and to small and medium-sized commercial enterprises. It has special expertise in indirect retail lending, evaluating and buying loans generated by automobile dealers. The Bank's primary market is Suffolk County, New York, which is increasingly suburban in character. The County has a population of more than 1.3 million people, and incomes well above the national average.
            Suffolk Bancorp also owns Island Computer Corporation of New York, Inc., a bank data processing company located in Bohemia, New York.
            On September 7, 1993, Suffolk Bancorp signed a definitive agreement to acquire a bank holding company on the south fork of Long Island which has eight offices and $160,000,000 in assets. Suffolk Bancorp is now awaiting the approval of shareholders and regulators to complete the transaction.



                                                            FINANCIAL HIGHLIGHTS

(in thousands of dollars, except ratios, share, and per-share information)

- -----------------------------------------------------------------------------------------------------------------------------------
     SUFFOLK BANCORP                                                                December 31,              1993             1992
- -----------------------------------------------------------------------------------------------------------------------------------
     EARNINGS FOR THE YEAR                  Income Before Cumulative Effect of Accounting Change        $    7,689       $    6,673
                                                          Cumulative Effect of Accounting Change               624                -
                                                                                      Net Income             8,313            6,673
                                                                             Net-interest Income            29,472           28,831
                                                       Income-Per-Share Before Accounting Change              2.27             1.97
                                                Cumulative Effect-Per-Share of Accounting Change              0.18                -
                                                                            Net Income-Per-Share              2.45             1.97
                                                                        Cash Dividends-Per-Share              0.68             0.60
- -----------------------------------------------------------------------------------------------------------------------------------
     BALANCES AT YEAR-END                                                                 Assets           642,359          599,418
                                                                                       Net Loans           406,740          369,005
                                                                           Investment Securities           194,391          166,946
                                                                                        Deposits           568,768          538,604
                                                                                          Equity            63,284           57,105
                                                                              Shares Outstanding         3,396,460        3,389,281
                                                                     Book Value Per Common Share         $   18.63        $   16.85
- -----------------------------------------------------------------------------------------------------------------------------------
     RATIOS                                                             Return on Average Equity            13.78%           12.19%
                                                                        Return on Average Assets             1.35%            1.13%
                                                                           Average Capital Ratio             9.79%            9.24%
                                                        Net-interest Margin (Taxable-equivalent)             5.31%            5.43%
                                                            Net Charge-offs to Average Net Loans             0.24%            0.48%

- -----------------------------------------------------------------------------------------------------------------------------------



         SUFFOLK BANCORP ANNUAL MEETING                          TRADING
         Tuesday, April 12, 1994, 1:00 P.M.                      Suffolk Bancorp's common stock is traded over-the-counter,
         Fox Hill Golf & Country Club                            and is listed on the NASDAQ National Market System under
         Oakleigh Avenue                                         the symbol "SUBK." Market makers at December 31, 1993
         Baiting Hollow, New York                                included the firms of: Herzog, Heine, Geduld, Inc.;
                                                                 McConnell, Budd & Downes, Inc.; Ryan Beck & Co.; Sandler
                                                                 O'Neill & Partners, L.P.;and Smith Barney Shearson, Inc.


         REGISTRAR AND TRANSFER AGENT                            S.E.C. FORM 10-K
         American Stock Transfer & Trust Co.                     The Annual Report to the Securities and Exchange
         40 Wall Street, 46th Floor                              Commission, Form 10-K, is included in this document.
         New York, New York 10269-0436                           Documents incorporated by reference can be obtained,
         (212) 936-5100                                          without charge, by writing to the Secretary, Suffolk
                                                                 Bancorp, 6 West Second Street, Riverhead, New York 11901.


    [SUFFOLK BANCORP LETTERHEAD]

    TO OUR SHAREHOLDERS:

1993 was a successful year for Suffolk Bancorp and for its wholly owned subsidiaries, The Suffolk County National Bank and Island Computer Corporation. Net income increased substantially from 1992 to 1993 and important operating ratios improved.

Net income was $8,313,000, 25 percent greater than in 1992. Earnings-per-share were $2.45, up 48 cents from 1992. Assets totaled $642,359,000 at year-end, up 7 percent from 1992. Equity capital totaled $63,284,000, up 11 percent from year-end 1992. Book-value-per-share was $18.63.

We feel satisfied with this performance. The economy in our region has started to improve, and while our net interest margin has narrowed slightly as rates of interest have stabilized at low rates, the demand for loans increased adequately for us to increase net interest income from the previous year. We benefited as well from considerable improvement in the quality of our loans. Consequently, the portion of our income which we devoted to the provision for possible loan losses decreased by 57.3 percent. For the second year in a row, both net income and earnings-per-share have exceeded past records. Regular dividends stand at $0.68 per share, and the price of a share reached $25.00, closing at $23.00 on December 31st, the first a new high, and the second a year-end record.

The explanation for our success is straightforward. We make every effort possible to determine what financial services our customers want and need. Then, we provide them, as pleasantly and conveniently as we can. We further bear in mind that we are always working with other people's money, both that of our depositors, and you, our shareholders, and exercise appropriate discretion in the conduct of each day's business. Prudence and common sense have served us well for the past one-hundred-and-four years and will guide us into the future.

As always, it has been an honor, a pleasure, and a challenge to serve as your chief executive officer during the past year. Your support has been greatly appreciated.


                                    Edward J. Merz
                                    President & Chief Executive Officer

COMMENTARY


On September 7, 1993, Suffolk Bancorp signed a definitive agreement to merge with Hamptons Bancshares, Inc., of Southampton, New York, parent to The Bank of the Hamptons.

As this report goes to press, the shareholders of Hamptons have voted in favor of the merger. We are awaiting the approval of federal banking regulators to proceed with the transaction, which we have every reason to believe that we will obtain.

This acquisition is the largest Suffolk Bancorp has ever undertaken. It is also somewhat outside the ordinary course of Suffolk's business. Nonetheless, it was well and carefully considered, and very much in keeping with our strategic plan for the long term.

Accordingly, we devote our commentary in this year's report to a discussion of this transaction, and why management has chosen to pursue the merger. We also wish to reassert Suffolk Bancorp's commitment to its traditions of strength, independence, and stability.

                                 *  *  *  *  *

WHY HAMPTONS?

There are a number of reasons why we believe that this merger is in the best interest of our shareholders, the shareholders of Hamptons, and the communities served by both institutions. Suffolk Bancorp has always been judicious and sensible in evaluating possible acquisitions. In fact, while we have made many such evaluations over the years, most often the only prudent action has been to exclude the institution from further consideration, and devote our attention to the ongoing business of serving our customers.

The circumstances surrounding Hamptons, however, presented a unique opportunity. Upon thorough analysis, it became clear that a combination with Hamptons offered Suffolk Bancorp a number of strategic advantages.

We quote from our strategic plan:

         "... the Company will address itself to several distinct niches in the market:

         "Full-service commercial banking to well-defined communities with independent identities. Personal, attentive service which is reliable and convenient will attract the customers who live in such communities more than the service of a bureaucratic institution. Branch office location, convenience, and direct lending are the most important considerations, along with the training of staff in service, courtesy, and sincerity."

Located on Long Island's south fork, Hamptons fit this long-held strategy in a number of ways.





                              Hamptons Beach Scene




                                HOMETOWN SERVICE

For a banking company of small and moderate size, well-focused communities are essential. We are the first to acknowledge that a bank of our size cannot be all things to all customers. What we can offer our customers is accessible and pleasant service, without the layers of bureaucracy which control many larger institutions, and frustrate borrowers and depositors alike. The people who live in towns where residents are likely to know one another are the same people who expect personal service from their bank. It is in these towns in which Suffolk has prospered. All but one of Hampton's offices are located in "hometown" hamlets and villages. Therefore, this acquisition permits us to extend the expertise we have already developed to five new communities.

                             Traditions In Banking
                 the ledger, a proof machine, and old currency

                                  MARKET SHARE

In order for a "super-community" bank such as Suffolk to succeed, it must be able to serve a substantial portion of its market. Unlike a large regional bank which builds its share of the market by advertising broadly, and capturing a relatively small fraction of comparatively large market, banks such as Suffolk must focus their efforts on the local media, and more importantly, word-of-mouth. For this approach to work, we must be able to acquire a substantial portion of each local market.

According to the most recent data available, Suffolk has 29.5 percent of local deposits and Hamptons has 18.5 percent, excluding the Medford and the Bohemia offices respectively, both of which are located in a more suburban setting. Even including these western offices, the combined market share would be 21.7 percent, large enough for Suffolk to build on its reputation for "hometown" service.

                              GEOGRAPHIC PROXIMITY

As can be noted on the map on this page, each of the eight offices of Hamptons are located in communities new to Suffolk. There is no overlap, but the westernmost office of Hamptons on the south fork is in the town adjacent to the easternmost office of Suffolk. This offers an ideal fit, for our customers' convenience, for advertising, and for operations.

                                DIVERSIFICATION

Hamptons business is in many ways similar to Suffolk's, but Hampton's loan portfolio is more diversified than Suffolk's. While business is more seasonal on the south fork, it is also more commercial, and provides Suffolk with the opportunity to increase the volume of commercial credit outstanding, observing, of course, Suffolk's traditional standards of credit.

                               FIDUCIARY SERVICES

In a majority of communities on the south fork, families whose annual income is greater than $100,000 per year represent an unusually large portion of the population. Suffolk is the only bank on the east end with trust operations headquartered locally. Hamptons offers us a fertile new market for trust services.




                                  COST SAVINGS

One of the greatest opportunities in any merger is to consolidate operations and achieve economies of scale. After the merger, all back office operations including item processing, data processing, and training will be combined. Personnel, marketing, shareholder relations, security, facilities, and many other functions will be administered by current staff at Suffolk. Management believes that the savings will be substantial.

                                   LIQUIDITY

As a result of the merger, Suffolk will be issuing as many as 450,000 shares of stock. Significant increases in the number of shares and the number of shareholders should improve the liquidity of Suffolk's shares, making it more likely that shareholders will be able to buy or sell at prices which reflect the underlying value of the stock.

                                    LEVERAGE

Three-quarters of the purchase price for Hamptons will be paid in stock, but one-quarter of the purchase price will be paid in cash. This will add leverage to current capital which was unusually high at year-end. Though book-value-per-share will be slightly lower, earnings-per-share will be higher than if the entire price had been paid in stock.




DUE DILIGENCE

We want to assure our shareholders that we approached this acquisition with necessary caution and close scrutiny. Like many banks in the northeast, Hamptons encountered significant difficulty during the recent recession in collecting loans on their original terms. Before signing an agreement, we sent a team of our best lenders to Hamptons to examine the loan portfolio. We also reviewed its operations, premises, and staffing, and developed detailed projections of income before making an offer.

In our opinion, this "due diligence" has enabled us to make a proper assessment of the prospects for this merger.


LOOKING FORWARD

The Suffolk County National Bank of Riverhead has operated under the same name and charter since its founding in January of 1890, and will continue to do so as long as good fortune will allow. After the merger, The Bank of the Hamptons will be merged into The Suffolk County National Bank. "SCNB" will then operate as one, with 21 offices in 18 communities on Long Island's east end.

                       SUMMARY OF SELECTED FINANCIAL DATA

FIVE YEAR SUMMARY: (dollars in thousands except per share amounts)

- ------------------------------------------------------------------------------------------------------------------------------------
FOR THE YEARS                                                 1993             1992             1991             1990           1989

- ------------------------------------------------------------------------------------------------------------------------------------
  Interest Income                                     $     43,997     $     46,984     $     50,787     $     52,528   $     49,078
  Interest Expense                                          14,525           18,153           25,619           29,187         29,329

- ------------------------------------------------------------------------------------------------------------------------------------
    Net-interest Income                                     29,472           28,831           25,168           23,341         19,749
  Provision for Possible Loan Losses                         1,098            2,572            2,610            1,548            960
  Other Income                                               4,730            4,060            3,169            2,526          2,675
  Other Expenses                                            21,345           19,788           18,090           15,809         14,405

- ------------------------------------------------------------------------------------------------------------------------------------
    Net Operating Expense                                   16,615           15,728           14,921           13,283         11,730

  Income Before Income Taxes and Cumulative Effect
    of Change in Accounting Principle                       11,759           10,531            7,637            8,510          7,059
  Provision for Income Taxes                                 4,070            3,858            2,576            3,138          1,826

- ------------------------------------------------------------------------------------------------------------------------------------
    Income Before Cumulative Effect of Change in
      Accounting Principle                                   7,689                -                -                -              -
    Cumulative Effect of Change in Accounting
      Principle                                                624                -                -                -              -

- ------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                           $   8,313     $      6,673     $      5,061     $      5,372   $      5,233

====================================================================================================================================
BALANCE AT DECEMBER 31,
  Federal Funds Sold                                     $       -     $     27,600     $     40,400     $     30,300   $          -

  Investment Securities                                    194,391          166,946          136,113          125,426        114,109
  Net Loans                                                406,740          369,005          360,074          351,783        344,430
  Total Assets                                             642,359          599,418          574,042          542,792        520,210
  Total Deposits                                           568,768          538,604          517,551          487,399        465,223
  Other Borrowings                                           6,500                -                -                -              -
  Federal Funds Purchased & Securities Sold
    Under Agreements to Repurchase                               -                -                -            1,865          3,030
  Stockholders' Equity                                      63,284           57,105           52,268           48,765         44,906

- ------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
  Return on Average Equity                                  13.78%           12.19%           10.02%           11.42%         12.09%
  Return on Average Assets                                   1.35%            1.13%            0.93%            1.02%          1.04%
  Average Equity to Average Assets                           9.79%            9.24%            9.27%            8.92%          8.60%
  Net Charge-offs to Average Loans                           0.24%            0.48%            0.46%            0.27%          0.13%
At Year End:
  Allowance to Non-accrual Loans and 90+                    92.73%           71.62%           52.50%           72.42%        114.98%
  Allowance to Average Loans                                 1.29%            1.32%            1.11%            0.82%          0.67%
  Dividend Payout Ratio                                     27.32%           29.40%           37.16%           33.96%         32.79%

- ------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
  Income Before Cumulative Effect of Change in
    Accounting Principle                              $       2.27     $       1.97     $       1.51     $       1.62   $       1.58
  Cumulative Effect of Change in Accounting
    Principle                                                 0.18                -                -                -              -
  Net Income                                                  2.45             1.97             1.51             1.62           1.58
  Cash Dividends                                              0.68             0.60             0.56             0.55           0.52
  Book Value at Year-end                                     18.63            16.85            15.51            14.64          13.61
  Highest Market Value                                       25.00            20.00            11.00            13.25          15.25
  Lowest Market Value                                        19.00             9.00             7.75             7.50          12.75

- ------------------------------------------------------------------------------------------------------------------------------------
  Number of Full-time-equivalent Employees at year
    end                                                        305              307              297              287            269
  Number of Branch Offices at year end                          13               13               13               12             10
====================================================================================================================================

Per share data is based on average shares outstanding of 3,391,149 in 1993, 3,387,198 in 1992, 3,358,228 in 1991, 3,316,179 in 1990, and 3,299,602 in 1989.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         The Company's common stock is traded in the over-the-counter market, and is quoted on the NASDAQ National Market System under the symbol "SUBK." The following tables detail the quarterly high and low prices of the Company's common stock. Prices for 1993 and 1992 are as reported by NASDAQ.


- ------------------------------------------------------------------------------------------------------------------------------
         1993                   High           Low     Dividends        1992                   High           Low    Dividends

- ------------------------------------------------------------------------------------------------------------------------------
         First Quarter       $ 21.00       $ 19.00       $  0.17        First Quarter       $ 12.00       $  9.00      $  0.14
         Second Quarter        22.00         19.50          0.17        Second Quarter        15.50         11.25         0.15
         Third Quarter         22.50         20.25          0.17        Third Quarter         16.00         14.25         0.15
         Fourth Quarter        25.00         21.88          0.17        Fourth Quarter        20.00         15.00         0.16
==============================================================================================================================


  The Company declares regular quarterly cash dividends, payable on the first business day of each fiscal quarter.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


         The discussion which follows provides an analysis of the Company's results of operations for each of the past three years and its financial condition as of December 31, 1993 and 1992, respectively. Selected tabular data are presented for each of the past five years.


                             THE COMPANY'S BUSINESS

         Nearly all of the Company's business is providing banking services to its commercial and retail customers in Suffolk County, on Long Island, New York. The Company is a one-bank holding company which banking subsidiary, The Suffolk County National Bank (the "Bank"), operates 13 full-service offices in the eastern half of Suffolk County. It offers a full line of domestic, retail, and commercial banking services, including trust services. The Bank's primary lending area includes all of Suffolk County, New York.

         The Bank serves as an indirect lender to the customers of many automobile and marine dealers in its service area. The Bank also lends to small manufacturers, wholesalers, builders, farmers and retailers, including financing for dealer inventory. The Bank also makes loans secured by real estate, including residential mortgages, of which most are sold to mortgage investors after they are made, real estate construction loans, and loans which are secured by commercial real estate and which float with the prime rate, or which have relatively short terms and are retained in the Bank's portfolio. The Bank offers both fixed and floating rate second mortgage loans with a variety of repayment plans.

         Other investments are made in short-term United States Treasury debt, high quality obligations of municipalities in New York State, issues of agencies of the United States Government, and high-quality corporate bonds.

         The Bank finances most of its activities with deposits which include demand, savings, N.O.W., and money market accounts, as well as term certificates. To a much lesser degree, it relies on other short-term sources of funds, including sale-repurchase agreements, and when needed, interbank overnight loans.

         The Company is also the sole owner of Island Computer Corporation of New York, Inc. ("Island Computer"), a financial data- processing service company located in Bohemia, New York. Approximately 84 percent of the ongoing business of Island Computer is providing services to The Suffolk County National Bank.

                          GENERAL ECONOMIC CONDITIONS

         The economy on Long Island recovered slowly during 1993. Lingering effects of the recession of 1989 to 1993 continued to limit growth in employment and retail activity throughout the region. More significant improvement was noticeable toward the end of the year.


                             RESULTS OF OPERATIONS


                                   NET INCOME

         Net income during 1993 amounted to $8,313,000, compared to $6,673,000 and $5,061,000 in 1992 and 1991, respectively. This represents a 24.6 percent increase after a 31.9 percent increase.

                              NET-INTEREST INCOME

         Net-interest income during 1993 was $29,472,000, up from $28,831,000 and $25,168,000 in 1992 and 1991, respectively. These represent increases of
2.2 percent and 14.6 percent, respectively. Net-interest income is the most important part of the net income of the Company.

         The effective-interest-rate-differential, on a taxable-equivalent basis, was 5.31 percent during 1993, down from 5.43 percent in 1992, which was up from 5.28 percent in 1991. This was the result of interest rates which stabilized during 1993 after several years of substantial declines. Also contributing was intensified competition which has depressed rates of interest on indirect retail auto paper, one of the Company's most important lines of business. During 1993, average rates on average interest-earning assets decreased from 8.69 percent to 7.83 percent. Average rates on average interest-bearing liabilities decreased from 3.96 percent to 3.15 percent. Funds obtained from principal repayments on loans were reinvested at lower yields, reflecting current market rates of interest. These resulted in a 0.12 percent decrease in the interest rate differential from 1992 to 1993, compared to a
0.15 percent increase from 1991 to 1992.

             AVERAGE ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY,

 RATE SPREAD, AND EFFECTIVE INTEREST RATE DIFFERENTIAL (ON A TAXABLE-EQUIVALENT
                                    BASIS)


         The following table illustrates the average composition of the Company's balance sheet. It presents an analysis of net-interest income on a taxable-equivalent basis, listing each major category of interest-earning assets and interest-bearing liabilities, as well as other assets and liabilities: (dollars in thousands)

- --------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                    1993                      1992                         1991
- --------------------------------------------------------------------------------------------------------------------------------
                                                Average           Average  Average            Average    Average        Average
                                                Balance  Interest    Rate  Balance Interest      Rate    Balance Interest  Rate
- --------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
- --------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                       $122,175  $  5,354  4.38%  $103,982  $  5,445    5.24%   $  64,649 $ 4,977   7.70%
Obligations of States &
   Political Subdivisions                        41,663     3,095  7.43%    41,556     3,741    9.00%      47,278   4,833  10.22%
U.S. Govt. Agency Obligations                     1,912        99  5.18%     3,931       324    8.24%       6,533     599   9.17%
Corporate Bonds & Other Securities                  934        70  7.49%       927        71    7.66%       2,511     217   8.64%
Federal Funds Sold & Securities Purchased
   Under Agreements to Resell                    27,870       852  3.06%    47,990     1,636    3.41%      41,190   2,338   5.68%
Loans, including Non-accrual Loans              381,884    35,691  9.35%   358,093    37,154   10.38%     347,286  39,575  11.40%

- --------------------------------------------------------------------------------------------------------------------------------
Total Interest-earning Assets                  $576,438   $45,161  7.83%  $556,479   $48,371    8.69%    $509,447 $52,539  10.31%
================================================================================================================================

Cash & Due from Banks                         $  25,319                  $  24,078                      $  27,911

Other Non-interest-earning Assets                14,494                     12,061                          6,293
- --------------------------------------------------------------------------------------------------------------------------------
Total Assets                                   $616,251                   $592,618                       $543,651

- --------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
- --------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s &
   Money Market Deposits                       $303,364  $  7,815  2.58%  $280,641  $  8,935    3.18%    $210,464 $10,860   5.16%
Time Deposits                                   158,071     6,705  4.24%   177,562     9,218    5.19%     211,191  14,696   6.96%
- --------------------------------------------------------------------------------------------------------------------------------
Total Savings & Time Deposits                  $461,435   $14,520  3.15%  $458,203   $18,153    3.96%    $421,655 $25,556   6.06%
Federal Funds Purchased & Securities
   Sold Under Agreements to Repurchase              125         4  3.20%       -          -        -        1,005      64   6.37%
Other Borrowings                                     18         1  5.56%       -          -        -           -       -       -
- --------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities             $461,578   $14,525  3.15%  $458,203   $18,153    3.96%    $422,660 $25,620   6.06%
================================================================================================================================

Rate Spread                                                        4.68%                        4.73%                       4.25%
Non-interest-bearing Deposits                 $  90,564                   $ 76,310                      $  66,669
Other Non-interest-bearing Liabilities            3,767                      3,374                          3,833
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                              $555,909                   $537,887                       $493,162
Stockholders' Equity                             60,342                     54,731                         50,489
- --------------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Stockholders' Equity       $616,251                   $592,618                       $543,651

Net-interest Income (Tax  Equivalent Basis)
   & Effective Interest Rate Differential                 $30,636  5.31%             $30,218    5.43%             $26,919   5.28%
Less: Taxable-equivalent Basis Adjustment                  (1,164)                    (1,387)                      (1,751)
- --------------------------------------------------------------------------------------------------------------------------------
Net-interest Income                                       $29,472                    $28,831                      $25,168
================================================================================================================================

Interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned had the Bank's investment in non-taxable loans and state and municipal obligations been made in loans and investment securities subject to New York State and Federal income taxes yielding the same after-tax income. The rate used for this adjustment was approximately 34.0% for federal income taxes and 11.9% for New York State income taxes for all periods.

For each of the years 1993, 1992 and 1991, $1.00 of non-taxable income from obligations of states and political subdivisions equates to fully taxable income of $1.52. In addition, in 1993, 1992 and 1991, $1.00 of non-taxable income on U.S. Treasury securities equates to $1.02 of fully taxable income.

Amortization of loan fees are included in interest income.

                   ANALYSIS OF CHANGES IN NET-INTEREST INCOME


         The following table represents a summary analysis of changes in interest income, interest expense and the resulting net-interest income on a taxable-equivalent basis for the periods presented, each as compared with the preceding period. Because of the numerous simultaneous changes in volume and rate during the period analyzed, it is not possible to precisely allocate the changes between volumes and rates. For purposes of this table, changes which are not due solely to volume or to rate have been allocated to these categories based on the respective percentage changes in average volume and average rate as they compare to each other: (in thousands)



- -----------------------------------------------------------------------------------------------------------------------------------
                                                               1993 OVER 1992                             1992 OVER 1991
- -----------------------------------------------------------------------------------------------------------------------------------
                                                               Changes due to                             Changes due to
                                                        Volume      Rate       Net Change           Volume     Rate      Net Change
- -----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
- -----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                            $     872   $   (963)  $      (91)           $   2,393   $  (1,925)  $    468
Obligations of States & Political Subdivisions             10       (656)        (646)                (550)       (542)    (1,092)
U.S. Govt. Agency Obligations                            (131)       (94)        (225)                (219)        (56)      (275)
Corporate Bonds & Other Securities                          1         (2)          (1)                (124)        (22)      (146)
Federal Funds Sold & Securities Purchased
  Under Agreements to Resell                             (629)      (155)        (784)                 341      (1,043)      (702)
Loans, including Non-accrual Loans                      2,370     (3,833)      (1,463)               1,203      (3,624)    (2,421)
- ---------------------------------------------------------------------------------------------------------------------------------
Total Interest-earning Assets                         $ 2,493   $ (5,703)    $ (3,210)            $  3,044    $ (7,212)  $ (4,168)
- ---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
- ---------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s & Money Market Deposits            $    682   $ (1,802)    $ (1,120)            $  2,976    $ (4,901)  $ (1,925)
Time Deposits                                            (942)    (1,571)      (2,513)              (2,111)     (3,367)    (5,478)
Federal Funds Purchased & Securities Sold
   Under Agreements to Repurchase                           4          -            4                  (32)        (32)       (64)
Other Borrowings                                            1          -            1                    -           -          -
- ---------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing Liabilities                   $   (255)  $ (3,373)    $ (3,628)            $    833    $ (8,300)  $ (7,467)

Net Change in Net-interest Income
   (taxable-equivalent basis)                        $  2,748   $ (2,330)    $    418             $  2,211    $  1,088   $  3,299
=================================================================================================================================




                                INTEREST INCOME



         Interest income fell during 1993 to $43,997,000, down 6.4 percent from $46,984,000 during 1992, which was itself down 7.5 percent from $50,787,000 during 1991. The decline was the result of lower rates of interest.



                             INVESTMENT SECURITIES

         Average investment in U.S. Treasury securities increased to $122,175,000 in 1993 from $103,982,000 in 1992, an increase of 17.5 percent.
Despite significant decreases in the rate offered on these obligations, stagnant loan demand made them an attractive alternative investment in 1993. These securities are the primary source of the Company's liquidity. Holdings of municipal securities have decreased because yields, even on a taxable-equivalent basis, have become less attractive during 1993 as changes in the income tax code for individuals made it possible for them to underbid corporate investors. U.S. Treasury and municipal securities provide collateral for various liabilities to municipal depositors.

         The following table summarizes the amounts and the distribution of the Company's Investment Securities held as of the dates indicated: (in thousands)

- ----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                             1993                 1992                  1991
- ----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Obligations                                      $ 149,999            $ 111,921            $   88,980
Obligations of States & Political Subdivisions                    42,025               51,351                41,108
U.S. Govt. Agency Obligations                                      1,176                2,743                 5,101
Corporate Bonds & Other Securities                                 1,191                  931                   924
- ----------------------------------------------------------------------------------------------------------------------------
Total Investment Securities                                    $ 194,391            $ 166,946             $ 136,113
============================================================================================================================
Market Value of Investment Securities                          $ 195,532            $ 168,832             $ 138,977
Unrealized Gains                                                   1,298                2,072                 2,864
Unrealized Losses                                                    157                  186                     -
============================================================================================================================


   The book value, maturities and approximate weighted average yields, on a taxable-equivalent basis, at December 31, 1993 are as follows: (dollars in thousands)

- ------------------------------------------------------------------------------------------------------------------------------------
                                      U.S.            Obligations of             U.S.                            Corporate
                                    Treasury        States & Political       Govt. Agency                     Bonds and Other
Maturity                           Obligations Yield   Subdivisions   Yield   Obligations   Yield    Securities    Yield     Total
- ------------------------------------------------------------------------------------------------------------------------------------
Within 1 Year                       $ 92,874    3.67%  $   29,885    5.31%    $       20   4.50%      $   499     9.91%  $  123,278
After 1 But Within 5 Years            57,125    4.40%      12,140    9.73%         1,156   5.30%            -         -      70,421
After 5 But Within 10 Years                -        -           -        -             -       -            -                     -
After 10 Years                             -        -           -        -             -       -            -         -           -
- ------------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities        $ 149,999    3.94%  $   42,025    6.58%    $    1,176   5.04%      $   499     9.91%  $  193,699
====================================================================================================================================



As a member of the Federal Reserve System, the Bank owns Federal Reserve Bank stock with a book value of $439,850. An equity investment, the stock has no maturity. There is no public market for this investment. The last declared dividend was 6%.

At December 31, 1993 the Company owned 18,000 shares of Hamptons Bancshares, Inc. common stock with a book value of $252,000. Market value approximated book value at December 31, 1993.


                                 LOAN PORTFOLIO


    Consumer loans, net of unearned discounts, totaled $236,043,000 at year-end 1993, up 13.9 percent from $207,211,000 at the end of 1992. Consumer loan balances are composed primarily of indirect, dealer-generated automobile loans. The Bank has developed a reputation for good service that has enabled it to maintain its share of the market for this type of lending.

    Commercial loans, totaling $52,103,000 at year-end 1993, were up 15.7 percent from $45,030,000 at year-end 1992. These loans continue to be to small local businesses. Demand for both consumer and commercial loans has been diminished for several years, reflecting the general slowdown in the local economy.

    Commercial and residential real estate mortgages, including home equity loans, however, have increased 2.5 percent from $120,002,000 in 1992 to $122,994,000 in 1993.


    The following table categorizes the Company's total loans at December 31,:
(in thousands)

- --------------------------------------------------------------------------------------------------------------------------------
CATEGORY                                                1993             1992             1991             1990             1989
- --------------------------------------------------------------------------------------------------------------------------------
Commercial, Financial & Agricultural Loans       $    52,103      $    45,030      $    41,435      $    47,590      $    51,564
Commercial Real Estate Mortgages                      65,738           59,250           49,365           44,200           38,618
Real Estate - Construction Loans                       5,327            6,294            4,883            6,554            7,733
Residential Mortgages (1st and 2nd Liens)             33,489           34,558           31,782           26,456           14,543
Home Equity Loans                                     18,440           19,900           21,843           22,358           20,632
Consumer Loans (Net of Unearned Discounts)           236,043          207,211          205,855          206,072          212,701
Other Loans                                              522            1,492            8,782            1,426              902
- --------------------------------------------------------------------------------------------------------------------------------
Total Loans (Net of Unearned Discounts)          $   411,662       $  373,735       $  363,945       $  354,656       $  346,693
================================================================================================================================

      The following table illustrates the sensitivity to changes in interest rates of the Company's total loans, not including overdrafts and loans not accruing interest, together totaling approximately $4,959,000 at December 31,:
(in thousands)

- -------------------------------------------------------------------------------------------------------------------
                                                    Due Within        After 1 But           After
INTEREST RATE PROVISION                              1 Year          Within 5 Years        5 Years          Total
- -------------------------------------------------------------------------------------------------------------------
Predetermined Rates                                $    32,751         $  232,606      $    17,824       $  283,181
Floating or Adjustable Rates                            92,602             12,741           18,179          123,522
- -------------------------------------------------------------------------------------------------------------------
Total                                               $  125,353         $  245,347      $    36,003       $  406,703
===================================================================================================================





         The following table shows the Company's non-accrual, past due, and restructured loans, and other real estate owned at December 31,: (in thousands)

- ------------------------------------------------------------------------------------------------------------------------------------
                                                            1993             1992             1991             1990             1989
- ------------------------------------------------------------------------------------------------------------------------------------
Accruing Loans which are
   contractually past due 90 days or more                $   871           $1,372           $2,441           $2,230           $1,364
Loans not accruing interest                                4,437            5,175            4,054            1,007              605
Restructured Loans                                            51              744              878              730                -
Other Real Estate Owned                                      649              853              125              298              125
- ------------------------------------------------------------------------------------------------------------------------------------
Total                                                     $6,008           $8,144           $7,498           $4,265           $2,094
====================================================================================================================================




         Interest on loans which have been restructured or are no longer accruing interest would have amounted to $322,000 for 1993, and $361,000 for 1992 and $432,000 for 1991 under the contractual terms of those loans. The Company records the payment of interest on such loans as a reduction of principal.

         The percentage of net charge-offs to average net loans during 1993 was
0.24 percent, compared to 0.48 percent during 1992 and 0.46 percent during 1991. The ratio of the allowance for possible loan losses to average net loans was 1.29 percent during 1993, compared to 1.32 percent in 1992 and 1.11 percent in 1991. The Company's net charge-offs remain low compared to industry averages. The Company continues to add to the allowance for possible loan losses, recognizing general economic conditions and loan delinquencies. During 1992, the Company revised its policy of internal credit review to more precisely identify risk and exposure in the loan portfolio.

         Generally, recognition of interest income is discontinued where reasonable doubt exists as to whether interest can be collected. Income from loans not accruing interest is recorded when received.



     SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE LOAN LOSSES



         To determine the required amount of the allowance for possible loan losses, management identifies problem loans and estimates the probability and amount of potential losses based primarily on the financial condition of the borrower and, among other things, the appraised value of the collateral. For loans not specifically identified as problems, management uses data concerning the Company's general experience with loan losses and considers current economic conditions to compute the additional reserve required to offset unidentified problem loans. In addition, management considers the examinations of loans by regulatory authorities, internal reviews and other evaluations. The Company allocates the allowance in proportion to the risk identified in each category of loans.

   Transactions in the Allowance for Possible Loan Losses are made in seven major loan categories. The summary of such transactions for periods indicated follows: (in thousands)

- ------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                      1993           1992           1991         1990        1989
- ------------------------------------------------------------------------------------------------------------------------------------
Allowance for Possible Loan Losses, January 1,            $ 4,730        $ 3,871        $ 2,873      $ 2,264     $ 1,735

LOANS CHARGED-OFF:
Commercial, Financial & Agricultural Loans                    440            623            479          171          62
Commercial Real Estate Mortgages                                -            244              -            -           -
Real Estate - Construction Loans                                -              -              -            -           -
Residential Mortgages (1st & 2nd Liens)                         -              -             52            -           -
Home Equity Loans                                               -             50              -            -           -
Consumer Loans                                                678          1,022          1,329          896         527
Other                                                          49              -              -            -           -
- ------------------------------------------------------------------------------------------------------------------------------------
Total Charge-offs                                         $ 1,167        $ 1,939        $ 1,860      $ 1,067    $    589

RECOVERIES OF CHARGED-OFF LOANS:
Commercial, Financial & Agricultural Loans                $    14        $    11        $    54       $    4    $      -
Commercial Real Estate Mortgages                                -              -              -            -           -
Real Estate - Construction Loans                                -              -              -            -           -
Residential Mortgages (1st & 2nd Liens)                         -              -              -            -           -
Home Equity Loans                                               -              -              -            -           -
Consumer Loans                                                247            215            194          124         158
Other Loans                                                     -              -              -            -           -
- ------------------------------------------------------------------------------------------------------------------------------------
Total Recoveries                                         $    261       $    226       $    248     $    128    $    158

NET LOANS CHARGED-OFF                                    $    906        $ 1,713        $ 1,612     $    939    $    431
Provisions for Possible Loan Losses                         1,098          2,572          2,610        1,548         960
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                                     $ 4,922        $ 4,730        $ 3,871      $ 2,873     $ 2,264
====================================================================================================================================




The distribution of the Allowance for Possible Loan Losses, by category at end of period, is listed in the following table. The distribution is proportionate to the risk identified in each category: (dollars in thousands)


- -----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                           1993    %*       1992    %*       1991    %*       1990    %*       1989      %*
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial, Financial & Agricultural Loans      $1,581   32.1    $1,557   32.9    $1,552   40.1    $  434   15.1    $  447     19.7
Commercial Real Estate Mortgages                 1,707   34.7     1,383   29.3       992   25.6         -      -         -        -
Real Estate - Construction Loans                     1    0.0         -      -         -      -         -      -         -        -
Residential Mortgages (1st & 2nd Liens)            155    3.1       147    3.1       108    2.8       535   18.6       496     21.9
Home Equity Loans                                  254    5.2       223    4.7       204    5.3         -      -         -        -
Consumer Loans                                   1,191   24.2     1,396   29.5     1,003   25.9     1,865   64.9     1,321     58.4
Other Loans                                         34    0.7        24    0.5        12    0.3        39    1.4         -        -
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                           $4,922  100.0    $4,730  100.0    $3,871  100.0    $2,873  100.0    $2,264    100.0
===================================================================================================================================

    *  Percentage of Total Allowance for Possible Loan Losses.





         Average net loan balances and net loan balances at year-end for the entire portfolio are presented in the following table, along with aggregate ratios of charge-offs to average and year-end loan balances, as well as the ratio of the Allowance for Possible Loan Losses to average loans: (dollars in thousands)

- ----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                             1993               1992              1991               1990              1989
- ----------------------------------------------------------------------------------------------------------------------------------
Loans, Net of Unearned Discounts:
Average Net Loans                               $381,884           $358,093          $347,286           $351,217          $336,052
Net Loans at End of Period                      $411,662           $369,005          $360,074           $351,783          $344,430
- ----------------------------------------------------------------------------------------------------------------------------------
Ratio of Net Charge-offs to Average Net Loans       .24%               .48%              .46%               .27%              .13%
Net Charge-offs to Net Loans at December 31,        .22%               .46%              .45%               .27%              .13%
Allowance for Possible Loan Losses
   to Average Net Loans                            1.29%              1.32%             1.11%               .82%              .67%
==================================================================================================================================

                                INTEREST EXPENSE


         Interest expense for 1993 was $14,525,000, down 20.0 percent from $18,153,000 during 1992, which was down 29.1 percent from $25,619,000 in 1991.
The largest part of the Company's interest expense was incurred by deposits of individuals, commercial enterprises, and various levels of government and its agencies. Short-term borrowings, including Federal Funds Purchased (interbank short-term lending), Securities Sold Under Agreements to Repurchase, and Federal Reserve Bank borrowings were minimal during 1993 and 1992.


                                    DEPOSITS


         Average interest-bearing deposits increased to $461,435,000 in 1993 from $458,203,000 in 1992. The decrease in interest expense, despite the increase in balances, occurred because the average rates paid on interest-bearing deposits declined.

         Balances of traditional savings deposits increased during 1993, averaging $184,185,000, up 32.9 percent from $138,720,000 in 1992. Average balances of time certificates, notably certificates under $100,000, decreased to $144,340,000 in 1993, down from $157,514,000 in 1992, a decrease of 8.4 percent. Average balances of money market deposits of $89,719,000 were 16.3 percent of average total deposits during 1993. Average balances of time certificates of $100,000 or more were $13,731,000, down 31.5 percent from $20,048,000 during 1992.


         The following table shows the classifications of the average deposits of the Company for each of the periods indicated: (dollars in thousands)

- ----------------------------------------------------------------------------------------------------------------------------------
                                                     1993                           1992                           1991
- ----------------------------------------------------------------------------------------------------------------------------------
                                                             Average                        Average                        Average
                                                          Rates Paid                     Rates Paid                     Rates Paid
- ----------------------------------------------------------------------------------------------------------------------------------
Demand Deposits                                $   90,564       -             $   76,310       -             $   66,669       -
Savings Deposits                                  184,185    2.84%               138,720    3.50%                71,911    5.04%
N.O.W. & Money Market Deposits                    119,179    2.16%               141,921    2.87%               138,553    5.22%
Time Certificates of $100,000 or more              13,731    2.49%                20,048    2.88%                35,718    5.62%
Other Time Deposits                               144,340    4.41%               157,514    5.49%               175,473    7.23%
- ----------------------------------------------------------------------------------------------------------------------------------
Total Deposits                                  $ 551,999                      $ 534,513                      $ 488,324
==================================================================================================================================


         At December 31, 1993, the remaining maturities of the Company's time certificates of $100,000 or more were as follows: (in thousands)

- -----------------------------------------------------------------------------------------------------------------------
                                  3 months or less                                                 $   5,167
                                  Over 3 through 6 months                                              1,950
                                  Over 6 through 12 months                                             1,712
                                  Over 12 months                                                       4,040
- -----------------------------------------------------------------------------------------------------------------------
                                  Total                                                            $  12,869
=======================================================================================================================



                             SHORT TERM BORROWINGS

         The Company uses several types of short-term funding. These include lines of credit for federal funds with correspondent banks, retail sale-repurchase agreements and the Federal Reserve Bank discount window. Average balances of federal funds purchased during 1993 were $125,000. Average balances of Federal Reserve Bank borrowings during 1993 were $18,000. No retail repurchase agreements were issued during 1993.


                                  OTHER INCOME


         Other income increased to $4,730,000 during 1993, up 16.5 percent from $4,060,000 in 1992, which was up 28.1 percent from $3,170,000 in 1991. Service charges on deposit accounts were up 4.0 percent from 1992 to 1993, and 35.1 percent from 1991 to 1992. Other service charges were up 21.7 percent and 17.5 percent for the same periods.

                                 OTHER EXPENSE


         Other expense during 1993 was $21,345,000, up 7.9 percent from $19,788,000 in 1992, which was up 9.4 percent from $18,090,000 during 1991.
Growth of the Company and the related growth in the volume of business has increased costs in the areas of: recruitment and retention of qualified staff; increased use of data processing to provide better operating and management information; and the improvement and expansion of facilities. FDIC assessments increased from $1,030,000 in 1991, to $1,135,000 in 1992, to $1,203,000 in
1993.



                           INTEREST RATE SENSITIVITY


         Interest-rate sensitivity is determined by the date when the Bank's portfolio of assets and liabilities can be repriced. Changes occur when the interest-earning assets and interest-bearing liabilities cannot be repriced at the same time. While this analysis presents the quantity of assets and liabilities repricing by time period, it does not consider the sensitivity of various assets and liabilities to changes in market interest rates.

         Management reviews its asset/liability strategy regularly. Given the differing sensitivity to market interest rates of its assets and liabilities, management may selectively mismatch the repricing of assets and liabilities to take advantage of temporary or projected differences in interest rates. The following table reflects the sensitivity of the Company's consolidated statement of condition at December 31, 1993: (dollars in thousands)



- ----------------------------------------------------------------------------------------------------------------------------------
                                                          0 - 90      91 - 180       181-360     Over One    Not Rate
MATURITY                                                    Days          Days          Days         Year    Sensitive       Total
- ----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
- ----------------------------------------------------------------------------------------------------------------------------------
Domestic Loans (1) (Net of unearned discount)        $   112,329    $   53,794    $   89,214   $  145,936    $   5,467  $  406,740
Investment Securities (2)                                 40,316        48,230        35,889       69,264          692     194,391
- ----------------------------------------------------------------------------------------------------------------------------------
Total Interest-earning Assets                        $   152,645    $  102,024    $  125,103   $  215,200    $   6,159  $  601,131
==================================================================================================================================

- ----------------------------------------------------------------------------------------------------------------------------------
DEMAND DEPOSITS AND INTEREST-BEARING LIABILITIES
- ----------------------------------------------------------------------------------------------------------------------------------
Demand Deposits (3)                                  $     9,853    $    9,853    $   19,706   $        -  $    59,119  $   98,531
N.O.W. & Money Market Accounts (4)                        15,928        15,928        31,856       46,684       16,837     127,233
Interest Bearing Deposits (5)                             51,479        44,775        79,444      167,306            -     343,004
Federal Reserve Bank Borrowing (6)                         6,500             -             -            -            -       6,500
- ----------------------------------------------------------------------------------------------------------------------------------
Total Demand Deposits and Interest-bearing
Liabilities                                          $    83,760    $   70,556    $  131,006   $  213,990  $    75,956  $  575,268
==================================================================================================================================
Gap                                                  $    68,885    $   31,468    $   (5,093)  $    1,210  $   (69,797) $   25,863
Cumulative Difference Between  Interest-earning
     Assets and Interest-bearing Liabilities         $    68,885    $  100,353    $   94,450   $   95,660  $    25,863  $        -
Cumulative Difference as a Percentage of Total Assets     10.72%        15.62%        14.70%       14.89%        4.03%
==================================================================================================================================



(1) Based upon contractual maturity, repricing date if applicable, and projected prepayments, based upon experience. Loans not accruing interest, loans in the process of renewal and potential charge-offs are classified as not sensitive to rates.
(2) Based upon contractual maturity, projected prepayments, based upon experience. FRB and Hamptons Bancshares, Inc. stock are not sensitive to rates.
(3) Based upon experience with stable core deposits.
(4) N.O.W. and Money Market balances are assumed to decline over a period of two years.
(5) Fixed rate deposits and deposits with fixed pricing intervals are included in the period of contractual maturity. Savings balances are assumed to decline over a period of five years.
(6) Based on contractual maturity.


    As of December 31, 1993, interest-earning assets exceeded interest-bearing liabilities between 181 and 360 days by approximately $94,450. This cumulative gap might result in increased net-interest should the rates increase. Should interest rates decline, a narrowing of the net-interest margin could result.

                     ASSET/LIABILITY MANAGEMENT & LIQUIDITY



         The asset/liability management committee reviews the financial performance of the Company under the asset/liability management policy. The committee, composed of two outside directors, executive management, the comptroller, and the heads of commercial lending, retail lending, and marketing, uses computer simulations of financial performance under changing interest rates to quantify interest-rate risk and project liquidity. The simulations also help in developing alternative strategies to increase the Bank's net-interest margin. The committee always assesses the impact of any change in strategy on the Bank's ability to make loans and repay deposits. While managing financial risk, only strategies and policies which meet regulatory guidelines and are appropriate under the economic and competitive pressures in the Bank's market are considered by the committee. The Bank has not used forward contracts or interest rate swaps to manage interest-rate risk.

         Liquidity is the Company's ability to meet anticipated loan demand and withdrawals of deposits. It is ensured by assets which can be converted quickly into cash. These liquid assets must be of short term to minimize the risk to principal from changing interest rates. The committee anticipates cash flows in detail for the coming three months and suggests actions to ensure liquidity. Thus, the Bank has sufficient cash flow under normal operations and is aware of potential sources of liquidity to meet the demand for loans and withdrawals of deposits.



                        BUSINESS RISKS AND UNCERTAINTIES



         The Bank's principal investments are in loans and in a portfolio of short and medium term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

         Consumer loans, net of unearned discounts, comprised 57.3 percent of the Bank's loan portfolio, more than 83.5 percent of which are indirect dealer-generated loans secured by automobiles. Nearly all of these loans are made to residents of the Bank's primary lending area, which is Suffolk County, New York. Each loan is small in amount, and borrowers represent a cross-section of the population employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, and is not dependent on any one entity or industry.

         Loans secured by real estate represented 29.9 percent of the portfolio, most of which are for commercial properties. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Bank has attempted to minimize the risks of these loans by carefully considering, among other things, the creditworthiness of the borrower, whether or not the real estate is located in the Bank's primary lending area, the condition and value of, as well as the business prospects for the security property. The Bank obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principals' business enterprises.

         Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 12.7 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect.

         U.S. Treasury securities represented 77.2 percent of the investment portfolio and present the Company with little or no financial risk.

         Municipal obligations constitute 21.6 percent of the investment portfolio. These obligations present slightly greater risk than U.S. Treasury securities, but significantly less risk than loans because they are backed by the full faith and taxing power of the municipal entity, each of which is located in the state of New York. The Company's policy is to hold these securities to maturity, which eliminates the risk to principal caused by variations in interest rates.

         Aggregate balances of other types of loans and investments are not material in amount, and present little overall risk to the Company.

         Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management believes that continuation of its efforts to manage its net-interest spread and the maturity of its assets and liabilities will position the Company to benefit from current interest rates.

                               CAPITAL RESOURCES



         Primary capital consisting of stockholders' equity and the allowance for possible loan losses amounted to $68,206,000 at year end 1993, compared to $61,835,000 at year end 1992 and $56,139,000 at year end 1991. The increase in 1993 was due to retained earnings, and, to a lesser extent, reinvested dividends and stock issued through the stock option plan.



         The following table presents the Company's primary capital and related ratios for each of the last five years: (dollars in thousands)

- ------------------------------------------------------------------------------------------------------------------------------------
                                                       1993             1992             1991             1990             1989
- ------------------------------------------------------------------------------------------------------------------------------------
Primary capital at year end                         $68,206          $61,835          $56,139          $51,638          $47,169
Primary capital at year end as a
  percentage of year end:
   Total assets plus allowance for possible
      loan losses                                    10.54%           10.24%            9.69%            9.46%            9.03%
   Loans, Net of unearned discounts                  16.57%           16.55%           15.43%           14.56%           13.61%
   Total deposits                                    11.99%           11.48%           10.82%           10.59%           10.14%
====================================================================================================================================



         The Company measures how effectively it utilizes capital by two widely used performance ratios, return on average assets and return on average common stockholders' equity. The returns in 1993 on average assets of 1.35 percent and average common equity of 13.78 percent increased moderately over 1992. In 1992, returns were 1.13 percent and 12.19 percent, respectively.

         All dividends must conform to applicable statutory requirements. The Company's ability to pay dividends depends on the Bank's ability to pay dividends. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency to pay dividends on either common or preferred stock that would exceed its net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. The amount currently available is $16,177,000.





                     RISK-BASED CAPITAL/LEVERAGE GUIDELINES





         The Federal Reserve Bank's guidelines to implement risk-based capital requirements for bank holding companies were phased-in during a transition period ending in 1992 when the guidelines became fully effective.

         The guidelines require minimum ratios of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit). The guidelines define capital as being "core," or "Tier 1," capital, which includes common stockholders' equity, a limited amount of perpetual preferred stock, minority interest in unconsolidated subsidiaries, less goodwill; or "supplementary" or "Tier 2" capital which consists of subordinated debt, redeemable preferred stock, and a limited amount of the allowance for possible loan losses. By year-end 1993, all bank holding companies should meet a minimum ratio of total qualifying capital to risk weighted assets of 8.00 percent, of which at least 4.00 percent should be in the form of Tier 1 capital. At December 31, 1993, the Company's ratios of core capital and total qualifying capital (core capital plus Tier 2 capital) to risk-weighted assets were 14.07 percent and 15.17 percent, respectively. These ratios substantially exceed the minimums in effect for bank holding companies in 1993.

                  DISCUSSION OF CURRENT ACCOUNTING PRINCIPLES




         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 generally would require all creditors to account for impaired loans, except those that are accounted for at fair market value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. SFAS is effective for fiscal years beginning after December 15, 1994, and earlier application is encouraged. The Company will not implement SFAS 114 earlier than the effective date and has not yet determined the impact of implementation.

         In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 generally requires that debt and equity securities that have readily determinable fair values be carried at fair value unless they are classified as held to maturity. Securities can be classified as held to maturity and carried at amortized cost only if the reporting entity has a positive intent and ability to hold those securities to maturity. If not classified as held to maturity, such securities must be classified as trading securities or securities available for sale. Unrealized gains or losses for securities available for sale are to be excluded from earnings and reported as a net amount as a separate component of stockholders equity. Unrealized holding gains and losses for trading securities are to be included in earnings. The statement's effective date is for fiscal years beginning after December 15, 1993. Management does not believe that this statement will have a material effect on the The Company's financial condition or results of operations.




                    ACQUISITION OF HAMPTONS BANCSHARES, INC.




         On September 7, 1993 Suffolk Bancorp ("Suffolk") and Hamptons Bancshares, Inc. ("Hamptons") of Southampton, New York reached an agreement to merge. Shareholders of Hamptons will receive stock in Suffolk and cash.

         Seventy-five percent of the aggregate consideration will be payable in common stock. Holders of Hamptons' stock who receive stock will receive 0.6744 shares of Suffolk common stock for each share of Hamptons stock, the equivalent of $14.50 per share based on the mean of the high bid and low asked market price for Suffolk shares on August 30, 1993, or $21.50 per share. Suffolk will pay 25 percent of the total purchase price in cash at a fixed price of $14.50 per share of Hamptons common stock. Additional consideration will be paid to the extent that sales of foreclosed real estate, then held by Hamptons and sold before the consummation of this merger, exceed Suffolk's estimate of its value. There is no assurance that this will occur. The merger is expected to be a tax-free reorganization to the extent that consideration is paid in stock.

         The completion of this merger is subject to the approval of the shareholders of Hamptons as well as various regulatory agencies. It will be accounted for as a purchase.

         Hamptons is a one-bank holding company which conducts business through its wholly owned subsidiary, The Bank of the Hamptons, N.A., a commercial bank headquartered in East Hampton, New York. Established in 1964 as the First National Bank of East Hampton, The Bank of the Hamptons maintains 8 offices in the communities of Bohemia, East Hampton, Montauk, Sag Harbor, Southampton, and Water Mill, New York. Hamptons also owns The Appraisal Center, Inc, a real estate appraisal company located in Bohemia, New York.

         At December 31, 1993 the Company owned 18,000 shares of Hamptons common stock with a book value of $252,000.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                     DECEMBER 31,
ASSETS                                                                                          1993            1992
Cash & Due From Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   27,556,696  $   23,296,464

Federal Funds Sold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  -       27,600,000
                                                                                            -----------     -----------
    Cash & Cash Equivalents . . . . . . . . . . . . . . . . . . . . . . . . . . . .          27,556,696      50,896,464

Investment Securities (Market Value $195,287,000 in 1993
    & $168,832,000 in 1992)
United States Treasury Securities . . . . . . . . . . . . . . . . . . . . . . . . .         149,999,285     111,920,356
    Obligations of States & Political Subdivisions  . . . . . . . . . . . . . . . .          42,025,332      51,350,996
    U.S. Government Agency Obligations  . . . . . . . . . . . . . . . . . . . . . .           1,175,893       2,743,328
    Corporate Bonds & Other Securities  . . . . . . . . . . . . . . . . . . . . . .           1,190,644         931,282
                                                                                            -----------     -----------
      Total Investment Securities . . . . . . . . . . . . . . . . . . . . . . . . .         194,391,154     166,945,962

Total Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         442,224,211     404,872,000
Less: Unearned Discounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          30,561,954      31,137,297
      Allowance for Possible Loan Losses  . . . . . . . . . . . . . . . . . . . . .           4,922,126       4,730,074
                                                                                            -----------     -----------
  Net Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         406,740,131     369,004,629

Premises & Equipment (Net of Accumulated Depreciation
 & Amortization)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,727,625       4,596,490
Other Real Estate Owned . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             648,510         853,500
Accrued Interest Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,199,028       2,522,498
Branch Purchase Premium (Net of Accumulated
 Amortization)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             509,837         642,796
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           5,586,063       3,956,052
                                                                                            -----------     -----------
      TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  642,359,044  $  599,418,391
                                                                                            ===========     ===========

LIABILITIES & STOCKHOLDERS' EQUITY

Demand Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   98,531,935  $   87,484,898
Savings, N.O.W.'s & Money Market Deposits . . . . . . . . . . . . . . . . . . . . .         319,556,727     283,876,562
Time Certificates of $100,000 or more . . . . . . . . . . . . . . . . . . . . . . .          12,868,514      17,001,510
Other Time Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         137,811,235     150,241,310
                                                                                            -----------     -----------
    Total Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         568,768,411     538,604,280

Dividend Payable on Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . .             577,398         542,285
Accrued Interest Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             967,808       1,271,427
Other Borrowings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           6,500,000               -
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2,261,145       1,895,185
                                                                                            -----------     -----------
      TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $  579,074,762  $  542,313,177

Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY

Common Stock (par value $5.00; 7,500,000 shares authorized;
   3,396,460 & 3,389,281 shares issued and outstanding at
   December 31, 1993 & 1992, respectively)  . . . . . . . . . . . . . . . . . . . .      $   16,982,300  $   16,946,405

Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11,831,795      11,695,011
Undivided Profits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          34,470,187      28,463,798
                                                                                            -----------     -----------
    TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . . . . .      $   63,284,282  $   57,105,214
                                                                                            -----------     -----------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . .      $  642,359,044  $  599,418,391
                                                                                            ===========     ===========

See accompanying notes to consolidated financial statements

                                              CONSOLIDATED  STATEMENTS OF INCOME
                                                For the Years ended December 31,

INTEREST INCOME                                                                     1993                1992                  1991
Federal Funds Sold & Securities Purchased Under
    Agreements to Resell  . . . . . . . . . . . . . . . . . . . . . . .    $      851,504        $    1,635,665       $    2,338,475
U.S. Treasury Securities  . . . . . . . . . . . . . . . . . . . . . . .         5,249,261             5,338,244            4,878,668
Obligations of States & Political Subdivisions (tax exempt) . . . . . .         2,035,667             2,461,312            3,178,625
U.S. Govt. Agency Obligations . . . . . . . . . . . . . . . . . . . . .            98,884               323,941              598,741
Corporate Bonds & Other Securities  . . . . . . . . . . . . . . . . . .            70,436                71,169              217,267
Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,690,994            37,153,379           39,575,072
                                                                              -----------           -----------          -----------
    Total Interest Income                                                  $   43,996,746        $   46,983,710       $   50,786,848

INTEREST EXPENSE
Savings, N.O.W.'s & Money Market Deposits . . . . . . . . . . . . . . .    $    7,815,716        $    8,934,992       $   10,859,158
Time Certificates of $100,000 or more . . . . . . . . . . . . . . . . .           341,536               576,887            2,007,256
Other Time Deposits . . . . . . . . . . . . . . . . . . . . . . . . . .         6,363,027             8,640,660           12,688,532
Federal Funds Purchased & Securities Sold Under
    Agreements to Repurchase  . . . . . . . . . . . . . . . . . . . . .             3,999                    -                64,282
Interest on Other Borrowings  . . . . . . . . . . . . . . . . . . . . .               542                    -                     -
                                                                              -----------           -----------          -----------
    Total Interest Expense                                                 $   14,524,820        $   18,152,539       $   25,619,228

    Net-interest Income                                                    $   29,471,926        $   28,831,171       $   25,167,620

Provision For Possible Loan Losses  . . . . . . . . . . . . . . . . . .         1,098,000             2,572,000            2,610,000
                                                                              -----------           -----------          -----------
    Net-interest Income After Provision For Possible Loan
      Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $   28,373,926        $   26,259,171       $   22,557,620

OTHER INCOME
Service Charges on Deposit Accounts . . . . . . . . . . . . . . . . . .    $    2,244,682        $    2,157,584       $    1,597,359
Other Service Charges, Commissions & Fees . . . . . . . . . . . . . . .         1,145,272               941,128              800,958
Fiduciary Activities  . . . . . . . . . . . . . . . . . . . . . . . . .           410,549               345,383              315,439
Other Operating Income  . . . . . . . . . . . . . . . . . . . . . . . .           929,976               616,046              455,762
                                                                              -----------           -----------          -----------
    Total Other Income                                                     $    4,730,479        $    4,060,141       $    3,169,518

OTHER EXPENSE
Salaries & Employee Benefits  . . . . . . . . . . . . . . . . . . . . .    $   11,609,771        $   10,707,026       $    9,423,802
Net Occupancy Expense . . . . . . . . . . . . . . . . . . . . . . . . .         1,659,004             1,514,866            1,447,822
Equipment Expense . . . . . . . . . . . . . . . . . . . . . . . . . . .         2,037,297             2,062,587            2,204,261
FDIC Assessments  . . . . . . . . . . . . . . . . . . . . . . . . . . .         1,202,640             1,134,996            1,030,214
Other Operating Expense . . . . . . . . . . . . . . . . . . . . . . . .         4,836,464             4,368,839            3,984,361
                                                                              -----------           -----------          -----------
    Total Other Expense                                                    $   21,345,176        $   19,788,314       $   18,090,460

Income Before Income Taxes and Cumulative Effect of Change
    in Accounting for Income Taxes  . . . . . . . . . . . . . . . . . .    $   11,759,229        $   10,530,998       $    7,636,678
Provision For Income Taxes  . . . . . . . . . . . . . . . . . . . . . .         4,070,000             3,858,000            2,576,000
                                                                              -----------           -----------          -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING FOR INCOME TAXES                                         $    7,689,229        $    6,672,998       $    5,060,678
CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING FOR INCOME TAXES                                                623,614                    -                     -
                                                                              -----------           -----------          -----------
NET INCOME                                                                 $    8,312,843        $    6,672,998       $    5,060,678
                                                                              ===========           ===========          ===========

EARNINGS PER COMMON SHARE:
Before Cumulative Effect Of Change in Accounting Principle                 $         2.27        $         1.97       $         1.51
Cumulative Effect Of Change In Accounting Principle                                  0.18                    -                     -
                                                                              -----------           -----------          -----------
Net Income                                                                 $         2.45        $         1.97       $         1.51
                                                                              ===========           ===========          ===========
Average Common Shares Outstanding                                               3,391,149             3,387,198            3,358,228

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                    Common                                      Undivided
                                                     Stock                Surplus                 Profits                 Total
- --------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                   $  16,655,850         $  11,466,136            $  20,643,128         $  48,765,114


    Net Income                                           -                     -                5,060,678             5,060,678

    Dividend                                             -                     -               (1,880,595)           (1,880,595)

    Issuance of Stock Under Stock Dividend
    Reinvestment Plan (38,361 Shares)              191,805               130,507                        -               322,312
                                               -----------           -----------              -----------           -----------

Balance, December 31, 1991                   $  16,847,655         $  11,596,643            $  23,823,211         $  52,267,509



    Net Income                                           -                     -                6,672,998             6,672,998

    Dividend                                             -                     -               (2,032,411)           (2,032,411)

    Issuance of Stock Under Stock Dividend
    Reinvestment Plan (19,750 Shares)               98,750                98,368                        -               197,118
                                               -----------           -----------              -----------           -----------

Balance, December 31, 1992                   $  16,946,405         $  11,695,011            $  28,463,798         $  57,105,214



    Net Income                                           -                     -                8,312,843             8,312,843

    Dividend                                             -                     -               (2,306,454)           (2,306,454)

    Issuance of Stock Under Stock
    Option Plan (7,179 Shares)                      35,895               136,784                        -               172,679
                                               -----------           -----------              -----------           -----------

Balance, December 31, 1993                   $  16,982,300         $  11,831,795            $  34,470,187         $  63,284,282
                                               ===========           ===========              ===========           ===========


See accompanying notes to consolidated financial statements

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 For the Year ended December 31,

CASH FLOWS FROM OPERATING ACTIVITIES                                       1993                    1992                  1991
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $    8,312,843        $    6,672,998       $    5,060,678

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
      Provision for Possible Loan Losses  . . . . . . . . . . . . . . .       1,098,000             2,572,000            2,610,000
      Depreciation & Amortization . . . . . . . . . . . . . . . . . . .       1,212,234             1,383,297            1,518,138
      Amortization of Branch Purchase Premium . . . . . . . . . . . . .         132,959               132,959              132,960
      Accretion of Discounts  . . . . . . . . . . . . . . . . . . . . .      (1,496,699)           (1,489,162)            (393,688)
      Amortization of Premiums  . . . . . . . . . . . . . . . . . . . .         254,454               235,241              257,510
      (Increase) Decrease in Accrued Interest Receivable  . . . . . . .         323,470               360,397              825,292
      (Increase) in Other Assets  . . . . . . . . . . . . . . . . . . .      (1,630,011)             (960,094)            (982,678)
      (Decrease) in Accrued Interest Payable  . . . . . . . . . . . . .        (303,619)             (932,473)          (1,064,900)
      Increase (Decrease) in Income Taxes Payable . . . . . . . . . . .        (319,554)                2,788              300,604
      Increase in Other Liabilities . . . . . . . . . . . . . . . . . .         685,514               344,533              214,323
      Increase in Dividend Payable on Common Stock  . . . . . . . . . .          35,113                70,551                5,371
                                                                            -----------           -----------          -----------
        NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . . .  $    8,304,704        $    8,393,035       $    8,483,610
                                                                            -----------           -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES
      Principal Payments on Investments . . . . . . . . . . . . . . . .  $    1,575,421        $    2,508,187       $    3,194,749
      Maturities of Investments . . . . . . . . . . . . . . . . . . . .     177,424,983           198,974,514           84,036,370
      Purchases of Investments  . . . . . . . . . . . . . . . . . . . .    (205,203,351)         (231,061,999)         (97,781,970)
      Loan Disbursements & Repayments, Net  . . . . . . . . . . . . . .     (38,868,615)          (12,301,844)         (10,727,577)
      Purchases of Premises & Equipment, Net  . . . . . . . . . . . . .      (1,343,369)             (723,276)            (905,669)
      Disposition of OREO Property  . . . . . . . . . . . . . . . . . .         204,990                     -                    -
                                                                            -----------           -----------          -----------
        NET CASH USED IN INVESTING ACTIVITIES . . . . . . . . . . . . .   $ (66,209,941)       $  (42,604,418)       $ (22,184,097)
                                                                            -----------           -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES
      Net Increase in Deposit Accounts  . . . . . . . . . . . . . . . .   $  30,164,131         $  21,053,712        $  31,191,308
      Net Increase (Decrease) in Other Borrowings . . . . . . . . . . .       6,500,000                    -            (1,865,465)
      Common Stock Sold for Cash  . . . . . . . . . . . . . . . . . . .         172,679               197,118              322,312
      Dividends Paid to Shareholders  . . . . . . . . . . . . . . . . .      (2,271,341)           (1,961,860)          (1,875,224)
                                                                            -----------           -----------          -----------
         NET CASH PROVIDED BY FINANCING ACTIVITIES  . . . . . . . . . .   $  34,565,469         $  19,288,970        $  27,772,931
                                                                            -----------           -----------          -----------
         NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS . . . . . .     (23,339,768)          (14,922,413)          14,072,444

           CASH & CASH EQUIVALENTS BEGINNING OF YEAR  . . . . . . . . .      50,896,464            65,818,877           51,746,433
                                                                            -----------           -----------          -----------

           CASH & CASH EQUIVALENTS END OF YEAR  . . . . . . . . . . . .   $  27,556,696         $  50,896,464        $  65,818,877
                                                                            ===========           ===========          ===========

Supplemental Disclosure of Cash Flow Information
      Cash Received During the Year for Interest  . . . . . . . . . . .   $  44,320,216         $  47,344,107        $  51,642,553
                                                                            ===========           ===========          ===========

      Cash Paid During the Year for:
        Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  14,828,440         $  19,085,012        $  26,714,542
        Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .       4,389,554             3,855,212            2,370,894
                                                                            -----------           -----------          -----------
          Total Cash Paid During Year for Interest & Income Taxes . . .   $  19,217,994         $  22,940,224        $  29,085,436
                                                                            ===========           ===========          ===========

Non Cash Investing - (loans re-classified as "other real estate owned",
      including foreclosures and in-substance foreclosures) . . . . . .   $           -         $     728,500        $    (173,425)
                                                                            ===========           ===========          ===========




See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Suffolk Bancorp and its subsidiaries conform with generally accepted accounting principles and general practices within the banking industry. The following footnotes describe the most significant of these policies.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statement of condition. The same is true of revenues and expenses reported for the period. Actual results could differ significantly from those estimates.

(A) CONSOLIDATION-The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Suffolk County National Bank (The "Bank") and Island Computer Corporation of New York, Inc. All intercompany transactions have been eliminated in consolidation.

(B) INVESTMENT SECURITIES-Securities are held to maturity for investment purposes and are stated at cost, adjusted for the amortization of premiums and the accretion of discounts on a level-yield method. Gains and losses on the sale of investment securities are determined by computing the difference between the book, or carrying value of the security, and the proceeds from its sale. The Company has the intent and ability to hold these securities to maturity.

(C) LOANS AND LOAN INTEREST INCOME RECOGNITION-Loans are stated at the principal amount outstanding. Interest on loans not made on a discounted basis is credited to income, based upon the principal amount outstanding during the period. Unearned discounts on installment loans are credited to income using methods which approximate a level-yield. Recognition of interest income is discontinued when reasonable doubt exists as to whether interest can be collected.

(D) NONPERFORMING ASSETS-Nonperforming assets include loans and leases not accruing interest, insubstance foreclosures (ISFs), foreclosed property and repossessed equipment, and certain renegotiated loans. Assets cease to accrue interest when interest or principal is sufficiently past due, or when management adjudges that although payments of principal and/or interest are current, it would be prudent to do so. Except in the case of most consumer and residential real estate loans, assets on which payments are past due more than 90 days or more no longer accrue interest, unless they are well-secured or in the process of normal collection or renewal. Consumer loans, including residential real estate, generally no longer accrue interest when 90 days past due. When a loan is placed on nonaccrual status, all interest previously accrued in the current year, but not collected, is reversed against current year interest income. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans and leases are removed from nonaccrual status when they become current as to principal and interest, and when, in the opinion of management, the loans can be collected in full.

(E) ALLOWANCE FOR POSSIBLE LOAN LOSSES-The balance of the Allowance for Possible Loan Losses is determined by management's estimate of the amount of financial risk in the loan portfolio and the likelihood of loss. The analysis also considers the Bank's loan loss experience, and may be adjusted in the future depending on economic conditions. Additions to the Allowance are made by charges to expense, and actual losses, net of recoveries, are charged to the Allowance. Regulatory examiners may require the Bank to add to the allowance based upon their judgement of information available to them at the time of their examination

(F) PREMISES AND EQUIPMENT-Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated by the declining-balance or straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is calculated using the straight-line method over the term of the lease or the estimated life of the asset, whichever is shorter.

(G) INCOME TAXES-Prior to January 1, 1993, deferred income taxes were provided for timing differences in the recognition of revenues and expenses for the differing purposes of tax reporting and financial statements, pursuant to Accounting Principles Board Opinion No. 11. Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS No. 109 requires a change from the deferred method to the "asset-and-liability method" of accounting for income taxes. Under the asset-and-liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statements and the tax bases of existing assets and liabilities to the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset a valuation allowance must be established. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date, whereas under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates. The cumulative effect, at January 1, 1993, of this change in the method of accounting for income taxes has been included in the Consolidated Statement of Income, for the year ended December 31, 1993.

(H) SUMMARY OF RETIREMENT BENEFITS ACCOUNTING-The Company's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events, used in estimating pension costs, are amortized over a period that reflects the long-range nature of pension expense. The Company adopted SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other

Than Pensions" ("SFAS No. 106") on January 1, 1992. This Statement established accounting standards for post-retirement benefits other than pensions (hereinafter referred to as post-retirement benefits). The statement focuses principally on health care benefits, although it applies to all forms of post-retirement benefits other than pensions. SFAS No. 106 changed the Company's practice of accounting for post-retirement benefits on a cash basis by requiring accrual of the cost of providing those benefits to an employee, and the employee's beneficiaries and covered dependents, during the years that the employee renders the necessary service.

(I) RECLASSIFICATION OF PRIOR YEAR CONSOLIDATED FINANCIAL STATEMENTS-Certain reclassifications have been made to the prior year's consolidated financial statements that conform with the current year presentation.

(J) OTHER REAL ESTATE OWNED-Property acquired through foreclosure (other real estate owned or "OREO"), including ISFs, is stated at the lower of cost or fair value less selling costs. Credit losses arising at the time of acquisition of property are charged against the allowance for possible loan losses. Any additional write-downs that may be required to the carrying value of these assets, as well as the cost of maintaining and operating these foreclosed properties, are changed to expense. Additional write-downs are recorded in a valuation reserve account that is maintained asset by asset. Also included is $105,000 representing investment in property purchased by the banking subsidiary for a possible branch office.

(K) CASH AND CASH EQUIVALENTS- For purposes of the consolidated statement of cash flows, cash and due from banks and federal funds sold are considered to be cash equivalents. Generally, federal funds are sold for one-day periods.




NOTE 2 - INVESTMENT SECURITIES

The book and estimated market values of the Company's investment securities at December 31, 1993 and 1992 were: (in thousands)

- ------------------------------------------------------------------------------------------------------------------------------------
                                                        1993                                               1992
- ------------------------------------------------------------------------------------------------------------------------------------
                                          Estimated         Gross           Gross               Estimated        Gross         Gross
                            Amortized        Market    Unrealized      Unrealized   Amortized      Market   Unrealized    Unrealized
                                 Cost         Value         Gains          Losses        Cost       Value        Gains        Losses
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities    $ 149,999      $150,328    $      373      $       44   $ 111,921   $ 112,667   $      790    $       44
Obligations of States and
    Political Subdivisions     42,025        42,894           910              41      51,351      52,585        1,261            27
U.S. Govt. Agency
    Obligations                 1,176         1,123            11              64       2,743       2,628            -           115
Corporate Bonds and
    Other Securities            1,191         1,187             4               8         931         952           21             -
                             --------       -------     ---------       ---------    --------    --------    ---------     ---------
Balance at end of year      $ 194,391      $195,532    $    1,298      $      157   $ 166,946   $ 168,832   $    2,072    $      186
====================================================================================================================================

U.S. Government Agency Obligations are mortgage-backed securities which represent participating interests in pools of first mortgage loans.


The book value and estimated market value of investment securities, categorized by maturity, at December 31, 1993 are as follows: (in thousands)

- -----------------------------------------------------------------------------------------------------------------------------------
                                        U.S.            Obligations of               U.S.                  Corporate
                                      Treasury        States & Political         Govt. Agency               Bonds &
                                     Securities          Subdivisions             Obligations          Other Securities       Total
Maturity                          Book     Market      Book     Market        Book       Market        Book       Market       Cost
- -----------------------------------------------------------------------------------------------------------------------------------
Within 1 Year                 $  92,874 $  92,932  $ 29,885   $ 29,973   $      20    $      24  $      499   $      502  $ 123,278
After 1 But within 5 Years       57,125    57,396    12,140     12,921       1,156        1,099           -            -     70,421
After 5 But within 10 Years           -         -         -          -           -            -           -            -          -
Other Securities (FRB and
   Hamptons Bancshares Stock)         -         -         -          -           -            -         692          685        692
- -----------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities    $149,999  $150,328  $ 42,025   $ 42,894    $  1,176      $ 1,123   $   1,191    $   1,187  $ 194,391
===================================================================================================================================


Actual maturities of U.S. Government Agency Obligations will differ from contractual maturities because the mortgage-loan borrowers have the right to prepay obligations with or without penalties, because the issuer can call the security before it is due.

At December 31, 1993 and 1992, securities carried at $168,880,000 and $124,744,000, respectively, were pledged to secure trust deposits and public funds on deposit. No securities have been sold during the past three years.

NOTE 3 - LOANS


At December 31, 1993 and 1992, loans included the following: (in thousands)

- -----------------------------------------------------------------
                                                  1993     1992
- -----------------------------------------------------------------
Commercial, Financial
    and Agricultural Loans                     $ 52,103  $ 45,030
Commercial Real Estate                           65,738    59,250
Real Estate Construction Loans                    5,327     6,294
Residential Mortgages (1st & 2nd Liens)          33,489    34,558
Home Equity Loans                                18,440    19,900
Consumer Loans                                  266,605   238,348
Other Loans                                         522     1,492
- -----------------------------------------------------------------
                                               $442,224  $404,872
less:
  Unearned Discounts                            (30,562)  (31,137)
  Allowance for Possible
    Loan Losses                                  (4,922)   (4,730)
- -----------------------------------------------------------------
Balance at end of year                         $406,740  $369,005
=================================================================




Renegotiated loans, loans not accruing interest and loans contractually past due 90 days or more with regard to payment of principal and/or interest amounted to $5,359,000 and $7,291,000 at December 31, 1993 and 1992,
respectively. Interest on loans which have been restructured or are no longer accruing interest would have amounted to $322,000 during 1993, $361,000 during 1992 and $432,000 during 1991 under the contractual terms of those loans.

The Company makes loans to its directors, as well as to other related parties in the ordinary course of its business. Loans made to directors, either directly or indirectly, which exceed $60,000 in aggregate for any one director totaled $6,178,000 and $4,999,000 at December 31, 1993 and 1992, respectively. Unused portions of lines of credit to directors, directly or indirectly, totaled $3,225,000 as of December 31, 1993. New loans totaling $8,077,000 were granted and payments of $6,898,000 were received during 1993.

The Company has pledged $9,611,000 of 1-4 family residential mortgages as collateral against advances from the Federal Reserve Bank as of December 31, 1993.


NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

An analysis of the changes in the Allowance for Possible Loan Losses follows:
(in thousands)


- --------------------------------------------------------------------
                                          1993      1992      1991
- --------------------------------------------------------------------
Balance at beginning
    of year                             $4,730    $3,871    $2,873
Provision for possible loan losses       1,098     2,572     2,610
Loans charged off                       (1,167)   (1,939)   (1,860)
Recoveries on loans                        261       226       248
- --------------------------------------------------------------------
Balance at end of year                  $4,922    $4,730    $3,871
====================================================================


NOTE 5 - PREMISES AND EQUIPMENT

The following table presents detail concerning premises and equipment: (in thousands)

- --------------------------------------------------------------------
                                            1993             1992
- --------------------------------------------------------------------
Land                                   $     498        $     528
Premises                                   2,493            2,472
Furniture, Fixtures & Equipment            9,398            8,177
Leasehold Improvements                       560              550
- --------------------------------------------------------------------
                                         $12,949          $11,727
less: Accumulated Depreciation
    and Amortization                      (8,221)          (7,131)
- --------------------------------------------------------------------
Balance at end of year                  $  4,728         $  4,596
====================================================================

Depreciation and amortization charged to operations amounted to $1,212,000, $1,383,000, and $1,518,000 during 1993, 1992 and 1991, respectively.

NOTE 6 - STOCKHOLDERS' EQUITY

The Company has a Dividend Reinvestment Plan. Stockholders can reinvest dividends in common stock of the Company at a 3% discount from market value on newly issued shares. Shareholders may also make additional cash purchases. There were no shares issued in 1993, 19,750, and 38,361 shares were issued under the Plan during 1992 and 1991, respectively.

At the 1989 annual meeting, the shareholders approved an Incentive Stock Option Plan ("the Plan") which reserved 330,000 shares of the Company's common stock for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The Plan provides that the option price shall not be less than the fair value of the common stock on the date the option is granted. All options are exercisable for a period of ten years or less. The Plan provides for the grant of stock appreciation rights which the holder may exercise instead of the underlying option. When the stock appreciation right is exercised, the underlying option is cancelled. The optionee receives shares of common stock with a fair market value equal to the excess of the fair value of the shares subject to the option at the time of exercise (or the portion thereof so exercised) over the aggregate option price of the shares set forth in the option agreement.

The exercise of stock appreciation rights is treated as the exercise of the underlying option.

- --------------------------------------------------------------------
                                                   FAIR MARKET VALUE
                                       NUMBER OF    AT DATE OF GRANT
                                          SHARES         OR EXERCISE
- --------------------------------------------------------------------
Balance at December 31, 1990              16,096            $13.87
Options granted                                -                 -
Options exercised                              -                 -
Options expired or terminated                  -                 -
- --------------------------------------------------------------------
Balance at December 31, 1991              16,096            $13.87
Options granted                                -                 -
Options exercised                              -                 -
Options expired or terminated                  -                 -
- --------------------------------------------------------------------
Balance at December 31, 1992              16,096            $13.87
Options granted                                -                 -
Options exercised                        (11,481)    $19.63-$25.00
Options expired or terminated                  -                 -
- --------------------------------------------------------------------
Balance at December 31, 1993               4,615         $13.87 (*)
====================================================================

(*) Fair market value of the Company's Common Stock at December 31, 1993 was $23.00.

During the year ended December 31, 1993 the Company recorded compensation expense for stock appreciation rights of $160,763.

All dividends must conform to applicable statutory requirements. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency ("OCC") to pay dividends on either common or preferred stock that would exceed its net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. At December 31, 1993, approximately $16,177,000 was available for dividends from the Bank to Suffolk Bancorp without prior approval of the OCC.

NOTE 7 - SHORT-TERM BORROWINGS

Presented below are short-term interest-bearing liabilities, principally Federal Reserve Bank Borrowings and Securities Sold Under Agreements to Repurchase, with maturities of less than one year, and their related weighted average interest rates for the years 1993, 1992 and 1991:
(dollars in thousands)

- --------------------------------------------------------------------
                                             1993     1992      1991
- --------------------------------------------------------------------
Daily average outstanding                 $   143  $     -   $ 1,005
Total interest cost                             5        -        64
Average interest rate paid                  3.50%        -     6.40%
Maximum amount outstanding
    at any month end
    (December 1993; January 1991)         $ 6,500  $     -   $ 1,679
December 31, balance                        6,500        -         -
Weighted average interest rate
    on balances outstanding at
    December 31,                            3.00%        -         -
====================================================================

NOTE 8 - BRANCH ACQUISITIONS

On October 23, 1987, the Bank acquired the Mattituck branch office of First Nationwide Bank. It assumed deposit liabilities totaling $38,078,000. The premium paid was $1,330,000 of which $133,000 was amortized during 1993, 1992 and 1991. The core deposit intangible is amortized using a straight-line method over a period not exceeding ten years. On March 23, 1990, the Bank assumed deposits amounting to $22,209,301 and purchased the leasehold interest in a branch office, formerly of Chemical Bank, in Port Jefferson, New York. The lease-purchase premium was the difference between the present value of the assigned lease and the present value of comparable leases at current market rates. The lease-purchase premium is amortized using a straight-line method over the remainder of the lease, and is included in other assets.

NOTE 9 - INCOME TAXES

As discussed in note 1, the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $620,000 is determined as of January 1, 1993 and is reported separately in the consolidated statement of income in 1993. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 109.

The tax effects of temporary differences that create significant deferred-tax assets and deferred-tax liabilities at January 1, 1993 and December 31, 1993 and the temporary difference in the recognition of income and expense for purposes of tax and financial reporting, resulting in net increases to the Company's net deferred taxes receivable (asset) balance sheet for the year ended December 31, 1993 are presented below: (in thousands)

- --------------------------------------------------------------------
                                                          CHANGE FOR
                                                            THE YEAR
                                                               ENDED
                                      JANUARY 1,  DECEMBER  DECEMBER
                                           1993   31, 1993  31, 1993
- --------------------------------------------------------------------
Deferred tax assets:
    Provision for possible
       loan losses                     $  1,878   $  1,958  $     80
    Depreciation                              -         54        54
    Post-retirement benefits                 43        106        63
    Deferred compensation                   220        285        65
    Other                                    21         20        (1)
- --------------------------------------------------------------------
Total deferred tax
    assets before
    valuation allowance                $  2,162   $  2,423  $    261
        Valuation allowance                   -          -         -
- --------------------------------------------------------------------
Total deferred tax
    assets net of
    valuation allowance                $  2,162   $  2,423  $    261
- --------------------------------------------------------------------
Deferred tax liability:
    Pension                            $    125   $    102  $     23
    Depreciation                            128          -       128
    Other                                    38         38         -
- --------------------------------------------------------------------
Total deferred tax liability           $    291   $    140  $    151

Net deferred tax asset                 $  1,871   $  2,283  $    412
====================================================================

The cumulative effect of the change in accounting upon adoption of SFAS No. 109 represents the difference between the net deferred- tax asset at January 1, 1993 of $1,871,000 and the net deferred-tax asset recorded at December 31, 1992 of $1,247,000.

The components of consolidated income tax provisions are as follows: (in thousands)

- --------------------------------------------------------------------
Year Ended December 31,               1993         1992         1991
- --------------------------------------------------------------------
Current
    Federal                        $ 3,115      $ 3,064      $ 2,003
    State                            1,367        1,347        1,143
- --------------------------------------------------------------------
                                     4,482        4,411        3,146
Deferred
    Federal                           (295)        (446)        (446)
    State                             (117)        (107)        (124)
- --------------------------------------------------------------------
                                      (412)        (553)        (570)
- --------------------------------------------------------------------
Total                              $ 4,070      $ 3,858      $ 2,576
====================================================================

Amounts currently payable at December 31, 1993, and 1992 totaled approximately ($3,000) and $316,000 respectively.

The sources of timing differences prior to the adoption of SFAS No. 109 resulting in deferred income taxes and the related tax effect of each were as follows: (in thousands)

- --------------------------------------------------------------------
Year Ended December 31,                            1992         1991
- --------------------------------------------------------------------
Loan Loss Deduction/
    Provision for
    Possible Loan Losses                        $  (534)     $  (549)
Accelerated Tax Depreciation                        (27)           8
Deferred Compensation                               (25)         (29)
Other, Net                                           33            -
- --------------------------------------------------------------------
Total                                           $  (553)     $  (570)
====================================================================

The total tax expense was less than the amounts computed by applying the Federal income tax rate as a result of the following:

- --------------------------------------------------------------------
Year Ended December 31,              1993         1992        1991
- --------------------------------------------------------------------
Federal Income Tax Expense
    at Statutory Rates                34%          34%         34%
Tax Exempt Interest                   (5%)         (7%)       (12%)
State Income Taxes Net of
    Federal Benefit                    7%           7%          6%
Other                                  1%           3%          5%
- --------------------------------------------------------------------
Total                                 35%          37%         33%
====================================================================

The Internal Revenue Service has examined and closed their years through tax year 1990.

NOTE 10 - EMPLOYEE BENEFITS

(A) RETIREMENT PLAN

The Company has a non-contributory pension plan available to all full-time employees who have met certain age requirements and have completed at least one year of employment. The following tables set forth the plan's status as of October 1, 1993 and 1992, the time at which the annual valuation of the plan is made:

ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:

- --------------------------------------------------------------------
                                               1993           1992
- --------------------------------------------------------------------
Accumulated benefit obligation            $ 3,490,400   $ 2,953,411
- -------------------------------------------------------------------
Vested benefit obligation                 $ 3,440,437   $ 2,905,930
- -------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date               $(5,223,485)  $(4,715,803)
Plan assets at fair value, primarily
   listed stocks and bonds                  6,220,420     5,306,143
- -------------------------------------------------------------------
Plan assets in excess of
   projected benefit obligation           $   996,935   $   590,340
Unrecognized net transition assets
   being amortized over 17.62 years          (607,541)     (663,166)
Unrecognized prior service cost                26,562        28,463
Unrecognized net loss                         230,770       730,423
- -------------------------------------------------------------------
Prepaid pension cost included in
   other assets                           $   646,726   $   686,060
===================================================================


NET PENSION COST FOR 1993, 1992 & 1991 INCLUDED THE FOLLOWING COMPONENTS:

- -------------------------------------------------------------------
                                       1993       1992       1991
- -------------------------------------------------------------------
Service cost                       $ 446,139   $ 397,851  $ 341,084
Interest cost on projected
   benefit obligations               391,655     360,456    322,240
Expected return on plan assets      (449,584)   (398,832)  (308,505)
Net amortization & deferral          (38,936)    (27,914)     3,114
- -------------------------------------------------------------------
Net periodic pension cost          $ 349,274   $ 331,561  $ 357,933
===================================================================

The weighted average discount rate for purposes of determining net periodic pension cost was 8.5% in 1993 and 1992 respectively. The rate of increase in future compensation levels used in determining these amounts was 6.5% in 1993 and 1992, respectively. The expected long-term rate of return on assets is 8.5% for 1993 and 1992.

(B) DEFERRED COMPENSATION PLAN

During 1986, the Board approved a deferred compensation plan. Under the plan, certain employees and Directors of the Company elected to defer compensation aggregating approximately $177,000 in exchange for stated future payments to be made at specified dates which would include a guaranteed rate of return on the initial deferral. For purposes of financial reporting, interest (approximately $130,000 in 1993, $95,000 in 1992 and $83,000 in 1991) at the plan's contractual rate is being accrued on the deferral amounts over the expected plan term. During 1993, the Company made payments of $61,000, according to the plan, to participants who were still working for the Company.

The Company will fund the future payments by purchasing life insurance policies on the plan's participants. The Company is the named beneficiary on the policies. Net insurance expense (income) related to the policies aggregated approximately $1,000, ($7,000) and ($11,000) in 1993, 1992 and 1991,
respectively.

(C) POST-RETIREMENT BENEFITS OTHER THAN PENSION

In December, 1990, the FASB issued SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions", which requires a calculation of the actuarial present value of expected benefits to be paid to employees after their retirement and an allocation of the cost of those benefits to the periods for which employees rendered service. On January 1, 1992, the Company adopted SFAS No. 106. The accrued post-retirement benefit recognized during 1993 includes a service cost of $77,291, interest of $51,940 and amortization of $20,769. The accrued post-retirement benefit recognized during 1992 includes a service cost of $52,598, interest of $34,318 and amortization of $20,769. Interest is calculated assuming a discount rate of 8.5 percent, and the amortization cost represents the unrecognized transition obligation as of January 1, 1993, amortized using the straight-line method over a twenty-year period. The only benefit available after retirement is participation in group insurance plans.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as standby letters-of- credit and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. No material losses are anticipated as a result of these transactions. At December 31, 1993, the Company is contingently liable under standby letters-of-credit in the amount of $1,356,000. The Company has commitments to make or purchase, or to extend credit in the form of revolving open end lines secured by 1-4 family residential properties, commercial real estate, construction and land development loans, and lease financing arrangements as of December 31, 1993 in the amount of $12,829,000, and commercial loans of $10,971,000.

In the opinion of management, based upon legal counsel, liabilities arising from legal proceedings against the Company, would not have a significant effect on the financial position of the Company.

During 1993, the Company was required to maintain balances with the Federal Reserve Bank of N.Y. for reserve and clearing requirements. These balances averaged $2,992,000 in 1993.

Total rental expense for the years ended December 31, 1993, 1992 and 1991 amounted to $496,000, $457,000 and $432,000, respectively. At December 31, 1993, the Company was obligated under a number of non-cancellable operating leases for land and buildings used for bank purposes. Minimum annual rentals, exclusive of taxes and other charges under non-cancellable operating leases, are summarized as follows: (in thousands)

- -------------------------------------------------------------------
         Year ending December 31,           Minimum Annual Rentals
- -------------------------------------------------------------------
             1994                              $   463
             1995                                  389
             1996                                  390
             1997                                  252
             1998 and thereafter                 1,742
===================================================================



NOTE 12 - CREDIT CONCENTRATIONS AND REGULATORY MATTERS

The Bank's principal investments are in loans, and in a portfolio of short and medium term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

As of December 31, 1993, consumer loans, net of unearned discounts, comprised
57.3 percent of the Bank's loan portfolio, more than 83.5 percent of which are indirect dealer-generated loans secured by automobiles. Nearly all of these loans are made to residents of the Bank's primary lending area, which is Suffolk County, New York. Each loan is small in amount, and borrowers represent a cross- section of the population employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, and is not dependent on any one entity or industry.

As of December 31, 1993, loans secured by real estate represented 29.9 percent of the portfolio, most of which are for commercial properties. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Bank has attempted to minimize the risks of these loans by carefully considering, among other things, the creditworthiness of the borrower, whether or not the real estate is located in Suffolk County, New York, the Bank's primary lending area, the condition and value of, as well as the business prospects for the security property. The Bank obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principal's business enterprises.

Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 12.7 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. Because of comparatively lower aggregate balances, these loans do not present a substantial risk to the Company.

In connection with the determination of the allowance for possible loan losses and other real estate owned, management obtains independent appraisals for significant properties. Management believes that the allowances for possible loan losses and other real estate owned are adequate. While management uses whatever information is available to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary because of changes in economic conditions, particularly in the northeastern United States. During 1993, management made additions to the allowance for possible loan losses of $192,000 in excess of net charge-offs.

In addition, various regulatory agencies, as an integral part of their examinations, periodically review the Bank's allowance for possible losses on loans and real estate owned. These agencies may require the Bank to make additions to the allowance, based on their judgments about information available to them at the time of their examination.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

LIMITATIONS

The following estimates are made at a specific point in time and may be based on judgments regarding loss experience expected in the future, risk and other factors which are subjective in nature. The methods and assumptions used to produce the fair value estimates are listed below.

INVESTMENTS

The fair value of the investment portfolio including mortgage-backed securities was based on quoted market prices or market prices of similar instruments with appropriate adjustments. See Note 2 for these amounts.

LOANS

Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by types such as commercial, commercial real estate, residential mortgage, and consumer.

The fair value of performing loans was calculated by discounting scheduled cashflows through the estimated maturity using estimated market discount rates that reflect the credit and interest-rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each type of loan, modified, as required, by an estimate of the effects of the current economy.

Fair value for significant non-performing loans is based on recent external appraisals of collateral, if any. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the associated risk. Assumptions regarding credit risk, cash flows, and discount rates are made using available market information and specific borrower information.

The carrying amount and fair value of loans were as follows at December 31, 1993 and 1992: (in thousands)

- --------------------------------------------------------------------
                                        1993               1992
LOAN                           CARRYING      FAIR  CARRYING     FAIR
TYPES                            AMOUNT     VALUE    AMOUNT    VALUE
- --------------------------------------------------------------------
Commercial, Financial
  & Agricultural:             $  52,103 $  51,344 $  45,030 $ 44,033
Commercial Real Estate:          65,738    65,936    59,250   53,379
Real Estate
  Construction Loans:             5,327     5,357     6,294    6,099
Residential Mortgages
  (1st & 2nd Liens):             33,489    33,723    34,558   33,490
Home Equity Loans:               18,440    18,448    19,900   19,285
Consumer Loans:                 266,605   272,195   238,348  243,156
Other Loans:                        522       523     1,492    1,492
- --------------------------------------------------------------------
Totals                         $442,224  $447,526  $404,872 $400,934
====================================================================


DEPOSIT LIABILITIES


Under SFAS 107, the fair value of deposits with no maturity, such as non-interest bearing demand deposits, NOW, Money Market and savings accounts approximates the amount payable on demand.

The fair value of certificates of deposit were calculated by discounting cash flows with origination rates. At December 31, 1993, the fair value of certificates of deposit with a carrying value of $150,680,000 was $151,501,000. At December 31, 1992, the fair value of certificates of deposit was less than the amount payable on demand, and as a result, the carrying amount and fair value are the same.

Short-term borrowings, including advances from the Federal Reserve, are assumed to be at market rates because their maturities are short.


COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND WRITTEN FINANCIAL GUARANTEES


The fair value of commitments to extend credit was estimated either by discounting cash flows or using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

The estimated fair value of written financial guarantees and letters of credit is based on fees currently charged for similar agreements: (in thousands)


- --------------------------------------------------------------------
                                         CONTRACT               FAIR
                                           AMOUNT              VALUE
- --------------------------------------------------------------------
Commitments to extend credit            $  14,968          $  15,098
Standby letters of credit                   1,356              1,376
Written financial guarantees                8,832              9,367
- --------------------------------------------------------------------
Totals                                  $  25,156          $  25,841
====================================================================



The Bank had accrued interest payable in the amount of $968,000 and accrued interest receivable in the amount of $2,199,000. The fair value of these amounts has been determined to approximate the carrying value.

NOTE 14 - SUFFOLK BANCORP (PARENT COMPANY ONLY)


Condensed Financial Statements: (in thousands)



- ----------------------------------------------------------------------------------------------------------
Condensed Statements of Condition as of December 31,                             1993                 1992

- ----------------------------------------------------------------------------------------------------------
Assets
Due From Banks                                                                $ 1,635              $ 1,841
Investment Security (Market Value of $245 in 1993)                                252                    -
Investment in Subsidiaries        SCNB                                         61,695               55,560
                                  ICC                                             281                  246
Other Assets                                                                       41                    -
- ----------------------------------------------------------------------------------------------------------
Total Assets                                                                  $63,904              $57,647
==========================================================================================================
Liabilities and Stockholders' Equity

Dividends Payable                                                             $   577              $   542
Other Liabilities                                                                  43                    -
Stockholders' Equity                                                           63,284               57,105
- ----------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                    $63,904              $57,647
==========================================================================================================




- -------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Income for the year ended December 31,                   1993                 1992                 1991
- -------------------------------------------------------------------------------------------------------------------------------
Income
Dividends from Subsidiary Bank                                               $  2,306             $  2,032             $  1,881
Interest Income                                                                    23                   27                   30
- -------------------------------------------------------------------------------------------------------------------------------
                                                                             $  2,329             $  2,059             $  1,911
Expense
Other Expense                                                                $    185             $      5             $      5
- -------------------------------------------------------------------------------------------------------------------------------
Income before Equity in Undistributed Net Income of Subsidiaries             $  2,144             $  2,054             $  1,906
Equity in Undistributed Earnings of Subsidiaries                                6,169                4,619                3,155
- -------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                   $  8,313             $  6,673             $  5,061
===============================================================================================================================


- -------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows for the year ended December 31,               1993                 1992                 1991
- -------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                   $  8,313             $  6,673             $  5,061
less: Equity in Undistributed Earnings of Subsidiaries                          6,169                4,619                3,155
- -------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                    $  2,144             $  2,054             $  1,906
- -------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Purchases of Investments                                                  $   (252)            $      -             $      -
- --------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
Issuance of Stock under Stock Option Plan                                         173                  197                  322
Dividends Paid                                                                 (2,271)              (1,961)              (1,875)
- --------------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                        $ (2,098)            $ (1,764)            $ (1,553)
Net Increase (Decrease) in Cash and Cash Equivalents                             (206)                 290                  353
Cash and Cash Equivalents, Beginning of Year                                    1,841                1,551                1,198
- --------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                       $  1,635             $  1,841             $  1,551
================================================================================================================================

Note: No income tax provision has been recorded on the books of Suffolk Bancorp since it files a return consolidated with its subsidiaries.

NOTE 15 - ACQUISITION OF HAMPTONS BANCSHARES, INC.


         On September 7, 1993 Suffolk Bancorp ("Suffolk") and Hamptons Bancshares, Inc. ("Hamptons") of Southampton, New York, reached an agreement to merge. Shareholders of Hamptons will receive stock in Suffolk and cash.

         Seventy-five percent of the aggregate consideration will be payable in common stock. Holders of Hamptons' stock who receive stock will receive 0.6744 shares of Suffolk common stock for each share of Hamptons stock, the equivalent of $14.50 per share based on the mean of the high bid and low asked market price for Suffolk shares on August 30, 1993, or $21.50 per share. Suffolk will pay 25 percent of the total purchase price in cash at a fixed price of $14.50 per share of Hamptons common stock. Additional consideration will be paid to the extent that sales of foreclosed real estate, then held by Hamptons and sold before the consummation of this merger, exceed Suffolk's estimate of its value. This could amount to as much as an additional $1.46 per share, although there is no assurance that this will occur. The merger is expected to be a tax-free reorganization to the extent that consideration is paid in stock.

         The completion of this merger is subject to the approval of the shareholders of Hamptons as well as various regulatory agencies. It will be accounted for as a purchase.

         Hamptons is a one-bank holding company with assets of approximately $160,000,000 which conducts business through its wholly owned subsidiary, The Bank of the Hamptons, N.A., a commercial bank headquartered in East Hampton, New York. Established in 1964 as the First National Bank of East Hampton, The Bank of the Hamptons maintains 8 offices in the communities of Bohemia, East Hampton, Montauk, Sag Harbor, Southampton, and Water Mill, New York. Hamptons also owns The Appraisal Center, Inc, a real estate appraisal company located in Bohemia, New York.

At December 31, 1993 the Company owned 18,000 shares of Hamptons common stock with a book value of $252,000. Market value approximated book value at December 31, 1993.


NOTE 16 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The comparative results for the four quarters of 1993 and 1992 are as follows:
(in thousands of dollars except for share and per share data)


- ----------------------------------------------------------------------------------------------------------------------------------
                                                     1993                                               1992
- ----------------------------------------------------------------------------------------------------------------------------------
                                1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.    1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.
- ----------------------------------------------------------------------------------------------------------------------------------
Interest Income                  $11,273      $11,021      $10,882      $10,821     $12,093      $11,848      $11,477      $11,566
Interest Expense                   3,781        3,618        3,559        3,567       5,146        4,604        4,354        4,049
- ----------------------------------------------------------------------------------------------------------------------------------
Net-interest Income              $ 7,492      $ 7,403      $ 7,323      $ 7,254     $ 6,947      $ 7,244      $ 7,123      $ 7,517
Provision for Possible
  Loan Losses                        345          253          150          350         908          592          480          592
- ----------------------------------------------------------------------------------------------------------------------------------
Net-interest Income
  After Provision for
    Possible Loan Losses         $ 7,147      $ 7,150      $ 7,173      $ 6,904     $ 6,039      $ 6,652      $ 6,643      $ 6,925
Other Income                         950        1,022        1,490        1,268         981          956        1,060        1,063
Other Expenses                     5,185        5,275        5,435        5,450       4,747        4,820        4,887        5,334
Provision for Income
  Taxes                            1,080          990        1,155          845         783        1,095        1,081          899
- ----------------------------------------------------------------------------------------------------------------------------------
Income Before
  Cumulative Effect of
  Accounting Change              $ 1,832      $ 1,907      $ 2,073      $ 1,877     $ 1,490      $ 1,693      $ 1,735      $ 1,755
Cumulative Effect of
  Accounting Change                  624            -            -            -           -            -            -            -
Net Income                       $ 2,456      $ 1,907      $ 2,073      $ 1,877     $ 1,490      $ 1,693      $ 1,735      $ 1,755
==================================================================================================================================
Per Share Data:
  Income Before
    Cumulative Effect
    of Accounting
    Change                      $   0.54     $   0.56     $   0.61     $   0.56    $   0.44     $   0.50     $   0.51     $   0.52
  Cumulative Effect
    of Accounting
    Change                          0.18            -            -            -           -            -            -            -
- ----------------------------------------------------------------------------------------------------------------------------------
  Net Income                    $   0.72     $   0.56     $   0.61     $   0.56    $   0.44     $   0.50     $   0.51     $   0.52
  Cash Dividends                    0.17         0.17         0.17         0.17        0.14         0.15         0.15         0.16
Average Shares                 3,389,587    3,390,139    3,390,628    3,396,460   3,380,904    3,389,281    3,389,281    3,389,281
==================================================================================================================================

                                                               KPMG PEAT MARWICK
                                                    Certified Public Accountants
                                                                 1 Jericho Plaza
                                                        Jericho, New York  11753

                          Independent Auditor's Report

The Stockholders and Board of Directors
Suffolk Bancorp:


                 We have audited the accompanying consolidated statements of condition of Suffolk Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Suffolk Bancorp and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

                 As discussed in notes 1 and 9 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes on January 1, 1993.





January 21, 1994

                          [SUFFOLK BANCORP LETTERHEAD]





The Stockholders and Board of Directors
Suffolk Bancorp:

                 The management of Suffolk Bancorp is responsible for the preparation and integrity of the consolidated financial statements and all other information in this annual report, whether audited or unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles and, where necessary, are based on management's best estimates and judgment. The financial information contained elsewhere in this annual report is consistent with that in the consolidated financial statements.

                 Suffolk Bancorp's independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards and the auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements and conformity with generally accepted accounting principles.

                 Suffolk Bancorp maintains systems of internal controls that provide reasonable assurance that assets are safeguarded and reliable financial records are maintained for preparing financial statements. Internal audits are conducted to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

                 The examining and audit committee of the Board of Directors, which is composed entirely of directors who are not employees of Suffolk Bancorp, meets periodically with the independent auditors, internal auditors, and with management to discuss audit and internal accounting controls, regulatory audits, and financial reporting matters.





       Edward J. Merz                                  Victor F. Bozuhoski, Jr.
       President and                                   Executive Vice-President,
       Chief Executive Officer                         Chief Financial Officer,
                                                       and Treasurer

                             [SUFFOLK BANCORP LOGO]


DIRECTORS

Raymond A. Mazgulski
 Chairman of the Board, Suffolk Bancorp
Joseph A. Deerkoski
 President, See Neefus, Inc.
 (general insurance)
Howard M. Finkelstein
 Partner, Smith, Finkelstein, Lundberg, Isler & Yakaboski
 (attorneys)
Edgar F. Goodale
 President,  Riverhead Building Supply, Corp.
Hallock Luce III
 Vice President, Lupton & Luce, Inc.
 (general insurance)
Edward J. Merz
 President & Chief Executive Officer, Suffolk Bancorp
J. Douglas Stark
 President, Stark Mobile Homes, Inc.
Peter Van de Wetering
 President, Van de Wetering Greenhouses, Inc.
 (wholesale nursery)


OFFICERS

Edward J. Merz
 President & Chief Executive Officer
Victor F. Bozuhoski, Jr.
 Executive Vice President, Chief Financial Officer, &
 Treasurer
Douglas Ian Shaw
 Corporate Secretary

AUDIT DEPARTMENT

Roy Garbarino, C.P.A.
 Auditor
Joanne Appel
 IS Audit Manager
Maureen Mougios
 Assistant Vice President
Carolyn Leahy
 Senior Staff Auditor



                                  SUBSIDIARIES


[ISLAND COMPUTER CORPORATION LOGO]


DIRECTORS

Edward J. Merz, Chairman,
 President & Chief Executive Officer, Suffolk Bancorp
Augustus C. Weaver
 President, Island Computer Corporation of New York, Inc.
Joseph A. Deerkoski
 President, See Neefus, Inc.
 (general insurance)
Alexander B. Doroski
 Senior Vice President & Chief Operations Officer,
 The Suffolk County National Bank
Peter Van de Wetering
 President, Van de Wetering
 Greenhouses, Inc. (wholesale nursery)


OFFICERS

Augustus C. Weaver
 President
Mark J. Drozd
 Vice President
Thomas J. Munkelwitz
 Corporate Secretary
Janet L. Maher
 Corporate Treasurer


      Suffolk Bancorp and its subsidiaries are Equal Opportunity Employers

[THE SUFFOLK COUNTY NATIONAL BANK LOGO]


THE
SUFFOLK COUNTY
NATIONAL BANK


DIRECTORS

Raymond A. Mazgulski
 Chairman of the Board, The
 Suffolk County National Bank
Joseph A. Deerkoski
 President, See Neefus, Inc.
 (general insurance)
Howard M. Finkelstein
 Partner; Smith, Finkelstein,
 Lundberg, Isler & Yakaboski
 (attorneys)
Edgar F. Goodale
 President, Riverhead Building
 Supply, Corp.
Hallock Luce III
 Vice President, Lupton &
 Luce, Inc.
 (general insurance)
Edward J. Merz
 President & Chief Executive
 Officer, Suffolk Bancorp
J. Douglas Stark
 President, Stark
 Mobile Homes, Inc.
Peter Van de Wetering
 President, Van de Wetering
 Greenhouses, Inc.
 (wholesale nursery)


OFFICERS

Edward J. Merz
 President &
 Chief Executive Officer
Victor F. Bozuhoski, Jr.
 Executive Vice President &
 Chief Financial Officer


CONSUMER LOAN DEPARTMENT

John F. Hanley
 Senior Vice President
Linda J. Brooks
 Vice President
Gordon F. Handshaw
 Vice President
Stasia Bermudez
 Assistant Vice President
Brian Both
 Assistant Vice President
Robert D. Brown
 Assistant Vice President
John Dunleavy
 Assistant Vice President
Jeanne P. Hamilton
 Assistant Vice President
Pamela L. Palleschi
 Assistant Vice President
Kevin Bangston
 Bank Officer
Helene Caspar
 Bank Officer
Jacqueline A. Covell
 Bank Officer
Henry J. Fine
 Bank Officer
Marilyn Lang
 Bank Officer
Kathleen Manglaviti
 Bank Officer
Sarah Mayo
 Bank Officer
Deborah A. Simonetti
 Bank Officer


COMMERCIAL LOAN DEPARTMENT

Robert C. Dick
 Senior Vice President
Lawrence Milius
 Senior Vice President
Peter M. Almasy
 Vice President
David T. De Vito
 Vice President
Wendy Harris
 Bank Officer
Jana Saelzer
 Bank Officer
Vincent J. Toner
 Bank Officer

Loan Administration

Thomas S. Kohlmann
 Senior Vice President


TRUST DEPARTMENT

Dan A. Cicale
 Vice President
 & Trust Officer
Lori E. Thompson
 Assistant Vice President
Linda A. Schwartz
 Bank Officer
Ronald Zlatniski
 Bank Officer

BRANCH ADMINISTRATION DEPARTMENT

Robert H. Militscher
 Senior Vice President &
 Branch Administrator
Barbara A. Scesny
 Regional Vice President
Dave Barczak
 Bank Officer
Deanna Miller
 Bank Officer
Francis G. Painter, Jr
 Bank Officer

CENTER MORICHES OFFICE

Thomas R. Columbus, Sr.
 Assistant Vice President
Paul G. Cuddy
 Assistant Manager

CUTCHOGUE OFFICE

Richard J. Noncarrow
 Vice President
Juneann Zarzecki
 Assistant Manager

HAMPTON BAYS OFFICE

John J. Reilly
 Assistant Vice President
Jeannette Jarzombek
 Assistant Manager

MATTITUCK OFFICE

William Araneo
 Vice President
Anita M. Young
 Assistant Manager

MEDFORD OFFICE

Paul E. Vaas
 Vice President
Sandra M. Alvaro
 Assistant Manager

PORT JEFFERSON OFFICE

Edward J. Burkhardt
 Vice President
Barbara McHugh
 Assistant Manager

RIVERHEAD, OSTRANDER AVENUE OFFICE

Anita J. Nigrel
 Assistant Vice President
David E. Hawkes
 Assistant Manager

RIVERHEAD, SECOND STREET OFFICE

Linda Zarro
 Vice President
Neil Toner
 Assistant Manager

SHOREHAM OFFICE

Barbara A. Scesny
 Vice President
Alison Cassara
 Assistant Manager

WADING RIVER OFFICE

William K. Miller
 Vice President
Eloise Husch
 Assistant Manager

WESTHAMPTON BEACH OFFICE

Charles E. Johnson
 Vice President
Maryellin Whaley
 Assistant Manager

OPERATIONS DEPARTMENT

Alexander B. Doroski
 Senior Vice President, Cashier
 & Chief Operations Officer
Dennis F. Orski
 Vice President
Linda Follett
 Assistant Vice President
Michael E. Newins
 Assistant Vice President
Dawn P. Sadowski
 Assistant Vice President
Susan Tersillo
 Assistant Vice President
Margaret M. Coughlin
 Bank Officer
Donna J. DeLong
 Bank Officer
Virginia Kleinheksel
 Bank Officer
Lawrence A. Mennella
 Bank Officer
Melinda Noncarrow
 Bank Officer


COMPTROLLER'S DEPARTMENT

J. Gordon Huszagh
 Senior Vice President
 & Comptroller
Arlyne M. Morgenstern
 Assistant Vice President
Patricia M. Bihn
 Assistant Vice President
Barbara J. Danowski
 Bank Officer


HUMAN RESOURCES DEPARTMENT

Richard Montenegro
 Vice President
Lillian M. Spiess
 Assistant Vice President
Roberta J. Zaweski
 Bank Officer


CORPORATE SERVICES DEPARTMENT

Douglas Ian Shaw
 Vice President & Secretary
Nellie J. Tysz
 Bank Officer


MARKETING DEPARTMENT

Bruce S. Greenberg
 Vice President
Brenda B. Sujecki
 Assistant Vice President
Wendy A. Von Der Linn
 Bank Officer


COMPLIANCE

Louis A. Antoniello
 Bank Officer


FACILITIES AND SECURITY

William E. Heck, Jr.
 Assistant Vice President
John Rutkoske
 Bank Officer

                      DIRECTORY OF OFFICES AND DEPARTMENTS

                                                                                                            Area Code (516)
                                                                                                        Telephone       Telecopier
EXECUTIVE OFFICES . . . . . . . . . . . . . . . . . . .  6 West Second Street, Riverhead, N.Y. 11901    727-2700          727-3210


Audit Department  . . . . . . . . . . . . . . . . . . . .  322 Roanoke Avenue, Riverhead, N.Y. 11901    727-2657          727-2638
Center Moriches Office  . . . . . . . . . . . . . . .   502 Main Street, Center Moriches, N.Y. 11934    878-8800          878-4431
Commercial Loan Department  . . . . . . . . . . . . . .  6 West Second Street, Riverhead, N.Y. 11901    727-2701          727-5798
Compliance Department . . . . . . . . . . . . . . . . . .  220 Roanoke Avenue, Riverhead, N.Y. 11901    727-5395          727-3214
Comptroller's Department  . . . . . . . . . . . . . . .   206 Griffing Avenue, Riverhead, N.Y. 11901    727-5270          369-2230
Consumer Loan Department  . . . . . . . . . . . . . . .  244 Old Country Road, Riverhead, N.Y. 11901    727-7277          727-2651
Corporate Services Department . . . . . . . . . . . . . .  220 Roanoke Avenue, Riverhead, N.Y. 11901    727-2700          727-3214
Cutchogue Office  . . . . . . . . . . . . . . . . . . . . . . . . .  Route 25, Cutchogue, N.Y. 11935    734-5050          734-7759
Facilities Department . . . . . . . . . . . . . . . . .  6 West Second Street, Riverhead, N.Y. 11901    727-2700          727-3210
Hampton Bays Office . . . . . . . . . . . . . . . . . . .  Montauk Highway, Hampton Bays, N.Y. 11946    728-2700          728-8311
Human Resources Department  . . . . . . . . . . . . . .   206 Griffing Avenue, Riverhead, N.Y. 11901    727-5377          727-3170
Marketing Department  . . . . . . . . . . . . . . . . . .  220 Roanoke Avenue, Riverhead, N.Y. 11901    727-4712          727-3214
Mattituck Office  . . . . . . . . . . . . . . . . . . . . .   10900 Main Road, Mattituck, N.Y. 11952    298-9400          298-9188
Medford Office  . . . . . . . . . . . . . . . . . . . .  2690R Expressway Plaza, Medford, N.Y. 11763    758-1500          758-1509
Mortgage Loan Department  . . . . . . . . . . . . . . .  244 Old Country Road, Riverhead, N.Y. 11901    727-7277          369-2468
Operations Department . . . . . . . . . . . . . . . . .   206 Griffing Avenue, Riverhead, N.Y. 11901    727-5151          369-5834
Port Jefferson Harbor Office  . . . . . . . . . . . .  135 West Broadway, Port Jefferson, N.Y. 11777    473-9603          331-7806
Port Jefferson Village Office . . . . . . . . . .   228 East Main Street, Port Jefferson, N.Y. 11777    473-7700          473-9406
Riverhead, Second Street Office . . . . . . . . . . . .  6 West Second Street, Riverhead, N.Y. 11901    727-2700          727-3210
Riverhead, Ostrander Avenue Office  . . . . . . . . .   1201 Ostrander Avenue, Riverhead, N.Y. 11901    727-6800          727-5095
Shoreham Office . . . . . . . . . . . . . . . . . . . . . . .   9926 Route 25A, Shoreham, N.Y. 11786    744-4400          744-6743
Trust and Investment Services . . . . . . . . . . . . . .  322 Roanoke Avenue, Riverhead, N.Y. 11901    727-2600          727-2638
Wading River Office . . . . . . . . . . . . . . .   Wading River-Manor Rd., Wading River, N.Y. 11792    929-6300          929-6799
Westhampton Beach Office  . . . . . . . . . . . . .   144 Sunset Ave., Westhampton Beach, N.Y. 11978    288-4000          288-9252


ISLAND COMPUTER CORPORATION . . . . . . . . . . . . . . . . .  40 Orville Drive, Bohemia, N.Y. 11716    589-5131          589-6329

                                  BACK COVER WRAP AROUND
                                  PHOTOGRAPH OF VILLAGE OF SOUTHAMPTON
                                  NO BORDERS - FOUR COLOR BLEED