Form 10-K, Exhibit 13
SUFFOLK BANCORP
filed 1995-03-30
CIK 754673

                         PHOTOGRAPH OF SHINNECOCK CANAL
                         NO BORDERS - FOUR COLOR BLEED







                            [SUFFOLK BANCORP LOGO]











                               ANNUAL REPORT 1994

ON THE COVER

THE SHINNECOCK CANAL

The Shinnecock Canal opened in 1886, providing a link between Shinnecock Bay, in the foreground, and Great Peconic Bay. Coastal mariners were saved the long traverse of open ocean to Montauk Point and no longer had to run through the treacherous inlets in the barrier beaches of Long Island's south shore. Named for the Shinnecock tribe whose reservation is still found several miles to the east in Southampton, the canal also marks the line between the branch office networks of The Suffolk County National Bank and the former Bank of the Hamptons, acquired during the past year. Bridges carrying Montauk Highway, The Long Island Railroad, and Sunrise Highway tie the South Fork to Suffolk Bancorp's traditional markets.



                               TABLE OF CONTENTS




Corporate Profile & Financial Highlights............................  1
Message to the Shareholders.........................................  2
Commentary..........................................................  3

Summary of Selected Financial Data.................................   6
Price Range of Common Stock & Dividends............................   6

Management's Discussion & Analysis of Financial Condition
  and Results of Operations........................................   7
The Company's Business.............................................   7
Acquisition of Hamptons Bancshares, Inc............................   7
General Economic Conditions........................................   8
Results of Operations..............................................   8
Net Income.........................................................   8
Net-interest Income................................................   8
Average Assets, Liabilities, & Stockholders' Equity, Rate Spread,
  & Effective Interest Rate Differential...........................   9
Analysis of Changes in Net-interest Income.........................  10
Interest Income....................................................  10
Investment Securities..............................................  10
Loan Portfolio.....................................................  11
Summary of Loan Loss Experience
  & Allowance for Possible Loan Losses.............................  13
Interest Expense...................................................  14
Deposits...........................................................  14
Short Term Borrowings..............................................  14
Other Income.......................................................  15
Other Expense......................................................  15
Interest Rate Sensitivity..........................................  15
Asset/Liability Management & Liquidity.............................  16
Business Risks & Uncertainties.....................................  16
Capital Resources..................................................  16
Risk-Based Capital/Leverage Guidelines.............................  17
Discussion of Current Accounting Principles........................  17
Consolidated Statements of Condition...............................  18
Consolidated Statements of Income..................................  19
Consolidated Statements of Changes in Stockholders' Equity.........  20
Consolidated Statements of Cash Flows..............................  21
Notes to Consolidated Financial Statements.........................  22
Independent Auditors' Report.......................................  32
Report of Management...............................................  33

Suffolk Bancorp: Directors and Officers............................  34
Island Computer Corporation: Directors and Officers................  34
The Suffolk County National Bank: Directors and Officers...........  35

Directory of Offices and Departments:
  Addresses, Telephones, and Telecopiers......................inside back cover



   This statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

CORPORATE PROFILE

            Suffolk Bancorp is engaged in the commercial banking business through its wholly owned subsidiary, The Suffolk County National Bank. "SCNB" is a full-service commercial bank. Organized in 1890, the Bank is the second largest independent bank headquartered on Long Island. The Bank has built a strong local reputation by providing personal service which has developed a loyal and growing clientele.
            The Bank focuses on developing and maintaining ties to the communities it serves. Its business is primarily retail, and emphasizes loans to individual consumers, and to small and medium-sized commercial enterprises. It has special expertise in indirect retail lending, evaluating and buying loans generated by automobile dealers. The Bank's primary market is Suffolk County, New York, which is increasingly suburban in character. The County has a population of more than 1.3 million people, and incomes above the national average.
            Suffolk Bancorp also owns Island Computer Corporation of New York, Inc., a bank data processing company located in Bohemia, New York. On April 11, 1994, Suffolk Bancorp acquired Hamptons Bancshares, Inc., a bank holding company on the south fork of Long Island which had eight offices and $160,000,000 in assets. The following information for 1994 reflects the earnings from Hamptons Bancshares from April 11, 1994.


                                                                                                                FINANCIAL HIGHLIGHTS
(dollars in thousands,
except ratios, share, and
per-share information)

--------------------------------------------------------------------------------------------------------------------------------
         SUFFOLK BANCORP                                                         December 31,             1994              1993
--------------------------------------------------------------------------------------------------------------------------------
         EARNINGS FOR THE YEAR           Income before cumulative effect of accounting change       $    8,318        $    7,689
                                                       Cumulative effect of accounting change                -               624
                                                                                   Net income            8,318             8,313
                                                                          Net-interest income           35,830            29,472
                                                    Income before accounting change per-share             2.25              2.27
                                            Cumulative effect of accounting change per-share                 -              0.18
                                                                         Net income-per-share             2.25              2.45
                                                                     Cash dividends-per-share             0.71              0.68
--------------------------------------------------------------------------------------------------------------------------------
         BALANCES AT YEAR-END                                                          Assets         $811,654          $642,359
                                                                                    Net loans          529,075           406,740
                                                     Investment securities available for sale           68,261                 -
                                                       Investment securities held to maturity          126,380           194,391
                                                                                     Deposits          723,993           568,768
                                                                                       Equity           77,093            63,284
                                                                           Shares outstanding        3,799,674         3,396,460
                                                                  Book value per common share        $   20.29         $   18.63
--------------------------------------------------------------------------------------------------------------------------------
RATIOS                                                               Return on average equity          11.50%            13.78%
                                                                     Return on average assets           1.11              1.35
                                                             Average equity to average assets           9.68              9.79
                                                     Net-interest margin (taxable-equivalent)           5.34              5.31
                                                         Net charge-offs to average net loans           0.23              0.24
--------------------------------------------------------------------------------------------------------------------------------





SUFFOLK BANCORP ANNUAL MEETING              TRADING
Tuesday, April 11, 1995, 1:00 P.M.          Suffolk Bancorp's common stock is
Fox Hill Golf & Country Club                traded over-the-counter, and is
Oakleigh Avenue                             listed on the NASDAQ National
Baiting Hollow, New York                    Market System under the symbol
                                            "SUBK." Market makers at December
                                            31, 1994 included the firms of:
                                            Ernst & Co.;  Herzog, Heine,
                                            Geduld, Inc.; Keefe, Bruyette &
                                            Woods, Inc.; McConnell, Budd &
                                            Downes, Inc.; Sandler O'Neill &
                                            Partners, L.P.; and Smith Barney
                                            Shearson, Inc.


REGISTRAR AND TRANSFER AGENT                S.E.C. FORM 10-K
American Stock Transfer & Trust Co.         The Annual Report to the Securities
40 Wall Street, 46th Floor                  and Exchange Commission on Form 10-K
New York, New York 10269-0436               and documents incorporated by
(212) 936-5100                              reference can be obtained, without
                                            charge, by writing to the Secretary,
                                            Suffolk Bancorp, 6 West Second
                                            Street, Riverhead, New York 11901.

                         [SUFFOLK BANCORP LETTERHEAD]


To Our Shareholders:

Nineteen-ninety-four was a successful year for Suffolk Bancorp and for its wholly owned subsidiaries, The Suffolk County National Bank and Island Computer Corporation.

Net income was $8,318,000 compared to $7,689,000 last year before a change in the accounting for income taxes. It was ahead slightly from $8,313,000 after the effect of the change. Earnings-per-share were $2.25 compared to $2.27 last year before the change, and $2.45 after. Assets totaled $811,654 at year-end, up 26 percent from 1993. Shareholders' equity totaled $77,093,000, up 22 percent from year-end 1993. Book-value-per-share was $20.29, up 9 percent from last year. Dividends-per-share increased to $0.71 from $0.68, and the price of your shares reached a new high of $28.50, closing the year at $26.00.

Each of these numbers represents entirely satisfactory performance. It is book-value-per-share, of which I am most proud. This year we consummated the acquisition of Hamptons Bancshares, Inc. Even with this transaction, book-value-per-share increased in keeping with our historical rates of growth. This was an important achievement for our shareholders. When we consider the strategic advantages of our new-found presence across Long Island's east end, it is an unqualified success.

The economy in our region continued to improve throughout 1994, albeit slowly. Our net interest margin improved slightly from year to year as the repricing of loans and investments moved ahead of the repricing of our core deposits. As we expected, asset quality was affected adversely as we took troubled loans and foreclosed real estate from Hamptons into our own portfolio, but we were able to reduce the ratio of non-performing loans to total loans from a high of 2.18 percent at the end of the second quarter, to 1.70 percent at year-end.

Each year, I try to convey to you the principles which guide us in managing Suffolk Bancorp day to day and into the future. In providing our shareholders with a steady and reliable return, our first concern is for our customers, whose loyalty is what makes all else possible. In equal measure, we attend to the needs of our employees and the communities we serve. The Suffolk County National Bank of Riverhead was founded one-hundred-and-five years ago in the twin spirits of independence and service to the community. We do truly trace our roots to that first office on Main Street. While we have prospered and grown, seen great advances in technology and great changes in the communities we serve, I believe that your company's founders would recognize our values today: prudence, common sense, honesty, and decency. These have always been the foundation of Suffolk Bancorp's success, and will remain so far into the future.

Once again, and as always, it is an honor and great distinction to have served as your chief executive officer during the past year. I am grateful for your loyal support, and hope that we can count on it in the years to come.





                                      Edward J. Merz
                                      President & Chief Executive Officer

COMMENTARY

PUTTING IT TOGETHER

On April 11, 1994, Hamptons Bancshares, Inc. of Southampton, New York was merged into a subsidiary of Suffolk Bancorp. At the same time, Hamptons' banking subsidiary, The Bank of the Hamptons, was merged directly into Suffolk's banking subsidiary, The Suffolk County National Bank. The immediate result was a super-community bank with twenty-one offices, spanning the region from Montauk to Bohemia on Long Island's south shore, and from Cutchogue to Port Jefferson on the north.


The acquisition of Hamptons remains the largest transaction in the long history of Suffolk Bancorp and its predecessor, The Suffolk County National Bank of Riverhead. Throughout those many years, Suffolk has been conservative, pursuing a steady, dependable return to its shareholders, and providing sensible, personal service to its customers. In Hamptons, we saw the opportunity to continue in that tradition, serving five new communities similar to the eleven where we already had offices.





Even as the transaction closed, signs bearing the SCNB logo were in place at each of the locations of the former Hamptons. From the first day, the company functioned as one. While the transition was not flawless, in a matter of months, most operational wrinkles had been ironed out of the new organization, and customers across Long Island's east end could enjoy true, hometown service, a commodity provided by the ever smaller number of independent financial institutions operating on Long Island.

Last year in this space, we discussed the reasons why management decided to pursue this transaction. This year, we will review those reasons, report on some preliminary steps we have taken to capitalize on the Hamptons franchise, discuss other developments in the past year, and finally articulate an important principle which guides us as we shape your company's future.


WHY WE ACQUIRED HAMPTONS.

                                Hometown Service

When the management of Hamptons expressed interest in joining forces with Suffolk Bancorp, we saw it as a unique opportunity. Hamptons was devoted to the same kind of hometown hamlets and villages as we were. Pleasant, personal service and the minimum of bureaucratic red tape are what made the reputations of both institutions.





                                  Market Share

At the time of the transaction, Suffolk had 29.5 percent of local deposits in its east end markets. Hamptons had 18.5 percent. Most of the communities we serve have a "Main Street." This makes its easier for us to focus our message to build and maintain a substantial share of local markets.

                              Geographic Proximity

Each of the eight offices of the former Hamptons is in a community new to Suffolk. There was no overlap, but the two branch networks were contiguous, making a perfect fit for customers' convenience, advertising and operations.

                                Diversification

Commercial credits with variable rates have improved Suffolk's ability to withstand rising rates of interest. Hamptons contributed more demand deposits, proportionately, also working to bolster Suffolk's net interest margin.

                                  Cost Savings

Consumer and commercial lending, branch administration, item processing, data processing, training, accounting, personnel, marketing, shareholder relations, compliance, audit, facilities and security are managed by the same departments as before the merger, for an institution a quarter again as large. In years to come, consolidation will mean cost savings.

                                    Leverage

More than 28 percent of the purchase price was paid in cash. That added leverage to Suffolk's capital, unusually high at the time of the acquisition.

                                   Liquidity

The rest of the price was paid in stock. More than 400,000 additional shares were issued. At year-end, Suffolk was worth $99 million in the stock market, making your company more visible, and easier for our shareholders to trade.


MAKING THE MOST OF HAMPTONS

                               Fiduciary Services

One of the first steps we took after the merger was to move our trust department to Southampton. "The Hamptons" are renowned the world over for the wealth of a certain element of their population. Hometown service extends beyond taking deposits and making loans to helping customers to manage their money and their estates. We believe this is an unusually good opportunity to develop fee income for the bank.

                          Regional Commercial Lending

Hamptons also provided us with the perfect opportunity to focus our efforts to develop and serve new commercial credits in each of three regions, bringing our lending officers closer to their customers. Our office in Southampton is convenient to customers on Long Island's south fork, our office in Port Jefferson taps into the growing markets to the west, and our office in Riverhead tends to our traditional customers on the north fork and in the county seat.


RECENT DEVELOPMENTS

                           An Office in Miller Place

On February 6, 1995, SCNB opened its 22nd office in Miller Place, New York. This location takes SCNB one step closer to serving each of the communities along Long Island Sound east of Port Jefferson. Proud of its history, Miller Place is home to a number of professionals, academics, and longtime residents who appreciate the personal service on which SCNB's reputation is based.

                         Mutual Fund and Annuity Sales

As part of a continuing attempt to meet all of the financial needs of our customers, we brought our "INTRACK" mutual fund sales program in-house, training and registering our own representatives. The same representative will understand all of the services SCNB can offer, including savings accounts and certificates of deposit, as well as mutual funds, and will be able to refer customers to our trust department when that would be most appropriate to their needs.


LOOKING TO THE FUTURE

It may seem obvious, but it bears frequent restatement. Banking is a service industry. The most successful banks are those which provide the best service to their customers. Suffolk Bancorp has a long history of good service. Not coincidentally, its history of reliable dividends is equally long, and the price of the each share has increased steadily over the years, allowing for temporary fluctuations in the stock market. Service ensures profit.

Efficiency is important, and finding the simplest and most effective way of doing our jobs is a daily task for each of us. But efficiency can be measured only against the successful completion of the task at hand. The competitive advantage of a community bank lies not only in the quality of its staff, but in their number as well. It is well to hone operating procedures to find every efficiency possible, but when the customer meets the banker, there is no substitute for a friendly greeting, for useful, well-informed advice, and careful attention to the customer's needs.

Recently, many banks have "restructured." We are the first to concede that this may improve the next quarter's earnings, and maybe those of the next year as well. Lean and mean is the fashion of the moment. In the long run, however, we believe that approach is counterproductive to profitable community banking.

Certain efficiencies make sense. For example, automatic teller machines are as fast as any teller in dispensing cash, do so at any time of the day or night, and can be found around the globe. That is why we operate 15 of them. But banking is much more than cashing checks, and we doubt the day will ever come when the average customer will want a ten-second explanation of service charges, and ten more on home equity loans. That is why we have 22 offices.

Momentary efficiencies can have unintended consequences. Over time, with fewer friendly faces in fewer, more crowded offices, with longer lines and slower service, customers would drift away to other banks which take more time with them, and less time from them.

This is simply not our way at Suffolk Bancorp. We know that it is easier to lose a customer than to gain one, and much less expensive to keep one than to attract one anew. We think that most of our shareholders will agree that sudden changes in a successful strategy are ill-advised.

Our story has never been riveting but always consistent; our performance never spectacular but always reliable. We are traditional enough to believe that bankers should be conservative, and resist the temptation to sprint. We are in business for the long haul. We have offered good service and a steady profit for the last century, and we plan to do so throughout the next.

Suffolk Bancorp has grown and prospered through more than a century of the most rapid and amazing changes the world has ever seen. It has done so by keeping the interests of all of its constituents firmly in mind all of the time. In that respect, Suffolk's past is also its future.

                                   * * * *

Management's discussion and analysis of financial condition and results begins on page 7. The Board of Directors and Management encourage you to read it to gain a better understanding of our operations during the past year.






                   The Board of Directors of Suffolk Bancorp

 Left to Right: Joseph A. Deerkoski; Peter Van de Wetering; Edgar F. Goodale;
      Edward J. Merz, President & C.E.O.; J. Douglas Stark; Bruce Collins; John J. Raynor; Howard M. Finkelstein; Hallock Luce 3rd; and Raymond A.
                              Mazgulski, Chairman

     Mr. Collins and Mr. Raynor come to the board from the former Hamptons.
  We welcome them and look forward to their counsel as we plan for the future.

                       SUMMARY OF SELECTED FINANCIAL DATA

FIVE YEAR SUMMARY: (dollars in thousands except per share amounts)

For the Years                                           1994 (1)          1993             1992              1991             1990
----------------------------------------------------------------------------------------------------------------------------------
  Interest income                               $     51,564      $     43,997     $     46,984      $     50,787     $     52,528
  Interest expense                                    15,734            14,525           18,153            25,619           29,187
----------------------------------------------------------------------------------------------------------------------------------
    Net-interest income                               35,830            29,472           28,831            25,168           23,341
  Provision for possible loan losses                     730             1,098            2,572             2,610            1,548
  Other income                                         5,675             4,730            4,060             3,169            2,526
  Other expense                                       27,752            21,345           19,788            18,090           15,809
----------------------------------------------------------------------------------------------------------------------------------
    Net operating expense                             22,077            16,615           15,728            14,921           13,283

  Income before income taxes and cumulative effect
    of change in accounting principle                 13,023            11,759           10,531             7,637            8,510
  Provision for income taxes                           4,705             4,070            3,858             2,576            3,138
----------------------------------------------------------------------------------------------------------------------------------
  Income before cumulative effect of change in
    accounting for income taxes                        8,318             7,689            6,673             5,061            5,372
  Cumulative effect of change
    in accounting for income taxes                         -               624                -                 -                -
----------------------------------------------------------------------------------------------------------------------------------
    Net income                                 $       8,318     $       8,313    $       6,673     $       5,061    $       5,372
==================================================================================================================================
BALANCE AT DECEMBER 31,
  Federal funds sold                           $           -     $           -     $     27,600      $     40,400     $     30,300
  Investment securities- available for sale           68,261                 -                -                 -                -
  Investment securities- held to maturity            126,380           194,391          166,946           136,113          125,426
----------------------------------------------------------------------------------------------------------------------------------
    Total investment securities                      194,641           194,391          166,946           136,113          125,426
  Net loans                                          529,075           406,740          369,005           360,074          351,783
  Total assets                                       811,654           642,359          599,418           574,042          542,792
  Total deposits                                     723,993           568,768          538,604           517,551          487,399
  Other borrowings                                         -             6,500                -                 -                -
  Stockholders' equity                          $     77,093      $     63,284     $     57,105     $      52,268     $     48,765
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Performance:
  Return on average equity                           11.50%           13.78%            12.19%            10.02%           11.42%
  Return on average assets                            1.11             1.35              1.13              0.93             1.02
  Net interest margin (taxable equivalent)            5.34             5.31              5.43              5.28             5.11
  Average equity to average assets                    9.68             9.79              9.24              9.27             8.92
  Dividend pay-out ratio                             31.61            27.32             29.40             37.16            33.96
Asset Quality: (2)
  Non-performing loans to total loans                 1.70             1.26              1.84              1.40             0.58
  Non-performing assets to total assets               1.11             0.80              1.13              0.88             0.37
  Allowance to non-accrual loans and 90+             77.39            92.73             71.62             52.50            72.42
  Allowance to loans, net of discounts                1.16             1.20              1.27              1.06             0.81
  Net charge-offs to average loans                    0.23%            0.24%             0.48%             0.46%            0.27%
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA: (3) (4)
  Income before cumulative effect of change in
    accounting principle                       $        2.25    $        2.27      $       1.97     $       1.51      $       1.62
  Cumulative effect of change in accounting principle     -              0.18                -                 -                 -
  Net income                                            2.25             2.45              1.97             1.51              1.62
  Cash dividends                                        0.71             0.68              0.60             0.56              0.55
  Book value at year-end                               20.29            18.63             16.85            15.51             14.64
  Highest market value                                 28.50            25.00             20.00            11.00             13.25
  Lowest market value                           $      21.00     $      19.00      $       9.00     $       7.75      $       7.50
----------------------------------------------------------------------------------------------------------------------------------
  Number of full-time-equivalent employees at year-end   426              322               307               297              287
  Number of branch offices at year-end                    21               13                13                13               12
  Number of automatic teller machines                     14                8                 5                 4                1
==================================================================================================================================

(1) The information for 1994 reflects the acquisition of Hamptons on April 11, 1994.
(2) Includes $2,128,000 of non-performing loans and $1,222,000 of other real estate acquired from Hamptons.
(3) Reflects issuance of 402,109 shares in acquisition of Hamptons.
(4) Per share data is based on average shares outstanding of 3,692,286 in 1994, 3,391,149 in 1993, 3,387,198 in 1992, 3,358,228 in 1991, and 3,316,179 in
    1990.


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

         The Company's common stock is traded in the over-the-counter market, and is quoted on the NASDAQ National Market System under the symbol "SUBK." The following table details the quarterly high and low prices of the Company's common stock. Prices for 1994 and 1993 are as reported by NASDAQ.

----------------------------------------------------------------------------------------------------------------------------------
     1994                   High          Low        Dividends          1993                    High         Low         Dividends
----------------------------------------------------------------------------------------------------------------------------------
     First quarter       $ 24.00       $ 21.50       $  0.17            First quarter        $ 21.00      $ 19.00       $  0.17
     Second quarter        23.50         21.00          0.17            Second quarter         22.00        19.50          0.17
     Third quarter         27.50         22.00          0.18            Third quarter          22.50        20.25          0.17
     Fourth quarter        28.50         26.00          0.19            Fourth quarter         25.00        21.88          0.17
----------------------------------------------------------------------------------------------------------------------------------


         The Company declares regular quarterly cash dividends, payable on the first business day of each fiscal quarter.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS




         The discussion which follows provides an analysis of Suffolk Bancorp's (the "Company" or "Suffolk") results of operations for each of the past three years, and its financial condition as of December 31, 1994 and 1993, respectively. Selected tabular data are presented for each of the past five years.




                             THE COMPANY'S BUSINESS


         Nearly all of the Company's business is providing banking services to its commercial and retail customers in Suffolk County, on Long Island, New York. The Company is a one-bank holding company which banking subsidiary, The Suffolk County National Bank (the "Bank"), operates 21 full-service offices in the eastern half of Suffolk County. It offers a full line of domestic, retail, and commercial banking services, including trust services. The Bank's primary lending area includes all of Suffolk County, New York.

         The Bank serves as an indirect lender to the customers of many automobile and marine dealers in its service area. The Bank also lends to small manufacturers, wholesalers, builders, farmers and retailers, including financing for dealer inventory. The Bank also makes loans secured by real estate, including residential mortgages, of which most are sold to mortgage investors, real estate construction loans, and loans which are secured by commercial real estate and which float with the prime rate, or which have relatively short terms and are retained in the Bank's portfolio. The Bank offers both fixed and floating rate second mortgage loans with a variety of repayment plans.

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

         The Company is also the sole owner of Island Computer Corporation of New York, Inc. ("Island Computer"), a financial data-processing service company located in Bohemia, New York. Approximately 86 percent of the ongoing business of Island Computer is providing services to The Suffolk County National Bank.




                    ACQUISITION OF HAMPTONS BANCSHARES, INC.


         On April 11, 1994, the Company completed the acquisition of Hamptons Bancshares, Inc. ("Hamptons") of Southampton, New York. Shareholders of Hamptons received stock in Suffolk or cash. Seventy-two percent of the aggregate consideration was common stock. Holders of Hamptons' stock received
0.6809 shares of Suffolk common stock for each share of Hamptons stock, or cash of $14.64 per share based on the market price for the Company's shares on September 7, 1993 of $21.50 per share. The total consideration amounted to $12,472,000.

         Hamptons was a one-bank holding company which conducted business through its wholly owned subsidiary, The Bank of the Hamptons, N.A., a commercial bank headquartered in East Hampton, New York. Established in 1964 as the First National Bank of East Hampton, The Bank of the Hamptons maintained 8 offices in the communities of Bohemia, East Hampton, Montauk, Sag Harbor, Southampton, and Water Mill, New York, all of which have been converted to branches of The Suffolk County National Bank.

         The Company, acquired the assets and assumed the liabilities of Hamptons effective at the close of business on April 11, 1994. This transaction has been accounted for as a purchase. The fair values of the assets and liabilities at that time were as follows:

------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------
                Cash & cash equivalents                            $    19,494
                Investment securities                                   34,994
                Net loans                                               88,100
                Other assets                                            14,194
------------------------------------------------------------------------------
                Total assets                                           156,782
------------------------------------------------------------------------------
                Deposits                                               142,227
                Other liabilities                                        3,568
------------------------------------------------------------------------------
                Total liabilities                                   $  145,795
==============================================================================


         The transaction resulted in goodwill of $3,619,000, which is being amortized over 10 years.

         The following table sets forth the net effect on income of purchase accounting adjustments for the fiscal years ended December 31, 1995 through 1999: (in thousands)

          Fiscal              Amortization           Purchase Accounting          Net Effect
            Year               of Goodwill        Discounts/(Premium), Net         on Income
            1995                $  (362)                   $   713                $   351
            1996                   (362)                       296                    (66)
            1997                   (362)                       159                   (203)
            1998                   (362)                      (113)                  (475)
            1999                   (362)                      (202)                  (564)



                          GENERAL ECONOMIC CONDITIONS

         Long Island's economy improved slightly in 1994. The benefits of increased demand for financial, information, transportation and tourist services were offset by the effects of layoffs resulting from corporate consolidations and downsizing. Long Island has a highly educated and skilled work force, and a diverse industrial base. It is adjacent to New York City, one of the world's largest centers of distribution and a magnet for finance and culture. The island's economic cycles vary from those of the national economy.

         During 1994, interest rates rose throughout the year, particularly those for short-term obligations. This was in response to general fears of inflation and the subsequent actions of the Board of Governors of the Federal Reserve.


                             RESULTS OF OPERATIONS


                                   NET INCOME

         Net income was $8,318,000 compared to $7,689,000 last year before a change in the accounting for income taxes. It was ahead slightly from $8,313,000 after the effect of the change and $6,673,000 in 1992. This represents an 8.18 percent increase after a 24.58 percent increase prior to the change in accounting. This represents a 0.06 percent increase after a 24.58 percent increase after the change. Earnings-per-share were $2.25 compared to $2.27 last year before the change, and $2.45 after the effect of the change and $1.97 in 1992.


                              NET-INTEREST INCOME

         Net-interest income during 1994 was $35,830,000, up from $29,472,000 and $28,831,000 in 1993 and 1992, respectively. These represent increases of
21.6 percent and 2.2 percent, respectively. Net-interest income is the most important part of the net income of the Company. The increase in net interest income in 1994 is primarily attributable to the net-interest margin produced by additional assets and liabilities acquired from Hamptons.

         The effective-interest-rate-differential, on a taxable-equivalent basis, was 5.34 percent during 1994, up from 5.31 percent in 1993, which was down from 5.43 percent in 1992. Average rates on average interest-earning assets decreased to 7.62 percent in 1994 from 7.83 percent in 1993. Average rates on average interest-bearing liabilities decreased from 3.15 percent to
2.93 percent. These resulted in a 0.03 percent increase in the interest rate differential from 1993 to 1994, compared to a 0.12 percent decrease from 1992 to 1993. It increased because of the higher yield of assets acquired from Hamptons, and the fact that Hamptons liabilities included a larger proportion of demand deposits. The upward repricing of core deposits lagged the upward repricing of assets.

             AVERAGE ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY,

             RATE SPREAD, AND EFFECTIVE INTEREST RATE DIFFERENTIAL
                        (on a Taxable-equivalent Basis)



         The following table illustrates the average composition of the Company's statements of condition. It presents an analysis of net-interest income on a taxable-equivalent basis, listing each major category of interest-earning assets and interest-bearing liabilities, as well as other assets and liabilities: (dollars in thousands)

---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                               1994                          1993                           1992
---------------------------------------------------------------------------------------------------------------------------------

                                          Average             Average    Average             Average   Average            Average
                                          Balance  Interest   Rate       Balance  Interest   Rate      Balance  Interest  Rate
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
---------------------------------------------------------------------------------------------------------------------------------

U.S. treasury securities                 $123,864  $  5,520    4.46%    $122,175  $  5,354    4.38%   $103,982  $  5,445    5.24%
Obligations of states &
   political subdivisions                  37,004     2,561    6.92       41,663     3,095    7.43      41,556     3,741    9.00
U.S. govt. agency obligations              24,854     1,610    6.48        1,912        99    5.18       3,931       324    8.24
Corporate bonds & other securities            665        49    7.37          934        70    7.49         927        71    7.66
Federal funds sold & securities
  purchased under agreements to resell     15,771       663    4.20       27,870       852    3.06      47,990     1,636    3.41
Loans, including non-accrual loans        487,297    42,145    8.65      381,884    35,691    9.35     358,093    37,154   10.38
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets            $689,455   $52,548    7.62%    $576,438   $45,161    7.83%   $556,479   $48,371    8.69%
=================================================================================================================================

Cash & due from banks                   $  25,319                      $  25,319                     $  24,078
Other non-interest-earning assets          32,671                         14,494                        12,061
---------------------------------------------------------------------------------------------------------------------------------
Total assets                             $747,445                       $616,251                      $592,618

---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
---------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s &
   money market deposits                 $373,690  $  8,949    2.39%    $303,364  $  7,815    2.58%   $280,641  $  8,935    3.18%
Time deposits                             155,278     6,430    4.14      158,071     6,705    4.24     177,562     9,218    5.19
---------------------------------------------------------------------------------------------------------------------------------
Total savings & time deposits             528,968    15,379    2.91      461,435    14,520    3.15     458,203    18,153    3.96
Federal funds purchased                     3,861       171    4.43          125         4    3.20           -         -      -
Other borrowings                            2,132        81    3.80           18         1    5.56           -         -       -
Mortgages                                   1,446       103    7.12            -         -      -            -         -       -
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities       $536,407   $15,734    2.93%    $461,578   $14,525    3.15%   $458,203   $18,153    3.96%
=================================================================================================================================

Rate spread                                                    4.69%                          4.68%                         4.73%
Non-interest-bearing deposits            $135,593                      $  90,564                     $  76,310
Other non-interest-bearing liabilities      3,097                          3,767                         3,374
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                        $675,097                       $555,909                      $537,887
Stockholders' equity                       72,348                         60,342                        54,731
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities & stockholders'
   equity                                $747,445                       $616,251                      $592,618

Net-interest income (tax equivalent
   basis) & effective interest rate
   differential                                     $36,814    5.34%               $30,636    5.31%              $30,218    5.43%
Less: taxable-equivalent basis
   adjustment                                          (984)                        (1,164)                       (1,387)
---------------------------------------------------------------------------------------------------------------------------------
Net-interest income                                 $35,830                        $29,472                       $28,831
=================================================================================================================================

The average balance of investments and stockholders' equity does not include the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

Interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned had the Bank's investment in non-taxable U.S. Treasury Securities and state and municipal obligations had been subject to New York State and Federal income taxes yielding the same after-tax income. The rate used for this adjustment was approximately 34.0% for federal income taxes and 11.9% for New York State income taxes for all periods.

For each of the years 1994, 1993 and 1992, $1.00 of non-taxable income from obligations of states and political subdivisions equates to fully taxable income of $1.52. In addition, in 1994, 1993 and 1992, $1.00 of non-taxable income on U.S. Treasury securities equates to $1.02 of fully taxable income.

Amortization of loan fees are included in interest income.

                   ANALYSIS OF CHANGES IN NET-INTEREST INCOME



         The following table represents a summary analysis of changes in interest income, interest expense and the resulting net-interest income on a taxable-equivalent basis for the periods presented, each as compared with the preceding period. Because of the numerous simultaneous changes in volume and rate during the period analyzed, it is not possible to precisely allocate the changes between volumes and rates. For purposes of this table, changes which are not due solely to volume or to rate have been allocated to these categories based on the respective percentage changes in average volume and average rate as they compare to each other: (in thousands)

---------------------------------------------------------------------------------------------------------------------------------
                                                         1994 over 1993                                1993 over 1992
---------------------------------------------------------------------------------------------------------------------------------
                                                         Changes due to                                Changes due to
                                                 Volume       Rate        Net Change           Volume       Rate       Net Change
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
---------------------------------------------------------------------------------------------------------------------------------

U.S. treasury securities                        $    75  $      91     $     166            $     872    $   (963)    $    (91)
Obligations of states & political
   subdivisions                                    (331)      (203)         (534)                  10        (656)        (646)
U.S. govt. agency obligations                     1,480         31         1,511                 (131)        (94)        (225)
Corporate bonds & other securities                  (20)        (1)          (21)                   1          (2)          (1)
Federal funds sold & securities purchased
   Under agreements to resell                      (444)       255          (189)                (629)       (155)        (784)
Loans, including non-accrual loans                9,273     (2,819)        6,454                2,370      (3,833)      (1,463)
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                   $10,033    $(2,646)      $ 7,387              $ 2,493    $ (5,703)    $ (3,210)
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
---------------------------------------------------------------------------------------------------------------------------------

Savings, N.O.W.'s & money market deposits       $ 1,690   $   (556)      $ 1,134             $    682    $ (1,802)    $ (1,120)
Time deposits                                      (117)      (158)         (275)                (942)     (1,571)      (2,513)
Federal funds purchased                             165          2           167                    4           -            4
Other borrowings                                     81         (1)           80                    1           -            1
Mortgages                                           103          -           103                    -           -            -
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities              $ 1,922   $   (713)      $ 1,209             $   (255)   $ (3,373)    $ (3,628)
---------------------------------------------------------------------------------------------------------------------------------
Net change in net-interest income
   (taxable-equivalent basis)                   $ 8,111    $(1,933)      $ 6,178              $ 2,748    $ (2,330)   $     418
=================================================================================================================================

The table above includes the effect of the acquisition of Hamptons as of April 11, 1994.




                                INTEREST INCOME


         Interest income increased to $51,564,000 in 1994 from $43,997,000 in 1993 an increase of 17.2 percent, which was itself down 6.4 percent from $46,984,000 during 1992. Loans acquired from Hamptons resulted in greater interest income for the Company, offsetting lesser income than expected from indirect auto loans, the result of greater competition for these loans on Long Island.




                             INVESTMENT SECURITIES


         Average investment in U.S. Treasury securities increased to $123,864,000 in 1994 from $122,175,000 in 1993, an increase of 1.4 percent.
These securities are the primary source of the Company's liquidity. Holdings of municipal securities have decreased because yields, even on a taxable-equivalent basis, have become less attractive during 1994 as changes in the income tax code for individuals made it possible for them to underbid corporate investors. U.S. Treasury and municipal securities provide collateral for various liabilities to municipal depositors. The Company currently holds no investment in derivative products. The increase in the holdings of U.S. Government Agency Obligations is the result of the acquisition of the investment portfolio of Hamptons.

         The following table summarizes the carrying amounts and the distribution of the Company's Investment Securities available for sale and held to maturity as of the dates indicated: (in thousands)

-------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                          1994                  1993                  1992
-------------------------------------------------------------------------------------------------------------------
Investment securities available for sale, at fair value:
  U.S. treasury securities                                    $ 68,261               $      -              $      -
-------------------------------------------------------------------------------------------------------------------
  Total investment securities available for sale                 68,261                     -                     -
-------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity:
  U.S. treasury securities                                       57,091               149,999               111,921
  Obligations of states & political subdivisions                 36,780                42,025                51,351
  U.S. govt. agency obligations                                  31,871                 1,176                 2,743
  Corporate bonds & other securities                               638                 1,191                   931
-------------------------------------------------------------------------------------------------------------------
Total investment securities held to maturity                    126,380               194,391               166,946
-------------------------------------------------------------------------------------------------------------------
  Total investment securities                                  $194,641              $194,391              $166,946
-------------------------------------------------------------------------------------------------------------------
Fair value of investment securities held to maturity           $123,096              $195,532              $168,832
Unrealized gains                                                    228                 1,298                 2,072
Unrealized losses                                                 3,512                   157                   186
===================================================================================================================




         Investment securities acquired from Hamptons totaled $34,994,000. These investments included $34,262,000 of U.S. Government Agency Obligations, $534,000 of Obligations of States and Political Subdivisions and $198,000 of Federal Reserve Bank stock.



         The carrying value, maturities and approximate weighted average yields, on a taxable-equivalent basis, at December 31, 1994 are as follows: (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                      Available for Sale- - - - - - - - - - - - - - - - - - - - - - - - - Held To Maturity - - - - - - - - - - - -
-----------------------------------------------------------------------------------------------------------------------------------


                                                                 Obligations of           U.S.              Corporate         Total
                         U.S. Treasury        U.S. Treasury    States & Political     Govt. Agency           Bonds &       Carrying
                          Securities           Securities         Subdivisions         Obligations      Other Securities      Value
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                       Carrying             Carrying            Carrying           Carrying            Carrying
Maturity (in years)       Value    Yield       Value   Yield       Value   Yield      Value    Yield      Value    Yield
-----------------------------------------------------------------------------------------------------------------------------------
Within 1                $34,588     5.93%    $45,004     4.12%   $30,714   6.67%    $     1    6.50%    $     -      - %   $110,307
After 1 but within 5     34,492     6.60      12,087     5.46      6,066   9.49      14,664    6.36           -      -       67,309
After 5 but within 10         -       -            -       -           -      -      17,206    6.15           -      -       17,206
Other securities (FRB)        -       -            -       -           -      -           -       -         638   6.00          638
-----------------------------------------------------------------------------------------------------------------------------------
Total                   $69,080     6.26%    $57,091     4.41%   $36,780   7.14%    $31,871    6.25%       $638   6.00%    $195,460
===================================================================================================================================


         As a member of the Federal Reserve System, the Bank owns Federal Reserve Bank stock with a book value of $638,000. An equity investment, the stock has no maturity. There is no public market for this investment. The last declared dividend was 6%.



                                 LOAN PORTFOLIO


         Consumer loans, net of unearned discounts, totaled $269,725,000 at year-end 1994, up 14.3 from $236,043,000 at the end of 1993. Only $6,215,000 related to Hamptons acquired balances. Consumer loan balances are composed primarily of indirect, dealer-generated automobile loans. The Bank has developed a reputation for good service that has enabled it to maintain its share of the market for this type of lending. Rates on these loans have remained low despite a general rise in interest rates owing to increased competition in our primary market on Long Island.

         Commercial loans, totaling $71,414,000 at year-end 1994, were up 37.1 percent from $52,103,000 at year-end 1993. The Company acquired $20,399,000 from Hamptons. These loans continue to be made to small local businesses. Several major borrowers had not drawn on their lines of credit as they usually would have at year end. Additionally, the Bank elected to exit from some credits acquired from Hamptons.

         Commercial and residential real estate mortgages, including home equity loans have increased 54.6 percent to $190,111,000 in 1994 from $122,994,000 in 1993. The increase includes $60,090,000 of loans acquired from Hamptons.

         The following table categorizes the Company's total loans at December 31,: (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
CATEGORY                                              1994             1993              1992             1991              1990
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural loans     $    71,414      $    52,103       $    45,030      $    41,435       $    47,590
Commercial real estate mortgages                   104,548           65,738            59,250           49,365            44,200
Real estate - construction loans                     8,018            5,327             6,294            4,883             6,554
Residential mortgages (1st and 2nd liens)           50,011           33,489            34,558           31,782            26,456
Home equity loans                                   27,534           18,440            19,900           21,843            22,358
Consumer loans (net of unearned discounts)         269,725          236,043           207,211          205,855           206,072
Lease finance                                          743                -                 -                -                 -
Other loans                                          3,296              522             1,492            8,782             1,426
--------------------------------------------------------------------------------------------------------------------------------
Total loans (net of unearned discounts)         $  535,289       $  411,662        $  373,735       $  363,945        $  354,656
================================================================================================================================



         Loans, net of unearned discounts acquired from Hamptons totaled $88,100,000. The composition of loan balances included $20,399,000 of commercial, financial and agricultural loans, $27,278,000 of commercial real estate, $5,538,000 of real estate construction loans $15,295,000 of residential mortgages, $11,979,000 of home equity loans, $6,215,000 of consumer loans, and $1,396,000 of lease finance loans.



         The following table illustrates the sensitivity to changes in interest rates of the Company's total loans, net of discounts, not including overdrafts and loans not accruing interest, together totaling approximately $9,310,000 at December 31, 1994: (in thousands)

--------------------------------------------------------------------------------------------------------------
                                             Due Within         After 1 But            After
INTEREST RATE PROVISION                        1 Year          Within 5 Years         5 Years          Total
--------------------------------------------------------------------------------------------------------------
Predetermined rates                         $    33,515          $  284,959       $    15,618       $  334,092
Floating or adjustable rates                    176,175              11,747             3,965          191,887
--------------------------------------------------------------------------------------------------------------
Total                                        $  209,690          $  296,706       $    19,583       $  525,979
==============================================================================================================





         The following table shows the Company's non-accrual, past due, restructured loans, and other real estate owned at December 31,: (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                                      1994             1993              1992             1991              1990
--------------------------------------------------------------------------------------------------------------------------------
Accruing loans which are
   contractually past due 90 days or more          $ 2,015          $   871            $1,372           $2,441            $2,230
Loans not accruing interest                          6,014            4,437             5,175            4,054             1,007
Restructured loans                                     372               51               744              878               730
Other real estate owned                              2,622              649               853              125               298
--------------------------------------------------------------------------------------------------------------------------------
Total                                              $11,023           $6,008            $8,144           $7,498            $4,265
================================================================================================================================





         Loans acquired from Hamptons which were not accruing interest at the time of the acquisition or which have subsequently stopped accruing interest totaled $2,128,000 at December 31, 1994. In addition, $1,222,000 of other real estate acquired from Hamptons remained at December 31, 1994.

         Interest on loans which have been restructured or are no longer accruing interest would have amounted to $394,000 for 1994, $322,000 for 1993 and $361,000 for 1992 under the contractual terms of those loans. The Company records the payment of interest on such loans as a reduction of principal. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1994, 1993 and 1992.

         The percentage of net charge-offs to average net loans during 1994 was
0.23 percent, compared to 0.24 percent during 1993 and 0.48 percent during 1992. The ratio of the allowance for possible loan losses to loans, net of discount was 1.16 percent during 1994, compared to 1.20 percent in 1993 and
1.27 percent in 1992. During 1992, the Company refined its policy of internal credit review to more precisely identify risk and exposure in the loan portfolio.

         Generally, recognition of interest income is discontinued where reasonable doubt exists as to whether interest can be collected. Ordinarily, loans no longer accrue interest when ninety days past due. When a loan is placed on non-accrual status, all interest accrued previously in the current year, but not collected, is reversed against interest income in the current year. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans are removed from non-accrual status when they become current as to principal and interest, and when, in the opinion of management, the loans can be collected in full. There were no loans of a material amount which have become problems that are not reflected in the foregoing tables.

     SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

         To determine the allowance required for possible loan losses, management identifies problem loans and estimates the probability and amount of potential losses based primarily on the financial condition of the borrower and, among other things, the appraised value of the collateral. For loans not specifically identified as problems, management uses data concerning the Company's general experience with loan losses and considers current economic conditions to compute the additional reserve required to offset unidentified problem loans. In addition, management considers the examination of loans by regulatory authorities, internal reviews and other evaluations. The Company allocates the allowance in proportion to the risk identified in each category of loans.

         Transactions in the Allowance for Possible Loan Losses are made in seven major loan categories. The summary of such transactions for periods indicated follows: (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                            1994                1993                1992               1991         1990
--------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses, January 1,    $4,922              $4,730              $3,871             $2,873       $2,264
Allowance acquired from Hamptons                   1,678                   -                   -                  -            -
Loans charged-off:
Commercial, financial & agricultural loans           869                 440                 623                479          171
Commercial real estate mortgages                       8                   -                 244                  -            -
Real estate - construction loans                       -                   -                   -                  -            -
Residential mortgages (1st & 2nd liens)                -                   -                   -                 52            -
Home equity loans                                     80                   -                  50                  -            -
Consumer loans                                       511                 678               1,022              1,329          896
Lease finance                                          -                   -                   -                  -            -
Other loans                                            -                  49                   -                  -            -
--------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                  1,468               1,167               1,939              1,860        1,067
--------------------------------------------------------------------------------------------------------------------------------
Recoveries of charged-off loans:
Commercial, financial & agricultural loans            72                  14                  11                 54            4
Commercial real estate mortgages                       -                   -                   -                  -            -
Real estate - construction loans                      11                   -                   -                  -            -
Residential mortgages (1st & 2nd liens)                -                   -                   -                  -            -
Home equity loans                                      -                   -                   -                  -            -
Consumer loans                                       269                 247                 215                194          124
Lease finance                                          -                   -                   -                  -            -
Other loans                                            -                   -                   -                  -            -
--------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                     352                 261                 226                248          128
Net loans charged-off                              1,116                 906               1,713              1,612          939
Provisions for possible loan losses                  730               1,098               2,572              2,610        1,548
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                             $6,214              $4,922              $4,730             $3,871       $2,873
================================================================================================================================




         The distribution of the Allowance for Possible Loan Losses, and the percentage of the total allowance, by category at end of period, is listed in the following table. The distribution is proportionate to the risk identified in each category: (dollars in thousands)

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                        1994      %       1993      %      1992      %       1991      %      1990      %
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural loans   $1,988   32.0     $1,581   32.1    $1,557   32.9     $1,552   40.1   $   434   15.1
Commercial real estate mortgages              2,212   35.6      1,707   34.7     1,383   29.3        992   25.6         -      -
Real estate - construction loans                 80    1.3          1    0.0         -      -          -      -         -      -
Residential mortgages (1st & 2nd liens)         449    7.2        155    3.1       147    3.1        108    2.8       535   18.6
Home equity loans                               200    3.2        254    5.2       223    4.7        204    5.3         -      -
Consumer loans                                1,243   20.0      1,191   24.2     1,396   29.5      1,003   25.9     1,865   64.9
Other loans                                      42    0.7         34    0.7        24    0.5         12    0.3        39    1.4
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                        $6,214  100.0     $4,922  100.0    $4,730  100.0     $3,871  100.0    $2,873  100.0
================================================================================================================================




         The following table presents information concerning loan balances and asset quality: (dollars in thousands)


---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                          1994               1993               1992                1991              1990
---------------------------------------------------------------------------------------------------------------------------------
Loans, net of discounts:
Average net loans                            $487,297           $381,884           $358,093            $347,286          $351,217
Net loans at end of period                   $535,289           $411,662           $369,005            $360,074          $351,783
---------------------------------------------------------------------------------------------------------------------------------
Non-performing loans to total loans            1.70%              1.26%               1.84%              1.40%             0.58%
Non-performing assets to total assets          1.11               0.80                1.13               0.88              0.37
Ratio of net charge-offs to average net loans  0.23               0.24                0.48               0.46              0.27
Net charge-offs to net loans at December 31,   0.21               0.22                0.46               0.45              0.27
Allowance for possible loan losses
   to loans, net of discounts                  1.16               1.20                1.27%              1.06              0.81
=================================================================================================================================


The disparity between average net loans and net loans at December 31, 1994 is largely attributable to the acquisition of the loan portfolio of Hamptons during the second quarter.

                                INTEREST EXPENSE


         Interest expense for 1994 was $15,734,000, up 8.3 percent from $14,525,000 during 1993, which was down 20.0 percent from $18,153,000 in 1992.
The largest part of the Company's interest expense was incurred by deposits of individuals, commercial enterprises, and various levels of government and agencies. The majority of the deposits acquired from Hamptons were core deposits of lower cost, including primarily demand, savings, and N.O.W. deposits. Short-term borrowings, including Federal Funds Purchased (inter-bank short-term lending), Securities Sold Under Agreements to Repurchase, and Federal Reserve Bank Borrowings were minimal during 1994 and 1993.



                                    DEPOSITS


         Average interest-bearing deposits increased to $528,968,000 in 1994 from $461,435,000 in 1993. Traditional savings deposits increased during 1994, averaging $225,142,000, up 22.2 percent from $184,185,000 in 1993. Average balances of time certificates under $100,000, decreased to $139,675,000 in 1994, down from $144,340,000 in 1993, a decrease of 3.2 percent. Average balances of money market deposits of $90,085,000 were 13.6 percent of average total deposits during 1994. Average balances of time certificates of $100,000 or more were $15,603,000, up 13.6 percent from $13,731,000 during 1993.
Deposits acquired from Hamptons totaled $142,227,000. These included $42,609,000 of demand deposits, $36,836,000 of savings deposits, $48,209,000 of N.O.W. and money market deposits, $3,058,000 of time certificates of $100,000 or more, and $11,515,000 of other time deposits.



         The following table shows the classification of the average deposits of the Company for each of the periods indicated: (dollars in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                               1994                           1993                             1992
--------------------------------------------------------------------------------------------------------------------------------
                                                         Average                         Average                         Average
                                                      Rates Paid                      Rates Paid                      Rates Paid
--------------------------------------------------------------------------------------------------------------------------------
Demand deposits                           $ 135,593           -          $   90,564          -           $   76,310          -
Savings deposits                            225,142        2.67%            184,185        2.84%            138,720        3.50%
N.O.W. & money market deposits              148,548        1.98             119,179        2.16             141,921        2.87
Time certificates of $100,000 or more        15,603        2.55              13,731        2.49              20,048        2.88
Other time deposits                         139,675        4.32             144,340        4.41             157,514        5.49
--------------------------------------------------------------------------------------------------------------------------------
Total deposits                            $ 664,561                       $ 551,999                       $ 534,513
================================================================================================================================



         At December 31, 1994, the remaining maturities of the Company's time certificates of $100,000 or more were as follows: (in thousands)

--------------------------------------------------------------------
              3 months or less                              $ 14,774
              Over 3 through 6 months                          3,642
              Over 6 through 12 months                         2,020
              Over 12 months                                   3,330
--------------------------------------------------------------------
              Total                                         $ 23,766
====================================================================





                             SHORT TERM BORROWINGS


         The Company uses several types of short-term funding. These include lines of credit for federal funds with correspondent banks, retail sale-repurchase agreements and the Federal Reserve Bank discount window. Average balances of federal funds purchased were $3,861,000 and $125,000 for 1994 and 1993 respectively. Average balances of Federal Reserve Bank borrowings during 1994 were $351,000 and $18,000 for 1993. Retail repurchase agreements averaged $1,781,000 in 1994. There were no retail repurchase agreements in 1993.

                                  OTHER INCOME


         Other income increased to $5,675,000 during 1994, up 20.0 percent from $4,730,000 in 1993, which was up 16.5 percent from $4,060,000 in 1992. Service charges on deposit accounts were up 34.0 percent from 1993 to 1994, and 4.0 percent from 1992 to 1993. The deposits acquired from Hamptons provided the basis for this overall increase. Other service charges were up 31.3 percent and
21.7 percent for the same periods.


                                 OTHER EXPENSE


         Other expense during 1994 was $27,752,000, up 30.0 percent from $21,345,000 in 1993, which was up 7.9 percent from $19,788,000 during 1992.
Growth of the Company resulting from the acquisition of Hamptons eight branch offices and the related growth in the volume of business has increased costs in the areas of: retention and training of qualified staff, increased use of data processing to provide better operating and management information, and the improvement and expansion of facilities. The Company expects to realize operating efficiencies from this transaction in the future. FDIC assessments increased from $1,135,000 in 1992, to $1,203,000 in 1993, to $1,407,000 in
1994.


                           INTEREST RATE SENSITIVITY


         Interest-rate sensitivity is determined by the date when each asset and liability in the Bank's portfolio of assets and liabilities can be repriced. Sensitivity occurs when the interest-earning assets and interest-bearing liabilities cannot be repriced at the same time. While this analysis presents the quantity of assets and liabilities repricing in each time period, it does not consider the sensitivity of various assets and liabilities to changes in interest rates.


         Management reviews its asset/liability strategy regularly. Given differing sensitivities to the various interest rates of its assets and liabilities, management may selectively mismatch the repricing of assets and liabilities to take advantage of temporary or projected differences in interest rates. The following table reflects the sensitivity of the Company's consolidated statement of condition at December 31, 1994: (dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------------
                                                       0 - 90       91 - 180       181-360      Over One     Not Rate
MATURITY                                                 Days           Days          Days          Year     Sensitive       Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS

----------------------------------------------------------------------------------------------------------------------------------
Domestic loans (1) (net of unearned discount)         $131,746     $  43,145     $  72,910     $ 274,272     $  13,216    $535,289
Investment securities (2)                               40,514        43,359        26,457        83,673           638     194,641
----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                         $172,260     $  86,504     $  99,367     $ 357,945     $  13,854    $729,930
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
DEMAND DEPOSITS AND INTEREST-BEARING LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------
Demand deposits (3)                                  $  14,566     $  14,566     $  29,132    $   88,869     $       -    $147,133
N.O.W. & money market accounts (4)                       7,366         7,366        14,732       157,816             -     187,280
Interest bearing deposits (5)                           49,540        34,681        48,352       257,007             -     389,580
Federal funds purchased (6)                              4,300             -             -             -             -       4,300
Mortgage payable (6)                                        50            51            52         1,781             -       1,934
----------------------------------------------------------------------------------------------------------------------------------
Total demand deposits and interest-bearing
     liabilities                                     $  75,822    $  56,664     $  92,268     $ 505,473      $       -    $730,227
----------------------------------------------------------------------------------------------------------------------------------
Gap                                                  $  96,438     $  29,840    $    7,099     $(147,528)    $  13,854    $  (297)
----------------------------------------------------------------------------------------------------------------------------------
Cumulative difference between interest-earning
     assets and interest-bearing liabilities         $  96,438      $126,278      $133,377    $  (14,151)    $    (297)   $     -
----------------------------------------------------------------------------------------------------------------------------------
Cumulative difference as a percentage of total
     assets                                              11.88%        15.56%        16.43%       (1.74%)       (0.04%)
=================================================================================================================================

(1) Based upon contractual maturity, repricing date if applicable, and projected prepayments, based upon experience. Loans not accruing interest, loans in the process of renewal, and potential charge-offs are classified as not sensitive to rates.
(2) Includes securities held to maturity and available for sale based upon contractual maturity, projected prepayments, based upon experience. FRB stock is not sensitive to rates.
(3) Based upon experience with stable core deposits.
(4) N.O.W. and Money Market balances are assumed to decline over a period of two years.
(5) Deposits with fixed rates and deposits with fixed pricing intervals are included in the period of contractual maturity. Savings balances are assumed to decline over a period of five years.
(6) Based upon contractual maturities.


         As of December 31, 1994, the volume of interest-earning assets with maturities of less than one year exceeded interest-bearing liabilities of similar maturity. This cumulative gap might result in increased net interest margin if interest-earning assets and interest-bearing liabilities reprice upward. If interest rates decline, a narrowing of the net interest margin could result.

                     ASSET/LIABILITY MANAGEMENT & LIQUIDITY

         The asset/liability management committee (the "committee") reviews the financial performance of the Company under the asset/liability management policy. The committee is composed of two outside directors, executive management, the comptroller, and the heads of commercial lending, retail lending, and marketing. It uses computer simulations of financial performance under changing interest rates to quantify interest-rate risk and project liquidity. The simulations also help in developing alternative strategies to increase the Bank's net-interest margin. The committee always assesses the impact of any change in strategy on the Bank's ability to make loans and repay deposits. While managing financial risk, only strategies and policies which meet regulatory guidelines and are appropriate under the economic and competitive conditions in the Bank's market are considered by the committee. The Bank has not used forward contracts or interest rate swaps to manage interest-rate risk.

         Liquidity is the Company's ability to meet anticipated loan demand and withdrawals of deposits. It is ensured by assets which can be converted quickly into cash. These liquid assets must be of a short term to minimize the risk to principal from changing interest rates. The committee anticipates cash flows in detail for the coming three months and suggests actions to ensure liquidity. Thus, the Bank has sufficient cash flow under normal operations, and is aware of potential sources of liquidity to meet the demand for loans and withdrawals of deposits.


                        BUSINESS RISKS AND UNCERTAINTIES

         The Bank's principal investments are in loans and in a portfolio of short and medium term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

         Consumer loans, net of unearned discounts, comprised 50.4 percent of the Bank's loan portfolio, more than 84.6 percent of which are indirect dealer-generated loans secured by automobiles. Nearly all of these loans are made to residents of the Bank's primary lending area, which is Suffolk County, New York. Each loan is small in amount, and borrowers represent a cross-section of the population employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, and is not dependent on any one entity or industry.

         Loans secured by real estate represented 35.5 percent of the portfolio, most of which are for commercial properties. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Bank has attempted to minimize the risks of these loans by carefully considering, among other things, the creditworthiness of the borrower, whether or not the real estate is located in the Bank's primary lending area, the condition and value of, as well as the business prospects for the security property.

         Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 13.4 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. The Bank obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principals' business enterprises.

         U.S. Treasury securities represented 64.4 percent of the investment portfolio and offer little or no financial risk.

         Municipal obligations constitute 18.9 percent of the investment portfolio. These obligations present slightly greater risk than U.S. Treasury securities, but significantly less risk than loans because they are backed by the full faith and taxing power of the municipal entity, each of which is located in the state of New York. The Company's policy is to hold these securities to maturity, which eliminates the risk to principal caused by variations in interest rates.

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

                               CAPITAL RESOURCES


         Primary capital including stockholders' equity without consideration for the net unrealized loss on securities available for sale, net of tax and the allowance for possible loan losses amounted to $83,750,000 at year-end 1994, compared to $68,206,000 at year-end 1993 and $61,835,000 at year-end
1992. Capital increased in conjunction with the acquisition of Hamptons totaled $8,531,000. This was represented by the issuance of 402,109 shares of the Company's stock under the terms of the agreement to acquire Hamptons.

16


The following table presents the Company's primary capital and related ratios for each of the last five years:

(CAPTION>

(dollars in thousands)
--------------------------------------------------------------------------------------------------------------------
                                                   1994  (1)     1993           1992          1991           1990
--------------------------------------------------------------------------------------------------------------------

Primary capital at year-end                        $83,750       $68,206        $61,835       $56,139        $51,638
Primary capital at year-end as a
  percentage of year-end:
   Total assets plus allowance for possible
      loan losses                                  10.24%         10.54%        10.24%          9.69%         9.46%
   Loans, net of unearned discounts                15.65%         16.57%        16.55%         15.43%        14.56%
   Total deposits                                  11.57%         11.99%        11.48%         10.82%        10.59%
===================================================================================================================

(1) Capital ratios do not include the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Investment Securities."


         The Company measures how effectively it utilizes capital using two widely accepted performance ratios, return on average assets and return on average common stockholders' equity. The returns in 1994 on average assets of
1.11 percent and average common equity of 11.50 percent decreased from 1993. In 1993, returns were 1.35 percent and 13.78 percent, respectively.

         All dividends must conform to applicable statutory requirements. The Company's ability to pay dividends depends on the Bank's ability to pay dividends. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency to pay dividends on either common or preferred stock that would exceed its net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. The amount currently available is $17,064,000.


                     RISK-BASED CAPITAL/LEVERAGE GUIDELINES

         The Federal Reserve Bank's requirements concerning risk-based capital requirements for bank holding companies were implemented during a transition period ending in 1992.

         The guidelines require minimum ratios of capital to risk-weighted assets, which include certain off-balance sheet activities, such as standby letters of credit. The guidelines define capital as being "core," or "Tier 1," capital, which includes common stockholders' equity, a limited amount of perpetual preferred stock, minority interest in unconsolidated subsidiaries, less goodwill; or "supplementary" or "Tier 2" capital which includes subordinated debt, redeemable preferred stock, and a limited amount of the allowance for possible loan losses. By year-end 1993, all bank holding companies should have met a minimum ratio of total qualifying capital to risk weighted assets of 8.00 percent, of which at least 4.00 percent should be in the form of Tier 1 capital. At December 31, 1994, the Company's ratios of core capital and total qualifying capital (core capital plus Tier 2 capital) to risk-weighted assets were 12.56 percent and 13.62 percent, respectively.


                  DISCUSSION OF CURRENT ACCOUNTING PRINCIPLES

         In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 would require all creditors to account for impaired loans, except those that are accounted for at fair market value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994. The Company will implement SFAS No. 114 as of January 1, 1995 and it is not expected to have a material effect on the financial statements taken as a whole.

         In October 1994, the FASB issued SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 118 is effective for fiscal years beginning after December 15, 1994 and amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. This Statement also amends the disclosure requirements of SFAS No. 114 to require information about the recorded investment in certain impaired loans and about how a creditor recognizes interest income related to those impaired loans. The Company does not believe that the adoption of SFAS No. 118 will have a material impact.

         In October 1994, the FASB issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." SFAS No. 119 is effective for fiscal years ending after December 15, 1994 and requires disclosure about derivative financial instruments including futures, forwards, swap and option contracts, and other financial instruments with similar characteristics. It also amends the existing requirements of SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk", and SFAS No. 107 "Disclosures about Fair Value of Financial Instruments." This statement requires disclosures about amounts, nature, and terms of derivative financial instruments that are not subject to SFAS No. 105 because they do not result in the off-balance sheet risk of financial loss. It requires that a distinction be made between financial instruments held or issued for trading purposes and financial instruments held or issued for purposes other than trading. It also amends SFAS No. 105 and 107 to require that distinction in certain disclosures required by those statements. The adoption of SFAS No. 119 has not had a material impact.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                         December 31,

ASSETS                                                                                              1994                  1993

Cash & Cash Equivalents.........................................................            $   56,488,206        $   27,556,696
Investment Securities Available for Sale, At Fair Value
    United States Treasury Securities...........................................                68,260,575                     -
Investment Securities Held to Maturity (Fair Value of $123,096,000
       and $195,532,000, respectively)
    United States Treasury Securities...........................................                57,090,622           149,999,285
    Obligations of States & Political Subdivisions..............................                36,780,489            42,025,332
    U.S. Government Agency Obligations..........................................                31,871,215             1,175,893
    Corporate Bonds & Other Securities..........................................                   637,849             1,190,644
                                                                                               -----------          ------------
                                                                                               126,380,175           194,391,154
                                                                                              ------------          ------------
      Total Investment Securities...............................................               194,640,750           194,391,154

Total Loans.....................................................................               568,198,173           442,224,211
Less: Unearned Discounts........................................................                32,909,042            30,561,954
      Allowance for Possible Loan Losses........................................                 6,213,548             4,922,126
                                                                                              ------------          ------------
  Net Loans.....................................................................               529,075,583           406,740,131

Premises & Equipment, Net.......................................................                12,428,053             4,727,625
Other Real Estate Owned, Net....................................................                 2,621,598               648,510
Accrued Interest Receivable, Net................................................                 4,007,001             2,199,028
Excess of Cost Over Fair Value of Net Assets Acquired...........................                 3,347,969                     -
Other Assets....................................................................                 9,044,349             6,095,900
                                                                                              ------------          ------------
      TOTAL ASSETS                                                                           $ 811,653,509         $ 642,359,044
                                                                                              ============          ============
LIABILITIES & STOCKHOLDERS' EQUITY

Demand Deposits.................................................................             $ 147,133,340        $   98,531,935
Savings, N.O.W.'s & Money Market Deposits.......................................               408,838,090           319,556,727
Time Certificates of $100,000 or more...........................................                23,766,390            12,868,514
Other Time Deposits.............................................................               144,255,106           137,811,235
                                                                                              ------------          ------------
    Total Deposits                                                                             723,992,926           568,768,411

Federal Funds Purchased.........................................................                 4,300,000                     -
Other Borrowings................................................................                         -             6,500,000
Dividend Payable on Common Stock................................................                   721,938               577,398
Accrued Interest Payable........................................................                 1,099,826               967,808
Other Liabilities...............................................................                 4,446,133             2,261,145
                                                                                              ------------          ------------
      TOTAL LIABILITIES                                                                        734,560,823           579,074,762

Commitments and Contingent Liabilities

STOCKHOLDERS' EQUITY

Common Stock (par value $5.00; 7,500,000 shares authorized;
   3,799,674 & 3,396,460 shares issued and outstanding at
   December 31, 1994 & 1993, respectively)......................................                18,998,370            16,982,300
Surplus.........................................................................                18,373,392            11,831,795
Undivided Profits...............................................................                40,164,291            34,470,187
Net Unrealized Loss on Securities Available for Sale, Net of Tax................                  (443,367)                    -
                                                                                              ------------          ------------
    TOTAL STOCKHOLDERS' EQUITY                                                                  77,092,686            63,284,282
                                                                                              ------------          ------------

    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                                 $ 811,653,509         $ 642,359,044
                                                                                              ============          ============

See accompanying notes to consolidated financial statements

18


                       CONSOLIDATED  STATEMENTS OF INCOME
                        For the Years ended December 31,

                                                                              1994                 1993                   1992
INTEREST INCOME
Federal Funds Sold................................................     $     663,262        $      851,504         $   1,635,665
United States Treasury Securities ................................         5,412,007             5,249,261             5,338,244
Obligations of States & Political Subdivisions (tax exempt).......         1,685,087             2,035,667             2,461,312
U.S. Government Agency Obligations................................         1,609,537                98,884               323,941
Corporate Bonds & Other Securities................................            49,022                70,436                71,169
Loans.............................................................        42,145,375            35,690,994            37,153,379
                                                                         -----------           -----------           -----------
    Total Interest Income                                                 51,564,290            43,996,746            46,983,710

INTEREST EXPENSE
Savings, N.O.W.'s & Money Market Deposits.........................         8,949,438             7,815,716             8,934,992
Time Certificates of $100,000 or more.............................           398,591               341,536               576,887
Other Time Deposits...............................................         6,032,300             6,363,027             8,640,660
Federal Funds Purchased...........................................           170,093                 3,999                     -
Interest on Other Borrowings......................................            81,387                   542                     -
Interest on Mortgages.............................................           102,612                     -                     -
                                                                         -----------           -----------           -----------
    Total Interest Expense                                                15,734,421            14,524,820            18,152,539

    Net-interest Income                                                   35,829,869            29,471,926            28,831,171
Provision For Possible Loan Losses................................           730,000             1,098,000             2,572,000
                                                                         -----------           -----------           -----------
    Net-interest Income After Provision For Possible Loan
      Losses......................................................        35,099,869            28,373,926            26,259,171
OTHER INCOME
Service Charges on Deposit Accounts...............................         3,007,977             2,244,682             2,157,584
Other Service Charges, Commissions & Fees.........................         1,502,648             1,145,272               941,128
Fiduciary Activities..............................................           450,000               410,549               345,383
Other Operating Income............................................           714,606               929,976               616,046
                                                                         -----------           -----------           -----------
    Total Other Income                                                     5,675,231             4,730,479             4,060,141
OTHER EXPENSE
Salaries & Employee Benefits......................................        14,540,444            11,609,771            10,707,026
Net Occupancy Expense.............................................         2,202,202             1,659,004             1,514,866
Equipment Expense.................................................         2,784,688             2,037,297             2,062,587
FDIC Assessments..................................................         1,407,465             1,202,640             1,134,996
Amortization of Excess Cost
    Over Fair Value of Net Assets Acquired........................           270,969                     -                     -
Other Operating Expense...........................................         6,546,500             4,836,464             4,368,839
                                                                         -----------           -----------           -----------
    Total Other Expense                                                   27,752,268            21,345,176            19,788,314
Income Before Income Taxes and Cumulative Effect of Change
    in Accounting for Income Taxes................................        13,022,832            11,759,229            10,530,998
Provision For Income Taxes........................................         4,705,000             4,070,000             3,858,000
                                                                         -----------           -----------           -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING FOR INCOME TAXES                                         8,317,832             7,689,229             6,672,998
CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING FOR INCOME TAXES                                                 -               623,614                     -
                                                                         -----------           -----------           -----------
NET INCOME                                                             $   8,317,832         $   8,312,843         $   6,672,998
                                                                         ===========           ===========           ===========
EARNINGS PER COMMON SHARE:
Before Cumulative Effect Of Change in Accounting Principle        $             2.25    $             2.27    $             1.97
Cumulative Effect Of Change In Accounting Principle                                -                  0.18                     -
                                                                         -----------           -----------           -----------
Net Income                                                        $             2.25    $             2.45    $             1.97
                                                                         ===========           ===========           ===========
Average Common Shares Outstanding                                          3,692,286             3,391,149             3,387,198

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                                      Net Unrealized
                                                                                                         Loss On
                                                                                                        Securities
                                                    Common                           Undivided          Available
                                                     Stock           Surplus          Profits           For Sale           Total
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                       $16,847,655       $11,596,643      $23,823,211       $         -      $52,267,509

    Net Income                                             -                 -        6,672,998                 -        6,672,998

    Dividend                                               -                 -       (2,032,411)                -       (2,032,411)

    Issuance of Stock Under Stock Dividend
    Reinvestment Plan (19,750 Shares)                 98,750            98,368                -                 -          197,118
                                                 -----------       -----------      -----------       -----------      -----------

Balance, December 31, 1992                       $16,946,405       $11,695,011      $28,463,798       $         -      $57,105,214



    Net Income                                             -                 -        8,312,843                 -        8,312,843

    Dividend                                               -                 -       (2,306,454)                -       (2,306,454)

    Issuance of Stock Under Stock
    Option Plan (7,179 Shares)                        35,895           136,784                -                 -          172,679
                                                 -----------       -----------      -----------       -----------      -----------

Balance, December 31, 1993                       $16,982,300       $11,831,795      $34,470,187       $         -      $63,284,282


    Net Income                                             -                 -        8,317,832                 -        8,317,832

    Dividend                                               -                 -       (2,623,728)                -       (2,623,728)

    Issuance of Stock in Purchase of
    Hamptons Bancshares (402,109 shares)           2,010,545         6,520,653                -                 -        8,531,198

    Issuance of Stock Under Stock
    Option Plan (1,105 Shares)                         5,525            20,944                -                 -           26,469

    Cumulative Effect of Change in Accounting
      Principle at January 1, 1994                         -                 -                -          (328,472)        (328,472)

    Net Change in Unrealized Loss on
      Securities Available For Sale                        -                 -                -          (114,895)        (114,895)
                                                 -----------       -----------      -----------      ------------      -----------

Balance, December 31, 1994                       $18,998,370       $18,373,392      $40,164,291      $   (443,367)     $77,092,686
                                                 ===========       ===========      ===========      =============     ===========

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year ended December 31,

CASH FLOWS FROM OPERATING ACTIVITIES                                              1994               1993                 1992
NET INCOME........................................................        $    8,317,832      $    8,312,843      $    6,672,998

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
      Provision for Possible Loan Losses..........................               730,000           1,098,000           2,572,000
      Depreciation................................................             1,727,892           1,212,234           1,383,297
      Amortization of Excess Cost Over Fair Value
        of Net Assets Acquired....................................               270,969                   -                   -
      Accretion of Discounts......................................            (2,107,671)         (1,496,699)         (1,489,162)
      Amortization of Premiums....................................               284,555             387,413             368,200
      (Increase) Decrease in Accrued Interest Receivable..........              (892,059)            323,470             360,397
      Increase in Other Assets....................................              (527,083)         (1,630,011)           (960,094)
      Decrease in Accrued Interest Payable........................               (36,898)           (303,619)           (932,473)
      Increase (Decrease) in Income Taxes Payable.................                 6,053            (319,554)              2,788
      (Decrease) Increase in Other Liabilities....................            (1,219,703)            685,514             344,533
                                                                             -----------         -----------         -----------
        Net Cash Provided by Operating Activities.................             6,553,887           8,269,591           8,322,484
                                                                             -----------         -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Principal Payments on Investment Securities.................             1,449,362           1,575,421           2,508,187
      Maturities of Investment Securities; Available for Sale.....            55,000,000                   -                   -
      Purchases of Investment Securities; Available for Sale .....          (123,295,731)                  -                   -
      Maturities of Investment Securities; Held to Maturity.......           126,756,406         177,424,983         198,974,514
      Purchases of Investment Securities; Held to Maturity........           (25,673,742)       (205,203,351)       (231,061,999)
      Loan Disbursements & Repayments, Net........................           (35,913,818)        (38,868,615)        (12,301,844)
      Purchases of Premises & Equipment, Net......................            (1,184,547)         (1,343,369)           (723,276)
      Disposition of OREO Property................................               823,216             204,990                   -
      Cash & Cash Equivalents Acquired, Net of Cash Disbursement..            15,938,431           -                   -
                                                                             -----------         -----------         -----------
        Net Cash Provided by (Used) in Investing Activities.......            13,899,577         (66,209,941)        (42,604,418)
                                                                             -----------         -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net Increase in Deposit Accounts............................            12,997,051          30,164,131          21,053,712
      (Decrease) Increase in Other Borrowings.....................            (6,500,000)          6,500,000                   -
      Increase in Federal Funds Purchased.........................             4,300,000                   -                   -
      Common Stock Sold for Cash..................................                26,469             172,679             197,118
      Dividends Paid to Shareholders..............................            (2,490,014)         (2,271,341)         (1,961,860)
      Increase in Dividend Payable on Common Stock................               144,540              35,113              70,551
                                                                             -----------         -----------         -----------
         Net Cash Provided by Financing Activities................             8,478,046          34,600,582          19,359,521
                                                                             -----------         -----------         -----------
         Net Increase (Decrease) in Cash & Cash Equivalents.......            28,931,510         (23,339,768)        (14,922,413)
           Cash & Cash Equivalents Beginning of Year..............            27,556,696          50,896,464          65,818,877
                                                                             -----------         -----------         -----------
           Cash & Cash Equivalents End of Year....................         $  56,488,206       $  27,556,696       $  50,896,464
                                                                             ===========         ===========         ===========
Supplemental Disclosure of Cash Flow Information
      Cash Received During the Year for Interest..................         $  49,756,316       $  44,320,216       $  47,344,107
                                                                             ===========         ===========         ===========
      Cash Paid During the Year for:
        Interest..................................................         $  15,602,404       $  14,828,440       $  19,085,012
        Income Taxes..............................................             4,698,947           4,389,554           3,855,212
                                                                             -----------         -----------         -----------
          Total Cash Paid During Year for Interest & Income Taxes.         $  20,301,350       $  19,217,994       $  22,940,224
                                                                             ===========         ===========        ============
Non Cash Investing & Financing - (loans re-classified as "other real
   estate owned", including foreclosures and in-substance foreclosures)   $    1,510,346       $           -       $     728,500
Issuance of Common Stock                                                       8,531,198                   -                   -
FASB 115 Adjustment                                                              819,229                   -                   -
Deferred Tax Benefit from FASB 115                                               375,862                   -                   -
Dividends Declared Not Paid                                                      721,938                   -                   -
Net Assets Acquired from Hamptons Bancshares, Inc. (see footnote 2)            9,308,631                   -                   -
                                                                             ===========         ===========        ============

See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

The accounting and reporting policies of Suffolk Bancorp and its subsidiaries conform to generally accepted accounting principles and general practices within the banking industry. The following footnotes describe the most significant of these policies.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statements of condition. The same is true of revenues and expenses reported for the period. Actual results could differ significantly from those estimates.

(A) Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Suffolk County National Bank (the "Bank") and Island Computer Corporation of New York, Inc. All intercompany transactions have been eliminated in consolidation.

(B) Investment Securities -- Prior to January 1, 1994, debt securities are carried at cost, adjusted for the amortization of premiums and accretion of discounts, and mortgage-backed securities are carried at current unpaid principal balances adjusted for unamortized premiums and unearned discounts. Such securities are reported as "held to maturity" in the consolidated statements of condition because of management's ability and intent to hold such securities to maturity.

Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was issued in May 1993. Under SFAS No. 115, the Company is required to report debt securities and mortgage-backed securities in one of the following categories: (i) "held to maturity" (management has the intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt securities and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Accordingly, in adopting SFAS No. 115, the Company classified all of its holdings of debt securities and mortgage-backed securities as either "held to maturity", or "available for sale." The adoption of SFAS No. 115 had no impact on net income in 1994, but resulted in a $328,472 decrease in stockholders' equity at January 1, 1994. The net change in unrealized loss on securities available for sale during 1994 was $114,895. Under SFAS No. 115, at the time a security is purchased, a determination will be made as to the appropriate classification.

Premiums and discounts on debt and mortgage-backed securities are amortized as expense and accreted as income over the estimated life of the respected security using a method which approximates the level-yield method. Gains and losses on the sales of investment securities are recognized upon realization, using the specific identification method and shown separately in the consolidated statements of income.

(C) Loans and Loan Interest Income Recognition -- Loans are stated at the principal amount outstanding. Interest on loans not made on a discounted basis is credited to income, based upon the principal amount outstanding during the period. Unearned discounts on installment loans are credited to income using methods which approximate a level-yield. Recognition of interest income is discontinued when reasonable doubt exists as to whether interest can be collected. Loans generally no longer accrue interest when 90 days past due. When a loan is placed on non-accrual status, all interest previously accrued in the current year, but not collected, is reversed against current year interest income. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans and leases are removed from non-accrual status when they become current as to principal and interest, and when, in the opinion of management, the loans can be collected in full.

(D) Allowance for Possible Loan Losses -- The balance of the Allowance for Possible Loan Losses is determined by management's estimate of the amount of financial risk in the loan portfolio and the likelihood of loss. The analysis also considers the Bank's loan loss experience, and may be adjusted in the future depending on economic conditions. Additions to the Allowance are made by charges to expense, and actual losses, net of recoveries, are charged to the Allowance. Regulatory examiners may require the Bank to add to the allowance based upon their judgment of information available to them at the time of their examination

(E) Premises and Equipment -- Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated by the declining-balance or straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated life of the asset, whichever is shorter.

(F) Other Real Estate Owned -- Property acquired through foreclosure (other real estate owned or "OREO"), including in-substance foreclosures, is stated at the lower of cost or fair value less selling costs. Credit losses arising at the time of the acquisition of property are charged against the allowance for possible loan losses. Any additional write-downs to the carrying value of these assets that may be required, as well as the cost of maintaining and operating these foreclosed properties, are charged to expense. Additional write-downs are recorded in a valuation reserve account that is maintained asset by asset. Also included is $105,000 representing investment in property purchased by the Bank for a possible branch office.

(G) Excess of Cost Over Fair Value of Net Assets Acquired -- The excess of cost over fair value of net assets acquired (goodwill) is amortized over ten years.

22


(H) Income Taxes -- Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Under SFAS No. 109, deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position, as currently supported by the facts and circumstances, that no valuation allowance is necessary against any of the Company's deferred tax assets. SFAS No. 109 was adopted on a prospective basis. (see Note 9.)

Prior to January 1, 1993, provisions for income taxes were based upon results reported for purposes of financial statements. Deferred income taxes were provided for significant timing differences arising from reporting the components of such results in different periods than those reported for tax purposes.

(I) Summary of Retirement Benefits Accounting -- The Company's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events, used in estimating pension costs, are amortized over a period that reflects the long-term nature of pension expense.

The Company adopted SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other Than Pensions" ("SFAS No. 106") on January 1, 1992. This Statement established accounting standards for post-retirement benefits other than pensions (hereinafter referred to as post-retirement benefits). The statement focuses principally on health care, although it applies to all forms of post-retirement benefits other than pensions. SFAS No. 106 changed the Company's practice of accounting for post-retirement benefits on a cash basis by requiring accrual of the cost of providing those benefits to an employee, and the employee's beneficiaries and covered dependents, during the years that the employee renders the necessary service.

(J) Cash and Cash Equivalents -- For purposes of the consolidated statement of cash flows, cash and due from banks and federal funds sold are considered to be cash equivalents. Generally, federal funds are sold for one-day periods.

(K) Reclassification of Prior Year Consolidated Financial Statements -- Certain reclassifications have been made to the prior year's consolidated financial statements that conform with the current year's presentation.

Note 2 - Acquisition of Hamptons Bancshares, Inc.

On April 11, 1994, Suffolk Bancorp ("Suffolk") acquired Hampton Bancshares, Inc. ("Hamptons"). Hamptons principal asset was Bank of the Hamptons, which operated 8 branch locations in eastern Suffolk County. Each share of Hamptons common stock on that date was entitled to receive 0.6809 shares of Suffolk common stock or $14.64 in cash. 402,109 shares were issued. Total consideration was $12,472,000. At the date of acquisition, Hamptons had $152,271,000 in assets and deposits of $142,461,000. This transaction has been accounted for under the purchase method of accounting and, accordingly, the Company's consolidated results of operations reflect the results of Hamptons from April 11, 1994. The assets and liabilities have been recorded at their estimated fair values. The excess cost over the fair value of net assets acquired of $3,619,000 is shown as an intangible asset on the statement of condition at December 31, 1994, and is being amortized over 10 years. At the date of acquisition, Hamptons had assets (exclusive of cash & cash equivalents) with a fair value of $137,288,000, including investment securities of $34,994,000, net loans of $88,100,000, and other assets of $14,194,000; and liabilities with a fair value of $145,795,000, including deposits of $142,227,000 and other liabilities of $3,568,000; resulting in net liabilities assumed (exclusive of cash & cash equivalents) of $8,507,000. The following is an unaudited pro forma summary of the consolidated results of operations for the years ended December 31, 1994 and 1993, assuming the aforementioned acquisition occurred on January 1, 1993. The unaudited pro forma results are not necessarily indicative of the results which would have actually been attained if the acquisition had been consummated in the past or what may be attained in the future.

Unaudited Pro Forma Results of Operations: (in thousands of dollars except share and per-share data)

December 31,                                                                                 1994                      1993
---------------------------------------------------------------------------------------------------------------------------
                                                     Interest income                      $51,579                   $55,582
                                                    Interest expense                       15,761                    17,542
---------------------------------------------------------------------------------------------------------------------------
                                                 Net interest income                       35,818                    38,040
                                  Provision for possible loan losses                          730                     1,398
                                                        Other income                        5,823                     6,554
                                                      Other expenses                       27,993                    31,223
---------------------------------------------------------------------------------------------------------------------------
                                               Net operating expense                       22,170                    24,669
                           Income before taxes and cumulative effect
                                   of change in accounting principle                       12,918                    11,973
                                          Provision for income taxes                        4,705                     4,162
---------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of change in accounting principle                        8,213                     7,811
                 Cumulative effect of change in accounting principle                            -                       665
---------------------------------------------------------------------------------------------------------------------------
                                                          Net income                     $  8,213                  $  8,476
                                                  Earnings-per-share                    $    2.16                 $    2.24
---------------------------------------------------------------------------------------------------------------------------
                                                      Average shares                    3,800,250                 3,792,045
===========================================================================================================================

         Purchase-accounting discounts and premiums from the acquisition of Hamptons which are accreted or amortized over their estimated lives from the acquisition date, using the level yield method are as follows: (dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------
                                                                                                              Estimated
                                                                                  Amount                           Life
-----------------------------------------------------------------------------------------------------------------------
Purchase discount on investment securities                                      $  1,445                        4 years
Purchase discount on loans                                                         1,323                        2 years
Purchase premium on bank premises                                                  1,418                        7 years
Purchase premium on other time deposits                                              214                        2 years
Purchase premium on CD's > $100,000                                                   20                       6 months
-----------------------------------------------------------------------------------------------------------------------


Note 3 - Investment Securities

The amortized cost, estimated fair values and gross unrealized gains and losses of the Company's investment securities available for sale and held to maturity at December 31, 1994 and 1993 were: (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Investment Securities                                 1994                                                1993
-----------------------------------------------------------------------------------------------------------------------------------
                                         Estimated        Gross        Gross                     Estimated        Gross       Gross
                             Amortized        Fair   Unrealized   Unrealized        Amortized         Fair   Unrealized  Unrealized
                                  Cost       Value        Gains       Losses             Cost        Value        Gains      Losses
Available for sale:
  U.S. treasury securities    $ 69,080   $  68,261  $        23   $      842         $       -     $     -    $       -     $     -
                              ________    ________     ________      _______           ______      _______     ________     ________
Balance at end of year          69,080      68,261           23          842                -            -            -            -
------------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. treasury securities    $ 57,091   $  55,827   $        -   $    1,264         $149,999     $150,328    $     373     $     44
  Obligations of states and
    political subdivisions      36,780      36,841          221          160           42,025       42,894          910           41
  U.S. govt. agency
    obligations                 31,871      29,790            7        2,088            1,176        1,123           11           64
  Corporate bonds and
    other securities               638         638            -            -            1,191        1,187            4            8
                              --------    --------     --------     --------         --------     --------     --------     --------
Balance at end of year        $126,380    $123,096   $      228   $    3,512         $194,391     $195,532   $    1,298     $    157
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities   $195,460    $191,357   $      251   $    4,354         $194,391     $195,532   $    1,298     $    157
====================================================================================================================================


U.S. Government Agency Obligations are mortgage-backed securities which represent participating interests in pools of first mortgage loans.


The carrying value, maturities and approximate fair value at December 31, 1994 are as follows: (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                      Available for Sale- - - - - - - - - - - - - - - - - - - - - - - - - Held To Maturity - - - - - - - - - - -
--------------------------------------------------------------------------------------------------------------------------------

                                                                 Obligations of           U.S.            Corporate        Total
                         U.S. Treasury        U.S. Treasury    States & Political     Govt. Agency         Bonds &      Carrying
                          Securities           Securities         Subdivisions         Obligations    Other Securities     Value
--------------------------------------------------------------------------------------------------------------------------------
                      Carrying     Fair   Carrying   Fair    Carrying      Fair  Carrying     Fair   Carrying     Fair
Maturity (in years)      Value    Value     Value    Value      Value     Value     Value    Value      Value    Value
--------------------------------------------------------------------------------------------------------------------------------
Within 1                $34,588  $34,611   $45,004  $44,304   $30,714   $30,616   $     1   $    1   $     - $      -   $110,307
After 1 but within 5     34,492   33,650    12,087   11,523     6,066     6,225    14,664   13,956         -        -     67,309
After 5 but within 10        -        -         -        -         -         -     17,206   15,833         -        -     17,206
Other securities (FRB)       -        -         -        -         -         -          -        -       638      638        638
--------------------------------------------------------------------------------------------------------------------------------
Total                   $69,080  $68,261   $57,091  $55,827   $36,780   $36,841   $31,871  $29,790   $   638   $  638   $195,460
--------------------------------------------------------------------------------------------------------------------------------


As a member of the Federal Reserve system, the Bank owns Federal Reserve Bank Stock with a book value of $638,000. The stock has no maturity and there is no public market for the investment.

Actual maturities of U.S. Government Agency Obligations will differ from contractual maturities because the mortgage-loan borrowers have the right to prepay obligations with or without penalties because the issuer can call the security before it is due.

At December 31, 1994 and 1993, investment securities carried at $170,522,000 and $168,880,000, respectively, were pledged to secure trust deposits and public funds on deposit. No securities have been sold during the past three years.

Note 4 - Loans


At December 31, 1994 and 1993, loans included the following: (in thousands)

-----------------------------------------------------------------
                                                1994         1993
-----------------------------------------------------------------
Commercial, financial
    and agricultural loans                 $  71,414    $  52,103
Commercial real estate                       104,548       65,738
Real estate construction loans                 8,018        5,327
Residential mortgages (1st & 2nd liens)       50,011       33,489
Home equity loans                             27,534       18,440
Consumer loans                               302,634      266,605
Lease finance                                    743            -
Other loans                                    3,296          522

                                            $568,198     $442,224
  Unearned discounts                         (32,909)     (30,562)
  Allowance for possible loan losses          (6,214)      (4,922)
-----------------------------------------------------------------
Balance at end of year                      $529,075     $406,740
-----------------------------------------------------------------


Restructured loans, loans not accruing interest and loans contractually past due 90 days or more with regard to payment of principal and/or interest amounted to $8,401,000 and $5,359,000 at December 31, 1994 and 1993,
respectively. Interest on loans which have been restructured or are no longer accruing interest would have amounted to $394,000 during 1994, $322,000 during 1993 and $361,000 during 1992 under the contractual terms of those loans. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1994, 1993 and 1992.

The Company makes loans to its directors, as well as to other related parties in the ordinary course of its business. Loans made to directors, either directly or indirectly, which exceed $60,000 in aggregate for any one director totaled $7,012,000 and $5,752,000 at December 31, 1994 and 1993, respectively. Unused portions of lines of credit to directors, directly or indirectly, totaled $4,250,000 and $3,225,000 as of December 31, 1994 and 1993,
respectively. New loans totaling $15,819,000 were granted and payments of $14,559,000 were received during 1994.

The Company has pledged $8,839,000 of 1-4 family residential mortgages as collateral against advances from the Federal Reserve Bank as of December 31, 1994.


Note 5 - Allowance for Possible Loan Losses


An analysis of the changes in the Allowance for Possible Loan Losses follows:
(in thousands)

------------------------------------------------------------------
                                         1994       1993      1992
------------------------------------------------------------------
Balance at beginning of year           $4,922     $4,730    $3,871
Allowance acquired from Hamptons        1,678          -         -
Provision for possible loan losses        730      1,098     2,572
Loans charged-off                      (1,468)    (1,167)   (1,939)
Recoveries on loans                       352        261       226
------------------------------------------------------------------
Balance at end of year                 $6,214     $4,922    $4,730
==================================================================


Note 6 - Premises and Equipment


The following table presents detail concerning premises and equipment: (in thousands)

------------------------------------------------------------
                                       1994             1993
------------------------------------------------------------
Land                               $  2,412        $     498
Premises                              7,477            2,493
Furniture, fixtures & equipment      12,010            9,398
Leasehold improvements                  411              560
------------------------------------------------------------
                                     22,310           12,949
Accumulated depreciation
  and amortization                   (9,882)          (8,221)
------------------------------------------------------------
Balance at end of year            $  12,428         $  4,728
============================================================


Depreciation and amortization charged to operations amounted to $1,728,000, $1,212,000, and $1,383,000 during 1994, 1993 and 1992, respectively.


Note 7 - Short-Term Borrowings

Presented below is information concerning short-term interest-bearing liabilities, principally Federal Reserve Bank Borrowings, and Securities Sold Under Agreements to Repurchase, with maturities of less than one year, and their related weighted average interest rates for the years 1994 and 1993:
(dollars in thousands)

------------------------------------------------------------------------
                                                         1994       1993
------------------------------------------------------------------------
Daily average outstanding                             $ 2,132    $    18
Total interest cost                                        81        0.5
Average interest rate paid                              3.80%      2.78%
Maximum amount outstanding at any month-
    end (February 1994, December 1993)                $22,840    $ 6,500
December 31, balance                                        -      6,500
Weighted average interest rate
    on balances outstanding at December 31,                 -%      3.00%
------------------------------------------------------------------------


There were no short-term borrowings for the year 1992.


Note 8 - Stockholders' Equity

The Company has a Dividend Reinvestment Plan. Stockholders can reinvest dividends in common stock of the Company at a 3% discount from market value on newly issued shares. Shareholders may also make additional cash purchases. There were no shares issued in 1994 or 1993, and 19,750 shares were issued under the Plan during 1992

At the 1989 annual meeting, the shareholders approved an Incentive Stock Option Plan ("the Plan") which reserved 330,000 shares of the Company's common stock for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The Plan provides that the option price shall not be less than the fair value of the common stock on the date the option is granted. All options are exercisable for a period of ten years or less. The Plan provides for the grant of stock appreciation rights which the holder may exercise instead of the underlying option. When the stock appreciation right is exercised, the underlying option is cancelled. The optionee receives shares of common stock with a fair market value equal to the excess of the fair value of the shares subject to the option at the time of exercise (or the portion thereof so exercised) over the aggregate option price of the shares set forth in the option agreement. The exercise of stock appreciation rights is treated as the exercise of the underlying option.


The following table presents the options exercised during each of the past three years:

-----------------------------------------------------
                                            Number of
                                               Shares
-----------------------------------------------------
Balance at December 31, 1991                   16,096
Options granted                                     -
Options exercised                                   -
Options expired or terminated                       -
-----------------------------------------------------
Balance at December 31, 1992                   16,096
Options granted                                     -
Options exercised                             (11,481)
Options expired or terminated                       -
-----------------------------------------------------
Balance at December 31, 1993                    4,615
Options granted                                     -
Options exercised                              (1,401)
Options expired or terminated                  (3,214)
Balance at December 31, 1994                        -
-----------------------------------------------------


All dividends must conform to applicable statutory requirements. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency ("OCC") to pay dividends on either common or preferred stock that would exceed its net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. At December 31, 1994, approximately $17,064,000 was available for dividends from the Bank to Suffolk Bancorp without prior approval of the OCC.


Note 9- Income Taxes

As discussed in Note 1(H), the Company adopted Statement No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $624,000 is determined as of January 1, 1993 and is reported separately in the consolidated statements of income in 1993. Prior years' consolidated financial statements have not been restated to apply the provisions of Statement No. 109.


The provision for income taxes in the consolidated statements of income is comprised of the following: (in thousands)

--------------------------------------------------------------
Year Ended December 31,         1994         1993         1992
--------------------------------------------------------------
Current
    Federal                  $ 3,792      $ 3,115      $ 3,064
    State                      1,270        1,367        1,347
--------------------------------------------------------------
                               5,062        4,482        4,411
Deferred
    Federal                     (413)        (295)        (446)
    State                         56         (117)        (107)
--------------------------------------------------------------
                               (357)        (412)        (553)
--------------------------------------------------------------
Total                        $ 4,705      $ 4,070      $ 3,858
==============================================================


The total tax expense was less than the amounts computed by applying the Federal income tax rate as a result of the following:

--------------------------------------------------------------------
Year Ended December 31,                   1994       1993       1992
--------------------------------------------------------------------
Federal income tax expense
    at statutory rates                      34%        34%      34%
Tax exempt interest                         (4%)       (5%)     (7%)
Amortization of excess cost over
    fair value of net assets acquired        1%         -        -
State income taxes net of
    federal benefit                          7%         7%       7%
Other                                       (1%)       (1%)      3%

--------------------------------------------------------------------
Total                                       37%        35%      37%
===================================================================


The tax effects of temporary differences that create significant deferred-tax assets and deferred-tax liabilities at December 31, 1994 and 1993 and the recognition of income and expense for purposes of tax and financial reporting, resulting in net increases to the Company's net deferred tax asset for the year ended December 31, 1994 are presented below: (in thousands)

---------------------------------------------------------------------
                                                              Dollar
                                          1994       1993     Change
---------------------------------------------------------------------
Deferred tax assets:
   Provision for possible
      loan losses                       $2,230     $1,958    $   272
   Depreciation                             41         54        (13)
   Post-retirement benefits                186        106         80
   Deferred compensation                   249        285        (36)
   Purchase accounting                     987          -        987
   Tax net operating loss carry-
     forward acquired from Hamptons        192          -        192
   Tax benefit from investment
     securities available for sale         376          -        376
   Other                                     -         20        (20)
---------------------------------------------------------------------
Total deferred tax assets
   before valuation allowance            4,261      2,423      1,838
      Valuation allowance                    -          -          -
---------------------------------------------------------------------
Total deferred tax assets
   net of valuation allowance            4,261      2,423      1,838
---------------------------------------------------------------------
Deferred tax liability:
   Pension                                 249        102       (147)
   Other                                     -         38         38
---------------------------------------------------------------------
Total deferred tax liability               249        140       (109)
Net deferred tax asset                  $4,012     $2,283     $1,729
=====================================================================


The Company recognized a net deferred tax asset of $1,710,000 at the date of acquisition as a result of the acquisition of Hamptons. Included in the net deferred tax asset is a deferred tax asset of $407,000 relating to an acquired tax net operating loss carryforward acquired in the acquisition. The tax net operating loss carryforward of $565,000 as of December 31, 1994 will begin to expire in the year 2005.

26


The tax effects of temporary differences that create significant deferred-tax assets and deferred-tax liabilities as of January 1, 1993 and December 31, 1993 and the temporary difference in the recognition of income and expense for purposes of tax and financial reporting, resulting in net increases to the Company's net deferred tax asset for the year ended December 31, 1993 are presented below:

(in thousands)
--------------------------------------------------------------
                                                    Change for
                                                      the year
                                                         ended
                                 Jan. 1,   Dec. 31,   Dec. 31,
                                    1993       1993       1993
--------------------------------------------------------------
Deferred tax assets:
    Provision for possible
       loan losses                $1,878     $1,958   $     80
    Deferred compensation            220        285         65
    Other                             64        180        116
--------------------------------------------------------------
Total deferred tax assets
    before valuation allowance     2,162      2,423        261
        Valuation allowance            -          -          -
--------------------------------------------------------------
Total deferred tax assets
    net of valuation allowance     2,162      2,423        261
--------------------------------------------------------------
Deferred tax liability:
    Depreciation                     128          -        128
    Other                            163        140         23
--------------------------------------------------------------
Total deferred tax liability         291        140        151
Net deferred tax asset            $1,871     $2,283    $   412
==============================================================


The sources of timing differences prior to the adoption of SFAS No. 109 resulting in deferred income taxes and the related tax effect of each were as follows: (in thousands)

-------------------------------------------------
Year Ended December 31,                      1992
-------------------------------------------------
Loan loss deduction                       $  (534)
Accelerated tax depreciation                  (27)
Deferred compensation                         (25)
Other, net                                     33
-------------------------------------------------
Total                                     $  (553)
=================================================


The Internal Revenue Service has examined and closed their years through tax year 1990.


Note 10 - Employee Benefits

On October 1, 1994, the Hamptons Retirement Plan was merged into the retirement plan of Suffolk Bancorp, the Prototype Plan of the New York State Bankers Retirement System. Beginning on October 1, 1994, all remaining Hamptons Plan members (including terminated vested and retired members) will participate in Suffolk's Plan.

The benefits for active employees will be calculated as if the employee had always participated in Suffolk's Plan. All service and pay earned while employed by Hamptons will be counted under Suffolk's Plan. Nevertheless, the benefits payable will never be less than the accrued vested plan benefit earned in the Hamptons Plan.


(A) Retirement Plan

The Company has a non-contributory pension plan available to all full-time employees who are at least 21 years old and have completed at least one year of employment. The following tables set forth the status of Hamptons' and of Suffolk Bancorp's combined plan as of September 30, 1994 and Suffolk's Plan as of September 30, 1993, the time at which the annual valuation of the plan is made:


Actuarial present value of benefit obligations:

-----------------------------------------------------------------
                                             1994           1993
-----------------------------------------------------------------
Accumulated benefit obligation         $ 5,939,500    $ 3,490,400
-----------------------------------------------------------------
Vested benefit obligation              $ 5,765,409      3,440,437
-----------------------------------------------------------------
Projected benefit obligation for
   service rendered to date            $(8,014,115)   $(5,223,485)
Plan assets at fair value, primarily
   listed stocks and bonds               8,304,960      6,220,420
-----------------------------------------------------------------
Plan assets in excess of
   projected benefit obligation        $   290,845    $   996,935
Unrecognized net transition assets
   being amortized over 17.5 years        (551,916)      (607,541)
Unrecognized prior service cost            (24,739)        26,562
Unrecognized net loss                    1,248,975        230,770
-----------------------------------------------------------------
Prepaid pension cost included in
   other assets                        $   963,165    $   646,726
=================================================================


The effect of merging the two plans on the components of prepaid pension cost are as follows: Accumulated vested benefit obligations increased $80,994, vested benefit obligation increased $80,125, and the projected benefit obligation increased $237,030.


Net pension cost for 1994, 1993 & 1992 included the following components:

-----------------------------------------------------------------
                                   1994       1993        1992
Service cost                    $ 589,376   $ 446,139   $ 397,851
Interest cost on projected
   benefit obligations            587,690     391,655     360,456
Expected return on plan assets   (676,728)  (449,584)   (398,832)
Net amortization & deferral       (37,457)    (38,936)    (27,914)
-----------------------------------------------------------------
Net periodic pension cost       $ 462,881   $ 349,274   $ 331,561
=================================================================

The weighted average discount rate for purposes of determining net periodic pension cost was 8.0% in 1994 and 8.5% 1993. The rate of increase in future compensation levels used in determining these amounts was 5.0% in 1994 and 6.5% 1993, respectively. The expected long-term rate of return on assets is 8.5% for 1994 and 1993.


(B) Deferred Compensation Plan

During 1986, the Board approved a deferred compensation plan. Under the plan, certain employees and Directors of the Company elected to defer compensation aggregating approximately $177,000 in exchange for stated future payments to be made at specified dates which would include a guaranteed rate of return on the initial deferral. For purposes of financial reporting, interest (approximately $100,000 in 1994, $130,000 in 1993 and $95,000 in 1992) at the plan's contractual rate is being accrued on the deferral amounts over the expected plan term. During 1994, the Company made payments of $99,000 to participants of the plan.

The Company has purchased life insurance policies on the plan's participants based upon reasonable actuarial benefit and other financial assumptions where the present value of the projected cash flows from the insurance proceeds approximates the present value of the projected cost of the employee benefit. The Company is the named beneficiary on the policies. Net insurance expense (income) related to the policies aggregated approximately ($11,000), $1,000 and ($7,000) in 1994, 1993 and 1992, respectively.


(C) Post-Retirement Benefits Other Than Pension

On January 1, 1992, the Company adopted SFAS No. 106. Post-retirement benefits other than pension are available to all full time employees who have met certain age requirements and have completed at least one year of employment. The accrued post-retirement benefit recognized during 1994 includes a service cost of $83,461, interest of $94,007 and amortization of $37,339. The accrued post-retirement benefit recognized during 1993 includes a service cost of $77,291, interest cost of $51,940 and amortization of $20,769. Interest is calculated assuming a discount rate of 8.5 percent, and the amortization cost represents the unrecognized transition obligation as of January 1, 1992, amortized using the straight-line method over a twenty-year period. The only benefit available after retirement is participation in group insurance plans.


Note 11 - Commitments and Contingent Liabilities

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as standby letters-of-credit and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. No material losses are anticipated as a result of these transactions. The Company is contingently liable under standby letters-of-credit in the amount of $4,432,000 and $1,356,000 at December 31, 1994 and 1993, respectively. The Company has commitments to make or to extend credit in the form of revolving open end lines secured by 1-4 family residential properties, commercial real estate, construction and land development loans, and lease financing arrangements in the amount of $18,080,000 and $12,829,000, and commercial loans of $5,549,000 and $3,860,000 as of December 31, 1994 and 1993, respectively.

In the opinion of management, based upon legal counsel, liabilities arising from legal proceedings against the Company, would not have a significant effect on the financial position of the Company.

During 1994, the Company was required to maintain balances with the Federal Reserve Bank of N.Y. for reserve and clearing requirements. These balances averaged $4,444,000 in 1994.

Total rental expense for the years ended December 31, 1994, 1993 and 1992 amounted to $527,000, $496,000 and $457,000, respectively. At December 31, 1994, the Company was obligated under a number of non-cancellable operating leases for land and buildings used for bank purposes. Minimum annual rentals, exclusive of taxes and other charges under non-cancellable operating leases, are summarized as follows: (in thousands)

------------------------------------------------------------
     Year ending December 31,         Minimum Annual Rentals
------------------------------------------------------------
             1995                        $   475
             1996                            473
             1997                            492
             1998                            497
             1999 and thereafter             507
============================================================


Note 12 - Credit Concentrations and Regulatory Matters

The Bank's principal investments are in loans, and in a portfolio of short and medium term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

As of December 31, 1994, consumer loans, net of unearned discounts, comprised
50.4 percent of the Bank's loan portfolio, more than 84.6 percent of which are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of the Bank's primary lending area, which is Suffolk County, New York. Borrowers represent a cross-section of the population employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, and is not dependent on any one entity or industry.

As of December 31, 1994, loans secured by real estate represented 35.5 percent of the portfolio, most of which are for commercial properties. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Bank has attempted to minimize the risks of these loans by carefully considering, among

28


other things, the creditworthiness of the borrower, whether or not the real estate is located in Suffolk County, New York, the Bank's primary lending area, the condition and value of, as well as the business prospects for the security property. The Bank obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principal's business enterprises.

Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 13.4 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. The Bank obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principal's business enterprises.

In connection with the determination of the allowance for possible loan losses and other real estate owned, management obtains independent appraisals for significant properties. Management believes that the allowances for possible loan losses and other real estate owned are adequate. While management uses whatever information is available to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary because of changes in economic conditions, particularly in the northeastern United States. During 1994, management charged-off $1,116,000 net of recoveries, made additions to the allowance of $730,000 and recorded an acquired allowance from Hamptons of $1,678,000.

In addition, various regulatory agencies, as part of their examinations, periodically review the Bank's allowance for possible losses on loans and real estate owned. These agencies may require the Bank to make additions to the allowance, based on their judgments about information available to them at the time of their examination.

Note 13 - Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of the Banks financial instruments at December 31, 1994 and 1993. FASB SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale: (in thousands)

--------------------------------------------------------------------
                                      1994                  1993
                             Carrying       Fair   Carrying      Fair
                               Amount      Value     Amount     Value
---------------------------------------------------------------------
Cash & cash equivalents      $ 56,488   $ 56,488   $ 27,557  $ 27,557
Investment securities
  available for sale           68,261     68,261          -         -
Investment securities
  held to maturity            126,380    123,096    194,391   195,532
Loans                         568,198    555,195    442,224   447,526
Accrued interest receivable     4,007      4,007      2,199     2,199
Deposits                      723,993    720,857    568,768   569,590
Accrued interest payable        1,100      1,100        968       968
Fed funds purchased             4,300      4,300          -         -
Other borrowings                    -          -      6,500     6,500
=====================================================================


Limitations

The following estimates are made at a specific point in time and may be based on judgments regarding losses expected in the future, risk, and other factors which are subjective in nature. The methods and assumptions used to produce the fair value estimates are listed below.

Short-term Instruments

Short-term financial instruments are valued at the carrying amounts included in the statements of condition, which are reasonable estimates of fair value due to the relatively short period or no maturity of the instruments. This approach applies to cash and cash equivalents, federal funds purchased, accrued interest receivable, non-interest bearing demand deposits, N.O.W., money market, savings accounts, accrued interest payable and other borrowings.

Investment Securities

The fair value of the investment portfolio including mortgage-backed securities was based on quoted market prices or market prices of similar instruments with appropriate adjustments.

Loans

Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type.

The fair value of performing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest-rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each type of loan, modified, as required, by an estimate of the effects of the current economy.

Fair value for significant non-performing loans is based on recent external appraisals of collateral, if any. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the associated risk. Assumptions regarding credit risk, cash flows, and discount rates are made using available market information and specific borrower information.

The carrying amount and fair value of loans were as follows at December 31, 1994 and 1993: (in thousands)

----------------------------------------------------------------
                                 1994                  1993
                        Carrying       Fair   Carrying      Fair
                          Amount      Value     Amount     Value
----------------------------------------------------------------
Commercial, financial
  & agricultural       $  71,414  $  68,617    $52,103  $ 51,344
Commercial real estate   104,548    103,895     65,738    65,936
Real estate
  construction loans       8,018      7,540      5,327     5,357
Residential mortgages
  (1st & 2nd liens)       50,011     50,215     33,489    33,723
Home equity loans         27,534     27,531     18,440    18,448
Consumer loans           302,634    293,382    266,605   272,195
Lease finance                743        720          -         -
Other loans                3,296      3,295        522       523
----------------------------------------------------------------
Totals                  $568,198   $555,195   $442,224  $447,526
================================================================

                                                              29

Deposit Liabilities

The fair value of certificates of deposit were calculated by discounting cash flows with applicable origination rates. At December 31, 1994, the fair value of certificates of deposit of $164,886,000 had a carrying value of $168,021,000. At December 31, 1993, the fair value of certificates of deposit of $151,501,000 had a carrying value of $150,680,000.

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

---------------------------------------------------------------------
                                      1994                  1993
                             Contract       Fair   Contract      Fair
                               Amount      Value     Amount     Value
---------------------------------------------------------------------
Commitments to
   extend credit              $21,124    $21,173    $14,968   $15,016
Stand-by letters of credit      4,432      4,432      1,356     1,376
Written financial guarantees     5,549     5,559      3,860     3,874
---------------------------------------------------------------------
Totals                        $31,105    $31,164    $20,184   $20,266
---------------------------------------------------------------------



Note 14 - Suffolk Bancorp (Parent Company Only)

Condensed Financial Statements: (in thousands)
---------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Condition as of December 31,                        1994                 1993
---------------------------------------------------------------------------------------------------------------------------
Assets
Due From Banks                                                          $  1,368             $  1,635
Investment in Subsidiaries:SCNB                                           75,811               61,695
                           ICC                                               587                  281
Other Assets                                                                  69                  293
---------------------------------------------------------------------------------------------------------------------------
Total Assets                                                             $77,835              $63,904
---------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Dividends Payable                                                      $     722            $     577
Other Liabilities                                                             20                   43
Stockholders' Equity                                                      77,093               63,284
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                               $77,835              $63,904
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Income for the year ended December 31,              1994                 1993                  1992
---------------------------------------------------------------------------------------------------------------------------
Income
Dividends from Subsidiary Bank                                          $  2,629             $  2,306              $  2,032
Interest Income                                                                8                   23                    27
---------------------------------------------------------------------------------------------------------------------------
                                                                           2,637                2,329                 2,059
Expense
Other (Income) Expense                                                       (17)                 185                     5
---------------------------------------------------------------------------------------------------------------------------

Income before Equity in Undistributed Net Income of Subsidiaries           2,654                2,144                 2,054
Equity in Undistributed Earnings of Subsidiaries                           5,664                6,169                 4,619
---------------------------------------------------------------------------------------------------------------------------
Net Income                                                              $  8,318             $  8,313              $  6,673
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Cash Flows for the year ended December 31,          1994                 1993                  1992
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                              $  8,318             $  8,313              $  6,673
less: Equity in Undistributed Earnings of Subsidiaries                     5,664                6,169                 4,619
Other, net                                                                 3,099                 (252)                    -
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                  5,753                1,892                 2,054
---------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Cash Paid for Acquisition                                              (3,556)                   -                     -
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Investing Activities                                 (3,556)                   -                     -
Cash Flows from Financing Activities
Issuance of Stock under Stock Option Plan                                     26                  173                   197
Dividends Paid                                                            (2,490)              (2,271)               (1,961)
---------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                                     (2,464)              (2,098)               (1,764)
Net (Decrease) Increase in Cash and Cash Equivalents                        (267)                (206)                  290
Cash and Cash Equivalents, Beginning of Year                               1,635                1,841                 1,551
---------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                  $  1,368             $  1,635              $  1,841
---------------------------------------------------------------------------------------------------------------------------

Note: No income tax provision has been recorded on the books of Suffolk Bancorp since it files a return consolidated with its subsidiaries.

Note 15- Selected Quarterly Financial Data (Unaudited)


The comparative results for the four quarters of 1994 and 1993 are as follows:


(in thousands of dollars except for share and per-share data)
---------------------------------------------------------------------------------------------------------------------------------
                                               1994                                                 1993
---------------------------------------------------------------------------------------------------------------------------------
                            1st Qtr.      2nd Qtr.     3rd Qtr.     4th Qtr.     1st Qtr.     2nd Qtr.     3rd Qtr.      4th Qtr.
---------------------------------------------------------------------------------------------------------------------------------
Interest income              $10,711       $12,880      $13,999      $13,974      $11,273      $11,021      $10,882       $10,821
Interest expense               3,465         3,920        4,087        4,262        3,781        3,618        3,559         3,567
---------------------------------------------------------------------------------------------------------------------------------
Net-interest income            7,246         8,960        9,912        9,712        7,492        7,403        7,323         7,254
Provision for possible
  loan losses                    150           330          130          120          345          253          150           350
---------------------------------------------------------------------------------------------------------------------------------
Net-interest income
  after provision for
    possible loan losses       7,096         8,630        9,782        9,592        7,147        7,150        7,173         6,904
Other income                   1,011         1,428        1,518        1,866          950        1,022        1,490         1,268
Other expense                  5,310         7,338        7,521        7,731        5,185        5,275        5,435         5,450
Provision for income
  taxes                          890         1,110        1,155        1,550        1,080          990        1,155           845
---------------------------------------------------------------------------------------------------------------------------------
Income before
  cumulative effect of
  accounting change            1,907         1,610        2,624        2,177        1,832        1,907        2,073         1,877
Cumulative effect of
  accounting change                -             -            -            -          624            -            -             -
---------------------------------------------------------------------------------------------------------------------------------
Net income                   $ 1,907       $ 1,610      $ 2,624      $ 2,177      $ 2,456      $ 1,907      $ 2,073       $ 1,877
---------------------------------------------------------------------------------------------------------------------------------

Per-share data:
  Income before
    cumulative effect
    of accounting change    $   0.56      $   0.43     $   0.69     $   0.57     $   0.54     $   0.56     $   0.61      $   0.56
  Cumulative effect
    of accounting
    change                      -             -            -            -            0.18         -            -             -
---------------------------------------------------------------------------------------------------------------------------------
  Net income                $   0.56      $   0.43     $   0.69     $   0.57     $   0.72     $   0.56     $   0.61      $   0.56
---------------------------------------------------------------------------------------------------------------------------------
  Cash dividends            $   0.17      $   0.17     $   0.18     $   0.19     $   0.17     $   0.17     $   0.17      $   0.17
  Average shares           3,396,689     3,741,574    3,799,088    3,799,674    3,389,587    3,390,139    3,390,628     3,396,460
---------------------------------------------------------------------------------------------------------------------------------

                                                           KPMG PEAT MARWICK LLP
                                                    Certified Public Accountants
                                                                 1 Jericho Plaza
                                                        Jericho, New York  11753

                          Independent Auditors' Report

The Stockholders and Board of Directors
Suffolk Bancorp:

          We have audited the accompanying consolidated statements of condition of Suffolk Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Suffolk Bancorp and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

          As discussed in notes 1(b) and 9, the Company adopted provisions of Statement of Accounting Standards Nos. 115, "Accounting for Certain Debt and Equity Securities," effective January 1, 1994, and Statement of Accounting Standards No. 109 "Accounting for Income Taxes" on January 1, 1993.





 January 23, 1995

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





      Edward J. Merz                           Victor F. Bozuhoski, Jr.
      President and                            Executive Vice-President,
      Chief Executive Officer                  Chief Financial Officer,
                                               and Treasurer

                            [SUFFOLK BANCORP LOGO]

DIRECTORS

Raymond A. Mazgulski
  Chairman of the Board, Suffolk Bancorp
Bruce Collins
  Superintendent of Public Works, Village of East Hampton, N.Y.
Joseph A. Deerkoski
  President, See Neefus, Inc.
  (general insurance)
Howard M. Finkelstein
  Partner, Smith, Finkelstein, Lundberg, Isler & Yakaboski
  (attorneys)
Edgar F. Goodale
  President, Riverhead Building Supply, Corp.
Hallock Luce 3rd
  Director, Lupton & Luce, Inc.
  (general insurance)
  President, Hallup Realty Corp.
  (real estate)
Edward J. Merz
  President & Chief Executive Officer, Suffolk Bancorp
John J. Raynor
  President, John J. Raynor, P.E.& L.S., P.C.
  (Civil Engineering/Surveying Firm)
J. Douglas Stark
  President, Stark Mobile Homes, Inc.
Peter Van de Wetering
  President, Van de Wetering Greenhouses, Inc.
  (wholesale nursery)

OFFICERS

Edward J. Merz
  President & Chief Executive Officer
Victor F. Bozuhoski, Jr.
  Executive Vice President, Chief Financial Officer, &
  Treasurer
Douglas Ian Shaw
  Vice President & Corporate Secretary

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

                      [ISLAND COMPUTER CORPORATION LOGO]


OFFICERS

Augustus C. Weaver
  President
Mark J. Drozd
  Vice President
Thomas J. Munkelwitz
  Corporate Secretary
Janet L. Maher
  Corporate Treasurer

Suffolk Bancorp and its subsidiaries are Equal Opportunity Affirmative Action Employers

                                    [LOGO]

                        THE SUFFOLK COUNTY NATIONAL BANK




DIRECTORS

Raymond A. Mazgulski
  Chairman of the Board
  The Suffolk County
  National Bank
Bruce Collins
  Superintendent of
  Public Works
  Village of East Hampton
Joseph A. Deerkoski
  President, See Neefus, Inc.
  (general insurance)
Howard M. Finkelstein
  Partner; Smith, Finkelstein,
  Lundberg, Isler
  & Yakaboski
  (attorneys)
Edgar F. Goodale
  President
  Riverhead Building
  Supply, Corp.
Hallock Luce 3rd
  Director,
  Lupton & Luce, Inc.
  (general insurance)
  President,
  Hallup Realty Corp.
  (real estate)
Edward J. Merz
  President &
  Chief Executive Officer,
  Suffolk Bancorp
John J. Raynor
  President, John J. Raynor,
  P.E.& L.S., P.C. (civil
  engineering/surveying firm)
J. Douglas Stark
  President, Stark
  Mobile Homes, Inc.
Peter Van de Wetering
  President, Van de Wetering
  Greenhouses, Inc.
  (wholesale nursery)

OFFICERS

Edward J. Merz
  President &
  Chief Executive Officer
Victor F. Bozuhoski, Jr.
  Executive Vice President &
  Chief Financial Officer
Ronald M. Krawczyk
  Executive Vice President
  Retail Banking

CONSUMER LOANS

John F. Hanley
  Senior Vice President
Brian Both
  Vice President
Linda J. Brooks
  Vice President
Jeanne P. Hamilton
  Vice President
Gordon F. Handshaw
  Vice President
Stasia Bermudez
  Assistant Vice President
Robert D. Brown
  Assistant Vice President
Jacqueline A. Covell
  Assistant Vice President
John Dunleavy
  Assistant Vice President
Laura D. Ogden
  Assistant Vice President
Pamela L. Palleschi
  Assistant Vice President
Karen A. Szalay
  Assistant Vice President
Helene Caspar
  Bank Officer
Henry J. Fine
  Bank Officer
Marilyn Lang
  Bank Officer

Kathleen Manglaviti
  Bank Officer
Christopher R. Martinelli
  Bank Officer
Sarah Mayo
  Bank Officer
Stephen B. Probst
  Bank Officer
Deborah A. Simonetti
  Bank Officer

COMMERCIAL LOANS

Robert C. Dick
  Senior Vice President
Frank Filipo
  Senior Vice President
Lawrence Milius
  Senior Vice President
Peter M. Almasy
  Vice President
David T. De Vito
  Vice President
Robert T. Ellerkamp
  Assistant Vice President
Steven W. Goad
  Assistant Vice President
Fredrick J. Weinfurt
  Assistant Vice President
Wendy Harris
  Bank Officer
Jana Saelzer
  Bank Officer

Loan Administration

Thomas S. Kohlmann
  Senior Vice President

Loan Review

Vanessa J. Pusar
  Bank Officer
Vincent J. Toner
  Bank Officer


BRANCH ADMINISTRATION

Robert H. Militscher
  Senior Vice President &
  Branch Administrator
Barbara A. Scesny
  Regional Vice President
Wayne Swiatocha
  Vice President
Deanna L. Miller
  Assistant Vice President
Francis G. Painter, Jr.
  Assistant Vice President
Mary Ann Tepedino
  Bank Officer

Bohemia Office

Dwight W. Miller
  Vice President

Center Moriches Office

Thomas R. Columbus, Sr.
  Vice President
Paul G. Cuddy
  Assistant Manager

Cutchogue Office

Richard J. Noncarrow
  Vice President
Juneann Zarzecki
  Assistant Manager

East Hampton Pantigo Office

Katherine M. Francis
  Vice President
Neil Toner
  Assistant Manager

East Hampton Village Office

Jill M. James
  Assistant Vice President

Hampton Bays Office

John J. Reilly
  Vice President
Jeannette Jarzombek
  Assistant Manager

Mattituck Office

Janet V. Stewart
  Assistant Vice President
Anita M. Young
  Assistant Manager

Medford Office

Paul E. Vaas
  Vice President
Wendy A. Hackal
  Assistant Manager

Miller Place

William K. Miller
  Vice President
Annette Hawkins
  Assistant Manager

Montauk Harbor Office

Susan M. Williams
  Assistant Vice President
Patricia L. Morici
  Assistant Manager

Montauk Village Office

Susan M. Williams
  Assistant Vice President

Port Jefferson Office

Peter Poten
  Vice President
Alison S. Cassara
  Assistant Manager


Riverhead, Ostrander Avenue Office

Linda C. Zarro
  Vice President
Theresa M. Danglemaier
  Assistant Manager

Riverhead, Second Street Office

Anita J. Nigrel
  Assistant Vice President
David E. Hawkes
  Assistant Manager

Sag Harbor Office

Jane P. Markowski
  Assistant Vice President
Recilla L. Stamos
  Assistant Manager

Shoreham Office

William K. Miller
  Vice President
Eloise L. Husch
  Assistant Manager

Southampton Office

Jeffrey D. Morch
  Assistant Vice President
David Barczak
  Assistant Manager

Wading River Office

William K. Miller
  Vice President
Barbara McHugh
  Assistant Manager

Westhampton Beach Office

Charles E. Johnson
  Vice President
Maryellin Whaley
  Assistant Manager


Water Mill Office

Mildred E. Hornell
  Assistant Vice President

TRUST

Dan A. Cicale
  Senior Vice President
  & Trust Officer
William C. Araneo
  Vice President
Linda A. Schwartz
  Assistant Vice President
Lori E. Thompson
  Assistant Vice President

COMPTROLLER

J. Gordon Huszagh
  Senior Vice President
  & Comptroller
David J. Bennett
  Vice President
Patricia M. Bihn
  Assistant Vice President
Arlyne M. Morgenstern
  Assistant Vice President
Barbara J. Danowski
  Bank Officer

COMPLIANCE

Louis A. Antoniello
  Bank Officer

CORPORATE SERVICES

Douglas Ian Shaw
  Vice President & Secretary
Nellie J. Tysz
  Bank Officer
Ronald A. Zlatniski
  Bank Officer

FACILITIES AND SECURITY

William E. Heck, Jr.
  Vice President
John Rutkoske
  Bank Officer


HUMAN RESOURCES

Richard Montenegro
  Vice President
Lillian M. Spiess
  Assistant Vice President
Judi A. Fouchet
  Training Officer
Christine Troyano
  Bank Officer
Roberta J. Zaweski
  Bank Officer

MARKETING

Brenda B. Sujecki
  Assistant Vice President

OPERATIONS

Alexander B. Doroski
  Senior Vice President,
  Cashier & Chief
  Operations Officer
Dennis F. Orski
  Vice President
Margaret M. Coughlin
  Assistant Vice President
Linda M. Follett
  Assistant Vice President
Yvette C. McGuinness
  Assistant Vice President
Michael E. Newins
  Assistant Vice President
Dawn P. Sadowski
  Assistant Vice President
Susan Tersillo
  Assistant Vice President
Diana M. Whelan
  Assistant Vice President
Donna J. DeLong
  Bank Officer
Virginia Kleinheksel
  Bank Officer
Lawrence A. Mennella
  Data Systems Officer
Melinda Noncarrow
  Bank Officer






FOR ONE-HUNDRED-AND-FIVE YEARS...




                                                      ...A TRADITION OF STRENGTH

                      DIRECTORY OF OFFICES AND DEPARTMENTS

                                                                                                                     Area Code (516)
                                                                                                           Telephone      Telecopier
Executive Offices.......................................6 West Second Street, Riverhead, N.Y. 11901         727-2700        727-3210
Audit ..........................................3880 Veterans Memorial Highway, Bohemia, N.Y. 11716         585-4678        585-4780
Bohemia Office..................................3880 Veterans Memorial Highway, Bohemia, N.Y. 11716         585-4477        585-4809
Center Moriches Office.................................502 Main Street, Center Moriches, N.Y. 11934         878-8800        878-4431
Commercial Loans .......................................6 West Second Street, Riverhead, N.Y. 11901         727-2701        727-5798
Compliance ...............................................220 Roanoke Avenue, Riverhead, N.Y. 11901         727-5395        727-3214
Comptroller..............................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5270        369-2230
Consumer Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901         727-7277        727-5521
Corporate Services (investor relations)...................220 Roanoke Avenue, Riverhead, N.Y. 11901         727-5667        727-3214
Cutchogue Office....................................................Route 25, Cutchogue, N.Y. 11935         734-5050        734-7759
East Hampton Pantigo Office..............................351 Pantigo Road, East Hampton, N.Y. 11937         324-2000        324-6367
East Hampton Village Office................................100 Park Place, East Hampton, N.Y. 11937         324-3800        324-3863
Facilities & Security...................................6 West Second Street, Riverhead, N.Y. 11901         727-2700        727-3210
Hampton Bays Office.......................................Montauk Highway, Hampton Bays, N.Y. 11946         728-2700        728-8311
Human Resources..........................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5377        727-3170
Item Processing.........................................295 North Sea Road, Southampton, N.Y. 11968         287-3100        287-5422
Marketing ................................................220 Roanoke Avenue, Riverhead, N.Y. 11901         727-4712        727-3214
Mattituck Office.............................................10900 Main Road, Mattituck, N.Y. 11952         298-9400        298-9188
Miller Place Office........................................74 Echo Avenue, Miller Place, N.Y. 11764         474-8400        474-8510
Medford Office..........................................2690R Expressway Plaza, Medford, N.Y. 11763         758-1500        758-1509
Montauk Harbor Office..........................................West Lake Drive, Montauk, N.Y. 11954         668-4333        668-3643
Montauk Village Office.....................................746 Montauk Highway, Montauk, N.Y. 11954         668-5300        668-1214
Mortgage Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901         727-7277        369-2468
Operations ..............................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5151        369-5834
Port Jefferson Harbor Office..........................135 West Broadway, Port Jefferson, N.Y. 11777         473-9603        331-7806
Port Jefferson Village Office......................228 East Main Street, Port Jefferson, N.Y. 11777         473-7700        473-9406
Riverhead, Second Street Office.........................6 West Second Street, Riverhead, N.Y. 11901         727-2700        727-3210
Riverhead, Ostrander Avenue Office.....................1201 Ostrander Avenue, Riverhead, N.Y. 11901         727-6800        727-5095
Sag Harbor Office............................................17 Main Street, Sag Harbor, N.Y. 11963         725-3000        725-4627
Shoreham Office................................................9926 Route 25A, Shoreham, N.Y. 11786         744-4400        744-6743
Southampton Office......................................295 North Sea Road, Southampton, N.Y. 11968         287-3100        287-3293
Trust and Investment Services...........................295 North Sea Road, Southampton, N.Y. 11968         727-3100        287-3296
Wading River Office...........................2065 Wading River-Manor Rd., Wading River, N.Y. 11792         929-6300        929-6799
Water Mill Office.......................................828 Montauk Highway, Water Mill, N.Y. 11976         726-4500        726-7573
Westhampton Beach Office.............................144 Sunset Ave., Westhampton Beach, N.Y. 11978         288-4000        288-9252
Island Computer Corporation...................................40 Orville Drive, Bohemia, N.Y. 11716         589-5131        589-6329

                             BACK COVER WRAP AROUND
                         PHOTOGRAPH OF SHINNECOCK CANAL
                         NO BORDERS - FOUR COLOR BLEED