Form 10-K, Exhibit 13
period 1995-12-31
SUFFOLK BANCORP
filed 1996-03-29
CIK 754673

                                             ON THE COVER

                                             TIANA BAY AT PONQUOGUE


                                             Shinnecock Bay appears in the
                                             foreground, Tiana Bay past the
                                             Ponquogue bridge, and the Atlantic
                                             Ocean beyond the barrier beach.
                                             Shinnecock and Tiana bays are part
                                             of the intra-coastal waterway which
                                             runs from New England to Florida.
                                             With vertical clearance of 55 feet
                                             at mid-span, the bridge permits
                                             motorboats and most sailboats to
                                             navigate behind the barrier beach,
[PHOTO] sparing yachtsmen and working baymen outside passage in the open ocean. The protected bays and inlets of Long Island's south shore are ideal for recreational boating and shellfishing. Each makes an important contribution to Suffolk Bancorp's primary service area, and serves to attract tourists who are increasingly the mainstay of the economy on the island's eastern end.



                                TABLE OF CONTENTS

Corporate Profile & Financial Highlights.................................   1
Message to the Shareholders..............................................   2
Commentary...............................................................   3

Summary of Selected Financial Data.......................................   4
Price Range of Common Stock & Dividends..................................   4

Management's Discussion & Analysis of Financial Condition
  and Results of Operations..............................................   5
The Company's Business...................................................   5
General Economic Conditions..............................................   5
Results of Operations....................................................   5
Net Income...............................................................   5
Net-interest Income......................................................   5
Average Assets, Liabilities, & Stockholders' Equity, Rate Spread,
  & Effective Interest Rate Differential.................................   6
Analysis of Changes in Net-interest Income...............................   6
Interest Income..........................................................   7
Investment Securities....................................................   7
Loan Portfolio...........................................................   8
Summary of Loan Loss Experience
  & Allowance for Possible Loan Losses...................................   9
Interest Expense.........................................................  10
Deposits.................................................................  10
Short Term Borrowings....................................................  11
Other Income.............................................................  11
Other Expense............................................................  11
Interest Rate Sensitivity................................................  11
Asset/Liability Management & Liquidity...................................  12
Business Risks & Uncertainties...........................................  12
Capital Resources........................................................  12
Risk-Based Capital/Leverage Guidelines...................................  13
Discussion of Current Accounting Principles..............................  13
Consolidated Statements of Condition.....................................  14
Consolidated Statements of Income........................................  15
Consolidated Statements of Changes in Stockholders' Equity...............  16
Consolidated Statements of Cash Flows....................................  17
Notes to Consolidated Financial Statements...............................  18
Independent Auditors' Report.............................................  26
Report of Management.....................................................  26


Suffolk Bancorp: Directors and Officers..................................  27
Island Computer Corporation: Directors and Officers......................  27
The Suffolk County National Bank: Directors and Officers.................  28

Directory of Offices and Departments:
  Addresses, Telephones, and Telecopiers..................  inside back cover

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

         Suffolk Bancorp also owns Island Computer Corporation of New York, Inc., a bank data processing company located in Bohemia, New York. On April 11, 1994, Suffolk Bancorp acquired Hamptons Bancshares, Inc., a bank holding company on the south fork of Long Island which had eight offices and $160,000,000 in assets. The following information for 1994 reflects the earnings from Hamptons Bancshares, on and after April 11, 1994.

                                                                                                   FINANCIAL HIGHLIGHTS
(dollars in thousands, except ratios, share, and per-share information)
-----------------------------------------------------------------------------------------------------------------------
         SUFFOLK BANCORP                                                December 31,             1995              1994
-----------------------------------------------------------------------------------------------------------------------
         EARNINGS FOR THE YEAR                                            Net income       $    9,089        $    8,318
                                                                 Net-interest income           38,981            35,830
                                                                Net income-per-share             2.43              2.25
                                                            Cash dividends-per-share             0.90              0.71
-----------------------------------------------------------------------------------------------------------------------
         BALANCES AT YEAR-END                                                 Assets       $  805,794        $  811,654
                                                                           Net loans          510,015           529,076
                                                              Investment securities           181,966           194,641
                                                                            Deposits          727,060           723,993
                                                                              Equity           70,046            77,093
                                                                  Shares outstanding        3,409,309         3,799,674
                                                         Book value per common share       $    20.55        $    20.29
-----------------------------------------------------------------------------------------------------------------------
         RATIOS                                             Return on average equity            11.56%            11.50%
                                                            Return on average assets             1.15              1.11
                                                    Average equity to average assets             9.91              9.68
                                            Net-interest margin (taxable-equivalent)             5.49              5.34
                                                Net charge-offs to average net loans             0.16              0.23
-----------------------------------------------------------------------------------------------------------------------

SUFFOLK BANCORP ANNUAL MEETING
Tuesday, April 9, 1996, 1:00 P.M.
Fox Hill Golf & Country Club
Oakleigh Avenue
Baiting Hollow, New York

REGISTRAR AND TRANSFER AGENT
American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, New York 10269-0436
(800)  937-5449

TRADING
Suffolk Bancorp's common stock is traded over-the-counter, and is listed on the NASDAQ National Market System under the symbol "SUBK." Market makers at December 31, 1995 included the firms of: Herzog, Heine, Geduld, Inc.; McConnell, Budd & Downes, Inc.; Sandler O'Neill & Partners, L.P.; Smith Barney Shearson, Inc.; and Troster Singer Corporation.


S.E.C. FORM 10-K
The Annual Report to the Securities and Exchange Commission on Form 10-K and documents incorporated by reference can be obtained, without charge, by writing to the Secretary, Suffolk Bancorp, 6 West Second Street, Riverhead, New York 11901.

TO OUR SHAREHOLDERS:

Nineteen-ninety-five was another successful year for Suffolk Bancorp and for its wholly owned subsidiaries, The Suffolk County National Bank and Island
Computer Corporation.

Net income was $9,089,000 compared to $8,318,000 last year. Earnings-per-share were $2.43 compared to $2.25. Assets totaled $805,794,000 at year-end compared to $811,654,000. Shareholders' equity totaled $70,046,000, down 9 percent from year-end 1994. Book-value-per-share was $20.55, up 1 percent from last year. Dividends-per-share increased to $0.90 from $0.71. Net interest income improved by 8.8 percent. Average loans increased by 6.6 percent. Average deposits rose
4.8 percent. Non-interest income improved by 18.1 percent. Offsetting this was an increase of 8.6 percent in non-interest expense. Your shares reached a new high of $37.50, closing the year at $34.50.

As most of you know, 1995 was an extraordinary year for your company. From January onward, we were at odds with North Fork Bancorporation over the future of Suffolk Bancorp. It is important to recount these events and explain why and how your Board of Directors resolved them.

During 1994, North Fork Bancorporation started to accumulate shares of Suffolk Bancorp. Early in 1995, North Fork filed an application with the Federal Reserve Bank of New York to acquire up to 19.9% of the common shares of Suffolk. In that filing, North Fork confirmed that it was considering acquiring the entire equity interest in Suffolk.

This alarmed our loyal shareholders, customers, and employees. North Fork has recovered from its difficulties in the early 1990's, and runs an enterprise which is highly profitable at the moment. Nonetheless, though we operate in many of the same markets, we approach our businesses quite differently.

While Suffolk has grown to 22 offices, we are still a community bank. Our relationship with the communities we serve has been built painstakingly, over more than a century, and that has been the foundation of our success. It has produced consistent, reliable earnings through good times and bad. We know our customers and shareholders personally, and feel accountable to them, one-to-one.


                                    [PHOTO]
      Mr. Merz at the Ostrander Avenue Office with the "Riverhead Trolley."
         It links the 90-store Tanger Outlet Mall with downtown and the
         Okeanos Ocean Research Foundation. The Suffolk County National
                             Bank provided funding.

North Fork, by contrast, is sharply aggressive and has expanded throughout the region in a series of rapid acquisitions. We believe that such a strategy gives North Fork characteristics that are unfamiliar to most of our shareholders, with different risks and prospects.

Fortunately, in December, we were able to reach an agreement with North Fork to buy back the shares it had accumulated in Suffolk. Not only did this reassure our customers and employees; it made it possible to complete our repurchase program much more quickly than we had anticipated, and it added to your earnings per share.

Now we can turn to the future. Your Board of Directors has approved an ambitious strategic plan. Increasing volume, improving yields, and containing expenses are the keys. If we reach our goals, chances are excellent that we will be able to overcome any future attempt to end Suffolk Bancorp's 106 year tradition of independence, service, and profit.

More than ever, it is my honor to serve as your Chief Executive Officer. On behalf of my fellow directors and employees, and our loyal customers, I thank you for your steadfast support during the past year.



                  Edward J. Merz
                  President & Chief Executive Officer

COMMENTARY

INITIATIVE FOR THE SHAREHOLDERS

Suffolk Bancorp undertook two major initiatives for its shareholders during 1995, a repurchase of common shares, and a substantial increase in the dividend.

First, we repurchased 390,365 shares, or 10.27 percent of the shares outstanding at the time the program was announced on May 2, 1995. This had the effect of increasing earnings per share by 13 cents pro forma on an ongoing basis, or 5.53 percent based on 1995 earnings.

There were several reasons for the buy-back. Over the past ten years, the ratio of average common equity to average assets was 9.01 percent, well above industry averages, and far above regulatory requirements. In the uncertain times of the last recession, it provided a secure cushion against adversity, giving confidence to our customers, employees, and shareholders alike. In combination with conservative lending policies, our strength of capital assured all parties that Suffolk would weather the storm.

Since 1991, the ratio of average equity to average assets climbed steadily, from
9.27 percent, to 9.91 percent in 1995, even including the effect of the repurchase. The economy on Long Island has recovered much more slowly than that of the nation as a whole, and local competition for loans of good quality has been intense. For that reason, assets have not grown as fast as capital. While adequate capital is essential to the long-term health of any business, a banking company makes its profit on the margin between loans and investments, and deposits. Surplus capital decreases returns to shareholders.

We felt that the repurchase of shares was the best way to meet our shareholders' varying financial needs. Short-term holders could take their profits and move on. Long-term holders could enjoy revenues spread among a fewer number of outstanding shares. They could also defer taxation on the gain as the stock market recognized the increased earnings per share in the market price.

The second initiative for our shareholders was to increase the regular quarterly dividend to $0.30 per share, an increment of 50 percent. Many of our shareholders rely on their holdings for current income. Even after the repurchase program was complete, and after the dividend was increased in the fourth quarter, book value per common share increased slightly from year to year. Suffolk Bancorp's ability to generate capital was clearly sufficient to support a higher dividend going forward.

We are still working to use your capital as effectively as we can. In January of 1996, the Board of Directors approved the repurchase of an additional 171,000 shares, or about 5 percent of the company's common stock now outstanding. Capital is like any other part of the business, and must be managed for the shareholders' benefit.

                                    * * * * *

While return on capital is the most important of our shareholders' concerns, as a banking company, the way we run the business determines how large that return will be. While management spent much time during the past year securing Suffolk Bancorp's corporate future, much else was done to ensure future profit.

The strategic plan was overhauled, simplified, and tied to the current expectations of our investors. To accomplish the goals outlined in the plan, the Board of Directors reorganized executive management. The executive officers now include President and Chief Executive Officer, Edward J. Merz, and welcome John
F. Hanley, formerly head of consumer lending, as Chief Administrative Officer. Victor F. Bozuhoski continues as Chief Financial Officer, as does Ronald M. Krawczyk as head of retail banking. Augustus C. Weaver, now President of Island Computer, becomes Chief Information Officer, and Thomas S. Kohlmann, previously our loan administrator, assumes the post of Chief Lending Officer.

The group is charged with streamlining staff, containing general and administrative expense, as well as maintaining and sharpening the Company's focus on service to our customers and the community.

Most of our lines of business continued without major changes from the previous year. Competition was fierce in retail lending, resulting in lower balances. Commercial loan balances and rates increased. Demand deposits increased substantially, as did time certificates, while savings, N.O.W., and money market deposits decreased.

Of particular note is our trust business. At the end of the Trust Department's first full year in Southampton, assets under administration totaled $95,112,000, up 27.4 percent from $74,632,000 a year ago.

During 1995, Suffolk Bancorp persevered once again. That is our way for the past 106 years, and it always will be.

                                    * * * * *

Management's discussion and analysis of financial condition and results begins on page 5. The Board of Directors and Management encourage you to read it to gain a better understanding of our operations during the past year.

                       SUMMARY OF SELECTED FINANCIAL DATA

FIVE YEAR SUMMARY: (dollars in thousands except per share amounts)
----------------------------------------------------------------------------------------------------------------------------------
For the Years                                                1995            1994 (1)        1993            1992            1991
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $ 59,312        $ 51,564        $ 43,997        $ 46,984        $ 50,787
  Interest expense                                         20,331          15,734          14,525          18,153          25,619
----------------------------------------------------------------------------------------------------------------------------------
Net-interest income                                        38,981          35,830          29,472          28,831          25,168
  Provision for possible loan losses                          530             730           1,098           2,572           2,610
  Other income                                              6,702           5,675           4,730           4,060           3,169
  Other expense                                            30,135          27,752          21,345          19,788          18,090
----------------------------------------------------------------------------------------------------------------------------------
Net operating expense                                      23,433          22,077          16,615          15,728          14,921

  Income before income taxes and cumulative effect
    of change in accounting principle                      15,018          13,023          11,759          10,531           7,637
  Provision for income taxes                                5,929           4,705           4,070           3,858           2,576
----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
    accounting for income taxes                             9,089           8,318           7,689           6,673           5,061
  Cumulative effect of change
    in accounting for income taxes                              -               -             624               -               -
----------------------------------------------------------------------------------------------------------------------------------
Net income                                               $  9,089        $  8,318        $  8,313        $  6,673        $  5,061
==================================================================================================================================
BALANCE AT DECEMBER 31,
  Federal funds sold                                     $ 32,500        $      -        $      -        $ 27,600        $ 40,400
  Investment securities-available for sale                137,043          68,261               -               -               -
  Investment securities-held to maturity                   44,923         126,380         194,391         166,946         136,113
----------------------------------------------------------------------------------------------------------------------------------
Total investment securities                               181,966         194,641         194,391         166,946         136,113
  Net loans                                               510,015         529,075         406,740         369,005         360,074
  Total assets                                            805,794         811,654         642,359         599,418         574,042
  Total deposits                                          727,060         723,993         568,768         538,604         517,551
  Other borrowings                                              -               -           6,500               -               -
  Stockholders' equity                                   $ 70,046        $ 77,093        $ 63,284        $ 57,105        $ 52,268
----------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Performance:
  Return on average equity                                  11.56%          11.50%          13.78%          12.19%          10.02%
  Return on average assets                                   1.15            1.11            1.35            1.13            0.93
  Net interest margin (taxable equivalent)                   5.49            5.34            5.31            5.43            5.28
  Average equity to average assets                           9.91            9.68            9.79            9.24            9.27
  Dividend pay-out ratio                                    36.83           31.61           27.32           29.40           37.16
Asset Quality:
  Non-performing assets to total loans                       1.33            1.70 (2)        1.26            1.84            1.40
  Non-performing assets to total assets                      0.85            1.11 (2)        0.80            1.13            0.88
  Allowance to non-accrual loans and 90+                    77.38           77.39           92.73           71.62           52.50
  Allowance to loans, net of discounts                       1.15            1.16            1.20            1.27            1.06
  Net charge-offs to average loans                           0.16%           0.23%           0.24%           0.48%           0.46%
----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA: (4)
  Income before cumulative effect of change in
    accounting principle                                 $   2.43        $   2.25        $   2.27        $   1.97        $   1.51
  Cumulative effect of change in accounting principle           -               -            0.18               -               -
  Net income                                                 2.43            2.25 (3)        2.45            1.97            1.51
  Cash dividends                                             0.90            0.71            0.68            0.60            0.56
  Book value at year-end                                    20.55           20.29           18.63           16.85           15.51
  Highest market value                                      37.50           28.50           25.00           20.00           11.00
  Lowest market value                                    $  26.00        $  21.00        $  19.00        $   9.00        $   7.75
----------------------------------------------------------------------------------------------------------------------------------
Number of full-time-equivalent employees at year-end          400             426             322             307             297
  Number of branch offices at year-end                         22              21              13              13              13
  Number of automatic teller machines                          15              14               8               5               4
==================================================================================================================================

(1) The information for 1994 reflects the acquisition of Hamptons on April 11, 1994.
(2) Includes $2,128,000 of non-performing loans and $1,222,000 of other real estate acquired from Hamptons.
(3)  Reflects issuance of 402,109 shares in acquisition of Hamptons.
(4) Per share data is based on average shares outstanding of 3,739,470 in 1995, 3,692,286 in 1994, 3,391,149 in 1993, 3,387,198 in 1992, and 3,358,228 in
     1991.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The Company's common stock is traded in the over-the-counter market, and is quoted on the NASDAQ National Market System under the symbol "SUBK." Following are the quarterly high and low prices of the Company's common stock. Prices are as reported by NASDAQ.

----------------------------------------------------------------------------------------------------------------------------------
     1995                   High           Low        Dividends         1994                    High          Low        Dividends
----------------------------------------------------------------------------------------------------------------------------------
     First quarter       $ 29.00       $ 26.00       $  0.20            First quarter        $ 24.00      $ 21.50       $  0.17
     Second quarter        33.25         26.50          0.20            Second quarter         23.50        21.00          0.17
     Third quarter         36.75         32.00          0.20            Third quarter          27.50        22.00          0.18
     Fourth quarter        37.50         32.50          0.30            Fourth quarter         28.50        26.00          0.19
==================================================================================================================================

The Company declares regular quarterly cash dividends, payable on the first business day of each fiscal quarter.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The discussion which follows provides an analysis of Suffolk Bancorp's (the "Company" or "Suffolk") results of operations for each of the past three years, and its financial condition as of December 31, 1995 and 1994, respectively. Selected tabular data are presented for each of the past five years.

                             THE COMPANY'S BUSINESS

Nearly all of the Company's business is providing banking services to its commercial and retail customers in Suffolk County, on Long Island, New York. The Company is a one-bank holding company which banking subsidiary, The Suffolk County National Bank (the "Bank"), operates 22 full-service offices in the eastern half of Suffolk County. It offers a full line of domestic, retail, and commercial banking services, including trust services. The Bank's primary lending area includes all of Suffolk County, New York. The Bank also makes loans for automobiles in Nassau County, New York.

The Bank serves as an indirect lender to the customers of many automobile dealers in its service area. The Bank also lends to small manufacturers, wholesalers, builders, farmers and retailers, and finances dealers' inventory. The Bank also makes loans secured by real estate, including residential mortgages, of which most are sold to mortgage investors; real estate construction loans; and loans which are secured by commercial real estate and which float with the prime rate, or which have relatively short terms and are retained in the Bank's portfolio. The Bank offers both fixed and floating rate second mortgage loans with a variety of repayment plans.

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

The Company is also the sole owner of Island Computer Corporation of New York, Inc. ("Island Computer"), a financial data-processing service company located in Bohemia, New York. Approximately 93 percent of the ongoing business of Island Computer is providing services to The Suffolk County National Bank.

                           GENERAL ECONOMIC CONDITIONS

Growth in Long Island's economy was slow but sustained in 1995. Increased demand for finance, information, transportation and tourism were offset by layoffs resulting from corporate consolidations and down-sizing. Long Island has a highly educated and skilled work force, and a diverse industrial base. It is adjacent to New York City, one of the world's largest centers of distribution and a magnet for finance and culture. The island's economic cycles vary from those of the national economy. During 1995, interest rates were comparatively stable declining slightly towards year-end.

                              RESULTS OF OPERATIONS

                                   NET INCOME

Net income was $9,089,000 compared to $8,318,000 last year and $8,313,000 in 1993. This represents an increase of 9.27 percent in 1995 after a slight increase in 1994. Earnings-per-share were $2.43 compared to $2.25 last year and $2.45 in 1993. Earnings per share for 1993 included a $ .18 benefit from the cumulative effect of a change in accounting principle.

                               NET-INTEREST INCOME

Net-interest income during 1995 was $38,981,000, up from $35,830,000 and $29,472,000 in 1994 and 1993, respectively. These represent increases of 8.80 percent and 21.6 percent, respectively. Net-interest income is the most important part of the net income of the Company.

The effective-interest-rate-differential, on a taxable-equivalent basis, was
5.49 percent during 1995, up from 5.34 percent in 1994, which was up from 5.31 percent in 1993. Average rates on average interest-earning assets increased to
8.30 percent in 1995 from 7.62 percent in 1994. Average rates on average interest-bearing liabilities increased from 2.93 percent to 3.65 percent in 1995. These resulted in a 0.15 percent increase in the interest rate differential from 1994 to 1995, compared to a 0.03 percent increase from 1993 to 1994. Core deposits did not reprice upward as quickly as did assets.

             AVERAGE ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY,
              RATE SPREAD, AND EFFECTIVE INTEREST RATE DIFFERENTIAL
                         (ON A TAXABLE-EQUIVALENT BASIS)

The following table illustrates the average composition of the Company's statements of condition. It presents an analysis of net-interest income on a taxable-equivalent basis, listing each major category of interest-earning assets and interest-bearing liabilities, as well as other assets and liabilities:
(dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                1995                          1994                          1993
-----------------------------------------------------------------------------------------------------------------------------------
                                            Average             Average   Average             Average   Average             Average
                                            Balance  Interest   Rate      Balance  Interest   Rate      Balance  Interest   Rate
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities                   $115,606  $  6,482    5.61%   $123,864  $  5,520    4.46%   $122,175  $  5,354    4.38%
Obligations of states &
   political subdivisions                    25,404     1,892    7.45      37,004     2,561    6.92      41,663     3,095    7.43
U.S. govt. agency obligations                30,734     2,052    6.68      24,854     1,610    6.48       1,912        99    5.18
Corporate bonds & other securities              638        38    5.96         665        49    7.37         934        70    7.49
Federal funds sold & securities purchased
   under agreements to resell                31,805     1,839    5.78      15,771       663    4.20      27,870       852    3.06
Loans, including non-accrual loans          519,602    47,783    9.20     487,297    42,145    8.65     381,884    35,691    9.35
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets              $723,789  $ 60,086    8.30%   $689,455  $ 52,548    7.62%   $576,438  $ 45,161    7.83%
===================================================================================================================================
Cash & due from banks                      $ 37,806                      $ 25,319                       $ 25,319
Other non-interest-earning assets            31,596                        32,671                         14,494
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                               $793,191                      $747,445                       $616,251

-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s &
   money market deposits                   $337,550  $  8,462    2.51%   $373,690  $  8,949    2.39%   $303,364  $  7,815    2.58%
Time deposits                               206,801    11,098    5.37     155,278     6,430    4.14     158,071     6,705    4.24
-----------------------------------------------------------------------------------------------------------------------------------
Total savings & time deposits               544,351    19,560    3.59     528,968    15,379    2.91     461,435    14,520    3.15
Federal funds purchased & securities
sold under agreements to  repurchase         11,140       674    6.05       3,861       171    4.43         125         4    3.20
Other borrowings                                 72         2    2.78       2,132        81    3.80          18         1    5.56
Mortgages                                       748        95   12.70       1,446       103    7.12           -         -       -
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities         $556,311  $ 20,331    3.65%   $536,407  $ 15,734    2.93%   $461,578  $ 14,525    3.15%
===================================================================================================================================

Rate spread                                                      4.65%                         4.69%                         4.68%
Non-interest-bearing deposits              $152,278                      $135,593                      $ 90,564
Other non-interest-bearing liabilities        6,000                         3,097                         3,767
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                          $714,589                      $675,097                      $555,909
Stockholders' equity                         78,602                        72,348                        60,342
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities & stockholders' equity   $793,191                      $747,445                      $616,251

Net-interest income (tax equivalent basis)
   & effective interest rate differential            $ 39,755    5.49%             $ 36,814    5.34%             $ 30,636   5.31%
Less: taxable-equivalent basis adjustment                (774)                         (984)                       (1,164)
-----------------------------------------------------------------------------------------------------------------------------------
Net-interest income                                  $ 38,981                      $ 35,830                      $ 29,472
===================================================================================================================================

Interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned had the Bank's investment in non-taxable U.S. Treasury Securities and state and municipal obligations had been subject to New York State and Federal income taxes yielding the same after-tax income. The rate used for this adjustment was approximately 34.0% for federal income taxes and 9.0% for New York State income taxes for all periods.

For each of the years 1995, 1994 and 1993, $1.00 of non-taxable income from obligations of states and political subdivisions equates to fully taxable income of $1.52. In addition, in 1995, 1994 and 1993, $1.00 of non-taxable income on U.S. Treasury securities equates to $1.02 of fully taxable income.

Amortization of loan fees are included in interest income.

                   ANALYSIS OF CHANGES IN NET-INTEREST INCOME

The table on the next page represents a summary analysis of changes in interest income, interest expense and the resulting net-interest income on a taxable-equivalent basis for the periods presented, each as compared with the preceding period. Because of the numerous simultaneous changes in volume and rate during the period, it is not possible to allocate precisely the changes between volumes and rates. For purposes of this table, changes which are not due solely to volume or to rate have been allocated to these categories based on the respective percentage changes in average volume and average rate as they compare to each other: (in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                          1995 OVER 1994                              1994 OVER 1993
----------------------------------------------------------------------------------------------------------------------------
                                                          Changes due to                              Changes due to
                                                   Volume      Rate   Net Change             Volume        Rate   Net Change
----------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
----------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities                           $ (388)   $1,350     $  962              $    75     $    91    $   166
Obligations of states & political subdivisions       (853)      184       (669)                (331)       (203)      (534)
U.S. govt. agency obligations                         391        51        442                1,480          31      1,511
Corporate bonds & other securities                     (2)       (9)       (11)                 (20)         (1)       (21)
Federal funds sold & securities purchased
   under agreements to resell                         859       317      1,176                 (444)        255       (189)
Loans, including non-accrual loans                  2,884     2,754      5,638                9,273      (2,819)     6,454
----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                      $2,891    $4,647     $7,538              $10,033     $(2,646)   $ 7,387
----------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
----------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s & money market deposits          $ (893)   $  406     $ (487)             $ 1,690     $  (556)   $ 1,134
Time deposits                                       2,467     2,201      4,668                 (117)       (158)      (275)
Federal funds purchased & securities sold
   under agreements to repurchase                     421        82        503                  165           2        167
Other borrowings                                      (62)      (17)       (79)                  81          (1)        80
Mortgages                                             (65)       57         (8)                 103           -        103
----------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                 $1,868    $2,729     $4,597              $ 1,922     $  (713)   $ 1,209
----------------------------------------------------------------------------------------------------------------------------
Net change in net-interest income
   (taxable-equivalent basis)                      $1,023    $1,918     $2,941              $ 8,111     $(1,933)   $ 6,178
============================================================================================================================

The table above includes the effect of the acquisition of Hamptons as of April 11, 1994.

                                 INTEREST INCOME

Interest income increased to $59,312,000 in 1995 from $51,564,000 in 1994 an increase of 15.0 percent, which was up 17.2 percent from $43,997,000 in 1993. The increase in 1995 was attributable to higher average loan balances and rates, and higher rates on investments.

                              INVESTMENT SECURITIES

Average investment in U.S. Treasury securities decreased to $115,606,000 in 1995 from $123,864,000 in 1994, a decrease of 6.7 percent. These securities are the primary source of the Company's liquidity. Holdings of municipal securities have decreased because yields, even on a taxable-equivalent basis, have become less attractive during 1995 as changes in the income tax code for individuals made it possible for them to underbid corporate investors. U.S. Treasury and municipal securities provide collateral for various liabilities to municipal depositors. The Company currently holds no investment in derivative products.

On November 15, 1995, the FASB issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" ("the Guide"). The Guide permitted a one-time reassessment and reclassification from the "held-to-maturity" category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities to maturity in the future. In December 1995, the Company reassessed its investment and mortgage-backed securities portfolio and reclassified approximately $16 million of investment securities as available-for-sale. The effect upon the Company's financial condition resulting from this transfer was not material. This transfer had no effect on the Company's results from operations.

The following table summarizes the carrying amounts of the Company's Investment Securities available for sale and held to maturity as of the dates indicated:
(in thousands)

-----------------------------------------------------------------------------------------------------
Year Ended December 31,                                          1995            1994            1993
-----------------------------------------------------------------------------------------------------
Investment securities available for sale, at fair value:
  U.S. treasury securities                                   $121,168        $ 68,261               -
  U.S. government agency debt securities                       15,875               -               -
-----------------------------------------------------------------------------------------------------
  Total investment securities available for sale              137,043          68,261
-----------------------------------------------------------------------------------------------------
Investment securities held to maturity:
  U.S. treasury securities                                     12,053          57,091        $149,999
  Obligations of states & political subdivisions               18,140          36,780          42,025
  U.S. govt. agency obligations                                14,092          31,871           1,176
  Corporate bonds & other securities                              638             638           1,191
-----------------------------------------------------------------------------------------------------
Total investment securities held to maturity                   44,923         126,380         194,391
-----------------------------------------------------------------------------------------------------
Total investment securities                                  $181,966        $194,641        $194,391
=====================================================================================================
Fair value of investment securities held to maturity         $ 45,451        $123,096        $195,532
Unrealized gains                                                  662             228           1,298
Unrealized losses                                                 134           3,512             157
=====================================================================================================

The amortized cost, maturities and approximate weighted average yields, on a taxable-equivalent basis, at December 31, 1995 are as follows: (in thousands)

--------------------------------------------------------------
                                  Available for Sale
--------------------------------------------------------------
                                                    U.S.
                           U.S. Treasury        Govt. Agency
                            Securities             Debt.
--------------------------------------------------------------
                         Amortized           Amortized
Maturity (in years)      Cost        Yield   Cost        Yield
--------------------------------------------------------------

Within 1                 $105,307    5.70%   $     -        -
After 1 but within 5       15,109    6.85%     7,023     6.52%
After 5 but within 10           -       -      8,421     7.89%
Other securities (FRB)          -       -          -        -
--------------------------------------------------------------

Total                    $120,416    5.85%   $15,444     6.83%
==============================================================


-----------------------------------------------------------------------------------------------------------------
                           ----------------------------------Held To Maturity------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                              Obligations of            U.S.            Corporate         Total
                           U.S. Treasury    States & Political     Govt. Agency          Bonds &        Amortized
                            Securities         Subdivisions         Obligations      Other Securities     Cost
-----------------------------------------------------------------------------------------------------------------
                         Amortized           Amortized           Amortized           Amortized
Maturity (in years)      Cost        Yield   Value       Yield   Cost        Yield   Cost        Yield
-----------------------------------------------------------------------------------------------------------------
Within 1                 $ 3,994     4.64%   $13,975     6.97%   $   136     5.75%   $  -           -    $123,412
After 1 but within 5       8,059     5.46%     2,415     9.58%    13,956     6.68%      -           -      46,562
After 5 but within 10          -        -      1,750     7.98%         -        -       -           -      10,171
Other securities (FRB)         -        -          -        -          -        -     638        6.00%        638
-----------------------------------------------------------------------------------------------------------------
Total                    $12,053     5.46%   $18,140     7.42%   $14,092     6.67%   $638        6.00%   $180,783
=================================================================================================================

As a member of the Federal Reserve System, the Bank owns Federal Reserve Bank stock with a book value of $638,000. An equity investment, the stock has no maturity. There is no public market for this investment. The last declared dividend was 6%.

                                 LOAN PORTFOLIO

Consumer loans, net of unearned discounts, totaled $245,317,000 at year-end 1995, down 9.0 percent from $269,725,000 at the end of 1994. Consumer loans are composed primarily of indirect, dealer-generated automobile loans. Competition for these loans is intense on Long Island, both among commercial banks, and with captive finance companies of automobile manufacturers. This has resulted in lower rates.

Commercial loans totaling $78,730,000 at year-end 1995 were up 10.2 percent from $71,414,000 at year-end 1994. These loans continue to be made to small local businesses throughout the Company's primary lending area. Loan balances are seasonal, particularly in the Hamptons where retail inventories rise in the spring and are reduced by autumn.

Commercial and residential real estate mortgages, including home equity loans have decreased to $189,802,000 in 1995 from $190,111,000 in 1994.

The following table categorizes the Company's total loans (net of unearned discounts) at December 31,: (in thousands)

-------------------------------------------------------------------------------------------------------------------------
CATEGORY                                              1995           1994            1993            1992            1991
-------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural loans        $ 78,730       $ 71,414        $ 52,103        $ 45,030        $ 41,435
Commercial real estate mortgages                    99,940        104,548          65,738          59,250          49,365
Real estate - construction loans                     7,946          8,018           5,327           6,294           4,883
Residential mortgages (1st and 2nd liens)           55,047         50,011          33,489          34,558          31,782
Home equity loans                                   26,869         27,534          18,440          19,900          21,843
Consumer loans                                     245,317        269,725         236,043         207,211         205,855
Lease finance                                          311            743               -               -               -
Other loans                                          1,778          3,296             522           1,492           8,782
-------------------------------------------------------------------------------------------------------------------------
Total loans (net of unearned discounts)           $515,938       $535,289        $411,662        $373,735        $363,945
=========================================================================================================================

The following table illustrates the sensitivity to changes in interest rates of the Company's total loans, net of discounts, not including overdrafts and loans not accruing interest, together totaling approximately $6,849,000 at December 31, 1995: (in thousands)

------------------------------------------------------------------------------------------
                                             After 1 But           After
                                            Within 5 Years        5 Years           Total
------------------------------------------------------------------------------------------
Predetermined rates                            $212,089           $26,021         $238,110
Floating or adjustable rates                     15,328             2,342           17,670
------------------------------------------------------------------------------------------
Total                                          $227,417           $28,363         $255,780
==========================================================================================

The following table illustrates the sensitivity to changes in interest rates on the Company's commercial, financial and agricultrual; and real estate construction loans not including non-accrual loans totaling approximately $2,786,000 at December 31, 1995: (in thousands)

-------------------------------------------------------------------------------------------------------------
                                             Due Within         After 1 But            After
                                               1 year          Before 5 Years         5 Years          Total
-------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural          $72,394             $1,917              $1,743          $76,054
Real estate construction                        5,756              1,006               1,074            7,836
-------------------------------------------------------------------------------------------------------------
Total                                         $78,150             $2,923              $2,817          $83,890
=============================================================================================================

The following table shows the Company's non-accrual, past due and restructured loans, at December 31,: (in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                                      1995             1994              1993             1992              1991
--------------------------------------------------------------------------------------------------------------------------------
Accruing loans which are
   contractually past due 90 days or more           $2,584           $2,015            $  871           $1,372            $2,441
Loans not accruing interest                          5,071            6,014             4,437            5,175             4,054
Restructured loans                                     532              372                51              744               878
--------------------------------------------------------------------------------------------------------------------------------
Total                                               $8,187           $8,401            $5,359           $7,291            $7,373
================================================================================================================================

Interest on loans which have been restructured or are no longer accruing interest would have amounted to $415,000 for 1995 under the contractual terms of those loans. The Company records the payment of interest on such loans as a reduction of principal. Interest income recognized on restructured and non-accrual loans was immaterial for the year 1995.

The percentage of net charge-offs to average net loans during 1995 was 0.16 percent, compared to 0.23 percent during 1994 and 0.24 percent during 1993. The ratio of the allowance for possible loan losses to loans, net of discount was
1.15 percent during 1995, compared to 1.16 percent in 1994 and 1.20 percent in 1993. The Company has a formal policy for internal credit review to more precisely identify risk and exposure in the loan portfolio.

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

     SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance is evaluated continually by management. In making provisions for loan losses, recent loan charge-offs, loans requiring special attention (whether or not 90 days past due, not accruing interest, or restructured), and other information available are considered. In evaluating the Bank's allowance for loan losses, management principally considers the historical losses, the borrowers' ability to repay, the value of any collateral, and the economy. In evaluating real estate mortgage collateral, principally for classified loans, the Bank considers current real estate values, the condition of the real estate, and the possibility of environmental contamination near or on the mortgaged property. Environmental audits were begun in 1990, and the scope of these audits has been increased since. The Bank's current policy requires an environmental audit on virtually all commercial properties being considered for a mortgage. In addition, management considers the examination of loans by regulatory authorities, internal reviews and other evaluations. The Company allocates the allowance in proportion to the risk identified in each category of loans.

Transactions in the Allowance for Possible Loan Losses are made in seven major loan categories. The summary of such transactions for periods indicated follows:
(in thousands)

---------------------------------------------------------------------------------------------------------------
Year Ended December 31,                            1995          1994          1993          1992          1991
---------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses, January 1,   $6,214        $4,922        $4,730        $3,871        $2,873
Allowance acquired from Hamptons                      -         1,678             -
Loans charged-off:
Commercial, financial & agricultural loans          346           869           440           623           479
Commercial real estate mortgages                    271             8             -           244             -
Real estate - construction loans                      -             -             -             -             -
Residential mortgages (1st & 2nd liens)               -             -             -             -            52
Home equity loans                                    28            80             -            50             -
Consumer loans                                      539           511           678         1,022         1,329
Lease finance                                         -             -             -             -             -
Other loans                                           -             -            49             -             -
---------------------------------------------------------------------------------------------------------------
Total charge-offs                                 1,184         1,468         1,167         1,939         1,860
---------------------------------------------------------------------------------------------------------------
Recoveries of charged-off loans:
Commercial, financial & agricultural loans           89            72            14            11            54
Commercial real estate mortgages                     16             -             -             -             -
Real estate - construction loans                      -            11             -             -             -
Residential mortgages (1st & 2nd liens)               -             -             -             -             -
Home equity loans                                     -             -             -             -             -
Consumer loans                                      258           269           247           215           194
Lease finance                                         -             -             -             -             -
Other loans                                           -             -             -             -             -
---------------------------------------------------------------------------------------------------------------
Total recoveries                                    363           352           261           226           248
Net loans charged-off                               821         1,116           906         1,713         1,612
Provisions for possible loan losses                 530           730         1,098         2,572         2,610
---------------------------------------------------------------------------------------------------------------
Balance, December 31,                            $5,923        $6,214        $4,922        $4,730        $3,871
===============================================================================================================

The distribution of the Allowance for Possible Loan Losses, and the percentage of the total allowance, by category at end of period, is listed in the following table. The distribution is proportionate to the risk identified in each category: (dollars in thousands)

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                          1995      %      1994      %      1993      %      1992      %      1991      %
--------------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural loans     $1,816   30.7    $1,988   32.0    $1,581   32.1    $1,557   32.9    $1,552   40.1
Commercial real estate mortgages                2,230   37.6     2,212   35.6     1,707   34.7     1,383   29.3       992   25.6
Real estate - construction loans                   18    0.3        80    1.3         1    0.0         -      -         -      -
Residential mortgages (1st & 2nd liens)           369    6.2       449    7.2       155    3.1       147    3.1       108    2.8
Home equity loans                                 292    4.9       200    3.2       254    5.2       223    4.7       204    5.3
Consumer loans                                  1,164   19.7     1,243   20.0     1,191   24.2     1,396   29.5     1,003   25.9
Other loans                                        34    0.6        42    0.7        34    0.7        24    0.5        12    0.3
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                          $5,923  100.0    $6,214  100.0    $4,922  100.0    $4,730  100.0    $3,871  100.0
================================================================================================================================

The following table presents information concerning loan balances and asset quality: (dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                        1995          1994          1993          1992          1991
----------------------------------------------------------------------------------------------------------------------------
Loans, net of discounts:
Average net loans                                          $520,139      $487,297      $381,884      $358,093      $347,286
Net loans at end of period                                 $515,938      $535,289      $411,662      $369,005      $360,074
----------------------------------------------------------------------------------------------------------------------------
Non-performing assets to total loans (net of discounts)        1.33%         1.70%         1.26%         1.84%         1.40%
Non-performing assets to total assets                          0.85          1.11          0.80          1.13          0.88
Ratio of net charge-offs to average net loans                  0.16          0.23          0.24          0.48          0.46
Net charge-offs to net loans at December 31,                   0.16          0.21          0.22          0.46          0.45
Allowance for possible loan losses
   to loans, net of discounts                                  1.15          1.16          1.20          1.27%         1.06
============================================================================================================================

The disparity between average net loans and net loans at December 31, 1994 is largely attributable to the acquisition of the loan portfolio of Hamptons during the second quarter.

                                INTEREST EXPENSE

Interest expense for 1995 was $20,331,000, up 29.2 percent from $15,734,000 during 1994, which was up 8.3 percent from $14,525,000 in 1993. The largest part of the Company's interest expense was incurred for deposits of individuals, commercial enterprises, and various levels of government and governmental agencies. Short-term borrowings, including Federal Funds Purchased (inter-bank short-term lending), Securities Sold Under Agreements to Repurchase, and Federal Reserve Bank Borrowings are utilized at various times throughout the year. These borrowings averaged $11,212,000 during 1995, $5,993,000 in 1994 and were minimal during 1993.

                                    DEPOSITS

Average interest-bearing deposits increased to $544,351,000 in 1995 from $528,968,000 in 1994. Traditional savings deposits decreased during 1995, averaging $196,587,000, down 12.7 percent from $225,142,000 in 1994. Average balances of time certificates under $100,000, increased to $178,481,000 in 1995, up from $139,675,000 in 1994, an increase of 27.8 percent. Average balances of money market deposits of $81,615,000 were 11.7 percent of average total deposits during 1995. Average balances of time certificates of $100,000 or more were $28,320,000, up 81.5 percent from $15,603,000 during 1994.


The following table shows the classification of the average deposits of the Company for each of the periods indicated: (dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                               1995                         1994                         1993
----------------------------------------------------------------------------------------------------------------------------
                                                           Average                      Average                      Average
                                                        Rates Paid                   Rates Paid                   Rates Paid
----------------------------------------------------------------------------------------------------------------------------
Demand deposits                            $152,278              -      $135,593              -      $ 90,564             -
Savings deposits                            196,587           2.80%      225,142           2.67%      184,185          2.84%
N.O.W. & money market deposits              140,963           2.10       148,548           1.98       119,179          2.16
Time certificates of $100,000 or more        28,320           3.48        15,603           2.55        13,731          2.49
Other time deposits                         178,481           5.67       139,675           4.32       144,340          4.41
----------------------------------------------------------------------------------------------------------------------------
Total deposits                             $696,629                     $664,561                     $551,999
============================================================================================================================

At December 31, 1995, the remaining maturities of the Company's time certificates of $100,000 or more were as follows: (in thousands)

---------------------------------------------------------------------------
                   3 months or less                                 $12,855
                   Over 3 through 6 months                            3,843
                   Over 6 through 12 months                           5,215
                   Over 12 months                                     5,864
---------------------------------------------------------------------------
                   Total                                            $27,777
===========================================================================

                              SHORT TERM BORROWINGS

The Company uses several types of short-term funding intermittently. These include lines of credit for federal funds with correspondent banks, retail sale-repurchase agreements and the Federal Reserve Bank discount window. Average balances of federal funds purchased were $1,389,000 and $3,861,000 for 1995 and 1994 respectively. Average balances of Federal Reserve Bank borrowings during 1995 were $72,000 and $351,000 for 1994. Retail repurchase agreements averaged $9,751,000 and $1,781,000 in 1995 and 1994, respectively.

                                  OTHER INCOME

Other income increased to $6,947,000 during 1995, up 22.4 percent from $5,675,000 in 1994, which was up 20.0 percent from $4,730,000 in 1993. Service charges on deposit accounts were up 24.0 percent from 1994 to 1995, and 34.0 percent from 1993 to 1994. Other service charges were up 14.7 percent and 31.3 percent for the same periods.

                                  OTHER EXPENSE

Other expense during 1995 was $30,380,000, up 9.47 percent from $27,752,000 in 1994, which was up 30.0 percent from $21,345,000 during 1993. FDIC assessments decreased from $1,407,000 in 1994, to $811,000 in 1995. FDIC assessments were $1,203,000 in 1993.

                            INTEREST RATE SENSITIVITY

Interest-rate sensitivity is determined by the date when each asset and liability in the Company's portfolio of assets and liabilities can be repriced. Sensitivity increases when the interest-earning assets and interest-bearing liabilities cannot be repriced at the same time. While this analysis presents the quantity of assets and liabilities repricing in each time period, it does not consider how quickly various assets and liabilities might actually be repriced in response to changes in interest rates. Management reviews its asset/liability strategy regularly. Given differing sensitivities to the various interest rates of its assets and liabilities, management may selectively mismatch the repricing of assets and liabilities to take advantage of temporary or projected differences in interest rates. The following table reflects the sensitivity of the Company's consolidated statement of condition at December 31, 1995: (dollars in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                                            0 - 90     91 - 180    181 - 360     Over One   Not Rate
MATURITY                                                     Days        Days        Days          Year     Sensitive     Total
================================================================================================================================
INTEREST-EARNING ASSETS
================================================================================================================================
Domestic Loans (1) (Net of unearned discount)              $131,502    $ 49,012    $ 74,431     $ 250,698    $28,352    $533,995
Investment Securities (2)                                    31,261      41,781      50,370        56,733        638     180,783
Federal Funds Sold (3)                                       32,500                                                       32,500
================================================================================================================================
Total Interest-Earning Assets                              $195,263    $ 90,793    $124,801     $ 307,431    $28,990    $747,278
================================================================================================================================
DEMAND DEPOSITS AND INTEREST-BEARING LIABILITIES
================================================================================================================================
Demand Deposits (4)                                        $ 15,031    $ 15,031    $ 30,063     $  91,707$       175    $152,007
N.O.W. & Money Market Accounts (5)                            6,121       6,121      12,242       138,260          0     162,744
Interest-Bearing Deposits (6)                                55,184      42,132      73,859       241,134          0     412,309
================================================================================================================================
Total Demand Deposits and Interest-Bearing Liabilities     $ 76,336    $ 63,284    $116,164     $471,101     $   175    $727,060
================================================================================================================================
Gap                                                        $118,927    $ 27,509    $  8,637     $(163,670)   $28,815    $ 20,218
================================================================================================================================
Cumulative Difference Between Interest-Earning
Assets and Interest-Bearing Liabilities                    $118,927    $146,436    $155,073     $  (8,597)   $20,218
================================================================================================================================
Cumulative Difference as a Percentage of Total Assets         14.76%      18.17%      19.24%        (1.07%)     2.51%
================================================================================================================================

(1) Based upon contractual maturity, instrument repricing date, if applicable, projected prepayments and prepayments of principal, based upon experience. Non-accrual loans, loans in the process of renewal and potential charge-offs were classified as not rate sensitive.

(2) Based upon contractual maturity, projected prepayments and prepayments of principal, based upon experience. FRB stock is not considered rate sensitive.

(3)  Based upon contractual maturity.

(4)  Based upon experience of historical stable core deposit relationships.

(5) N.O.W. and Money Market Accounts are assumed to decline over a period of two years.

(6) Fixed rate deposits and deposits with fixed pricing intervals are reflected as maturing in the period of contractual maturity. Savings accounts are assumed to decline over a period of five years.

As of December 31, 1995, the volume of interest-earning assets with maturities of less than one year exceeded interest-bearing liabilities of similar maturity. This cumulative gap might result in increased net interest margin if interest rates increase. If interest rates decline, a narrowing of the net interest margin could result.

                     ASSET/LIABILITY MANAGEMENT & LIQUIDITY

The asset/liability management committee (the "committee") reviews the financial performance of the Company under the asset/liability management policy. The committee is composed of two outside directors, executive management, the comptroller, and the heads of commercial lending, retail lending, and retail banking. It uses computer simulations of financial performance under changing interest rates to quantify interest-rate risk and project liquidity. The simulations also help in developing alternative strategies to increase the Company's net-interest margin. The committee always assesses the impact of any change in strategy on the Company's ability to make loans and repay deposits. While managing financial risk, only strategies and policies which meet regulatory guidelines and are appropriate under the economic and competitive conditions in the Company's market are considered by the committee. The Company has not used forward contracts or interest rate swaps to manage interest-rate risk.

Liquidity is the Company's ability to meet anticipated loan demand and withdrawals of deposits. It is ensured by assets which can be converted quickly into cash. These liquid assets must be of a short term to minimize the risk to principal from changing interest rates. The committee anticipates cash flows for the coming three months and suggests actions to ensure liquidity. Thus, the Company has sufficient cash flow under normal operations, and is aware of potential sources of liquidity to meet the demand for loans and withdrawals of deposits.

                        BUSINESS RISKS AND UNCERTAINTIES

The Bank's principal investments are loans and a portfolio of short and medium term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

Consumer loans, net of unearned discounts, comprised 47.5 percent of the Bank's loan portfolio, more than 89 percent of which are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of the Bank's primary lending area.. Each loan is small in amount, and borrowers represent a cross-section of the population employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, and is not dependent on any one entity or industry.

Loans secured by real estate represented 36.8 percent of the portfolio, 53 percent of which are for commercial real estate. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Company has attempted to minimize the risks of these loans by considering several factors, including the creditworthiness of the borrower, the location, condition, and value, as well as the business prospects for the security property.

Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 15.3 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. The Company obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principals' business enterprises.

U.S. Treasury securities represented 73.2 percent of the investment portfolio and offer little or no financial risk. Municipal obligations constitute 10.0 percent of the investment portfolio. These obligations present slightly greater risk than U.S. Treasury securities, but significantly less risk than loans because they are backed by the full faith and taxing power of the municipal entity, each of which is located in the state of New York. The Company's policy is to hold these securities to maturity, which eliminates the risk to principal caused by fluctuations in interest rates.

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

                                CAPITAL RESOURCES

Primary capital, including stockholders' equity without consideration for the net unrealized gain on securities available for sale, net of tax and the allowance for possible loan losses, amounted to $75,271,000 at year-end 1995, compared to $83,750,000 at year-end 1994 and $68,206,000 at year-end 1993.
During 1995, the Company repurchased 390,365 shares for an aggregate price of $13,929,414. This accounts for the decrease in capital from 1994 to 1995. Management determined that this would increase leverage while preserving capital ratios well above regulatory requirements.

The following table presents the Company's primary capital and related ratios for each of the last five years: (dollars in thousands)

--------------------------------------------------------------------------------------------------------------------------------
                                                              1995(1)        1994 (1)       1993           1992            1991
--------------------------------------------------------------------------------------------------------------------------------
Primary capital at year-end                                $75,271        $83,750        $68,206        $61,835        $ 56,139
Primary capital at year-end as a percentage of year-end:
    Total assets plus allowance for possible loan losses      9.27%         10.24%         10.54%         10.24%           9.69%
     Loans, net of unearned discounts                        14.59%         15.65%         16.57%         16.55%          15.43%
Total deposits                                               10.35%         11.57%         11.99%         11.48%          10.82%
================================================================================================================================

(1) Capital ratios do not include the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Investment Securities."

The Company measures how effectively it utilizes capital using two widely accepted performance ratios, return on average assets and return on average common stockholders' equity. The returns in 1995 on average assets of 1.15 percent and average common equity of 11.56 percent increased from 1994. In 1994, returns were 1.11 percent and 11.50 percent, respectively.

All dividends must conform to applicable statutory requirements. The Company's ability to pay dividends depends on the Bank's ability to pay dividends. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency to pay dividends on either common or preferred stock that would exceed its net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. The amount currently available is $ 3,354,000.

                     RISK-BASED CAPITAL/LEVERAGE GUIDELINES

The Federal Reserve Bank's requirements concerning risk-based capital requirements for bank holding companies were implemented during a transition period ending in 1992. The guidelines require minimum ratios of capital to risk-weighted assets, which include certain off-balance sheet activities, such as standby letters of credit. The guidelines define capital as being "core," or "Tier 1," capital, which includes common stockholders' equity, a limited amount of perpetual preferred stock, minority interest in unconsolidated subsidiaries, less goodwill; or "supplementary" or "Tier 2" capital which includes subordinated debt, redeemable preferred stock, and a limited amount of the allowance for possible loan losses. By year-end 1993, all bank holding companies should have met a minimum ratio of total qualifying capital to risk weighted assets of 8.00 percent, of which at least 4.00 percent should be in the form of Tier 1 capital. At December 31, 1995, the Company's ratios of core capital and total qualifying capital (core capital plus Tier 2 capital) to risk-weighted assets were 10.97 percent and 11.95 percent, respectively.

                   DISCUSSION OF CURRENT ACCOUNTING PRINCIPLES

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is encouraged. In management's opinion, when adopted, SFAS No. 121 will not have a material effect on the Bank's financial position or results of operations.

In May 1995, the Financial Accounting Standards Board issued SFAS No 122, "Accounting for Mortgage Servicing Rights," which is an amendment to SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." This Statement requires the recognition as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. The pronouncement is effective for fiscal years beginning after December 15, 1995, although earlier implementation is permitted. In management's opinion, when adopted, Statement No. 122 will not have a material effect on the Bank's financial position or results of operations.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The pronouncement is effective for transactions entered into fiscal years that begin after December 15, 1995, though they may be adopted on issuance. In management's opinion, when adopted, Statement No. 123 will not have a material effect on the Bank's financial position or results of operations.

In accordance with SFAS No. 114 and SFAS No. 118, a loan is classified as foreclosed property when the bank has taken possession of the collateral, regardless of whether formal proceedings take place. This is a change from the previous accounting for in-substance foreclosed property under provisions of SFAS No. 15. SFAS No. 114 and SFAS No. 118 require classifications of foreclosed property based on actual possession, whereas previous practice classified certain loans as in-substance foreclosures prior to possession based on characteristics of the borrower and underlying collateral. As a result of adopting SFAS No. 114 and SFAS No. 118, loans of approximately $357,000 no longer qualify as in-substance foreclosures based on the possession criterion, and therefore have been reclassified from the other assets to loans as of January 1, 1995. Prior periods were not restated since the amounts were not material.

In December 1994, the AICPA issued Statement of Position No. 94-6, "Disclosure of Certain Significant Risks and Uncertainties" ("SOP 94-6") which is effective for fiscal years ending December 15, 1995. SOP 94-6 requires disclosure in the financial statements about certain risks and uncertainties that could significantly affect the amounts reported in the financial statements in the near term related to: (i) the nature of operations; (ii) the necessary use of estimates in the preparation of financial statements, and; (iii) significant concentrations in certain aspects of operations. In management's opinion, the effect on the Company's financial statements was not material.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                               DECEMBER 31,
                                                                                          1995              1994
ASSETS
Cash & Due From Banks...........................................................     $ 48,954,797      $ 56,488,206
Federal Funds Sold..............................................................       32,500,000                 -
Investment Securities:
Investment Securities Available for Sale, At Fair Value                               137,043,258        68,260,575
Investment Securities Held to Maturity (Fair Value of $45,451,000
       and $123,096,000, respectively)
    United States Treasury Securities...........................................       12,053,390        57,090,622
    Obligations of States & Political Subdivisions..............................       18,139,862        36,780,489
    U.S. Government Agency Obligations..........................................       14,091,886        31,871,215
    Corporate Bonds & Other Securities..........................................          637,849           637,849
                                                                                     ------------      ------------
                                                                                       44,922,987       126,380,175
                                                                                     ------------      ------------
    Total Investment Securities.................................................    181,966,245       194,640,750

Total Loans.....................................................................      533,994,669       568,198,173
Less: Unearned Discounts........................................................       18,056,029        32,909,042
         Allowance for Possible Loan Losses.....................................        5,923,233         6,213,548
                                                                                     ------------      ------------
  Net Loans.....................................................................      510,015,407       529,075,583

Premises & Equipment, Net.......................................................       11,802,549        12,428,053
Other Real Estate Owned, Net....................................................        1,240,756         2,621,598
Accrued Interest Receivable, Net................................................        5,132,867         4,007,001
Excess of Cost Over Fair Value of Net Assets Acquired...........................        2,986,037         3,347,969
Other Assets....................................................................       11,195,455         9,044,349
                                                                                     ------------      ------------
     TOTAL ASSETS                                                                    $805,794,113      $811,653,509
                                                                                     ============      ============
LIABILITIES & STOCKHOLDERS' EQUITY

Demand Deposits.................................................................     $152,007,218      $147,133,340
Savings, N.O.W.'s & Money Market Deposits.......................................      359,331,269       408,838,090
Time Certificates of $100,000 or more...........................................       27,777,020        23,766,390
Other Time Deposits.............................................................      187,944,356       144,255,106
                                                                                     ------------      ------------
    Total Deposits                                                                    727,059,863       723,992,926

Federal Funds Purchased.........................................................                -         4,300,000
Dividend Payable on Common Stock................................................        1,095,562           721,938
Accrued Interest Payable........................................................        1,830,052         1,099,826
Other Liabilities...............................................................        5,762,873         4,446,133
                                                                                     ------------      ------------
      TOTAL LIABILITIES                                                               735,748,350       734,560,823
                                                                                     ------------      ------------

Commitments and Contingent Liabilities (see note 11)

STOCKHOLDERS' EQUITY
Common Stock (par value $5.00; 7,500,000 shares authorized; 3,799,674 shares issued at December 31, 1995 & 1994, and 3,409,309 and 3,799,674 outstanding
   at December 31, 1995 and 1994, respectively).................................       18,998,370        18,998,370
Surplus.........................................................................       18,373,392        18,373,392
Undivided Profits...............................................................       33,927,780        40,164,291
Treasury Stock at Par (390,365 shares)..........................................       (1,951,825)                -
Net Unrealized Gain (Loss) on Securities Available for Sale, Net of Tax                   698,046          (443,367)
                                                                                     ------------      ------------
    TOTAL STOCKHOLDERS' EQUITY                                                         70,045,763        77,092,686
                                                                                     ------------      ------------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                         $805,794,113      $811,653,509
                                                                                     ============      ============

See accompanying notes to consolidated financial statements

                                                                                           CONSOLIDATED STATEMENTS OF INCOME
                                                                                            For the Years ended December 31,

                                                                              1995                1994                1993
INTEREST INCOME
Federal Funds Sold................................................       $ 1,839,151         $   663,262         $   851,504
United States Treasury Securities ................................         6,354,527           5,412,007           5,249,261
Obligations of States & Political Subdivisions (tax exempt).......         1,244,807           1,685,087           2,035,667
U.S. Government Agency Obligations................................         2,052,192           1,609,537              98,884
Corporate Bonds & Other Securities................................            38,271              49,022              70,436
Loans.............................................................        47,782,904          42,145,375          35,690,994
                                                                         -----------         -----------         -----------
    Total Interest Income                                                 59,311,852          51,564,290          43,996,746

INTEREST EXPENSE
Savings, N.O.W.'s & Money Market Deposits.........................         8,460,997           8,949,438           7,815,716
Time Certificates of $100,000 or more.............................           986,204             398,591             341,536
Other Time Deposits...............................................        10,111,987           6,032,300           6,363,027
Federal Funds Purchased...........................................            87,123             170,093               3,999
Interest on Other Borrowings......................................           589,507              81,387                 542
Interest on Mortgages.............................................            94,712             102,612                   -
                                                                         -----------         -----------         -----------
    Total Interest Expense                                                20,330,530          15,734,421          14,524,820

    Net-interest Income                                                   38,981,322          35,829,869          29,471,926
Provision For Possible Loan Losses................................           530,000             730,000           1,098,000
                                                                         -----------         -----------         -----------
    Net-interest Income After Provision For Possible Loan
      Losses......................................................        38,451,322          35,099,869          28,373,926
OTHER INCOME
Service Charges on Deposit Accounts...............................         3,729,918           3,007,977           2,244,682
Other Service Charges, Commissions & Fees.........................         1,724,075           1,502,648           1,145,272
Fiduciary Activities..............................................           503,257             450,000             410,549
Other Operating Income............................................           744,533             714,606             929,976
                                                                         -----------         -----------         -----------
    Total Other Income                                                     6,701,783           5,675,231           4,730,479
OTHER EXPENSE
Salaries & Employee Benefits......................................        16,373,556          14,540,444          11,609,771
Net Occupancy Expense.............................................         2,329,290           2,202,202           1,659,004
Equipment Expense.................................................         3,162,296           2,784,688           2,037,297
FDIC Assessments..................................................           810,720           1,407,465           1,202,640
Amortization of Excess Cost
    Over Fair Value of Net Assets Acquired........................           361,932             270,969                   -
Other Operating Expense...........................................         7,097,049           6,546,500           4,836,464
                                                                         -----------         -----------         -----------
    Total Other Expense                                                   30,134,843          27,752,268          21,345,176
Income Before Provision for Income Taxes and
    Cumulative Effect of Change in Accounting for Income Taxes....        15,018,262          13,022,832          11,759,229
Provision For Income Taxes........................................         5,929,578           4,705,000           4,070,000
                                                                         -----------         -----------         -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING FOR INCOME TAXES                                         9,088,684           8,317,832           7,689,229
CUMULATIVE EFFECT OF CHANGE
    IN ACCOUNTING FOR INCOME TAXES                                                 -                   -             623,614
                                                                         -----------         -----------         -----------
NET INCOME                                                               $ 9,088,684         $ 8,317,832         $ 8,312,843
                                                                         ===========         ===========         ===========
EARNINGS PER COMMON SHARE:
Before Cumulative Effect Of Change in Accounting Principle               $      2.43         $      2.25         $      2.27
Cumulative Effect Of Change In Accounting Principle                                -                   -                0.18
                                                                         -----------         -----------         -----------
Net Income                                                               $      2.43         $      2.25         $      2.45
                                                                         ===========         ===========         ===========
Average Common Shares Outstanding                                          3,739,470           3,692,286           3,391,149

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                  Net Unrealized
                                                                                                  Gain (Loss) On
                                                                                                      Securities
                                                Common                  Undivided      Treasury        Available
                                                 Stock      Surplus       Profits         Stock         For Sale           Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                 $16,946,405  $11,695,011  $ 28,463,798   $         -       $        -    $ 57,105,214


     Net Income                                      -            -     8,312,843             -                -       8,312,843

     Dividend                                        -            -    (2,306,454)            -                -      (2,306,454)

     Issuance of Stock Under Stock
       Option  Plan (7,179 Shares)              35,895      136,784             -             -                -         172,679
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993                 $16,982,300  $11,831,795  $ 34,470,187$            -       $        -    $ 63,284,282



     Net Income                                      -            -     8,317,832             -                -       8,317,832

     Dividend                                        -            -    (2,623,728)            -                -      (2,623,728)

     Issuance of Stock in Purchase of
       Hamptons Bancshares (402,109)         2,010,545    6,520,653             -             -                -      8,531,198
     Issuance of Stock Under Stock
       Option  Plan (1,105 Shares)               5,525       20,944             -             -                -          26,469

     Cumulative Effect of Change in
       Accounting Principle at
       January 1, 1994                               -            -             -             -         (328,472)       (328,472)

     Net Change in Unrealized Loss on
       Securities Available For Sale                 -            -             -             -         (114,895)       (114,895)
---------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                 $18,998,370  $18,373,392  $ 40,164,291   $         -       $ (443,367)   $ 77,092,686


     Net Income                                      -            -     9,088,684             -                -       9,088,684

     Dividend                                        -            -    (3,347,606)            -                -      (3,347,606)

     Purchase of Treasury Stock                      -            -   (11,977,589)   (1,951,825)               -     (13,929,414)

     Net Change in Unrealized Gain on
       Securities Available For Sale                 -            -             -             -        1,141,413       1,141,413
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 $18,998,370  $18,373,392  $ 33,927,780   $(1,951,825)      $  698,046    $ 70,045,763
=================================================================================================================================

See accompanying notes to consolidated financial statements

                                                                                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                             For the Years ended December 31,

CASH FLOWS FROM OPERATING ACTIVITIES                                           1995               1994                 1993
NET INCOME........................................................      $   9,088,684       $   8,317,832       $   8,312,843

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
      Provision for Possible Loan Losses..........................            530,000             730,000           1,098,000
      Depreciation & Amortization.................................          2,074,991           1,727,892           1,212,234
      Amortization of Excess Cost Over Fair Value
        of Net Assets Acquired....................................            361,932             270,969                   -
      Accretion of Discounts......................................         (1,839,404)         (2,107,671)         (1,496,699)
      Amortization of Premiums....................................            200,867             284,555             387,413
      (Increase) Decrease in Accrued Interest Receivable..........         (1,125,866)           (892,059)            323,470
      (Increase) in Other Assets..................................         (2,151,106)           (527,083)         (1,630,011)
      Increase (Decrease) in Accrued Interest Payable.............            730,226             (36,898)           (303,619)
      Increase (Decrease) in Income Taxes Payable.................             59,851               6,053            (319,554)
      Increase (Decrease) in Other Liabilities....................          1,256,889          (1,219,703)            685,514
                                                                        -------------       -------------       -------------
        NET CASH PROVIDED BY OPERATING ACTIVITIES.................          9,187,064           6,553,887           8,269,591
                                                                        -------------       -------------       -------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Principal Payments on Investment Securities.................          2,500,940           1,449,362           1,575,421
      Maturities of Investment Securities; Available for Sale.....        121,070,133          55,000,000                   -
      Purchases of Investment Securities; Available for Sale .....       (188,275,593)       (123,295,731)                  -
      Maturities of Investment Securities; Held to Maturity.......         91,768,062         126,756,406         177,424,983
      Purchases of Investment Securities; Held to Maturity........        (12,750,500)        (25,673,742)       (205,203,351)
      Loan Disbursements & Repayments, Net........................         19,157,077         (35,913,818)        (38,868,615)
      Purchases of Premises & Equipment, Net......................         (1,449,487)         (1,184,547)         (1,343,369)
      Disposition of Other Real Estate Owned......................          1,521,730             823,216             204,990
      Cash & Cash Equivalents Acquired, Net of Cash Disbursement..                  -          15,938,431                   -
                                                                        -------------       -------------       -------------
        NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES.......         33,542,362          13,899,577         (66,209,941)
                                                                        -------------       -------------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net Increase in Deposit Accounts............................          3,066,937          12,997,051          30,164,131
      (Decrease) Increase in Other Borrowings.....................                  -          (6,500,000)          6,500,000
      (Decrease) Increase in Federal Funds Purchased..............         (4,300,000)          4,300,000                   -
      Common Stock Sold for Cash..................................                  -              26,469             172,679
      Dividends Paid to Shareholders..............................         (2,973,982)         (2,490,014)         (2,271,341)
      Treasury Shares Acquired....................................        (13,929,414)                  -                   -
      Increase in Dividend Payable on Common Stock................            373,624             144,540              35,113
                                                                        -------------       -------------       -------------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES......        (17,762,835)          8,478,046          34,600,582
                                                                        -------------       -------------         -----------
        NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS........         24,966,591          28,931,510         (23,339,768)
           CASH & CASH EQUIVALENTS BEGINNING OF YEAR..............         56,488,206          27,556,696          50,896,464
                                                                        ------------        ------------        ------------
           CASH & CASH EQUIVALENTS END OF YEAR....................      $  81,454,797       $  56,488,206       $  27,556,696
                                                                        =============       =============       =============
Supplemental Disclosure of Cash Flow Information
      Cash Received During the Year for Interest..................      $  58,185,987       $  49,756,316       $  44,320,216
                                                                        =============       =============       =============
      Cash Paid During the Year for:
        Interest..................................................      $  19,600,304       $  15,602,404       $  14,828,440
        Income Taxes..............................................          5,869,727           4,698,947           4,389,554
                                                                        -------------       -------------       -------------
          Total Cash Paid During Year for Interest & Income Taxes.      $   25,470,031      $  20,301,350       $  19,217,994
                                                                        =============       =============       =============
Non Cash Investing & Financing - (loans re-classified as "other real
   estate owned", including foreclosures)                               $     459,381       $   1,510,346$                  -
Issuance of Common Stock                                                            -           8,531,198                   -
Increase (Decrease) in Market Value Related to FASB 115                     2,002,357            (819,229)                  -
(Increase) Decrease in Deferred Tax (Liability) Benefit Related to
  FASB 115                                                                   (860,944)            375,862                   -
Dividends Declared Not Paid                                                 1,095,562             721,938                   -
Net Assets Acquired from Hamptons Bancshares, Inc. (see footnote 10)                -           9,308,631                   -
                                                                        =============       =============       =============

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

(A) CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Suffolk County National Bank (the "Bank") and Island Computer Corporation of New York, Inc. All inter-company transactions have been eliminated in consolidation.

(B) INVESTMENT SECURITIES -- Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was issued in May 1993. Under SFAS No. 115, the Company is required to report debt securities and mortgage-backed securities in one of the following categories: (i) "held to maturity" (management has the intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt securities and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Accordingly, in adopting SFAS No. 115, the Company classified all of its holdings of debt securities and mortgage-backed securities as either "held to maturity", or "available for sale." Under SFAS No. 115, at the time a security is purchased, a determination is made as to the appropriate classification.

On November 15, 1995, the FASB issued a special report entitled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" ("the Guide"). The Guide permitted a one-time reassessment and related reclassifications from the held to maturity category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities until maturity in the future. In December 1995, the Bank performed a reassessment of its investment and mortgage-backed securities portfolio which resulted in a reclassification of approximately $16 million of investment securities from held to maturity into available for sale. The impact upon the Bank's financial condition resulting from this transfer was not material. There was no impact on the Bank's results from operations resulting from this transfer.

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

 (D) ALLOWANCE FOR POSSIBLE LOAN LOSSES - - The balance of the Allowance for Possible Loan Losses is determined by management's estimate of the amount of financial risk in the loan portfolio and the likelihood of loss. The analysis also considers the Bank's loan loss experience, and may be adjusted in the future depending on economic conditions. Additions to the Allowance are made by charges to expense, and actual losses, net of recoveries, are charged to the Allowance. Regulatory examiners may require the Bank to add to the allowance based upon their judgment of information available to them at the time of their examination

Effective January 1, 1995, the Bank adopted the accounting and disclosure guidance in Statement of Financial Accounting Standards No. 114, titled "Accounting by Creditors for Impairment of a Loan." as amended by Statement No. 118, titled "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Both pronouncements establish the accounting by creditors for impairment of certain loans with the latter adding as to how a creditor recognizes the interest income related to those impaired loans. Pursuant to this accounting guidance, a valuation allowance is recorded on impaired loans to reflect the difference, if any, between the loan face and the present value of projected cash flows, observable fair value or collateral value. This valuation allowance is reported within the overall allowance for loan losses. Such change in accounting was not material to the consolidated financial statements.

(E) PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated by the declining-balance or straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated life of the asset, whichever is shorter.

(F) OTHER REAL ESTATE OWNED -- Property acquired through foreclosure (other real estate owned or "OREO"), is stated at the lower of cost or fair value less selling costs. Credit losses arising at the time of the acquisition of property are charged against the allowance for possible loan losses. Any additional write-downs to the carrying value of these assets that may be required, as well as the cost of maintaining and operating these foreclosed properties, are charged to expense. Additional write-downs are recorded in a valuation reserve account that is maintained asset by asset. Also included is $100,000 representing investment in property purchased by the Bank for a possible branch office.

(G) EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED -- The excess of cost over fair value of net assets acquired (goodwill) is amortized over ten years.

(H) INCOME TAXES -- Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes." The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Under SFAS No. 109, deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position that no valuation allowance is necessary against any of the Company's deferred tax assets.

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

(K) TREASURY STOCK -- The balance of treasury stock is computed at par value. The excess cost over par is subtracted from undivided profits.

(L) RECLASSIFICATION OF PRIOR YEAR CONSOLIDATED FINANCIAL STATEMENTS -- Certain reclassifications have been made to the prior year's consolidated financial statements that conform with the current year's presentation.


NOTE 2 - INVESTMENT SECURITIES

The amortized cost, estimated fair values and gross unrealized gains and losses of the Company's investment securities available for sale and held to maturity at December 31, 1995 and 1994 were: (in thousands)


----------------------------------------------------------------------------------------
Investment Securities                                     1995
----------------------------------------------------------------------------------------
                                                 Estimated          Gross          Gross
                                 Amortized            Fair     Unrealized     Unrealized
                                      Cost           Value          Gains         Losses
----------------------------------------------------------------------------------------
Available for sale:
  U.S. treasury securities         $120,416       $121,168       $  752           $  -
  U.S. gov't agency debt sec         15,444         15,875          431              -

                                   --------       --------       ------           ---
Balance at end of year              135,860        137,043        1,183              -
----------------------------------------------------------------------------------------
Held to maturity:
  U.S. treasury securities         $ 12,053       $ 12,106       $   76          $  23
  Obligations of states and
    political subdivisions           18,140         18,363          281             58
  U.S. govt. agency
    obligations                      14,092         14,344          303             51
  Corporate bonds and
    other securities                    638            638            -              -

                                   --------       --------       ------           ---
Balance at end of year             $ 44,923       $ 45,451       $  660          $ 132
----------------------------------------------------------------------------------------
Total investment securities        $180,783       $182,494       $1,843          $ 132
========================================================================================

----------------------------------------------------------------------------------------
Investment Securities                                       1994
----------------------------------------------------------------------------------------
                                                 Estimated          Gross          Gross
                                  Amortized           Fair     Unrealized     Unrealized
                                       Cost          Value          Gains         Losses
----------------------------------------------------------------------------------------
Available for sale:
  U.S. treasury securities         $ 69,080       $ 68,261           $ 23         $  842
  U.S. gov't agency debt sec              -              -              -              -


                                   --------       --------           ----         ------
Balance at end of year               69,080         68,261             23            842
----------------------------------------------------------------------------------------
Held to maturity:
  U.S. treasury securities         $ 57,091       $ 55,827             $-         $1,264
  Obligations of states and
    political subdivisions           36,780         36,841            221            160
  U.S. govt. agency
    obligations                      31,871         29,790              7          2,088
  Corporate bonds and
    other securities                    638            638              -              -

                                   --------       --------           ----         ------
Balance at end of year             $126,380       $123,096           $228         $3,512
----------------------------------------------------------------------------------------
Total investment securities        $195,460       $191,357           $251         $4,354
========================================================================================

U.S. Government Agency Obligations are mortgage-backed securities which represent participating interests in pools of first mortgage loans. The amortized cost, maturities and approximate fair value at December 31, 1995 are as follows: (in thousands)

-----------------------------------------------------------------------
                                         Available for Sale
-----------------------------------------------------------------------
                                                            U.S.
                               U.S. Treasury            Govt. Agency
                                 Securities                Debt
-----------------------------------------------------------------------
                           Amortized   Fair       Amortized  Fair
Maturity (in years)             Cost   Value           Cost  Value
-----------------------------------------------------------------------
Within 1                    $105,307   $105,531    $         $
After 1 but within 5          15,109     15,637      7,023     7,141
After 5 but within 10                                8,421
Other Securities (FRB)
-----------------------------------------------------------------------
Total                       $120,416   $121,168    $15,444   $15,875
=======================================================================

------------------------------------------------------------------------------------------------------------------
                          -------------------------------  Held To Maturity --------------------------------------
------------------------------------------------------------------------------------------------------------------
                                               Obligations of          U.S.            Corporate            Total
                           U.S. Treasury    State & Political       Govt. Agency         Bonds &        Amortized
                             Securities          Subdivisions       Obligations     Other Securities         Cost
------------------------------------------------------------------------------------------------------------------
                         Amortized  Fair     Amortized  Fair     Amortized   Fair   Amortized  Fair
Maturity (in years)           Cost  Value         Cost  Value         Cost   Value       Cost  Value
------------------------------------------------------------------------------------------------------------------
Within 1                   $ 3,994  $ 3,971  $13,975    $13,979   $   136  $   135       $      $        $123,412
After 1 but within 5         8,059    8,135    2,415      2,513    13,956   14,209                         46,562
After 5 but within 10                 8,734    1,750      1,871    10,171
Other Securities (FRB)                                                                    638     638         638
------------------------------------------------------------------------------------------------------------------
Total                      $12,053  $12,106  $18,140    $18,363   $14,092  $14,344       $638    $638    $180,783
==================================================================================================================

As a member of the Federal Reserve system, the Bank owns Federal Reserve Bank Stock with a book value of $638,000. The stock has no maturity and there is no public market for the investment.

Actual maturities of U.S. Government Agency Obligations will differ from contractual maturities because the mortgage-loan borrowers have the right to prepay obligations with or without penalties and because the issuer can call the security before it is due.

At December 31, 1995 and 1994, investment securities carried at $156,599,000 and $170,522,000, respectively, were pledged to secure trust deposits and public funds on deposit. No securities have been sold during the past three years.

Note 3- Loans

At December 31, 1995 and 1994, loans
included the following: (in thousands)

--------------------------------------------------------------------------------
                                                        1995           1994
--------------------------------------------------------------------------------
Commercial financial and agricultural                $ 78,737        $ 71,414
Commercial real estate                                 99,940         104,548
Real estate construction loans                          8,016           8,018
Residential mortgages (1st and 2nd liens)              55,047          50,011
Home equity loans                                      26,869          27,534
Consumer loans                                        263,297         302,634
Lease finance                                             311             743
Other loans                                             1,778           3,296
--------------------------------------------------------------------------------
                                                      533,995         568,198
Unearned discounts                                    (18,057)        (32,909)
Allowance for possible loan losses                     (5,923)         (6,214)
--------------------------------------------------------------------------------
Balance at end of year                               $510,015        $529,075
================================================================================

Restructured loans, loans not accruing interest and loans contractually past due 90 days or more with regard to payment of principal and/or interest amounted to $8,187,000 and $8,401,000 at December 31, 1995 and 1994, respectively. Interest on loans which have been restructured or are no longer accruing interest would have amounted to $415,000 during 1995, $394,000 during 1994 and $322,000 during 1993 under the contractual terms of those loans. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1995, 1994 and 1993.

The Company makes loans to its directors, as well as to other related parties in the ordinary course of its business. Loans made to directors, either directly or indirectly, which exceed $60,000 in aggregate for any one director totaled $5,237,000 and $7,234,000 at December 31, 1995 and 1994 respectively. Unused portions of lines of credit to directors, directly or indirectly, totaled $5,075,000 and $4,250,000 as of December 31, 1995 and 1994, respectively. New loans totaling $14,066,000 were granted and payments of $16,063,000 were received during 1995.

The Company has pledged $17,278,000 of 1-4 family residential mortgages as collateral against advances from the Federal Reserve Bank as of December 31, 1995.

NOTE 4 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

An analysis of the changes in the Allowance for Possible Loan Losses follows:
(in thousands)

--------------------------------------------------------------------------------
                                            1995           1994           1993
--------------------------------------------------------------------------------
Balance at beginning of year              $ 6,214        $ 4,922        $ 4,730
Allowance acquired from Hamptons                -          1,678              -
Provision for possible loan losses            530            730          1,098
Loans charged-off                          (1,184)        (1,468)        (1,167)
Recoveries on loans                           363            352            261
--------------------------------------------------------------------------------
Balance at end of year                    $ 5,923        $ 6,214        $ 4,922
================================================================================

The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Bank had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS No. 114 and SFAS No. 118. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

As of December 31, 1995, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 and SFAS No. 118 are as follows: (in thousands)

                                                   RECORDED          VALUATION
                                                   INVESTMENT        ALLOWANCE
--------------------------------------------------------------------------------
Valuation allowance required                         $3,200             $1,002
--------------------------------------------------------------------------------

This allowance is included in the allowance for loan losses on the statements of condition.

NOTE 5 - PREMISES AND EQUIPMENT

The following table presents detail concerning premises and equipment: (in thousands)

--------------------------------------------------------------------------------
                                                          1995            1994
--------------------------------------------------------------------------------
Land                                                   $  2,490         $ 2,412
Premises                                                  7,535           7,477
Furniture, fixtures & equipment                          11,941          12,010
Leasehold improvements                                      479             411
--------------------------------------------------------------------------------
                                                         22,445          22,310
Accumulated depreciation
  and amortization                                      (10,642)         (9,882)
--------------------------------------------------------------------------------
Balance at end of year                                 $ 11,803         $12,428
================================================================================

Depreciation and amortization charged to operations amounted to $2,075,000, $1,728,000, and $1,212,000 during 1995, 1994 and 1993, respectively

NOTE 6 - SHORT-TERM BORROWINGS

Presented below is information concerning short-term interest-bearing liabilities, principally Federal Reserve Bank Borrowings, and Securities Sold Under Agreements to Repurchase, with maturities of less than one year, and their related weighted average interest rates for the years 1995 and 1994: (dollars in thousands)

--------------------------------------------------------------------------------
                                                           1995           1994
--------------------------------------------------------------------------------
Daily average outstanding                                $ 9,823        $ 2,132
Total interest cost                                          590             81
Average interest rate paid                                  6.00%          3.80%
Maximum amount outstanding at any month-
  end (March 1995, February 1994)                        $11,118        $22,840
December 31, balance                                           -              -
Weighted average interest rate
  on balances outstanding at December 31,                      -%             -%
================================================================================

There were minimal borrowings for the year 1993.

NOTE 7 - STOCKHOLDERS' EQUITY

The Company has a Dividend Reinvestment Plan. Stockholders can reinvest dividends in common stock of the Company at a 3% discount from market value on newly issued shares. Shareholders may also make additional cash purchases. There were no shares issued in 1995 , 1994 or 1993.

The Company has an Incentive Stock Option Plan ("the Plan") under which 330,000 shares of the Company's common stock are reserved for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The Plan provides that the option price shall not be less than the fair value of the common stock on the date the option is granted. All options are exerciseable for a period of ten years or less. The Plan provides for the grant of stock appreciation rights which the holder may exercise instead of the underlying option. When the stock appreciation right is exercised, the underlying option is canceled. The optionee receives shares of common stock with a fair market value equal to the excess of the fair value of the shares subject to the option at the time of exercise (or the portion thereof so exercised) over the aggregate option price of the shares set forth in the option agreement. The exercise of stock appreciation rights is treated as the exercise of the underlying option.

The following table presents the options exercised or expired during each of the past three years:

--------------------------------------------------------------------------------
                                                               NUMBER OF SHARES
--------------------------------------------------------------------------------
Balance at December 31, 1992                                             16,096
Options granted                                                               -
Options exercised                                                       (11,481)
Options expired or terminated                                                 -
--------------------------------------------------------------------------------
Balance at December 31, 1993                                              4,615
Options granted                                                               -
Options exercised                                                        (1,401)
Options expired or terminated                                            (3,214)
--------------------------------------------------------------------------------
Balance at December 31, 1994                                                  -
================================================================================

No options were granted, exercised, expired, or terminated during 1995.

All dividends must conform to applicable statutory requirements. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency ("OCC") to pay dividends on either common or preferred stock that would exceed its net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. At December 31, 1995, approximately $3,354,000 was available for dividends from the Bank to Suffolk Bancorp without prior approval of the OCC.

On October 23, 1995, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right per common share. Each right, if made exerciseable by certain events, entitles the holder to acquire one-half of a share of common stock for $70, adjustable to prevent dilution. The Rights expire in 2005 if they are not redeemed before that time. The Plan contains provisions to protect stockholders from possible, unsolicited attempts to acquire the Company. In the event of the acquisition by any potential acquirer of 10% of the outstanding stock, they become rights to purchase the acquiring company's stock at a 50% discount upon a subsequent merger with that acquirer. In the event of the acquisition of 20% or more of the Company's common stock, they become rights to purchase the Company's common stock at a 50% discount. Following the acquisition of 20% but less than 50% of the common shares, the Board can exchange one-half of a share of the Company for each valid right.

NOTE 8 - INCOME TAXES

As discussed in Note 1(H), the Company adopted Statement No. 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $624,000 is determined as of January 1, 1993 and is reported separately in the consolidated statements of income in 1993.

The following table presents the provision for income taxes in the consolidated statements of income which is comprised of the following: (in thousands)

Years Ended December 31,           1995              1994              1993
--------------------------------------------------------------------------------
Current
  Federal                         $4,032            $3,792            $3,115
  State                            1,510             1,270             1,367
--------------------------------------------------------------------------------
                                   5,542             5,062             4,482
Deferred
  Federal                            336              (413)             (295)
  State                               52                56              (117)
--------------------------------------------------------------------------------
                                     388              (357)             (412)
--------------------------------------------------------------------------------
Total                             $5,930            $4,705            $4,070
================================================================================

The total tax expense was less than the amounts computed by applying the Federal income tax rate because of the following:

--------------------------------------------------------------------------------
Year Ended December 31,                            1995       1994        1993
--------------------------------------------------------------------------------
Federal income tax expense
    at statutory rates                              34%         34%         34%
Tax exempt interest                                 (3%)        (4%)        (5%)
Amortization of excess cost over
    fair value of net assets acquired                1%          1%          -
State income taxes net of
    federal benefit                                  7%          7%          7%
Other                                                -          (1%)        (1%)
--------------------------------------------------------------------------------
Total                                               39%         37%         35%
================================================================================

The tax effects of temporary differences that create significant deferred-tax assets and deferred-tax liabilities at December 31, 1995 and 1994 and the recognition of income and expense for purposes of tax and financial reporting, resulting in net increases to the Company's net deferred tax asset for the year ended December 31, 1995 are presented below: (in thousands)

--------------------------------------------------------------------------------
                                                                       DOLLAR
                                             1995          1994        CHANGE
--------------------------------------------------------------------------------
Deferred tax assets:
   Provision for possible
      loan losses                          $2,434        $2,230       $ 204
   Depreciation                                 4            41         (37)
   Post-retirement benefits                   280           186          94
   Deferred compensation                      566           249         317
   Purchase accounting                        790           987        (197)
   Bad debt recapture                        (281)            -        (281)
   Tax net operating loss carry-
     forward acquired from Hamptons             -           192        (192)
   Tax benefit from investment
     securities available for sale              -           376        (376)
   Other                                      198             -         198
--------------------------------------------------------------------------------
Total deferred tax assets
   before valuation allowance               3,991         4,261        (270)
      Valuation allowance                       -             -           -
--------------------------------------------------------------------------------
Total deferred tax assets
   net of valuation allowance               3,991         4,261        (270)
--------------------------------------------------------------------------------
Deferred tax liability:
   Pension                                    648           249         399
   Tax liability from investment
   Securities available for sale              309             -         309
--------------------------------------------------------------------------------
Total deferred tax liability                  957           249         708
Net deferred tax asset                     $3,034        $4,012       $(978)
================================================================================

The Internal Revenue Service has examined and closed their years through tax year 1990.

NOTE 9 - EMPLOYEE BENEFITS

(A) RETIREMENT PLAN - The Company has a non-contributory pension plan available to all full-time employees who are at least 21 years old and have completed at least one year of employment. The following tables set forth the status of Suffolk Bancorp's combined plan as of September 30, 1995 and September 30, 1994, the time at which the annual valuation of the plan is made:

--------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:      1995                1994
---------------------------------------------------------------------------------
Accumulated benefit obligation                   $ 6,459,208         $ 5,939,500
---------------------------------------------------------------------------------
Vested benefit obligation                        $ 6,394,357         $ 5,765,409
---------------------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date                      $(8,743,268)        $(8,014,115)
Plan assets at fair value, primarily
   listed stocks and bonds                         9,738,873           8,304,960
---------------------------------------------------------------------------------
Plan assets in excess of
   projected benefit obligation                  $   995,605         $   290,845
Unrecognized net transition assets
   being amortized over 17 years                    (496,292)           (551,916)
Unrecognized prior service cost                      (68,410)            (24,739)
Unrecognized net loss                              1,109,736           1,248,975
---------------------------------------------------------------------------------
Prepaid pension cost included in
   other assets                                  $ 1,540,639         $   963,165
=================================================================================

Net pension cost for 1995, 1994 & 1993 included the following components:

--------------------------------------------------------------------------------
                                        1995             1994             1993
--------------------------------------------------------------------------------
Service cost                         $ 609,669        $ 589,376        $ 446,139
Interest cost on projected
   benefit obligations                 626,586          587,690          391,655
Expected return on plan assets        (721,316)        (676,728)        (449,584)
Net amortization & deferral            (28,582)         (37,457)         (38,936)
--------------------------------------------------------------------------------
Net periodic pension cost            $ 486,357        $ 462,881        $ 349,274
================================================================================

The weighted average discount rate for purposes of determining net periodic pension cost was 7.75% in 1995 and 8.0% 1994. The rate of increase in future compensation levels used in determining these amounts was 5.0% in 1995 and 1994, respectively. The expected long-term rate of return on assets is 8.5% for 1995 and 1994.

(B) DEFERRED COMPENSATION PLAN - During 1986, the Board approved a deferred compensation plan. Under the plan, certain employees and Directors of the Company elected to defer compensation aggregating approximately $177,000 in exchange for stated future payments to be made at specified dates which would include a guaranteed rate of return on the initial deferral. For purposes of financial reporting, interest (approximately $183,000 in 1995, $100,000 in 1994 and $130,000 in 1993) at the plan's contractual rate is being accrued on the deferral amounts over the expected plan term. During 1995, the Company made payments of $99,000 to participants of the plan.

The Company has purchased life insurance policies on the plan's participants based upon reasonable actuarial benefit and other financial assumptions where the present value of the projected cash flows from the insurance proceeds approximates the present value of the projected cost of the employee benefit. The Company is the named beneficiary on the policies. Net insurance expense (income) related to the policies aggregated approximately $68,000, ($11,000) and $1,000 in 1995, 1994 and 1993, respectively.

(C) POST-RETIREMENT BENEFITS OTHER THAN PENSION

The following table sets forth the post-retirement benefit liability included in other liabilities in the accompanying consolidated statements of condition as of December 31, 1995 and 1994:

December 31,                                       1995               1994
--------------------------------------------------------------------------------
Accumulated post-retirement benefit
    obligation (the "APBO"):
Retirees                                      $  (431,714)       $  (360,068)
Fully eligible active plan participants          (617,012)          (514,616)
Other active participants                        (705,169)          (588,143)
--------------------------------------------------------------------------------
Total APBO                                    $(1,753,895)       $(1,462,827)
Unrecognized net loss                             387,913            276,332
Unrecognized transition obligation                332,305            353,074
--------------------------------------------------------------------------------
     Post-retirement benefit liability        $(1,033,677)       $  (833,421)

Net periodic post-retirement benefit cost (the "net periodic cost") for the years ended December 31, 1995, 1994, and 1993 includes the following components:
(in thousands)

Year Ended December 31,                 1995           1994           1993
--------------------------------------------------------------------------------
Service cost of benefits earned       $ 97,007       $ 83,461       $ 61,992
Interest cost on liability             115,200         94,007         41,064
Unrecognized loss                        9,417         16,570              -
Unrecognized service liability          20,769         20,769         20,769
--------------------------------------------------------------------------------
     Net periodic cost                $242,393       $214,807       $123,825
--------------------------------------------------------------------------------

The average health care cost trend rate assumption significantly affects the amounts reported. For example, a 1% increase in this rate would increase the accumulated benefit obligation by $146,283 at December 31, 1995, and increase the net periodic cost by $23,343 for the year. The post-retirement benefit cost components for 1995 were calculated assuming average health care cost trend rates ranging up 9% and decreasing 5% after approximately 45 years.


NOTE 10 - ACQUISITION OF HAMPTONS BANCSHARES, INC.

On April 11, 1994, Suffolk Bancorp ("Suffolk") acquired Hamptons Bancshares, Inc. ("Hamptons"). Hamptons' principal asset was The Bank of the Hamptons, which operated 8 branch locations in eastern Suffolk County. Each share of Hamptons common stock on that date was entitled to receive 0.6809 shares of Suffolk common stock or $14.64 in cash. 402,109 shares were issued. This transaction has been accounted for under the purchase method of accounting and, accordingly, the Company's consolidated results of operations for 1994 reflect the results of Hamptons from April 11, 1994. The excess cost over the fair value of net assets acquired of $2,986,000 and $3,348,000 is shown as an intangible asset on the statement of condition at December 31, 1995 and 1994, and is being amortized over 10 years.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as standby letters-of-credit and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. No material losses are anticipated as a result of these transactions. The Company is contingently liable under standby letters-of-credit in the amount of $5,428,000 and $4,432,000 at December 31, 1995 and 1994,
respectively. The Company has commitments to make or to extend credit in the form of revolving open end lines secured by 1-4 family residential properties, commercial real estate, construction and land development loans, and lease financing arrangements in the amount of $23,719,000 and $18,080,000, and commercial loans of $9,450,000 and $5,549,000 as of December 31, 1995 and 1994, respectively.

In the opinion of management, based upon legal counsel, liabilities arising from legal proceedings against the Company, would not have a significant effect on the financial position of the Company.

During 1995, the Company was required to maintain balances with the Federal Reserve Bank of N.Y. for reserve and clearing requirements. These balances averaged $5,419,000 in 1995.

Total rental expense for the years ended December 31, 1995, 1994 and 1993 amounted to $501,000, $527,000 and $496,000, respectively.

At December 31, 1995, the Company was obligated under a number of non-cancelable operating leases for land and buildings used for bank purposes. Minimum annual rentals, exclusive of taxes and other charges under non-cancelable operating leases, are summarized as follows: (in thousands)

--------------------------------------------------------------------------------
      Year ending December 31,      Minimum Annual Rentals
--------------------------------------------------------------------------------
              1996                      $  503
              1997                         313
              1998                         183
              1999                         166
              2000 and thereafter        1,755
================================================================================

NOTE 12 - CREDIT CONCENTRATIONS

The Bank's principal investments are loans, and a portfolio of short and medium-term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

As of December 31, 1995, consumer loans, net of unearned discounts, comprised
47.5 percent of the Bank's loan portfolio, more than 89 percent of which are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of the Bank's primary lending area, which is Suffolk County, New York. Borrowers represent a cross-section of the population employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, and is not dependent on any one entity or industry.

Loans secured by real estate represented 36.8 percent of the portfolio, 53 percent of which are for commercial real estate. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Company has attempted to minimize the risks of these loans by considering several factors, including the creditworthiness of the borrower, the location, condition, and value, as well as the business prospects for the security property.

Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 15.3 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. The Company obtains, whenever possible, the personal guarantees of the principal(s), and cross-guarantees among the principals' business enterprises.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the Bank's financial instruments at December 31, 1995 and 1994. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale: (in thousands)

--------------------------------------------------------------------------------
                                           1995                   1994
                                 Amortized        Fair  Amortized        Fair
                                      Cost       Value       Cost       Value
--------------------------------------------------------------------------------
Cash & cash equivalents           $ 81,455    $ 81,455   $ 56,488    $ 56,488
Investment securities
  available for sale               137,043     137,043     68,261      68,261
Investment securities
  held to maturity                  44,923      45,451    126,380     123,096
Loans                              533,995     526,826    568,198     555,195
Accrued interest receivable          5,133       5,133      4,007       4,007
Deposits                           727,060     730,098    723,993     720,857
Accrued interest payable             1,830       1,830      1,100       1,100
Fed funds purchased                      -           -      4,300       4,300
================================================================================

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

The carrying amount and fair value of loans were as follows at December 31, 1995 and 1994: (in thousands)

----------------------------------------------------------------------------------
                                        1995                          1994
                             Carrying           Fair       Carrying           Fair
                               Amount          Value         Amount          Value
----------------------------------------------------------------------------------
Commercial, financial
  & agricultural             $ 78,737       $ 77,952       $ 71,414       $ 68,617
Commercial real estate         99,940         99,234        104,548        103,895
Real estate
  construction loans            8,016          7,960          8,018          7,540
Residential mortgages
  (1st & 2nd liens)            55,047         53,538         50,011         50,215
Home equity loans              26,869         26,886         27,534         27,531
Consumer loans                263,297        259,200        302,634        293,382
Lease finance                     311            306            743            720
Other loans                     1,778          1,750          3,296          3,295
----------------------------------------------------------------------------------
Totals                       $533,995       $526,826       $568,198       $555,195
==================================================================================

DEPOSIT LIABILITIES

The fair value of certificates of deposit was calculated by discounting cash flows with applicable origination rates. At December 31, 1995, the fair value of certificates of deposit of $187,922,000 had a carrying value of $185,636,000. At December 31, 1994, the fair value of certificates of deposit of $164,886,000 had a carrying value of $168,021,000.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND WRITTEN FINANCIAL GUARANTEES

The fair value of commitments to extend credit was estimated either by discounting cash flows or using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counter-parties.

The estimated fair value of written financial guarantees and letters of credit is based on fees currently charged for similar agreements. The contractual amounts of these commitments were $23,629,000 and $31,105,000 at December 31, 1995 and 1994. The fees charged for the commitments were not material in amount.

NOTE 14 - SUFFOLK BANCORP (PARENT COMPANY ONLY) Condensed Financial Statements:
(in thousands)

----------------------------------------------------------------------------------------------------------------
Condensed Statements of Condition as of December 31,                        1995            1994
----------------------------------------------------------------------------------------------------------------
Assets
Due From Banks                                                            $  1,513        $ 1,368
Investment in Subsidiaries:   SCNB                                          68,817         75,811
                              ICC                                              763            587
Other Assets                                                                    69             69
----------------------------------------------------------------------------------------------------------------
Total Assets                                                              $ 71,162        $77,835
================================================================================================================
Liabilities and Stockholders' Equity
Dividends Payable                                                         $  1,096        $   722
Other Liabilities                                                               20             20
Stockholders' Equity                                                        70,046         77,093
----------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                $ 71,162        $77,835
================================================================================================================
Condensed Statements of Income for the years ended December 31,               1995           1994           1993
----------------------------------------------------------------------------------------------------------------
Income
Dividends from Subsidiary Bank                                            $ 17,277        $ 2,629        $ 2,306
Interest Income                                                                  2              8             23
----------------------------------------------------------------------------------------------------------------
                                                                            17,279          2,637          2,329
Expense
Other Expense (Income)                                                         229            (17)           185
----------------------------------------------------------------------------------------------------------------
Income before Equity in Undistributed Net Income of Subsidiaries            17,050          2,654          2,144
Equity in Undistributed Earnings of Subsidiaries                            (7,961)         5,664          6,169
----------------------------------------------------------------------------------------------------------------
Net Income                                                                $  9,089        $ 8,318        $ 8,313
================================================================================================================
Condensed Statements of Cash Flows for the years ended December 31,           1995           1994           1993
----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Income                                                                $  9,089        $ 8,318        $ 8,313
less: Equity in Undistributed Earnings of Subsidiaries                      (7,961)         5,664          6,169
Other, net                                                                      (2)         3,099           (252)
----------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                   17,048          5,753          1,892
----------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Cash Paid for Acquisition                                                     -         (3,556)             -
----------------------------------------------------------------------------------------------------------------
Net Cash (Used In) Investing Activities                                          -         (3,556)             -
Cash Flows from Financing Activities
  Repurchase of Common Stock                                               (13,929)             -              -
  Issuance of Stock under Stock Option Plan                                      -             26            173
  Dividends Paid                                                            (2,974)        (2,490)        (2,271)
----------------------------------------------------------------------------------------------------------------
Net Cash (Used In) Financing Activities                                    (16,903)        (2,464)        (2,098)
Net Increase (Decrease) in Cash and Cash Equivalents                           145           (267)          (206)
Cash and Cash Equivalents, Beginning of Year                                 1,368          1,635          1,841
----------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                    $  1,513        $ 1,368        $ 1,635
================================================================================================================

Note: No income tax provision has been recorded on the books of Suffolk Bancorp since it files a return consolidated with its subsidiaries.

NOTE 15- SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
The comparative results for the four quarters of 1995 and 1994 are as follows:
(in thousands of dollars except for share and per-share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                               1995                                                 1994
-----------------------------------------------------------------------------------------------------------------------------------
                                      1st Qtr.    2nd Qtr.     3rd Qtr.    4th Qtr.     1st Qtr.   2nd Qtr.   3rd Qtr.    4th Qtr.
-----------------------------------------------------------------------------------------------------------------------------------
Interest income                      $   14,754  $   14,771  $   14,947  $   14,840  $   10,711  $   12,880  $   13,999  $   13,974
Interest expense                          4,998       5,051       5,118       5,164       3,465       3,920       4,087       4,262
-----------------------------------------------------------------------------------------------------------------------------------
Net-interest income                       9,756       9,720       9,829       9,676       7,246       8,960       9,912       9,712
Provision for possible
  loan losses                               190         115          75         150         150         330         130         120
-----------------------------------------------------------------------------------------------------------------------------------
Net-interest income after provision
  for possible loan losses                9,566       9,605       9,754       9,526       7,096       8,630       9,782       9,592
Other income                              1,521       1,675       1,864       1,887       1,011       1,428       1,518       1,866
Other expense                             7,715       8,099       7,229       7,337       5,310       7,338       7,521       7,731
Provision for income  taxes               1,171       1,150       1,713       1,895         890       1,110       1,155       1,550
-----------------------------------------------------------------------------------------------------------------------------------
Net income                           $    2,201  $    2,031  $    2,676  $    2,181  $    1,907  $    1,610  $    2,624  $    2,177
===================================================================================================================================
Per-share data:
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                         $     0.58  $     0.54  $     0.71  $     0.60  $     0.56  $     0.43  $     0.69  $     0.57
===================================================================================================================================
  Cash dividends                     $     0.20  $     0.20  $     0.20  $     0.30  $     0.17  $     0.17  $     0.18  $     0.19
  Average shares                      3,799,674   3,780,195   3,716,770   3,661,871   3,396,689   3,741,574   3,799,088   3,799,674
===================================================================================================================================

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Suffolk Bancorp:

         We have audited the accompanying consolidated statement of condition of Suffolk Bancorp and subsidiaries as of December 31, 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of Suffolk Bancorp and subsidiaries as of December 31, 1994, and for each of the years in the two year period then ended were audited by other auditors whose report, dated January 23, 1995, expressed an unqualified opinion on those statements which included an explanatory paragraph that discussed changes in accounting principles relating to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994, and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993, which were promulgated by the Financial Accounting Standards Board.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suffolk Bancorp and subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



         New York, New York
         January 19, 1996



-------------------------------------------------------------------------------


                              REPORT OF MANAGEMENT


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

         The examination and audit committee of the Board of Directors, which is composed entirely of directors who are not employees of Suffolk Bancorp, meets periodically with the independent auditors, internal auditors, and with management to discuss audit and internal accounting controls, regulatory audits, and financial reporting matters.

         Edward J. Merz, President &    Victor F. Bozuhoski, Jr.,
         Chief Executive Officer        Executive Vice President,
                                        Chief Financial Officer, and Treasurer

         Riverhead, New York
         January 19, 1996

                             DIRECTORS AND OFFICERS



SUFFOLK BANCORP

DIRECTORS
Raymond A. Mazgulski
  Chairman of the Board, Suffolk Bancorp
Bruce Collins
  Superintendent of Public Works, Village of East Hampton, N.Y.
Joseph A. Deerkoski
  President, See Neefus, Inc. (general insurance)
Howard M. Finkelstein
  Partner, Smith, Finkelstein, Lundberg, Isler & Yakaboski (attorneys) Edgar F. Goodale
  President, Riverhead Building Supply, Corp.
Hallock Luce 3rd
  Director, Lupton & Luce, Inc. (general insurance)
  President, Hallup Realty Corp. (real estate)
Edward J. Merz
  President & Chief Executive Officer, Suffolk Bancorp
John J. Raynor
  President, John J. Raynor, P.E. & L.S., P.C.
  (Civil Engineering/Surveying)
J. Douglas Stark
  President, Stark Mobile Homes, Inc.


OFFICERS
Edward  J. Merz
   Presdient & Chief Executive Officer
Victor F. Bozuhoski, Jr.,
   Executive Vice President, Chief Financial Officer & Treasurer
Douglas Ian Shaw
   Vice President & Corporate Secretary


-------------------------------------------------------------------------------


ISLAND COMPUTER CORPORATION OF NEW YORK

DIRECTORS
Edward J. Merz, Chairman
  President & Chief Executive Officer, Suffolk Bancorp
Augustus C. Weaver
  President, Island Computer Corporation of New York, Inc.
Bruce Collins
  Superintendent of Public Works, Village of East Hampton, N.Y.
Alexander B. Doroski
  Senior Vice President, Research & Development
  The Suffolk County National Bank
Hallock Luce 3rd
  Director, Lupton & Luce, Inc. (general insurance)
  President, Hallup Realty Corp. (real estate)

OFFICERS
Augustus C. Weaver
  President
Mark J. Drozd
  Vice President & Corporate Treasurer
Thomas J. Munkelwitz
  Corporate Secretary

THE SUFFOLK COUNTY NATIONAL BANK

DIRECTORS
Raymond A. Mazgulski
  Chairman of the Board
  The Suffolk County
  National Bank
Bruce Collins
  Superintendent of
  Public Works
  Village of East Hampton
Joseph A. Deerkoski
  President, See Neefus, Inc.
  (general insurance)
Howard M. Finkelstein
  Partner; Smith, Finkelstein,
  Lundberg, Isler
  & Yakaboski
  (attorneys)
Edgar F. Goodale
  President
  Riverhead Building
  Supply, Corp.
Hallock Luce 3rd
  Director,
  Lupton & Luce, Inc.
  (general insurance)
  President,
  Hallup Realty Corp.
  (real estate)
Edward J. Merz
  President &
  Chief Executive Officer,
  Suffolk Bancorp
John J. Raynor
  President, John J. Raynor,
  P.E. & L.S., P.C. (civil
  engineering/surveying firm)
J. Douglas Stark
  President, Stark
  Mobile Homes, Inc.
Peter Van de Wetering
  President, Van de Wetering
  Greenhouses, Inc.
  (wholesale nursery)

EXECUTIVE OFFICERS
Edward J. Merz
  President &
  Chief Executive Officer
John F. Hanley
  Executive Vice President &
  Chief Administrative Officer
Victor F. Bozuhoski, Jr.
  Executive Vice President &
  Chief Financial Officer
Thomas S. Kohlmann
  Executive Vice President &
  Chief Lending Officer
Ronald M. Krawczyk
  Executive Vice President
  Retail Banking
Augustus C. Weaver
  Executive Vice President &
  Chief Information Officer

CONSUMER LOANS
Jeanne P. Hamilton
  Vice President
Brian Both
  Vice President
John Dunleavy
  Vice President
Gordon F. Handshaw
  Vice President

COMMERCIAL LOANS
Robert C. Dick
  Senior Vice President
Frank Filipo
  Senior Vice President
Lawrence Milius
  Senior Vice President &
  C.R.A. Officer
Peter M. Almasy
  Vice President
David T. De Vito
  Vice President
Robert T. Ellerkamp
  Vice President
Frederick J. Weinfurt
  Vice President
Thomas E. Clemmens
  Vice President

AUDIT
Roy Garbarino, C.P.A.
   Auditor

BRANCH
ADMINISTRATION
Robert H. Militscher
  Senior Vice President &
  Branch Administrator
Wayne Swiatocha
  Vice President

BOHEMIA OFFICE
Dwight W. Miller
  Vice President

CENTER MORICHES OFFICE
Thomas R. Columbus, Sr.
  Vice President

CUTCHOGUE OFFICE
Richard J. Noncarrow
  Vice President

EAST HAMPTON PANTIGO OFFICE
Katherine M. Francis
  Vice President

EAST HAMPTON
VILLAGE OFFICE
Jill M. James
  Assistant Vice President

HAMPTON BAYS
OFFICE
John J. Reilly
  Vice President




MATTITUCK OFFICE
Janet V. Stewart
  Assistant Vice
President

MEDFORD OFFICE
Paul E. Vaas
  Vice President

MILLER PLACE
William K. Miller
  Regional Vice
President

MONTAUK HARBOR OFFICE
MONTAUK VILLAGE OFFICE
Susan M. Williams
  Assistant Vice President

PORT JEFFERSON OFFICE
Peter A. Poten
  Vice President

RIVERHEAD, OSTRANDER
AVENUE OFFICE
Linda C. Zarro
  Vice President

RIVERHEAD, SECOND STREET OFFICE
Barbara A. Scesny
  Regional Vice President
Anita J. Nigrel
  Vice President

SAG HARBOR OFFICE
Jane P. Markowski
  Assistant Vice President

SHOREHAM OFFICE
William K. Miller
  Regional Vice President

SOUTHAMPTON OFFICE
WATER MILL OFFICE
Jeffrey D. Morch
  Vice President

WADING RIVER OFFICE
William K. Miller
  Regional Vice President




WESTHAMPTON BEACH OFFICE
Charles E. Johnson
  Vice President

TRUST
Dan A. Cicale
  Senior Vice President
  & Trust Officer
William C. Araneo
  Vice President

COMPTROLLER
J. Gordon Huszagh
  Senior Vice President
  & Comptroller
David J. Bennett, C.P.A.
  Vice President

COMPLIANCE
Louis A. Antoniello
  Bank Officer

CORPORATE SERVICES

Douglas Ian Shaw
  Vice President & Secretary

FACILITIES AND SECURITY
William E. Heck, Jr.
  Vice President

HUMAN RESOURCES
Richard Montenegro
  Vice President

MARKETING
Brenda B. Sujecki
  Vice President

RESEARCH & DEVELOPMENT
Alexander B. Doroski
  Senior Vice President
  & Cashier

OPERATIONS
Dennis F. Orski
  Vice President


            Suffolk Bancorp and the Suffolk County National Bank are
                 Equal Opportunity Affirmative Action Employers

                      DIRECTORY OF OFFICES AND DEPARTMENTS

                                                                                                           Area Code (516)

                                                                                                       Telephone   Telecopier
EXECUTIVE OFFICES.........................................322 Roanoke Avenue, Riverhead, N.Y. 11901     727-3800     727-3214
Audit ................................................228 East Main St., Port Jefferson, N.Y. 11777     473-3580     473-6221
Bohemia Office..................................3880 Veterans Memorial Highway, Bohemia, N.Y. 11716     585-4477     585-4809
Branch Administration...................................295 North Sea Road, Southampton, N.Y. 11968     287-3138     287-2690
Center Moriches Office.................................502 Main Street, Center Moriches, N.Y. 11934     878-8800     878-4431
Commercial Loans .......................................6 West Second Street, Riverhead, N.Y. 11901     727-2701     727-5798
Compliance ...............................................322 Roanoke Avenue, Riverhead, N.Y. 11901     727-5395     727-3214
Comptroller..............................................206 Griffing Avenue, Riverhead, N.Y. 11901     727-5270     369-2230
Consumer Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901     727-7277     727-5521
Corporate Services (Investor Relations)...................322 Roanoke Avenue, Riverhead, N.Y. 11901     727-5667     727-3214
Cutchogue Office....................................................Route 25, Cutchogue, N.Y. 11935     734-5050     734-7759
East Hampton Pantigo Office..............................351 Pantigo Road, East Hampton, N.Y. 11937     324-2000     324-6367
East Hampton Village Office................................100 Park Place, East Hampton, N.Y. 11937     324-3800     324-3863
Facilities & Security...................................6 West Second Street, Riverhead, N.Y. 11901     727-2700     727-3210
Hampton Bays Office.......................................Montauk Highway, Hampton Bays, N.Y. 11946     728-2700     728-8311
Human Resources..........................................206 Griffing Avenue, Riverhead, N.Y. 11901     727-5377     727-3170
Item Processing (File Room).............................295 North Sea Road, Southampton, N.Y. 11968     287-3184     287-5422
Marketing ..............................................295 North Sea Road, Southampton, N.Y. 11968     287-2288     287-2690
Mattituck Office.............................................10900 Main Road, Mattituck, N.Y. 11952     298-9400     298-9188
Medford Office..........................................2690R Expressway Plaza, Medford, N.Y. 11763     758-1500     758-1509
Miller Place Office........................................74 Echo Avenue, Miller Place, N.Y. 11764     474-8400     474-8510
Montauk Harbor Office..........................................West Lake Drive, Montauk, N.Y. 11954     668-4333     668-3643
Montauk Village Office.....................................746 Montauk Highway, Montauk, N.Y. 11954     668-5300     668-1214
Mortgage Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901     727-7277     369-2468
Operations ..............................................206 Griffing Avenue, Riverhead, N.Y. 11901     727-5151     369-5834
Port Jefferson Harbor Office..........................135 West Broadway, Port Jefferson, N.Y. 11777     474-7200     331-7806
Port Jefferson Village Office......................228 East Main Street, Port Jefferson, N.Y. 11777     473-7700     473-9406
Retail Banking..........................................295 North Sea Road, Southampton, N.Y. 11968     287-3100     287-2690
Riverhead, Ostrander Avenue Office.....................1201 Ostrander Avenue, Riverhead, N.Y. 11901     727-6800     727-5095
Riverhead, Second Street Office.........................6 West Second Street, Riverhead, N.Y. 11901     727-2700     727-3210
Sag Harbor Office............................................17 Main Street, Sag Harbor, N.Y. 11963     725-3000     725-4627
Shoreham Office................................................9926 Route 25A, Shoreham, N.Y. 11786     744-4400     744-6743
Southampton Office......................................295 North Sea Road, Southampton, N.Y. 11968     287-3800     287-3293
Trust and Investment Services...........................295 North Sea Road, Southampton, N.Y. 11968     287-3100     287-3296
Wading River Office...........................2065 Wading River-Manor Rd., Wading River, N.Y. 11792     929-6300     929-6799
Water Mill Office.......................................828 Montauk Highway, Water Mill, N.Y. 11976     726-4500     726-7573
Westhampton Beach Office.............................144 Sunset Ave., Westhampton Beach, N.Y. 11978     288-4000     288-9252
ISLAND COMPUTER CORPORATION...................................40 Orville Drive, Bohemia, N.Y. 11716     589-5131     589-6329