Form 10-K, Exhibit 13
period 1996-12-31
SUFFOLK BANCORP
filed 1997-03-31
CIK 754673

                  FRONT COVER PHOTOGRAPH OF LITTLE PECONIC BAY



                               ANNUAL REPORT 1996

                                                                               1
--------------------------------------------------------------------------------

                                        ON THE COVER

                                        GREAT & LITTLE PECONIC BAYS

                                        In the near foreground is the
                                        northeastern corner of Great Peconic
                                        Bay, part of the Peconic estuary that
                                        stretches from Orient and Montauk Points in the east to the town of Riverhead in the west. At lower right is the hamlet of New Suffolk, famous from 1897 to 1905 as the site of the United States Navy's first submarine trials. Beyond is Cutchogue Harbor and the exclusive residential enclave of Nassau Point. Beyond again is Hog Neck Bay to the left and Little Peconic Bay to the right; Hog Neck behind; Southold Bay to the left; and Shelter Island Sound to the right. Shelter Island appears on the horizon. The breathtaking beauty of this estuary attracts visitors from around the world, and contributes greatly to the economy of Suffolk's traditional markets.




                                TABLE OF CONTENTS


Corporate Profile & Financial Highlights.............................  1
Message to the Shareholders..........................................  2
Commentary...........................................................  3

Summary of Selected Financial Data...................................  4
Price Range of Common Stock & Dividends..............................  4

Management's Discussion & Analysis of Financial Condition
   & Results of Operations...........................................  5
The Company's Business...............................................  5
General Economic Conditions..........................................  5
Results of Operations................................................  5
Net Income...........................................................  5
Net-Interest Income..................................................  5
Average Assets, Liabilities, & Stockholders' Equity, Rate Spread,
   & Effective Interest Rate Differential............................  6
Analysis of Changes in Net-Interest Income...........................  7
Interest Income......................................................  7
Investment Securities................................................  7
Loan Portfolio.......................................................  8
Summary of Loan Loss Experience
   & Allowance for Possible Loan Losses..............................  9
Interest Expense..................................................... 10
Deposits ............................................................ 10
Short Term Borrowings................................................ 10
Other Income......................................................... 11
Other Expense........................................................ 11
Interest Rate Sensitivity............................................ 11
Asset/Liability Management & Liquidity............................... 12
Business Risks & Uncertainties....................................... 12
Capital Resources.................................................... 13
Risk-Based Capital/Leverage Guidelines............................... 13
Discussion of Current Accounting Principle........................... 13

Consolidated Statements of Condition................................. 14
Consolidated Statements of Income.................................... 15
Consolidated Statements of Changes in Stockholders' Equity........... 16
Consolidated Statements of Cash Flows................................ 17
Notes to Consolidated Financial Statements........................... 18

Report of Independent Public Accountants............................. 26
Report of Management................................................. 26
Suffolk Bancorp: Directors and Officers.............................. 27
The Suffolk County National Bank: Directors and Officers............. 28


Directory of Offices & Departments:
   Addresses, Telephones, & FAX.........................inside back cover


   This statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

CORPORATE PROFILE

           Suffolk Bancorp is engaged in the commercial banking business through its wholly owned subsidiary, The Suffolk County National Bank. "SCNB" is a full-service commercial bank. Organized in 1890, the Bank is the second largest independent bank headquartered on Long Island. The Bank has built a reputation for providing personal service: this has developed a loyal and growing clientele. SCNB operates 23 full-service offices throughout Suffolk County, New York.

           The Bank focuses on developing and maintaining ties to the communities it serves. Its business is primarily retail, and emphasizes loans to individual consumers, and to small and medium-sized commercial enterprises. It has special expertise in indirect retail lending, evaluating and buying loans generated by automobile dealers. In recent years, commercial loans have increased as a percentage of the loan portfolio. The Bank's primary market is Suffolk County, New York, which is increasingly suburban in character. The County has a population of more than 1.3 million people, and incomes above the national average.


                                                                                                      FINANCIAL HIGHLIGHTS
(dollars in thousands, except ratios, share, and per-share information)
---------------------------------------------------------------------------------------------------------------------------
           SUFFOLK BANCORP                                      December 31,                 1996                 1995
---------------------------------------------------------------------------------------------------------------------------

           EARNINGS FOR THE YEAR                                  Net income        $      10,647        $       9,089
                                                         Net-interest income               41,157               38,891
                                                        Net income-per-share                 3.19                 2.43
                                                    Cash dividends-per-share                 1.23                 0.90
---------------------------------------------------------------------------------------------------------------------------
           BALANCES AT YEAR-END                                       Assets        $     804,379        $     805,794
                                                                   Net loans              578,883              510,015
                                                      Investment securities               135,353              181,966
                                                                    Deposits              711,018              727,060
                                                                      Equity               72,750               70,046
                                                          Shares outstanding            3,296,445            3,409,309
                                                 Book value per common share        $       22.07        $       20.55
----------------------------------------------------------------------------------------------------------------------------

           RATIOS                                   Return on average equity                15.12%               11.56%
                                                    Return on average assets                 1.35                 1.15
                                            Average equity to average assets                 8.96                 9.91
                                    Net-interest margin (taxable-equivalent)                 5.84                 5.49
                                        Net charge-offs to average net loans                 0.17                 0.16
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------




SUFFOLK BANCORP ANNUAL MEETING
Tuesday, April 8, 1997, 1:00 P.M.
Fox Hill Golf & Country Club
Oakleigh Avenue
Baiting Hollow, New York




REGISTRAR AND TRANSFER AGENT
American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, New York 10269-0436
(800)  937-5449

TRADING
Suffolk Bancorp's common stock is traded over-the-counter, and is listed on the NASDAQ National Market System under the symbol "SUBK." Market makers at December 31, 1996 included the firms of: Herzog, Heine, Geduld, Inc.; McConnell, Budd & Downes, Inc.; Sandler O'Neill & Partners, L.P.; and Smith Barney Shearson, Inc.



S.E.C. FORM 10-K
The Annual Report to the Securities and Exchange Commission on Form 10-K and documents incorporated by reference can be obtained, without charge, by writing to the Secretary, Suffolk Bancorp, 6 West Second Street, Riverhead, New York 11901.

  [GRAPHIC OMITTED]

To Our Shareholders:

Nineteen-ninety-six was another successful year for Suffolk Bancorp and for its wholly owned subsidiary, The Suffolk County National Bank.

Net income was $10,647,000, up 17.1 percent from $9,089,000 last year. Earnings-per-share were $3.19 compared to $2.43, an increase of 31.3 percent. Assets at year-end remained essentially steady at $804,379,000, compared to $805,794,000. Shareholders' equity amounted to $72,750,000, up 3.9 percent from $70,046,000. Book value-per-share was $22.07, up 7.4 percent from $20.55 the previous year. Dividends-per-share were $1.23 increased 36.7 percent from $0.90. Average loans increased by 4.7 percent, to $544,258,000 from $519,602,000. Average deposits increased slightly, to $709,203,000 from $696,629,000. Net interest income increased by 5.6 percent to $41,157,000 from $38,981,000. Income other than from interest increased by 8.7 percent, to $7,286,000 from $6,702,000. Expense other than for interest decreased by 3.9 percent, to $28,967,000 from $30,135,000. Return on average common equity increased to 15.12 percent from 11.56 percent. Return on assets increased to 1.35 percent from 1.15 percent. The price of a share reached $39 3/4.

These key statistics tell a story of resounding success. Every balance and ratio of material consequence to your investment in Suffolk Bancorp has improved from year to year. The most important of them, earnings-per-share, is up by almost one-third.

This occurred during a period when the fundamentals of the economy did not change significantly, either nationally or regionally. This was very much the result of even more refined strategic planning by our senior management. We are keenly aware of the consolidation taking place in the commercial banking industry. We are equally aware that our continued independence runs counter to that trend. We remain committed to independence for a number of reasons, not the least of which is that we believe we can provide our shareholders with better value over the long term than could a would-be acquirer. We also see that the role Suffolk plays in the communities it serves is often crucially important to the economic life of those communities. We still advertise -- and deliver hometown service! We have operated under the same name, The Suffolk County National Bank, for 107 years. Our customers appreciate that we have not forced them to join the "bank-of-the-month" club. We do not shuffle them from name to name, logo to logo, or product to product as control of the company lurches from one bank holding company to the next. Consistency is important to retail and commercial customers alike, and Suffolk's reward for its reliability is the loyalty of its customers. The benefits of that loyalty flow straight through to our shareholders.

When I wrote to you at this time last year, Suffolk Bancorp and The Suffolk County National Bank had just survived the most serious threat ever to their traditions of independence, service, and profit. The meaning of that experience was not lost on us. Good performance is no longer enough. Only superior performance will do. We made a formidable push to justify your continued confidence and support. I believe we have succeeded.

I cannot adequately express my gratitude for the effort our staff, or should I say, your staff made during 1996 to improve your return. All of us, from teller to executive, understand how important our shareholders are to our future. Your faith in us is a privilege, and we are committed to preserving it.

                     Sincerely,

                     [GRAPHIC OMITTED]

                     Edward J. Merz
                     Chairman, President,
                     & Chief Executive Officer

COMMENTARY

MARGIN!   MARGIN !   MARGIN!

If "location, location, location" is the mantra of the retail trade, then "margin, margin, margin" is what bankers say to themselves over and over again. Deregulation has made the industry more competitive than it has been in living memory, and financial institutions other than banks have leaped to snare customers for traditional banking services. Commercial paper underwritten by investment bankers has taken the place of large corporate loans. Money market funds have encroached on the market for short term deposits with banks. The captive finance companies of major auto makers have taken a growing share of the market for consumer loans. Faced with fewer opportunities, and supplied with more capital than they can use, banks have been merging with increasing frequency.

Almost inevitably, the imperatives of running a large, bureaucratic institution overcome the ability of the merged organization to provide service of good quality to its customers. There is still a niche for banks that know their communities, make lending decisions locally and quickly, and stay agile enough to respond to sudden changes in customers' needs or preferences.

Suffolk Bancorp's subsidiary, The Suffolk County National Bank, is, and long has been, just that "hometown" bank. "SCNB" remains a leader in personal, attentive service in its market on Long Island. In an earlier, more regulated era, simple but inflexible regulations ensured SCNB's margin of profit. More recently, maintaining that profit margin requires ever sharper strategy in retail and commercial operations, asset/liability mix, and capital management.

Even a quick review of Suffolk's financial statements for 1996 will reveal that its assets and liabilities did not grow from year to year, but that performance ratios did so handsomely. Why? Because the first question asked about any proposal is, "What is the margin?" Nineteen-ninety-six was a time of internal consolidation and retrenchment. Suffolk put every aspect of its operations under the microscope, and analyzed it for the contribution it makes to the bottom line. What were the results?

      The first step was to restructure Suffolk Bancorp's management into a leaner, more focused team.

      The most important component of Suffolk's performance during 1996 has been a dynamic campaign of capital management. In 1995, Suffolk repurchased more than ten percent of the outstanding stock. In 1996, the Board of Directors authorized the repurchase of an additional five percent, more than two-thirds of which Suffolk actually purchased during the year. The 1997 strategic plan calls for yet another five percent.

      Assets were re-deployed into the loan portfolio from lower yielding investments, particularly into more profitable commercial loans. This contributed to a 35 basis-point improvement in the net interest margin from year to year.

      Suffolk Bancorp consolidated the data processing operations of the Island Computer Corporation of New York into The Suffolk County National Bank. Item-processing was outsourced at considerable savings.

      Through reassignment, attrition, and early retirement, Suffolk reduced headcount to 372 at year-end from 400 at the end of 1995 without a corresponding drop in the volume of business.

Last year was the time to position Suffolk for the future by achieving the greatest efficiencies possible. In 1997 and beyond, Suffolk will apply itself to growth. It will employ these efficiencies in new markets across Long Island. On December 23, 1996, SCNB opened its 23rd office in West Babylon, now the westernmost of SCNB's offices. Coming soon is a business banking center in greater Smithtown, and the relocation of the Medford office to larger quarters. SCNB now spans more than 80 miles across one of the most lucrative banking markets in the United States, ready to grow and prosper.


                                    * * * * *

The entire staff of Suffolk Bancorp and the Suffolk County National Bank wishes to congratulate Raymond A. Mazgulski, Edward J. Merz, and John F. Hanley as they assume new positions in the Company. Mr. Mazgulski, Chairman since 1980, assumes the post of Vice-Chairman of Suffolk Bancorp and SCNB. Mr. Merz succeeds him as Chairman of both Suffolk Bancorp and SCNB, and continues as President and Chief Executive Officer of the Bancorp. Mr. Hanley succeeds Mr. Merz as President and C.E.O. of SCNB.


                                    * * * * *

Management's discussion and analysis of financial condition and results of operations begins on page 5. The Board of Directors and Management encourage you to read it to gain a better understanding of Suffolk's operations during the past year.

                       SUMMARY OF SELECTED FINANCIAL DATA

FIVE YEAR SUMMARY: (dollars in thousands except per share amounts)
------------------------------------------------------------------------------------------------------------------------------------
For the years                                                                1996        1995        1994 (1)      1993         1992
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                                          $ 60,529    $ 59,312    $ 51,564      $ 43,997    $ 46,984
  Interest expense                                                         19,372      20,331      15,734        14,525      18,153
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income                                                        41,157      38,981      35,830        29,472      28,831
  Provision for possible loan losses                                        1,120         530         730         1,098       2,572
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                                        40,037      38,451      35,100        28,374      26,259
  Other income                                                              7,286       6,702       5,675         4,730       4,060
  Other expense                                                            28,967      30,135      27,752        21,345      19,788
------------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes and cumulative
            effect of change in accounting principle                       18,356      15,018      13,023        11,759      10,531
  Provision for income taxes                                                7,709       5,929       4,705         4,070       3,858
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
    accounting for income taxes                                            10,647       9,089       8,318         7,689       6,673
  Cumulative effect of change in accounting for income taxes                 --          --          --             624        --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                               $ 10,647    $  9,089    $  8,318      $  8,313    $  6,673
====================================================================================================================================
BALANCE AT DECEMBER 31:
  Federal funds sold                                                     $  1,500    $ 32,500    $   --        $   --      $ 27,600
  Investment securities -- available for sale                             104,649     137,043      68,261          --          --
  Investment securities -- held to maturity                                30,704      44,923     126,380       194,391     166,946
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities                                               135,353     181,966     194,641       194,391     166,946
  Net loans                                                               578,883     510,015     529,075       406,740     369,005
  Total assets                                                            804,379     805,794     811,654       642,359     599,418
  Total deposits                                                          711,018     727,060     723,993       568,768     538,604
  Other borrowings                                                          7,200        --          --           6,500        --
  Stockholders' equity                                                   $ 72,750    $ 70,046    $ 77,093      $ 63,284    $ 57,105
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Performance:
  Return on average equity                                                  15.12%      11.56%      11.50%        13.78%      12.19%
  Return on average assets                                                   1.35        1.15        1.11          1.35        1.13
  Net interest margin (taxable equivalent)                                   5.84        5.49        5.34          5.31        5.43
  Average equity to average assets                                           8.96        9.91        9.68          9.79        9.24
  Dividend pay-out ratio                                                    38.49       36.83       31.61         27.32       29.40
Asset Quality:
  Non-performing assets to total loans (net of discount)                     1.02        1.33        1.70(2)       1.26        1.84
  Non-performing assets to total assets                                       .74        0.85        1.11(2)       0.80        1.13
  Allowance to non-accrual loans and 90+                                   127.12       77.38       77.39         92.73       71.62
  Allowance to loans, net of discounts                                       1.05        1.15        1.16          1.20        1.27
  Net charge-offs to average net loans                                       0.17%       0.16%       0.23%         0.24%       0.48%
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA: (4)
  Income before cumulative effect of change in
    accounting principle                                                 $   3.19    $   2.43    $   2.25(3)   $   2.27    $   1.97
  Cumulative effect of change in accounting principle                        --          --          --            0.18        --
  Net income                                                                 3.19        2.43        2.25          2.45        1.97
  Cash dividends                                                             1.23        0.90        0.71          0.68        0.60
  Book value at year-end                                                    22.07       20.55       20.29         18.63       16.85
  Highest market value                                                      39.75       37.50       28.50         25.00       22.00
  Lowest market value                                                    $  29.50    $  26.00    $  21.00      $  19.00    $   9.00
------------------------------------------------------------------------------------------------------------------------------------
Number of full-time-equivalent employees at year-end                          372         400         426           322         307
  Number of branch offices at year-end                                         23          22          21            13          13
  Number of automatic teller machines                                          16          15          14             8           5
====================================================================================================================================

(1) The information for 1994 reflects the acquisition of Hamptons on April 11, 1994.

(2) Includes $2,128,000 of non-performing loans and $1,222,000 of other real estate acquired from Hamptons.

(3) Reflects issuance of 402,109 shares in acquisition of Hamptons on April 11, 1994.

(4) Per share data is based on average shares outstanding of 3,341,032 in 1996, 3,739,470 in 1995, 3,692,286 in 1994, 3,391,149 in 1993, and 3,387,198 in
     1992.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The Company's common stock is traded in the over-the-counter market, and is quoted on the NASDAQ National Market System under the symbol "SUBK." Following are the quarterly high and low prices of the Company's common stock. Prices are as reported by NASDAQ.

------------------------------------------------------------------------------------------------------------------------------------
1996                   High           Low        Dividends               1995                   High           Low        Dividends
------------------------------------------------------------------------------------------------------------------------------------
First quarter       $ 32.75        $ 29.50       $  0.30                 First quarter       $ 29.00        $ 26.00       $  0.20
Second quarter        33.25          30.50          0.30                 Second quarter        33.25          26.50          0.20
Third quarter         34.25          31.50          0.30                 Third quarter         36.75          32.00          0.20
Fourth quarter        39.75          33.00          0.33                 Fourth quarter        37.50          32.50          0.30
====================================================================================================================================

The Company declares regular quarterly cash dividends, payable on the first business day of each fiscal quarter.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The discussion which follows provides an analysis of Suffolk Bancorp's (the "Company" or "Suffolk") results of operations for each of the past three years, and its financial condition as of December 31, 1996 and 1995, respectively. Selected tabular data are presented for each of the past five years.

                             THE COMPANY'S BUSINESS

Nearly all of the Company's business is providing banking services to its commercial and retail customers in Suffolk County, on Long Island, New York. The Company is a one-bank holding company. Its banking subsidiary, The Suffolk County National Bank (the "Bank"), operates 23 full-service offices in Suffolk County, New York. It offers a full line of domestic, retail, and commercial banking services, and trust services. The Bank's primary lending area includes all of Suffolk County, New York. The Bank also makes loans for automobiles in Nassau County, New York.

The Bank serves as an indirect lender to the customers of many automobile dealers in its service area. The Bank also lends to small manufacturers, wholesalers, builders, farmers and retailers, and finances dealers' inventory. The Bank makes loans secured by real estate, including residential mortgages, of which most are sold to mortgage investors; real estate construction loans; and loans that are secured by commercial real estate and float with the prime rate, or that have relatively short terms and are retained in the Bank's portfolio. The Bank offers both fixed and floating-rate second mortgage loans with a variety of repayment plans.

Other investments are made in short-term United States Treasury debt, high quality obligations of municipalities in New York State, issues of agencies of the United States Government, and high-quality corporate bonds.

The Bank finances most of its activities with deposits, including demand, savings, N.O.W., and money market accounts, as well as term certificates. To a much lesser degree, it relies on other short-term sources of funds, including interbank overnight loans and, when needed, sale-repurchase agreements.

                           GENERAL ECONOMIC CONDITIONS

Growth in Long Island's economy was slow but sustained in 1996. Increased demand for finance, information, transportation and tourism were offset by layoffs resulting from corporate consolidations and down-sizing. Long Island has a highly educated and skilled work force, and a diverse industrial base. It is adjacent to New York City, one of the world's largest centers of distribution and a magnet for finance and culture. The island's economic cycles vary from those of the national economy. During 1996, interest rates were stable throughout the year.

                              RESULTS OF OPERATIONS

                                   NET INCOME

Net income was $10,647,000 compared to $9,089,000 last year and $8,318,000 in 1994. This represents an increase of 17.14 percent in 1996 after a 9.27 percent increase in 1995. Earnings-per-share were $3.19 compared to $2.43 last year and $2.25 in 1994.

                               NET-INTEREST INCOME

Net-interest income during 1996 was $41,157,000, up from $38,981,000 and $35,830,000 in 1995 and 1994, respectively. These represent increases of 5.58 percent and 8.79 percent, respectively. Net-interest income is the most important part of the net income of the Company.

The effective-interest-rate-differential, on a taxable-equivalent basis, was
5.84 percent during 1996, up from 5.49 percent in 1995, which was up from 5.34 percent in 1994. Average rates on average interest-earning assets increased to
8.55 percent in 1996 from 8.30 percent in 1995. Average rates on average interest-bearing liabilities decreased to 3.54 percent in 1996 from 3.65 percent in 1995. These resulted in a 0.35 percent increase in the interest rate differential from 1995 to 1996, compared to a 0.15 percent increase from 1994 to 1995. Core deposits did not reprice upward as quickly as did assets. Also, demand deposits increased from year to year as a percentage of total deposits.

             AVERAGE ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY,
              RATE SPREAD, AND EFFECTIVE INTEREST RATE DIFFERENTIAL
                         (on a taxable-equivalent basis)

The following table illustrates the average composition of the Company's statements of condition. It presents an analysis of net-interest income on a taxable-equivalent basis, listing each major category of interest-earning assets and interest-bearing liabilities, as well as other assets and liabilities:
(dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                1996                           1995                          1994
------------------------------------------------------------------------------------------------------------------------------------
                                           Average              Average    Average             Average  Average              Average
                                           Balance   Interest    Rate      Balance   Interest   Rate    Balance    Interest   Rate
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
------------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities                  $110,483   $  6,579    5.95%    $115,606   $ 6,482    5.61%    $123,864  $  5,520    4.46%
Obligations of states &
   political subdivisions                   13,639      1,005    7.37       25,404     1,892    7.45       37,004     2,561    6.92
U.S. govt. agency obligations               26,939      1,801    6.69       30,734     2,052    6.68       24,854     1,610    6.48
Corporate bonds & other securities             638         38    5.96          638        38    5.96          665        49    7.37
Federal funds sold & securities purchased
   under agreements to resell               17,208        919    5.34       31,805     1,839    5.78       15,771       663    4.20
Loans, including non-accrual loans         544,258     50,659    9.31      519,602    47,783    9.20      487,297    42,145    8.65
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets             $713,165   $ 61,001    8.55%    $723,789   $60,086    8.30%    $689,455   $52,548    7.62%
====================================================================================================================================
Cash & due from banks                     $ 40,114                        $ 37,806                       $ 25,319
Other non-interest-earning assets           32,880                          31,596                         32,671
------------------------------------------------------------------------------------------------------------------------------------
Total assets                              $786,159                        $793,191                       $747,445

------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s &
   money market deposits                  $325,788  $   7,924    2.43%    $337,550  $  8,462    2.51%    $373,690   $ 8,949    2.39%
Time deposits                              220,531     11,428    5.18      206,801    11,098    5.37      155,278     6,430    4.14
------------------------------------------------------------------------------------------------------------------------------------
Total savings & time deposits              546,319     19,352    3.54      544,351    19,560    3.59      528,968    15,379    2.91
Federal funds purchased & securities
   sold under agreements to repurchase         322         19    5.90       11,140       674    6.05        3,861       171    4.43
Other borrowings                                 -          -    -              72         2    2.78        2,132        81    3.80
Mortgages                                        -          -    -             748        95   12.70        1,446       103    7.12
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities        $546,641   $ 19,371    3.54%    $556,311   $20,331    3.65%    $536,407   $15,734    2.93%
====================================================================================================================================
Rate spread                                                      5.01%                          4.65%                          4.69%
Non-interest-bearing deposits             $162,884                        $152,278                       $135,593
Other non-interest-bearing liabilities       6,221                           6,000                          3,097
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                         $715,746                        $714,589                       $675,097
Stockholders' equity                        70,413                          78,602                         72,348
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities & stockholders' equity  $786,159                        $793,191                       $747,445

Net-interest income (tax equivalent basis)
   & effective interest rate differential            $ 41,630    5.84%               $39,755    5.49%               $36,814    5.34%
Less: taxable-equivalent basis adjustment                (473)                          (774)                          (984)
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income                                  $ 41,157                        $38,981                        $35,830
====================================================================================================================================


Interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Bank's investment in non-taxable U.S. Treasury Securities and state and municipal obligations had been subject to New York State and federal income taxes yielding the same after-tax income. The rate used for this adjustment was approximately 34.0% for federal income taxes and 9.0% for New York State income taxes for all periods.

For each of the years 1996, 1995 and 1994, $1.00 of non-taxable income from obligations of states and political subdivisions equates to fully-taxable income of $1.52. In addition, in 1996, 1995 and 1994, $1.00 of non-taxable income on U.S. Treasury securities equates to $1.02 of fully taxable income.

Amortization of loan fees are included in interest income.

                    ANALYSIS OF CHANGES IN NET-INTEREST INCOME

The table below presents a summary analysis of changes in interest income, interest expense and the resulting net-interest income on a taxable-equivalent basis for the periods presented, each as compared with the preceding period. Because of numerous simultaneous changes in volume and rate during the period, it is not possible to allocate precisely the changes between volumes and rates. For purposes of this table, changes which are not due solely to volume or to rate have been allocated to these categories based on the respective percentage changes in average volume and average rate as they compare to each other: (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                           1996 over 1995                              1995 over 1994
                                                           Changes Due to                              Changes Due to
                                                  Volume       Rate         Net Change         Volume       Rate         Net Change
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
-----------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities                         $ (295)     $   392        $    97            $ (388)      $1,350      $    962
Obligations of states & political subdivisions     (867)         (20)          (887)             (853)         184          (669)
U.S. govt. agency obligations                      (254)           3           (251)              391           51           442
Corporate bonds & other securities                    -            -              -                (2)          (9)          (11)
Federal funds sold & securities purchased
   under agreements to resell                      (789)        (131)          (920)              859          317         1,176
Loans, including non-accrual loans                2,289          587          2,876             2,884        2,754         5,638
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                    $   84      $   831        $   915            $2,891       $4,647       $ 7,538
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
-----------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s & money market deposits        $ (290)     $  (248)       $  (538)           $ (893)      $  406       $  (487)
Time deposits                                       720         (390)           330             2,467        2,201         4,668
Federal funds  purchased  & securities  sold
   under agreements to repurchase                  (639)         (16)          (655)              421           82           503
Other borrowings                                     (2)           -             (2)              (62)         (17)          (79)
Mortgages                                           (95)           -            (95)              (65)          57            (8)
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities               $ (306)     $  (654)       $  (960)           $1,868       $2,729       $ 4,597
-----------------------------------------------------------------------------------------------------------------------------------
Net change in net-interest income
   (taxable-equivalent basis)                    $  390      $ 1,485        $ 1,875            $1,023       $1,918       $ 2,941
===================================================================================================================================

The table above includes the effect of the acquisition of Hamptons as of April 11, 1994.

                                 INTEREST INCOME

Interest income increased to $60,529,000 in 1996 from $59,312,000 in 1995, an increase of 2.1 percent, which was up 15.0 percent from $51,564,000 in 1994. The increase in 1996 was attributable to higher average loan balances and rates, and higher rates on investments.

                              INVESTMENT SECURITIES

Average investment in U.S. Treasury securities decreased to $110,483,000 in 1996 from $115,606,000 in 1995, a decrease of 4.4 percent. These securities are the primary source of the Company's liquidity. Holdings of municipal securities have decreased because yields, even on a taxable-equivalent basis, have continued to become less attractive during 1996 as changes in the income tax code for individuals made it possible for them to underbid corporate investors. U.S. Treasury and municipal securities provide collateral for various liabilities to municipal depositors. The Company currently holds no investment in derivative products.

The following table summarizes the carrying amounts of the Company's Investment Securities available for sale and held to maturity as of the dates indicated:
(in thousands)

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                   1996                     1995                      1994
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale, at fair value:
  U.S. treasury securities                                          $   91,092                $ 121,168                $   68,261
  U.S. government agency debt securities                                13,557                   15,875                         -
------------------------------------------------------------------------------------------------------------------------------------
    Total investment securities available for sale                     104,649                  137,043                    68,261
------------------------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity:
  U.S. treasury securities                                               8,019                   12,053                    57,091
  Obligations of states & political subdivisions                        10,170                   18,140                    36,780
  U.S. govt. agency obligations                                         11,877                   14,092                    31,871
  Corporate bonds & other securities                                       638                      638                       638
------------------------------------------------------------------------------------------------------------------------------------
    Total investment securities held to maturity                        30,704                   44,923                   126,380
------------------------------------------------------------------------------------------------------------------------------------
    Total investment securities                                      $ 135,353                $ 181,966                 $ 194,641
====================================================================================================================================
Fair value of investment securities held to maturity                $   30,920               $   45,451                 $ 123,096
Unrealized gains                                                           219                      662                       228
Unrealized losses                                                            3                      134                     3,512
====================================================================================================================================

The amortized cost, maturities and approximate weighted average yields, on a taxable-equivalent basis, at December 31, 1996 are as follows: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                             Available for Sale           - - - - - - - - - - - - - - - Held to Maturity - - - - - - - - - - - - - -
------------------------------------------------------------------------------------------------------------------------------------
                                             U.S.                          Obligations of        U.S.        Corporate       Total
                       U.S. Treasury     Govt. Agency     U.S. Treasury   States & Political Govt. Agency     Bonds &      Amortized
                         Securities          Debt.          Securities      Subdivisions      Obligations  Other Securities  Cost
------------------------------------------------------------------------------------------------------------------------------------
                     Amortized          Amortized        Amortized        Amortized        Amortized       Amortized
Maturity (in years)     Cost    Yield     Cost    Yield    Cost    Yield    Value  Yield     Cost    Yield   Cost   Yield
------------------------------------------------------------------------------------------------------------------------------------
Within 1               $20,565   5.50%        -      -    $8,019   5.86%  $ 7,818   6.81%  $   360   6.68%     -       -    $ 36,762
After 1 but within 5    69,919   6.57   $ 4,916   5.16%        -      -       602  10.07    11,517   6.30      -       -      86,954
After 5 but within 10       -       -     8,473   5.95         -      -     1,750   7.98         -      -      -       -      10,223
Other securities (FRB)      -       -         -      -         -      -        -     -           -      -    $638   6.00%   $    638
------------------------------------------------------------------------------------------------------------------------------------
Total                  $90,484   6.33%  $13,389   5.66%   $8,019   5.86%  $10,170   7.21%  $11,877   6.31%   $638   6.00%   $134,577
====================================================================================================================================

As a member of the Federal Reserve System, the Bank owns Federal Reserve Bank stock with a book value of $638,000. Being an equity investment, the stock has no maturity. There is no public market for this investment. The last declared dividend was 6%.

                                 LOAN PORTFOLIO

Consumer loans, net of unearned discounts, totaled $265,039,000 at year-end 1996, up 8.0 percent from $245,317,000 at the end of 1995. Consumer loans include primarily indirect, dealer-generated automobile loans. Competition is intense on Long Island, both among commercial banks, and with captive finance companies of automobile manufacturers. This has resulted in lower yields on consumer loans.

Commercial loans totaling $102,263,000 at year-end 1996 were up 29.9 percent from $78,730,000 at year-end 1995. These loans continue to be made to small local businesses throughout the Company's primary lending area. Loan balances are seasonal, particularly in the Hamptons where retail inventories rise in the spring and are reduced by autumn.

Commercial and residential real estate mortgages, including home equity loans have increased to $216,005,000 in 1996 from $189,802,000 in 1995.

The following table categorizes the Company's total loans (net of unearned discounts) at December 31,: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
CATEGORY                                              1996               1995              1994               1993              1992
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural loans       $ 102,263          $  78,730         $  71,414          $  52,103         $  45,030
Commercial real estate mortgages                   113,501             99,940           104,548             65,738            59,250
Real estate -- construction loans                    9,437              7,946             8,018              5,327             6,294
Residential mortgages (1st and 2nd liens)           64,093             55,047            50,011             33,489            34,558
Home equity loans                                   28,974             26,869            27,534             18,440            19,900
Consumer loans                                     265,039            245,317           269,725            236,043           207,211
Lease finance                                           98                311               743                  -                 -
Other loans                                          1,592              1,778             3,296                522             1,492
------------------------------------------------------------------------------------------------------------------------------------
Total loans (net of unearned discounts)          $ 584,997          $ 515,938         $ 535,289          $ 411,662         $ 373,735
====================================================================================================================================


The following table illustrates the sensitivity to changes in interest rates of the Company's total loans, net of discounts. It does not include overdrafts and loans not accruing interest, which together total approximately $5,426,000 at December 31, 1996: (in thousands)

--------------------------------------------------------------------------------
                                     After 1 But        After
                                    Within 5 Years     5 Years           Total
--------------------------------------------------------------------------------
Predetermined rates                   $ 224,803       $ 42,388        $ 267,191
Floating or adjustable rates             20,111          1,097           21,208
--------------------------------------------------------------------------------
Total                                 $ 244,914       $ 43,485        $ 288,399
================================================================================


The following table illustrates the sensitivity to changes in interest rates on the Company's commercial, financial, agricultural; and real estate construction loans, not including non-accrual loans totaling approximately $1,104,000 at December 31, 1996: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                        Due Within             After 1 But             After
                                                          1 year             Before 5 Years           5 Years              Total
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural                     $ 92,172                $ 4,035             $ 5,055            $ 101,262
Real estate construction                                    5,961                  1,077               2,296                9,334
------------------------------------------------------------------------------------------------------------------------------------
Total                                                    $ 98,133                $ 5,112             $ 7,351            $ 110,596
====================================================================================================================================

The following table shows the Company's non-accrual, past due and restructured loans, at December 31,: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                              1996          1995           1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------------
Accruing loans contractually past due 90 days or more      $   975       $ 2,584        $ 2,015         $   871         $ 1,372
Loans not accruing interest                                  3,834         5,071          6,014           4,437           5,175
Restructured loans                                             208           532            372              51             744
------------------------------------------------------------------------------------------------------------------------------------
Total                                                      $ 5,017       $ 8,187        $ 8,401         $ 5,359         $ 7,291
====================================================================================================================================


Interest on loans that have been restructured or are no longer accruing interest would have amounted to $361,000 for 1996 under the contractual terms of those loans. The Company records the payment of interest on such loans as a reduction of principal. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1996, 1995 and 1994.

The percentage of net charge-offs to average net loans during 1996 was 0.17 percent, compared to 0.16 percent during 1995 and 0.23 percent during 1994. The ratio of the allowance for possible loan losses to loans, net of discount was
1.05 percent during 1996, compared to 1.15 percent in 1995 and 1.16 percent in 1994. The Company has a formal policy for internal credit review to more precisely identify risk and exposure in the loan portfolio.

Generally, recognition of interest income is discontinued where reasonable doubt exists as to whether interest can be collected. Ordinarily, loans no longer accrue interest when 90 days past due. When a loan is placed on non-accrual status, all interest accrued previously in the current year, but not collected, is reversed against interest income in the current year. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans are removed from non-accrual status when they become current as to principal and interest, and when, in the opinion of management, the loans can be collected in full. There were no loans of a material amount, which have become problems, that are not reflected in the foregoing tables.

    SUMMARY OF LOAN LOSS EXPERIENCE AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

Loan loss reserves are based upon management's continuing analysis of the quality of the loan portfolio, including changes in size and composition, historical loan losses, industry-wide losses, current and anticipated economic conditions, and detailed analysis of individual loans which may not be collectible. The Company identifies specific weaknesses. This analysis includes estimates of the fair value of loan collateral and potential alternative sources of repayment. The reserve is based upon factors and trends identified by management at the time financial statements are prepared, although there can be no assurance that the reserve is in fact adequate. Part of the reserve is then allocated to cover potential losses. When specific loans or portions thereof are deemed to be uncollectible, those amounts are charged-off against the reserve for loan losses. This occurs when the loan is significantly delinquent and the borrower has not shown the ability or intent to bring the loan current; the borrower has insufficient assets to pay the debt; or the fair value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. Residential real estate and consumer loans are not analyzed individually because of the large number of loans, comparatively small balances, and historically low losses. The provision for loan losses may, in the future, change as a percentage of total loans. The reserve for loan losses is maintained sufficiently to provide for estimated loan losses.

The Allowance for Possible Loan Losses has seven major categories. A summary of transactions for periods indicated follows: (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                             1996            1995               1994               1993                1992
------------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses, January 1,   $ 5,923         $ 6,214            $ 4,922            $ 4,730             $ 3,871
Allowance acquired from Hamptons                       -              -               1,678                  -                   -
Loans charged-off:
Commercial, financial & agricultural loans           322             346                869                440                 623
Commercial real estate mortgages                     369             271                  8                  -                 244
Real estate -- construction loans                      -               -                  -                  -                   -
Residential mortgages (1st & 2nd liens)                -               -                  -                  -                   -
Home equity loans                                     47              28                 80                  -                  50
Consumer loans                                       518             539                511                678               1,022
Lease finance                                          -               -                  -                  -                   -
Other loans                                            -               -                  -                 49                   -
------------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                  1,256           1,184              1,468              1,167               1,939
------------------------------------------------------------------------------------------------------------------------------------
Recoveries of charged-off loans:
Commercial, financial & agricultural loans           111              89                 72                 14                  11
Commercial real estate mortgages                       4              16                  -                  -                   -
Real estate -- construction loans                      -               -                 11                  -                   -
Residential mortgages (1st & 2nd liens)                -               -                  -                  -                   -
Home equity loans                                      -               -                  -                  -                   -
Consumer loans                                       209             258                269                247                 215
Lease finance                                          -               -                  -                  -                   -
Other loans                                            2               -                  -                  -                   -
------------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                     326             363                352                261                 226
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                930             821              1,116                906               1,713
Provisions for possible loan losses                1,120             530                730              1,098               2,572
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                            $ 6,113         $ 5,923            $ 6,214            $ 4,922             $ 4,730
====================================================================================================================================


The following table presents information concerning loan balances and asset quality: (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                   1996            1995             1994             1993             1992
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of discounts:
  Average                                            $ 544,258       $ 520,139        $ 487,297         $ 381,884       $ 358,093
  At end of period                                     584,997         515,938          535,289           411,662         369,005
------------------------------------------------------------------------------------------------------------------------------------
Non-performing assets to total loans (net of discounts)  1.02%            1.33%            1.70%             1.26%           1.84%
Non-performing assets to total assets                    0.74             0.85             1.11              0.80            1.13
Ratio of net charge-offs to average net loans            0.17             0.16             0.23              0.24            0.48
Net charge-offs to net loans at December 31,             0.16             0.16             0.21              0.22            0.46
Allowance for possible loan losses
   to loans, net of discounts                            1.05             1.15             1.16              1.20            1.27
====================================================================================================================================


The disparity between average net loans and net loans at December 31, 1994 is largely attributable to the acquisition of the loan portfolio of Hamptons during the second quarter.

                                INTEREST EXPENSE

Interest expense for 1996 was $19,372,000, down 4.7 percent from $20,331,000 during 1995, which was up 29.2 percent from $15,734,000 in 1994. The largest part of the Company's interest expense was incurred for deposits of individuals, commercial enterprises, and various levels of government and governmental agencies. Short-term borrowings, including Federal Funds Purchased (inter-bank short-term lending), Securities Sold Under Agreements to Repurchase, and Federal Reserve Bank Borrowings are utilized at various times throughout the year. These borrowings averaged $322,000 during 1996, $11,212,000 in 1995, and $5,993,000 in
1994.

                                    DEPOSITS

Average interest-bearing deposits increased to $546,319,000 in 1996 from $544,351,000 in 1995. Traditional savings deposits decreased during 1996, averaging $190,962,000, down 2.9 percent from $196,587,000 in 1995. Average balances of time certificates under $100,000, increased to $191,318,000 in 1996, up from $178,481,000 in 1995, an increase of 7.2 percent. Average balances of money market deposits of $77,962,000 were 11 percent of average total deposits during 1996. Average balances of time certificates of $100,000 or more were $29,213,000, up 3.2 percent from $28,320,000 during 1995.


The following table shows the classification of the average deposits of the Company for each of the periods indicated: (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                             1996                            1995                            1994
------------------------------------------------------------------------------------------------------------------------------------
                                                          Average                        Average                          Average
                                                         Rates Paid                     Rates Paid                       Rates Paid
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                          $ 162,884                       $ 152,278                       $ 135,593
Savings deposits                           190,962         2.72%           196,587         2.80%           225,142          2.67%
N.O.W. & money market deposits             134,826         2.03            140,963         2.10            148,548          1.98
Time certificates of $100,000 or more       29,213         3.08             28,320         3.48             15,603          2.55
Other time deposits                        191,318         5.50            178,481         5.67            139,675          4.32
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                           $ 709,203                       $ 696,629                       $ 664,561
====================================================================================================================================

At December 31, 1996, the remaining maturities of the Company's time certificates of $100,000 or more were as follows: (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                               3 months or less                                                                  $ 17,817
                               Over 3 through 6 months                                                              3,313
                               Over 6 through 12 months                                                             3,877
                               Over 12 months                                                                       6,067
------------------------------------------------------------------------------------------------------------------------------------
                               Total                                                                             $ 31,074
====================================================================================================================================


                              SHORT-TERM BORROWINGS

Occasionally, the Company uses several types of short-term funding. These include lines of credit for federal funds with correspondent banks, retail sale-repurchase agreements and the Federal Reserve Bank discount window. Average balances of federal funds purchased were $322,000 and $1,389,000 for 1996 and 1995 respectively. Average balances of Federal Reserve Bank borrowings during 1996 were $0 and $72,000 for 1995. Retail repurchase agreements averaged $0 and $9,751,000 in 1996 and 1995, respectively.

                                  OTHER INCOME

Other income increased to $7,286,000 during 1996, up 4.9 percent from $6,947,000 in 1995, which was up 22.4 percent from $5,675,000 in 1994. Service charges on deposit accounts were up 11.1 percent from 1995 to 1996, and 24.0 percent from 1994 to 1995. Other service charges were up 12.7 percent and 14.7 percent for the same periods. Fiduciary fees in 1996 amounted to $457,000, down 9.1% from $503,000 in 1995, which was up 11.8% from $450,000 in 1994.

                                  OTHER EXPENSE

Other expense during 1996 was $28,967,000, down 3.9 percent from $30,135,000 in 1995, which was up 8.6 percent from $27,752,000 during 1994. FDIC assessments decreased from $811,000 in 1995, to $2,000 in 1996. FDIC assessments were $1,407,000 in 1994.

                            INTEREST RATE SENSITIVITY

Interest rate sensitivity is determined by the date when each asset and liability in the Company's portfolio of assets and liabilities can be repriced. Sensitivity increases when the interest-earning assets and interest-bearing liabilities cannot be repriced at the same time. While this analysis presents the quantity of assets and liabilities repricing in each time period, it does not consider how quickly various assets and liabilities might actually be repriced in response to changes in interest rates. Management reviews its asset/liability strategy regularly. Given differing sensitivities to the various interest rates of its assets and liabilities, management may selectively mismatch the repricing of assets and liabilities to take advantage of temporary or projected differences in interest rates. The following table reflects the sensitivity of the Company's consolidated statement of condition at December 31, 1996: (dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                              0 - 90     91 - 180     181 - 360     Over One   Not Rate
MATURITY                                                        Days         Days          Days         Year   Sensitive     Total
====================================================================================================================================
INTEREST-EARNING ASSETS
====================================================================================================================================
Domestic loans (1) (net of unearned discount)                $161,504    $ 49,105     $  75,418     $ 289,670     $9,300    $584,997
Investment securities (2)                                      15,441      10,869        10,441        97,964        638     135,353
Federal funds sold (3)                                          1,500        --            --            --         --         1,500
====================================================================================================================================
Total interest-earning assets                                $178,445    $ 59,974     $  85,859     $ 387,634     $9,938    $721,850
====================================================================================================================================
DEMAND DEPOSITS AND INTEREST-BEARING LIABILITIES
====================================================================================================================================
Demand deposits (4)                                          $ 16,663    $ 16,663     $  33,326     $ 101,663       --      $168,315
N.O.W. & money market accounts (5)                              5,346       5,346        10,691       117,585       --       138,968
Interest-bearing deposits (6)                                  81,673      52,004        69,086       200,971       --       403,734
Federal funds purchased (3)                                     7,200        --            --            --         --         7,200
====================================================================================================================================
Total demand deposits and interest-bearing liabilities       $110,882    $ 74,013     $ 113,103     $ 420,219       --      $718,217
====================================================================================================================================
Gap                                                          $ 67,563    $(14,039)    $ (27,244)    $ (32,585)    $9,938    $  3,633
====================================================================================================================================
Cumulative difference between interest-earning assets
   and interest-bearing liabilities                          $ 67,563    $ 53,524     $  26,280     $  (6,305)    $3,633
====================================================================================================================================
Cumulative difference as a percentage of total assets            8.40%       6.65%         3.27%        (0.78%)     0.45%
====================================================================================================================================

(1) Based upon contractual maturity, instrument repricing date, if applicable, projected prepayments and prepayments of principal, based upon experience. Non-accrual loans, loans in the process of renewal and potential charge-offs were classified as not rate sensitive.

(2) Based upon contractual maturity, projected prepayments and prepayments of principal, based upon experience. FRB stock is not considered rate-sensitive.

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

As of December 31, 1996, the volume of interest-earning assets with maturities of less than one year exceeded interest-bearing liabilities of similar maturity. This cumulative gap might result in increased net interest margin if interest rates increase. If interest rates decline, a narrowing of the net interest margin could result.

                     ASSET/LIABILITY MANAGEMENT & LIQUIDITY

The asset/liability management committee (the "committee") reviews the financial performance of the Company under the asset/liability management policy. The committee is composed of two outside directors, executive management, the comptroller, and the heads of commercial lending, retail lending, and retail banking. It uses computer simulations of financial performance under changing interest rates to quantify interest rate risk and project liquidity. The simulations also help in developing alternative strategies to increase the Company's net-interest margin. The committee always assesses the impact of any change in strategy on the Company's ability to make loans and repay deposits. While managing financial risk, only strategies and policies which meet regulatory guidelines and are appropriate under the economic and competitive conditions in the Company's market are considered by the committee. The Company has not used forward contracts or interest rate swaps to manage interest rate risk.

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

                         BUSINESS RISKS & UNCERTAINTIES

The Bank's principal investments are loans and a portfolio of short and medium-term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

Consumer loans, net of unearned discounts, comprised 45.3 percent of the Bank's loan portfolio, more than 88 percent of which are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of the Bank's primary lending area. Each loan is small in amount. Borrowers represent a cross-section of the population, and are employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk that this portion of the portfolio presents to the Company is depends on the financial stability of the population as a whole, not any one entity or industry.

Loans secured by real estate comprise 36.9 percent of the portfolio, 52.5 percent of which are for commercial real estate. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Company has attempted to minimize the risks of these loans by considering several factors, including the creditworthiness of the borrower, location, condition, value, and the business prospects for the security property.

Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 17.5 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. The Company obtains, whenever possible, both the personal guarantees of the principal(s), and also cross-guarantees among the principals' business enterprises.

U.S. Treasury securities represented 73.2 percent of the investment portfolio and offer little or no financial risk. Municipal obligations constitute 7.5 percent of the investment portfolio. These obligations present slightly greater risk than U.S. Treasury securities, but significantly less risk than loans because they are backed by the full faith and taxing power of the issuer, each of which is located in the state of New York. The Company's policy is to hold these securities to maturity, which eliminates the risk to principal caused by fluctuations in interest rates.

Aggregate balances of other types of loans and investments are not material in amount, and present little overall risk to the Company.

Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or to the same degree as the prices of goods and services. Management believes that continuation of its efforts to manage its net-interest spread and the maturity of its assets and liabilities will position the Company to benefit from current interest rates.

                                CAPITAL RESOURCES

Primary capital, including stockholders' equity, not including the net unrealized gain on securities available for sale, and net of tax and the allowance for possible loan losses, amounted to $78,405,000 at year-end 1996, compared to $75,271,000 at year-end 1995 and $83,750,000 at year-end 1994.
During 1996, the Company repurchased 118,400 shares for an aggregate price of $3,714,850. This accounts for the decrease in capital from 1995 to 1996. Management determined that this would increase leverage while preserving capital ratios well above regulatory requirements.

The following table presents the Company's primary capital and related ratios for each of the last five years: (dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                                    1996(1)       1995(1)        1994(1)         1993          1992
------------------------------------------------------------------------------------------------------------------------------------
Primary capital at year-end                                      $   78,405    $   75,271    $   83,750    $   68,206    $   61,835
Primary capital at year-end as a percentage of year-end:
    Total assets plus allowance for possible loan losses               9.67%         9.27%        10.24%        10.54%        10.24%
    Loans, net of unearned discounts                                  13.40%        14.59%        15.65%        16.57%        16.55%
Total deposits                                                        10.95%        10.35%        11.57%        11.99%        11.48%
====================================================================================================================================

(1) Capital ratios do not include the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Investment Securities."

The Company measures how effectively it utilizes capital using two widely accepted performance ratios -- return on average assets and return on average common stockholders' equity. The returns in 1996 on average assets of 1.35 percent and average common equity of 15.12 percent increased from 1995 when returns were 1.15 percent and 11.56 percent, respectively.

All dividends must conform to applicable statutory requirements. The Company's ability to pay dividends depends on the Bank's ability to pay dividends. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency to pay dividends on either common or preferred stock that would exceed the bank's net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. The amount currently available is $ 4,357,000.

                     RISK-BASED CAPITAL/LEVERAGE GUIDELINES

The Federal Reserve Bank's risk-based capital guidelines call for bank holding companies to require minimum ratios of capital to risk-weighted assets, which include certain off-balance sheet activities, such as standby letters of credit. The guidelines define capital as being "core," or "Tier 1," capital, which includes common stockholders' equity, a limited amount of perpetual preferred stock, minority interest in unconsolidated subsidiaries, less goodwill; or "supplementary" or "Tier 2" capital which includes subordinated debt, redeemable preferred stock, and a limited amount of the allowance for possible loan losses. All bank holding companies must meet a minimum ratio of total qualifying capital to risk weighted assets of 8.00 percent, of which at least 4.00 percent should be in the form of Tier 1 capital. At December 31, 1996, the Company's ratios of core capital and total qualifying capital (core capital plus Tier 2 capital) to risk-weighted assets were 10.73 percent and 11.68 percent, respectively.

                   DISCUSSION OF CURRENT ACCOUNTING PRINCIPLES

In December 1996, the Financial Accounting Standards Board, ("FASB") issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," which is an amendment to SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which supersedes SFAS No. 122. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. SFAS No. 127 delayed the effective date of certain provisions of SFAS No. 125 until January 1, 1998.

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                             December 31,

ASSETS                                                                                                    1996                 1995
Cash & Due From Banks ......................................................................        $ 49,823,996        $ 48,954,797
Federal Funds Sold .........................................................................           1,500,000          32,500,000
Investment Securities:
   Available for Sale, at Fair Value .......................................................         104,648,484         137,043,258
   Held to Maturity (Fair Value of $30,920,000 and $45,451,000, respectively)
   United States Treasury Securities .......................................................           8,019,446          12,053,390
   Obligations of States & Political Subdivisions ..........................................          10,169,918          18,139,862
   U.S. Government Agency Obligations ......................................................          11,876,889          14,091,886
   Corporate Bonds & Other Securities ......................................................             637,849             637,849
                                                                                                    ------------        ------------
                                                                                                      30,704,102          44,922,987
                                                                                                    ------------        ------------

    Total Investment Securities ............................................................         135,352,586         181,966,245

Total Loans ................................................................................         592,774,266         533,994,669
Less: Unearned Discounts ...................................................................           7,777,620          18,056,029
         Allowance for Possible Loan Losses ................................................           6,113,380           5,923,233
                                                                                                    ------------        ------------
  Net Loans ................................................................................         578,883,266         510,015,407

Premises & Equipment, Net ..................................................................          13,201,180          11,802,549
Other Real Estate Owned, Net ...............................................................           1,898,574           1,240,756
Accrued Interest Receivable, Net ...........................................................           5,222,184           5,132,867
Excess of Cost Over Fair Value of Net Assets Acquired ......................................           2,624,105           2,986,037
Other Assets ...............................................................................          15,872,926          11,195,455
                                                                                                    ------------        ------------
    TOTAL ASSETS ...........................................................................        $804,378,817        $805,794,113
                                                                                                    ============        ============
LIABILITIES & STOCKHOLDERS' EQUITY

Demand Deposits ............................................................................        $168,315,458        $152,007,218
Savings, N.O.W.'s & Money Market Deposits ..................................................         329,930,465         359,331,269
Time Certificates of $100,000 or more ......................................................          31,073,585          27,777,020
Other Time Deposits ........................................................................         181,698,148         187,944,356
                                                                                                    ------------        ------------
    Total Deposits .........................................................................         711,017,656         727,059,863

Federal Funds Purchased ....................................................................           7,200,000                  --
Dividend Payable on Common Stock ...........................................................           1,087,827           1,095,562
Accrued Interest Payable ...................................................................           1,579,351           1,830,052
Other Liabilities ..........................................................................          10,744,407           5,762,873
                                                                                                    ------------        ------------
    TOTAL LIABILITIES ......................................................................         731,629,241         735,748,350
                                                                                                    ------------        ------------

Commitments and Contingent Liabilities (see note 11)

STOCKHOLDERS' EQUITY
Common Stock (par value $5.00; 7,500,000 shares authorized 3,805,210 and
   3,799,674 shares issued at December 31, 1996 & 1995, respectively) ....................          19,026,050           18,998,370
Surplus ..................................................................................          18,456,432           18,373,392
Undivided Profits ........................................................................          37,353,193           33,927,780
Treasury Stock at Par (508,765 shares and 390,365 shares, respectively) ..................          (2,543,825)          (1,951,825)
Net Unrealized Gain on Securities Available for Sale, Net of Tax .........................             457,726              698,046
                                                                                                 -------------        -------------
    TOTAL STOCKHOLDERS' EQUITY ...........................................................          72,749,576           70,045,763
                                                                                                 -------------        -------------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY .............................................       $ 804,378,817        $ 805,794,113
                                                                                                 =============        =============

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

                                                                                               For the Years ended December 31,

                                                                                            1996              1995              1994
INTEREST INCOME
Federal Funds Sold ...........................................................       $   918,926       $ 1,839,151       $   663,262
United States Treasury Securities ............................................         6,450,335         6,354,527         5,412,007
Obligations of States & Political Subdivisions (tax exempt) ..................           660,874         1,244,807         1,685,087
U.S. Government Agency Obligations ...........................................         1,801,373         2,052,192         1,609,537
Corporate Bonds & Other Securities ...........................................            38,271            38,271            49,022
Loans ........................................................................        50,659,016        47,782,904        42,145,375
                                                                                     -----------       -----------       -----------
    Total Interest Income ....................................................        60,528,795        59,311,852        51,564,290

INTEREST EXPENSE
Savings, N.O.W.'s & Money Market Deposits ....................................         7,924,335         8,460,997         8,949,438
Time Certificates of $100,000 or more ........................................           900,406           986,204           398,591
Other Time Deposits ..........................................................        10,528,496        10,111,987         6,032,300
Federal Funds Purchased ......................................................            18,541            87,123           170,093
Interest on Other Borrowings .................................................                58           589,507            81,387
Interest on Mortgages ........................................................                --            94,712           102,612
                                                                                     -----------       -----------       -----------
   Total Interest Expense ....................................................        19,371,836        20,330,530        15,734,421

    Net-interest Income ......................................................        41,156,959        38,981,322        35,829,869
Provision for Possible Loan Losses ...........................................         1,120,000           530,000           730,000
                                                                                     -----------       -----------       -----------
    Net-interest Income After Provision for Possible Loan Losses .............        40,036,959        38,451,322        35,099,869

OTHER INCOME
Service Charges on Deposit Accounts ..........................................         4,144,014         3,729,918         3,007,977
Other Service Charges, Commissions & Fees ....................................         1,942,930         1,724,075         1,502,648
Fiduciary Fees ...............................................................           456,500           503,257           450,000
Other Operating Income .......................................................           742,935           744,533           714,606
                                                                                     -----------       -----------       -----------
    Total Other Income .......................................................         7,286,379         6,701,783         5,675,231

OTHER EXPENSE
Salaries & Employee Benefits .................................................        15,844,994        16,373,556        14,540,444
Net Occupancy Expense ........................................................         2,387,113         2,329,290         2,202,202
Equipment Expense ............................................................         2,518,561         3,162,296         2,784,688
Outside Services .............................................................         1,824,813         1,291,227         1,187,565
FDIC Assessments .............................................................             2,000           810,720         1,407,465
Amortization of Excess Cost
    Over Fair Value of Net Assets Acquired ...................................           361,932           361,932           270,969
Other Operating Expense ......................................................         6,027,471         5,805,822         5,358,935
                                                                                     -----------       -----------       -----------
    Total Other Expense ......................................................        28,966,884        30,134,843        27,752,268

Income Before Provision for Income Taxes .....................................        18,356,454        15,018,262        13,022,832
Provision for Income Taxes ...................................................         7,709,133         5,929,578         4,705,000
                                                                                     ===========       ===========       ===========
NET INCOME ...................................................................       $10,647,321       $ 9,088,684       $ 8,317,832
                                                                                     ===========       ===========       ===========

EARNINGS PER COMMON SHARE:
Net Income ...................................................................       $      3.19       $      2.43       $      2.25

Average Common Shares Outstanding ............................................         3,341,032         3,739,470         3,692,286

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                    Common                                 Undivided
                                                                                     Stock             Surplus              Profits
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993 ...........................................         $16,982,300         $11,831,795         $ 34,470,187

      Net Income .....................................................                  --                  --            8,317,832

      Dividend .......................................................                  --                  --           (2,623,728)

      Issuance of Stock in Purchase of
        Hamptons Bancshares (402,109 shares) .........................           2,010,545           6,520,653                   --
      Issuance of Stock Under Stock
        Option  Plan (1,105 Shares) ..................................               5,525              20,944                   --

      Cumulative Effect of Change in Accounting
         Principle at January 1, 1994 ................................                  --                  --                   --

      Net Change in Unrealized Loss on
         Securities Available for Sale ...............................                  --                  --                   --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994 ...........................................         $18,998,370         $18,373,392         $ 40,164,291$


      Net Income .....................................................                  --                  --            9,088,684

      Dividend .......................................................                  --                  --           (3,347,606)

      Purchase of Treasury Stock .....................................                  --                  --          (11,977,589)

      Net Change in Unrealized Gain on
       Securities Available for Sale .................................                  --                  --                   --
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995 ...........................................         $18,998,370         $18,373,392         $ 33,927,780

      Net Income .....................................................                  --                  --           10,647,321

      Dividend .......................................................                  --                  --           (4,098,196)

      Purchase of Treasury Stock .....................................                  --                  --           (3,123,712)

      Net Change in Unrealized Gain on
         Securities Available for Sale ...............................                  --                  --                   --
      Adjustment of Issuance of Stock in Purchase
         of Hampton Bancshares (5,536 shares) ........................              27,680              83,040                   --

------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 .......................................            $ 19,026,050         $18,456,432          $ 37,353,193
====================================================================================================================================

                                                                                                Net Unrealized
                                                                                                Gain (Loss) On
                                                                                                  Securities
                                                                              Treasury            Available
                                                                                Stock              For Sale                 Total
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993 .......................................         $         --          $         --          $ 63,284,282

      Net Income .................................................                   --                    --             8,317,832

      Dividend ...................................................                   --                    --            (2,623,728)

      Issuance of Stock in Purchase of
        Hamptons Bancshares (402,109 shares) .....................                   --                    --             8,531,198
      Issuance of Stock Under Stock
        Option  Plan (1,105 Shares) ..............................                   --                    --                26,469

      Cumulative Effect of Change in Accounting
         Principle at January 1, 1994 ............................                   --              (328,472)             (328,472)

      Net Change in Unrealized Loss on
         Securities Available for Sale ...........................                   --              (114,895)             (114,895)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994 .......................................                   --          $   (443,367)         $ 77,092,686


      Net Income .................................................                   --                    --             9,088,684

      Dividend ...................................................                   --                    --            (3,347,606)

      Purchase of Treasury Stock .................................           (1,951,825)                   --           (13,929,414)

      Net Change in Unrealized Gain on
       Securities Available for Sale .............................                   --             1,141,413             1,141,413
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995 .......................................         $ (1,951,825)         $    698,046          $ 70,045,763

      Net Income .................................................                   --                    --            10,647,321

      Dividend ...................................................                   --                    --            (4,098,196)

      Purchase of Treasury Stock .................................             (592,000)                   --            (3,715,712)

      Net Change in Unrealized Gain on
         Securities Available for Sale ...........................                   --              (240,320)             (240,320)

      Adjustment of Issuance of Stock in Purchase
         of Hampton Bancshares (5,536 shares) ....................                   --                    --               110,720
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 .......................................         $ (2,543,825)         $    457,726          $ 72,749,576
====================================================================================================================================


See accompanying notes to consolidated financial statements.

                                                                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                    For the Years ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES                                                       1996             1995             1994

NET INCOME ......................................................................   $  10,647,321    $   9,088,684    $   8,317,832
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
      Provision for Possible Loan Losses ........................................       1,120,000          530,000          730,000
      Depreciation & Amortization ...............................................       1,607,673        2,074,991        1,727,892
      Amortization of Excess Cost Over Fair Value of Net Assets Acquired ........         361,932          361,932          270,969
      Accretion of Discounts ....................................................      (2,020,315)      (1,839,404)      (2,107,671)
      Amortization of Premiums ..................................................         397,373          200,867          284,555
      Increase in Accrued Interest Receivable ...................................         (89,317)      (1,125,866)        (892,059)
      Increase in Other Assets ..................................................      (4,677,471)      (2,151,106)        (527,083)
      (Decrease) Increase in Accrued Interest Payable ...........................        (250,701)         730,226          (36,898)
      Increase in Income Taxes Payable ..........................................         469,220           59,851            6,053
      Increase (Decrease) in Other Liabilities ..................................       4,504,579        1,630,513       (1,075,163)
                                                                                    -------------    -------------    -------------
        Net Cash Provided by Operating Activities ...............................      12,070,294        9,560,688        6,698,427
                                                                                    -------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Principal Payments on Investment Securities ...............................       2,288,510        2,500,940        1,449,362
      Maturities of Investment Securities; Available for Sale ...................     163,533,384      121,070,133       55,000,000
      Purchases of Investment Securities; Available for Sale ....................    (129,539,796)    (188,275,593)    (123,295,731)
      Maturities of Investment Securities; Held to Maturity .....................      18,552,503       91,768,062      126,756,406)
      Purchases of Investment Securities; Held to Maturity ......................      (6,598,000)     (12,750,500)     (25,673,742)
      Loan Disbursements & Repayments, Net ......................................     (72,302,761)      19,157,077      (35,913,818)
      Purchases of Premises & Equipment, Net ....................................      (3,006,304)      (1,449,487)      (1,184,547)
      Disposition of Other Real Estate Owned ....................................       1,424,500        1,521,730          823,216
      Cash & Cash Equivalents Acquired, Net of Cash Disbursement ................              --               --       15,938,431
                                                                                    -------------    -------------    -------------
        Net Cash (Used in) Provided by Investing Activities .....................     (25,647,964)      33,542,362       13,899,577
                                                                                    =============    =============    =============
CASH FLOWS FROM FINANCING ACTIVITIES
      Net (Decrease) Increase in Deposit Accounts ...............................     (16,042,207)       3,066,937       12,997,051
      Decrease in Other Borrowings ..............................................              --               --       (6,500,000)
      Increase (Decrease) in Federal Funds Purchased ............................       7,200,000       (4,300,000)       4,300,000
      Common Stock Sold for Cash ................................................         110,720               --           26,469
      Dividends Paid to Shareholders ............................................      (4,105,931)      (2,973,982)      (2,490,014)
      Treasury Shares Acquired ..................................................      (3,715,713)     (13,929,414)              --
                                                                                    -------------    -------------    -------------
         Net Cash (Used in) Provided by Financing Activities ....................     (16,553,131)     (18,136,459)       8,333,506
                                                                                    -------------    -------------    -------------
        Net (Decrease) Increase in Cash & Cash Equivalents ......................     (30,130,801)      24,966,591       28,931,510
           Cash & Cash Equivalents Beginning of Year ............................      81,454,797       56,488,206       27,556,696
                                                                                    -------------    -------------    -------------
           Cash & Cash Equivalents End of Year ..................................   $  51,323,996    $  81,454,797    $  56,488,206
                                                                                    =============    =============    =============
Supplemental Disclosure of Cash Flow Information
      Cash Received During the Year for Interest ................................   $  60,439,478    $  58,185,987    $  49,756,316
                                                                                    =============    =============    =============
      Cash Paid During the Year for:
        Interest ................................................................   $  19,622,537    $  19,600,304    $  15,602,404
        Income Taxes ............................................................       7,239,913        5,869,727        4,698,947
                                                                                    -------------    -------------    -------------
          Total Cash Paid During Year for Interest & Income Taxes ...............   $  26,862,450    $  25,470,031    $  20,301,350
                                                                                    =============    =============    =============
Non Cash Investing & Financing (loans re-classified as "other real estate
   owned," including foreclosures) ..............................................   $   2,292,319    $     459,381    $   1,510,346
Issuance of Common Stock ........................................................              --               --        8,531,198
(Decrease) Increase in Market Value Related to FASB 115 .........................        (407,322)       2,002,357         (819,229)
Decrease (Increase) in Deferred Tax (Liability) Benefit Related to FASB 115 .....         167,002         (860,944)         375,862
Dividends Declared Not Paid .....................................................       1,087,827        1,095,562          721,938
Net Assets Acquired From Hamptons Bancshares, Inc. (see footnote 10) ............              --               --        9,308,631
                                                                                    =============    =============    =============

See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

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

(A) Consolidation--The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, The Suffolk County National Bank (the "Bank") and Island Computer Corporation of New York, Inc. All inter-company transactions have been eliminated in consolidation.

(B) Investment Securities--The Company reports debt securities and mortgage-backed securities in one of the following categories: (i) "held to maturity" (management has the intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt securities and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Accordingly, the Company classified all of its holdings of debt securities and mortgage-backed securities as either "held to maturity," or "available for sale." At the time a security is purchased, a determination is made as to the appropriate classification.

On November 15, 1995, the FASB issued a special report titled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers" ("the Guide"). The Guide permitted a one-time reassessment and related reclassifications from the held to maturity category (no later than December 31, 1995) that will not call into question the intent of the enterprise to hold other debt securities until maturity in the future. In December 1995, the Bank performed a reassessment of its investment and mortgage-backed securities portfolio, that resulted in a reclassification of approximately $16 million of investment securities from held to maturity into available for sale. The impact upon the Bank's financial condition resulting from this transfer was not material; also, there was no impact on the Bank's results from operations resulting from this transfer.

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

(C) Loans and Loan Interest Income Recognition--Loans are stated at the principal amount outstanding. Interest on loans not made on a discounted basis is credited to income, based upon the principal amount outstanding during the period. Unearned discounts on installment loans are credited to income using methods which approximate a level-yield. Recognition of interest income is discontinued when reasonable doubt exists as to whether interest due can be collected. Loans generally no longer accrue interest when 90 days past due. When a loan is placed on non-accrual status, all interest previously accrued in the current year, but not collected, is reversed against current year interest income. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans and leases are removed from non-accrual status when they become current as to principal and interest, and when, in the opinion of management, the loans can be collected in full.

(D) Allowance for Possible Loan Losses--The balance of the Allowance for Possible Loan Losses is determined by management's estimate of the amount of financial risk in the loan portfolio and the likelihood of loss. The analysis also considers the Bank's loan loss experience, and may be adjusted in the future depending on economic conditions. Additions to the Allowance are made by charges to expense, and actual losses, net of recoveries, are charged to the Allowance. Regulatory examiners may require the Bank to add to the allowance based upon their judgment of information available to them at the time of their examination

Effective January 1, 1995, the Bank adopted the accounting and disclosure guidance in Statement of Financial Accounting Standards No. 114, titled "Accounting by Creditors for Impairment of a Loan." as amended by Statement No. 118, titled "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." Both pronouncements establish the accounting by creditors for impairment of certain loans with the latter adding as to how a creditor recognizes the interest income related to those impaired loans. Pursuant to this accounting guidance, a valuation allowance is recorded on impaired loans to reflect the difference, if any, between the loan face and the present value of projected cash flows, observable fair value or collateral value. This valuation allowance is reported within the overall allowance for loan losses. Such change in accounting was not material to the consolidated financial statements.

(E) Premises and Equipment--Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated by the declining-balance or straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the term of the lease or the estimated life of the asset, whichever is shorter.

(F) Other Real Estate Owned--Property acquired through foreclosure (other real estate owned or "OREO"), is stated at the lower of cost or fair value less selling costs. Credit losses arising at the time of the acquisition of property are charged against the allowance for possible loan losses. Any additional write-downs to the carrying value of these assets that may be required, as well as the cost of maintaining and operating these foreclosed properties, are charged to expense. Additional write-downs are recorded in a valuation reserve account that is maintained asset by asset.

(G) Excess of Cost Over Fair Value of Net Assets Acquired--The excess of cost over fair value of net assets acquired (goodwill) is being amortized over ten years.

(H) Income Taxes--The Company uses an asset and liability approach to accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position that no valuation allowance is necessary against any of the Company's deferred tax assets.

(I) Summary of Retirement Benefits Accounting--The Company's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events are amortized over a period that reflects the long-term nature of pension expense used in estimating pension costs.

The Company accrues for post-retirement benefits other than pensions by accruing the cost of providing those benefits to an employee during the years that the employee serves.

(J) Cash and Cash Equivalents--For purposes of the consolidated statement of cash flows, cash and due from banks, and federal funds sold are considered to be cash equivalents. Generally, federal funds are sold for one-day periods.

(K) Treasury Stock--The balance of treasury stock is computed at par value. The excess cost over par is subtracted from undivided profits.

(L) Late Charges--The Bank recorded late charges on the cash basis in 1995. In 1996, the Bank recorded late charges on the accrual method. Late charges included in income were approximately $1,237,000 and $424,000, in 1996 and 1995, respectively.

(M) Reclassification of Prior Year Consolidated Financial Statements--Certain reclassifications have been made to the prior year's consolidated financial statements that conform with the current year's presentation.

Note 2--Investment Securities

The amortized cost, estimated fair values, and gross unrealized gains and losses of the Company's investment securities available for sale and held to maturity at December 31, 1996 and 1995 were: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
Investment Securities                                         1996                                      1995
------------------------------------------------------------------------------------------------------------------------------------
                                                 Estimated      Gross      Gross                 Estimated       Gross      Gross
                                   Amortized      Fair       Unrealized  Unrealized   Amortized    Fair       Unrealized  Unrealized
                                     Cost         Value        Gains       Losses       Cost       Value        Gains      Losses
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. treasury securities        $ 90,484      $ 91,092      $  631        $23      $120,416    $121,168       $  752      $ --
  U.S. gov't. agency debt           13,389        13,557         168         --        15,444      15,875          431        --
                                  --------      --------      ------        ---      --------    --------       ------      ----
Balance at end of year            $103,873      $104,649      $  799        $23      $135,860    $137,043       $1,183      $ --
------------------------------------------------------------------------------------------------------------------------------------

Held to maturity:
  U.S. treasury securities        $  8,019      $  8,040      $   21         --      $ 12,053    $ 12,106       $   76      $ 23
  Obligations of states and
    political subdivisions          10,170        10,285         115         --        18,140      18,363          281        58
  U.S. govt. agency obligations     11,877        11,957          83          3        14,092      14,344          303        51
  Corporate bonds and
    other securities                   638           638          --         --           638         638           --        --
                                  --------      --------      ------        ---      --------    --------       ------      ----
Balance at end of year            $ 30,704      $ 30,920      $  219        $ 3      $ 44,923    $ 45,451       $  660      $132
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities       $134,577      $135,569      $1,018        $26      $180,783    $182,494       $1,843      $132
====================================================================================================================================

U.S. Government Agency Obligations are mortgage-backed securities which represent participating interests in pools of first mortgage loans. The amortized cost, maturities and approximate fair value at December 31, 1996 are as follows: (in thousands)

---------------------------------------------------------------
                                Available for Sale
---------------------------------------------------------------
                                                      U.S.
                            U.S. Treasury         Govt. Agency
                             Securities              Debt
---------------------------------------------------------------
                      Amortized      Fair  Amortized     Fair
Maturity (in years)        Cost      Value      Cost     Value
---------------------------------------------------------------
Within 1               $ 20,565   $ 20,553
After 1 but within 5     69,919     70,539 $   4,916 $   4,960
After 5 but within 10                          8,473     8,597
Other Securities (FRB)
---------------------------------------------------------------
Total                  $ 90,484   $ 91,092  $ 13,389  $ 13,557
===============================================================
--------------------------------------------------------------------------------------------------------------------
                            .................................Held to Maturity.....................
--------------------------------------------------------------------------------------------------------------------
                                                Obligations of           U.S.            Corporate          Total
                            U.S. Treasury      State & Political     Govt. Agency         Bonds &         Amortized
                             Securities         Subdivisions          Obligations       Other Security       Cost
--------------------------------------------------------------------------------------------------------------------
                      Amortized      Fair  Amortized     Fair   Amortized     Fair  Amortized     Fair
Maturity (in years)        Cost      Value      Cost     Value       Cost     Value      Cost     Value
--------------------------------------------------------------------------------------------------------------------
Within 1                $ 8,019    $ 8,040 $   7,818 $   7,847  $     360  $    357                      $  36,762
After 1 but within 5                             602       625     11,517    11,600                         86,954
After 5 but within 10                          1,750     1,813                                              10,223
Other Securities (FRB)                                                              $     638 $     638        638
--------------------------------------------------------------------------------------------------------------------
Total                   $ 8,019    $ 8,040  $ 10,170  $ 10,285   $ 11,877  $ 11,957 $     638 $     638  $ 134,577
====================================================================================================================

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

At December 31, 1996 and 1995, investment securities carried at $124,977,000 and $156,599,000, respectively, were pledged to secure trust deposits and public funds on deposit. No securities have been sold during the past three years.

Note 3--Loans

At December 31, 1996 and 1995, loans included the following:
  (in thousands)
--------------------------------------------------------------------------------
                                                            1996           1995
--------------------------------------------------------------------------------
Commercial financial and agricultural                  $ 102,270      $  78,737
Commercial real estate                                   113,501         99,940
Real estate construction loans                             9,499          8,016
Residential mortgages (1st and 2nd liens)                 64,093         55,047
Home equity loans                                         28,974         26,869
Consumer loans                                           272,747        263,297
Lease finance                                                 98            311
Other loans                                                1,592          1,778
--------------------------------------------------------------------------------
                                                         592,774        533,995
Unearned discounts                                        (7,778)       (18,057)
Allowance for possible loan losses                        (6,113)        (5,923)
--------------------------------------------------------------------------------
Balance at end of year                                 $ 578,883      $ 510,015
================================================================================

Restructured loans, loans not accruing interest and loans contractually past due 90 days or more with regard to payment of principal and/or interest amounted to $5,017,000 and $8,187,000 at December 31, 1996 and 1995, respectively. Interest on loans which have been restructured or are no longer accruing interest would have amounted to $361,000 during 1996, $415,000 during 1995 and $394,000 during 1994 under the contractual terms of those loans. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1996, 1995 and 1994.

The Company makes loans to its directors, as well as to other related parties in the ordinary course of its business. Loans made to directors, either directly or indirectly, which exceed $60,000 in aggregate for any one director, totaled $5,837,000 and $5,575,000 at December 31, 1996 and 1995, respectively. Unused portions of lines of credit to directors, directly or indirectly, totaled $5,851,000 and $5,075,000 as of December 31, 1996 and 1995, respectively. New loans totaling $2,641,000 were granted and payments of $2,379,000 were received during 1996.

The Company has pledged $14,271,000 of 1--4 family residential mortgages as collateral against advances from the Federal Reserve Bank as of December 31, 1996.

Note 4--Allowance for Possible Loan Losses

An analysis of the changes in the Allowance for Possible Loan Losses follows:
(in thousands)
--------------------------------------------------------------------------------
                                                 1996         1995         1994
--------------------------------------------------------------------------------
Balance at beginning of year                  $ 5,923      $ 6,214      $ 4,922
Allowance acquired from Hamptons                   --           --        1,678
Provision for possible loan losses              1,120          530          730
Loans charged-off                              (1,256)      (1,184)      (1,468)
Recoveries on loans                               326          363          352
--------------------------------------------------------------------------------
Balance at end of year                        $ 6,113      $ 5,923      $ 6,214
================================================================================

The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is secured. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Bank had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS No. 114 and SFAS No. 118. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

At December 31, 1996 and 1995, respectively, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 and SFAS No. 118 are as follows: (in thousands)

--------------------------------------------------------------------------------
                                                          1996              1995
--------------------------------------------------------------------------------
Recorded investment                                     $1,240            $3,200
Valuation allowance                                        369             1,200
--------------------------------------------------------------------------------

This allowance is included in the allowance for loan losses on the statements of condition.

Note 5--Premises and Equipment

The following table details premises and equipment: (in thousands)
--------------------------------------------------------------------------------
                                                          1996             1995
--------------------------------------------------------------------------------
Land                                                  $  3,333         $  2,490
Premises                                                 7,773            7,535
Furniture, fixtures & equipment                         12,939           11,941
Leasehold improvements                                     536              479
--------------------------------------------------------------------------------
                                                        24,581           22,445
Accumulated depreciation
  and amortization                                     (11,380)         (10,642)
--------------------------------------------------------------------------------
Balance at end of year                                $ 13,201         $ 11,803
================================================================================

Depreciation and amortization charged to operations amounted to $1,608,000, $2,075,000, and $1,728,000 during 1996, 1995 and 1994, respectively.

Note 6--Short-Term Borrowings

Presented below is information concerning short-term interest-bearing liabilities, principally Federal Reserve Bank Borrowings, and Securities Sold Under Agreements to Repurchase, with maturities of less than one year, and their related weighted average interest rates for the year 1995 and 1994: (dollars in thousands)

--------------------------------------------------------------------------------
                                                             1995          1994
--------------------------------------------------------------------------------
Daily average outstanding                                 $ 9,823       $ 2,123
Total interest cost                                           590            81
Average interest rate paid                                   6.00%         3.80%
Maximum amount outstanding at any-
    month-end (March 1995, February 1994)                 $11,118       $22,840
December 31, balance                                           --            --
Weighted average interest rate
    on balances outstanding at December 31                     --            --
================================================================================

There were no such borrowings during 1996.

Note 7--Stockholders' Equity

The Company has a Dividend Reinvestment Plan. Stockholders can reinvest dividends in common stock of the Company at a 3% discount from market value on newly issued shares. Shareholders may also make additional cash purchases. There were no shares issued in 1996 , 1995 or 1994.

The Company has an Incentive Stock Option Plan ("the Plan") under which 330,000 shares of the Company's common stock are reserved for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The Plan provides that the option price shall not be less than the fair value of the common stock on the date the option is granted. All options are exerciseable for a period of ten years or less. The Plan provides for the grant of stock appreciation rights which the holder may exercise instead of the underlying option. When the stock appreciation right is exercised, the underlying option is canceled. The optionee receives shares of common stock with a fair market value equal to the excess of the fair value of the shares subject to the option at the time of exercise (or the portion thereof so exercised) over the aggregate option price of the shares set forth in the option agreement. The exercise of stock appreciation rights is treated as the exercise of the underlying option. The Company has granted options on 30,397 shares through December 31, 1996. Options vest after one year and expire after ten years.


The following table presents the options exercised or expired during each of the past three years:
--------------------------------------------------------------------------------
                                                Shares       Wtd. Avg. Exercise
--------------------------------------------------------------------------------
Balance at December 31, 1993                     4,615            $13.88
Options granted                                     --                --
Options exercised                               (1,401)            13.88
Options expired or terminated                   (3,214)            13.88
--------------------------------------------------------------------------------
Balance at December 31, 1994                        --                --
Options granted                                     --                --
Options exercised                                   --                --
Options expired or terminated                       --                --
--------------------------------------------------------------------------------
Balance at December 31, 1995                        --                --
Options granted                                 13,900             39.00
Options exercised                                   --                --
Options expired or terminated                       --                --
--------------------------------------------------------------------------------
Balance at December 31, 1996                    13,900            $39.00
================================================================================

All options outstanding at December 31, 1996 have an exercise price of $39 and a remaining contractual life of ten years. None of these options are currently exerciseable. The weighted average fair value of the options granted during 1996 was $13.10. The fair value of each option is estimated on the date granted using the Black-Scholes option pricing model. The following weighted-average assumptions were used for grants in 1996: risk-free interest rate of 6.3%; expected dividend yield of 3.5; expected life of ten years; and expected volatility of 32.2%.

The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:


--------------------------------------------------------------------------------
                                                         1996
--------------------------------------------------------------------------------
Net Income:             As Reported                   $10,647
                        Pro Forma                      10,540
--------------------------------------------------------------------------------
Primary EPS:            As Reported                      3.19
                        Pro Forma                        3.15
--------------------------------------------------------------------------------

All dividends must conform to applicable statutory requirements. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency ("OCC") to pay dividends on either common or preferred stock that would exceed the banks net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) from the prior two years. At December 31, 1996, approximately $4,357,000 was available for dividends from the Bank to Suffolk Bancorp without prior approval of the OCC.

On October 23, 1995, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one right per common share. Each right, if made exerciseable by certain events, entitles the holder to acquire one-half of a share of common stock for $70, adjustable to prevent dilution. The Rights expire in 2005 if they are not redeemed before that time. The Plan contains provisions to protect stockholders from possible, unsolicited attempts to acquire the Company. In the event of the acquisition by any potential acquirer of 10% of the outstanding stock, the rights then entitle the holder to purchase the acquiring company's stock at a 50% discount upon a subsequent merger with that acquirer. In the event of the acquisition of 20% or more of the Company's common stock, they entitle the holder to purchase the Company's common stock at a 50% discount. Following the acquisition of 20% but less than 50% of the common shares, the Board can exchange one-half of a share of the Company for each valid right.

Note 8--Income Taxes


The following table presents the provision for income taxes in the consolidated statements of income which is comprised of the following: (in thousands)

--------------------------------------------------------------------------------
                                              1996          1995           1994
--------------------------------------------------------------------------------
Current:  Federal                          $ 5,684       $ 4,032        $ 3,792
           State                             1,913         1,510          1,270
--------------------------------------------------------------------------------
                                             7,597         5,542          5,062
Deferred:  Federal                              95           336           (413)
             State                              17            52             56
--------------------------------------------------------------------------------
                                               112           388           (357)
--------------------------------------------------------------------------------
Total                                      $ 7,709       $ 5,930        $ 4,705
================================================================================

The total tax expense was less than the amounts computed by applying the Federal income tax rate because of the following:

--------------------------------------------------------------------------------
                                                    1996       1995       1994
--------------------------------------------------------------------------------
Federal income tax expense
    at statutory rates                               34%        34%        34%
Tax exempt interest                                  (1%)       (3%)       (4%)
Amortization of excess cost over
    fair value of net assets acquired                 1%         1%         1%
State income taxes net of
    federal benefit                                   7%         7%         7%
Other                                                 1%        --         (1%)
--------------------------------------------------------------------------------
Total                                                42%        39%        37%
================================================================================

The tax effects of temporary differences that create significant deferred-tax assets and deferred-tax liabilities at December 31, 1996 and 1995, and the recognition of income and expense for purposes of tax and financial reporting, resulting in net increases to the Company's net deferred tax asset for the years ended December 31, 1996 and 1995 are presented below: (in thousands)


--------------------------------------------------------------------------------
                                                   1996         1995      Change
--------------------------------------------------------------------------------
Deferred tax assets:
   Provision for possible
      loan losses                                 $2,513      $2,434      $  79
   Depreciation                                      197           4        193
   Post-retirement benefits                          390         280        110
   Deferred compensation                             534         566        (32)
   Purchase accounting                               605         790       (185)
   Other                                             397         198        199
--------------------------------------------------------------------------------
Total deferred tax assets
   before valuation allowance                      4,636       4,272        364
      Valuation allowance                             --          --         --
--------------------------------------------------------------------------------
Total deferred tax assets
   net of valuation allowance                      4,636       4,272        364
--------------------------------------------------------------------------------
Deferred tax liabilities:
   Pension                                           762         648        114
   Tax liability from investment
    Securities available for sale                    318         309          9
    Bad debt recapture                               161         281       (120)
--------------------------------------------------------------------------------
Total deferred tax liabilities                     1,241       1,238          3
--------------------------------------------------------------------------------
Net deferred tax asset                            $3,395      $3,034      $ 361
================================================================================

The Internal Revenue Service has examined and closed their years through tax year 1990.

Note 9--Employee Benefits

(A) Retirement Plan--The Company has a non-contributory pension plan available to all full-time employees who are at least 21 years old and have completed at least one year of employment. The following tables set forth the status of Suffolk Bancorp's combined plan as of September 30, 1996 and September 30, 1995, the time at which the annual valuation of the plan is made:


--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:             1996           1995
--------------------------------------------------------------------------------
Accumulated benefit obligation                      $  7,052,872    $ 6,459,208
--------------------------------------------------------------------------------

Vested benefit obligation                           $  6,986,861    $ 6,394,357
--------------------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date                         $ (9,404,786)   $(8,743,268)
Plan assets at fair value, primarily
   listed stocks and bonds                            10,651,834      9,738,873
--------------------------------------------------------------------------------
Plan assets in excess of
   projected benefit obligation                     $  1,247,048    $   995,605
Unrecognized net transition assets
   being amortized over 17 years                        (442,304)      (496,292)
Unrecognized prior service cost                          (64,431)       (68,410)
Unrecognized net loss                                    762,181      1,109,736
--------------------------------------------------------------------------------
Prepaid pension cost included in
   other assets                                     $  1,502,494    $ 1,540,639
================================================================================

Net pension cost for 1996, 1995 & 1994 included the following components:

--------------------------------------------------------------------------------
                                               1996          1995          1994
--------------------------------------------------------------------------------
Service cost                              $ 667,558     $ 609,669     $ 589,376
Interest cost on projected
   benefit obligations                      665,768       626,586       587,690
Expected return on plan assets             (814,824)     (721,316)     (676,728)
Net amortization & deferral                 (49,957)      (28,582)      (37,457)
--------------------------------------------------------------------------------
Net periodic pension cost                 $ 468,545     $ 486,357     $ 462,881
================================================================================

The weighted average discount rate for purposes of determining net periodic pension cost was 7.75% in 1996 and 1995, and 8% in 1994. The rate of increase in future compensation levels used in determining these amounts was 5.0% in 1996, 1995 and 1994. The expected long-term rate of return on assets is 8.5% for 1996, 1995 and 1994.

(B) Director's Retirement Income Agreement of the Bank of the Hamptons--On April 11,1994, Suffolk acquired Hamptons Bancshares, Inc., which had a director's deferred compensation plan. The liability for this plan was approximately $529,000 and $511,000 on December 31, 1996 and 1995. Interest (about $54,000 in
1996 and $53,000 in 1995) is accrued over the term of the plan. In 1996, the Bank paid approximately $36,000 to participants.

(C) Deferred Compensation Plan--During 1986, the Board approved a deferred compensation plan. Under the plan, certain employees and Directors of the Company elected to defer compensation aggregating approximately $177,000 in exchange for stated future payments to be made at specified dates. The rate of return on the initial deferral was guaranteed. For purposes of financial reporting, interest (approximately $153,000 in 1996, $183,000 in 1995 and $100,000 in 1994) at the plan's contractual rate is being accrued on the deferral amounts over the expected plan term. During 1996, the Company made payments of approximately $90,000 to participants of the plan.

The Company has purchased life insurance policies on the plan's participants based upon reasonable actuarial benefit and other financial assumptions where the present value of the projected cash flows from the insurance proceeds approximates the present value of the projected cost of the employee benefit. The Company is the named beneficiary on the policies. Net insurance expense (income) related to the policies aggregated approximately $37,000, $68,000, and ($11,000) in 1996, 1995 and 1994, respectively.

(D) Post-Retirement Benefits Other Than Pension--The following table sets forth the post-retirement benefit liability included in other liabilities in the accompanying consolidated statements of condition as of December 31, 1996 and 1995:

--------------------------------------------------------------------------------
                                                            1996           1995
--------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation
 (the "APBO"):
Retirees                                             $  (563,326)   $  (431,714)
Fully eligible active plan participants                 (597,744)      (617,012)
Other active participants                               (818,977)      (705,169)
--------------------------------------------------------------------------------
Total APBO                                           $(1,980,047)   $(1,753,895)
Unrecognized net loss                                    370,097        387,913
Unrecognized transition obligation                       311,536        332,305
--------------------------------------------------------------------------------
Post-retirement benefit liability                    $(1,298,414)   $(1,033,677)
================================================================================

Net periodic post-retirement benefit cost (the "net periodic cost") for the years ended December 31, 1996, 1995, and 1994 includes the following components:


--------------------------------------------------------------------------------
                                                1996          1995          1994
--------------------------------------------------------------------------------
Service cost of benefits earned             $138,005      $ 97,007      $ 83,461
Interest cost on liability                   132,294       115,200        94,007
Unrecognized loss                             20,743         9,417        16,570
Unrecognized service liability                20,769        20,769        20,769
--------------------------------------------------------------------------------
Net periodic cost                           $311,811      $242,393      $214,807
================================================================================

The average health-care, cost-trend rate assumption significantly affects the amounts reported. For example, a 1% increase in this rate would have increased the accumulated benefit obligation by $295,000 at December 31, 1996, and increase the net periodic cost by $52,000 for the year. The post-retirement benefit cost components for 1996 were calculated assuming average health-care, cost-trend rates going up 9% and decreasing 3% after approximately six years.

Note 10--Acquisition of Hamptons Bancshares, Inc.

On April 11, 1994, Suffolk Bancorp ("Suffolk") acquired Hamptons Bancshares, Inc. ("Hamptons"). Hamptons' principal asset was The Bank of the Hamptons, which operated 8 branch locations in eastern Suffolk County. Each share of Hamptons common stock on that date was entitled to receive 0.6809 shares of Suffolk common stock or $14.64 in cash. 402,109 shares were issued. An additional 5,536 shares were issued in 1996 which were offset by a cash refund of $110,720 of the purchase price as the result of an accounting adjustment. This transaction has been accounted for under the purchase method of accounting and, accordingly, the Company's consolidated results of operations for 1994 reflect the results of Hamptons from April 11, 1994. The excess cost over the fair value of net assets acquired of $2,624,000 and $2,986,000 is shown as an intangible asset on the statement of condition at December 31, 1996 and 1995, and is being amortized over ten years.

Note 11--Commitments and Contingent Liabilities

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as standby letters-of-credit and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. No material losses are anticipated as a result of these transactions. The Company is contingently liable under standby letters-of-credit in the amount of $5,481,000 and $5,428,000 at December 31, 1996 and 1995,
respectively. The Company has commitments to make or to extend credit in the form of revolving open-end lines secured by 1--4 family residential properties, commercial real estate, construction and land development loans, and lease financing arrangements in the amount of $27,474,000 and $23,719,000, and commercial loans of $10,599,000 and $9,450,000 as of December 31, 1996 and 1995, respectively.

In the opinion of management, based upon legal counsel, liabilities arising from legal proceedings against the Company would not have a significant effect on the financial position of the Company.

During 1996, the Company was required to maintain balances with the Federal Reserve Bank of N.Y. for reserve and clearing requirements. These balances averaged $7,477,000 in 1996.

Total rental expense for the years ended December 31, 1996, 1995 and 1994 amounted to $491,000, $501,000, and $527,000. respectively.

At December 31, 1996, the Company was obligated under a number of non-cancelable operating leases for land and buildings used for bank purposes. Minimum annual rentals, exclusive of taxes and other charges under non-cancelable operating leases, are summarized as follows: (in thousands)

--------------------------------------------------------------------------------
                                           Minimum Annual Rentals
--------------------------------------------------------------------------------
                      1997                         $  559
                      1998                            435
                      1999                            424
                      2000                            431
                      2001 and thereafter           2,167
================================================================================

Note 12--Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table: (in thousands)


                                                                                                                      To be Well
                                                                                                                  Capitalized Under
                                                                                                 For Capital       Prompt Corrective
                                                                           Actual                  Adequacy        Action Provisions
                                                                     Amount       Ratio      Amount      Ratio    Amount       Ratio
===================================================================================================================================
As of December 31, 1996

Total Capital (to risk-weighted assets)                             $75,389      11.68%     $51,632      8.0%     $64,540      10.0%

Tier 1 Capital (to risk-weighted assets)                             69,276      10.73%      25,816      4.0%      38,724       6.0%

Tier 1 Capital (to average assets)                                   69,276       8.81%      31,453      4.0%      39,308       5.0%

===================================================================================================================================
As of December 31, 1995

Total Capital (to risk-weighted assets)                            $ 72,284      11.95%     $48,397      8.0%     $60,496      10.0%

Tier 1 Capital (to risk-weighted assets)                             66,361      10.97%      24,199      4.0%      36,298       6.0%

Tier 1 Capital (to average assets)                                   66,631       8.37%      31,728      4.0%      39,660       5.0%

===================================================================================================================================

Note 13--Credit Concentrations

The Bank's principal investments are loans, and a portfolio of short and medium-term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

As of December 31, 1996, consumer loans, net of unearned discounts, comprised
45.3 percent of the Bank's loan portfolio, more than 88 percent of which are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of the Bank's primary lending area, which is Suffolk County, New York. Borrowers represent a cross-section of the population and are employed in a variety of industries. The risk presented by any one loan is small, and therefore, the risk which this portion of the portfolio presents to the Company is dependent upon the financial stability of the population as a whole, not on any one company, institution, or industry.

Loans secured by real estate represented 36.9 percent of the portfolio, 52.5 percent of that for commercial real estate. Loans of this variety present somewhat greater risk than consumer loans, particularly in the current economy. The Company has attempted to minimize the risks of these loans by considering several factors, including the creditworthiness of the borrower, the location, condition, value, and business prospects for the security property.

Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 17.5 percent of the loan portfolio. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. The Company obtains, whenever possible, both personal guarantees of the principal(s), and also cross-guarantees among the principals' business enterprises.

Note 14--Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of the Bank's financial instruments at December 31, 1996 and 1995. SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale: (in thousands)


--------------------------------------------------------------------------------
                                         1996                   1995
                                Amortized    Fair      Amortized     Fair
                                  Cost       Value       Cost        Value
--------------------------------------------------------------------------------
Cash & cash equivalents         $ 51,324   $ 51,324   $ 81,455   $ 81,455
Investment securities
  available for sale             104,648    104,648    137,043    137,043
Investment securities
  held to maturity                30,704     30,920     44,923     45,451
Loans                            592,774    588,748    533,995    526,826
Accrued interest receivable        5,222      5,222      5,133      5,133
Deposits                         711,018    712,829    727,060    730,098
Accrued interest payable           1,579      1,579      1,830      1,830
Fed funds purchased                7,200      7,200         --         --
================================================================================

Limitations

The following estimates are made at a specific point in time and may be based on judgments regarding losses expected in the future, risk, and other factors which are subjective in nature. The methods and assumptions used to produce the fair value estimates follow.

Short-term Instruments

Short-term financial instruments are valued at the carrying amounts included in the statements of condition, which are reasonable estimates of fair value due to the relatively short term of the instruments. This approach applies to cash and cash equivalents, federal funds purchased, accrued interest receivable, non-interest bearing demand deposits, N.O.W., money market, and savings accounts, accrued interest payable, and other borrowings.

Loans

Fair values are estimated for portfolios of loans with similar characteristics. Loans are segregated by type.

Investment Securities

The fair value of the investment portfolio, including mortgage-backed securities, was based on quoted market prices or market prices of similar instruments. The fair value of performing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest-rate risk of the loan. Estimated maturity is based on the Bank's history of repayments for each type of loan, and an estimate of the effect of the current economy.

Fair value for significant non-performing loans is based on recent external appraisals of collateral, if any. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the associated risk. Assumptions regarding credit risk, cash flows, and discount rates are made using available market information and specific borrower information.

The carrying amount and fair value of loans were as follows at December 31, 1996 and 1995: (in thousands)

--------------------------------------------------------------------------------
                                        1996                   1995
                                Carrying        Fair   Carrying       Fair
                                  Amount       Value     Amount      Value
--------------------------------------------------------------------------------
Commercial, financial
  & agricultural                $102,270    $100,565    $ 78,737    $ 77,952
Commercial real estate           113,501     110,578      99,940      99,234
Real estate
  construction loans               9,499       9,421       8,016       7,960
Residential mortgages
  (1st & 2nd liens)               64,093      63,693      55,047      53,538
Home equity loans                 28,974      28,878      26,869      26,886
Consumer loans                   272,747     273,923     263,297     259,200
Lease finance                         98          98         311         306
Other loans                        1,592       1,592       1,778       1,750
--------------------------------------------------------------------------------
Totals                          $592,774    $588,748    $533,995    $526,826
================================================================================

Deposit Liabilities

The fair value of certificates of deposit was calculated by discounting cash flows with applicable origination rates. At December 31, 1996, the fair value of certificates of deposit of $181,698,000 had a carrying value of $181,241,000. At December 31, 1995, the fair value of certificates of deposit of $187,922,000 had a carrying value of $185,636,000.

Commitments to Extend Credit, Standby Letters of Credit, and Written Financial Guarantees

The fair value of commitments to extend credit was estimated either by discounting cash flows or using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counter-parties.

The estimated fair value of written financial guarantees and letters of credit is based on fees currently charged for similar agreements. The contractual amounts of these commitments were $17,838,000 and $23,629,000 at December 31, 1996 and 1995. The fees charged for the commitments were not material in amount.

Note 15--Suffolk Bancorp (Parent Company Only)   Condensed Financial Statements: (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Condition as of December 31,                                        1996             1995
------------------------------------------------------------------------------------------------------------------------------------
Assets
Due From Banks                                                                           $  1,610         $  1,513
Investment in Subsidiaries:    SCNB                                                        71,305           68,817
                               ICC                                                            869              763
Other Assets                                                                                   71               69
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $ 73,855         $ 71,162
====================================================================================================================================
Liabilities and Stockholders' Equity
Dividends Payable                                                                        $  1,088         $  1,096
Other Liabilities                                                                              17               20
Stockholders' Equity                                                                       72,750           70,046
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                               $ 73,855         $ 71,162
====================================================================================================================================
Condensed Statements of Income for the Years Ended December 31,                              1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Income
Dividends From Subsidiary Bank                                                           $  7,972         $ 17,277         $  2,629
Interest Income                                                                                --                2                8
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            7,972           17,279            2,637
Expense
Other Expense (Income)                                                                        150              229              (17)
------------------------------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income of Subsidiaries                            7,822           17,050            2,654
Equity in Undistributed Earnings of Subsidiaries                                            2,825           (7,961)           5,664
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                               $ 10,647         $  9,089         $  8,318
====================================================================================================================================
Condensed Statements of Cash Flows for the Years Ended December 31,                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                                                                               $ 10,647         $  9,089         $  8,318
Less: Equity in Undistributed Earnings of Subsidiaries                                      2,825           (7,961)           5,664
Other, Net                                                                                    (14)              (2)           3,099
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                                   7,808           17,048            5,753
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Cash Paid for Acquisition                                                                   --               --           (3,556)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Investing Activities                                                        --               --           (3,556)
Cash Flows From Financing Activities
   Issuance of Common Stock                                                                   111               --               --
   Repurchase of Common Stock                                                              (3,716)         (13,929)              --
   Issuance of Stock Under Stock Option Plan                                                   --               --               26
   Dividends Paid                                                                          (4,106)          (2,974)          (2,490)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Financing Activities                                                    (7,711)         (16,903)          (2,464)
Net Increase (Decrease) in Cash and Cash Equivalents                                           97              145             (267)
Cash and Cash Equivalents, Beginning of Year                                                1,513            1,368            1,635
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                                   $  1,610         $  1,513         $  1,368
====================================================================================================================================

Note: No income tax provision has been recorded on the books of Suffolk Bancorp since it files a return consolidated with its subsidiaries.

Note 16--Selected Quarterly Financial Data (Unaudited)

The comparative results for the four quarters of 1996 and 1995 are as follows:
(in thousands of dollars except for share and per-share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                        1996                                              1995
------------------------------------------------------------------------------------------------------------------------------------
                                  1st Qtr.     2nd Qtr.    3rd Qtr.     4th Qtr.     1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.
------------------------------------------------------------------------------------------------------------------------------------
Interest income                $   14,671   $   14,993   $   15,365   $   15,500   $   14,754   $   14,771   $   14,947   $   14,840
Interest expense                    4,997        4,841        4,795        4,739        4,998        5,051        5,118        5,164
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income                 9,674       10,152       10,570       10,761        9,756        9,720        9,829        9,676
Provision for possible loan
  losses                              225          295          300          300          190          115           75          150
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income after
  provision
  for possible loan losses          9,449        9,857       10,270       10,461        9,566        9,605        9,754        9,526
Other income                        1,636        1,752        1,948        1,950        1,462        1,607        1,801        1,832
Other expense                       6,970        7,252        7,369        7,376        7,656        8,031        7,166        7,282
Provision for income taxes          1,662        1,823        2,066        2,158        1,171        1,150        1,713        1,895
------------------------------------------------------------------------------------------------------------------------------------
Net income                     $    2,453   $    2,534   $    2,783   $    2,877   $    2,201   $    2,031   $    2,676   $    2,181
====================================================================================================================================
Per-share data:
------------------------------------------------------------------------------------------------------------------------------------
  Net income                   $     0.72   $     0.75   $     0.85   $     0.87   $     0.58   $     0.54   $     0.71   $     0.60
  Cash dividends               $     0.30   $     0.30   $     0.30   $     0.33   $     0.20   $     0.20   $     0.20   $     0.30

  Average shares                3,394,595    3,367,124    3,310,208    3,298,819    3,799,674    3,780,195    3,716,770    3,661,871
====================================================================================================================================

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Suffolk Bancorp:

        We have audited the accompanying consolidated statements of condition of Suffolk Bancorp and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Suffolk Bancorp and subsidiaries as of December 31, 1994, and for the year then ended, were audited by other auditors whose report, dated January 23, 1995, expressed an unqualified opinion on those statements which included an explanatory paragraph that discussed a change in accounting principle relating to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994, which was promulgated by the Financial Accounting Standards Board.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suffolk Bancorp and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


     Arthur Andersen, LLP

     New York, New York
     January 15, 1997


--------------------------------------------------------------------------------


                              REPORT OF MANAGEMENT

To the Stockholders and Board of Directors of Suffolk Bancorp:

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

        Suffolk Bancorp's independent auditors have been engaged to perform an audit of the consolidated financial statements in accordance with generally accepted auditing standards, and the auditors' report expresses their opinion as to the fair presentation of the consolidated financial statements and conformity with generally accepted accounting principles.

        Suffolk Bancorp maintains systems of internal controls that provide reasonable assurance that assets are safeguarded and keeps reliable financial records for preparing financial statements. Internal audits are conducted to continually evaluate the adequacy and effectiveness of such internal controls, policies, and procedures.

        The examination and audit committee of the Board of Directors, which is composed entirely of directors who are not employees of Suffolk Bancorp, meets periodically with the independent auditors, internal auditors, and with management to discuss audit and internal accounting controls, regulatory audits, and financial reporting matters.

    Edward J. Merz,                         Victor F. Bozuhoski, Jr.
    Chairman, President                     Executive Vice President
    & Chief Executive Officer               Chief Financial Officer & Treasurer

    Riverhead, New York
    January 15, 1997

                             DIRECTORS AND OFFICERS


                             [LOGO] SUFFOLK BANKORP

                                    DIRECTORS



                                 Edward J. Merz
                 Chairman, President and Chief Executive Officer

                              Raymond A. Mazguslki
                                  Vice Chairman

                                  Bruce Collins
                                     Retired

                               Joseph A. Deerkoski
                 President, See Neefus, Inc. (general insurance)

                              Howard M. Finkelstein
      Partner, Smith, Finkelstein, Lundberg, Isler & Yakaboski (attorneys)

                                Edgar F. Goodale
                   President, Riverhead Building Supply, Corp.

                                 John F. Hanley
                       President & Chief Executive Officer
                        The Suffolk County National Bank

                                Hallock Luce 3rd
                Director, Lupton & Luce, Inc. (general insurance)
                  President, Hallup Realty Corp. (real estate)

                                 John J. Raynor
                  President, John J. Raynor, P.E. & L.S., P.C.
                          (civil engineering/surveying)

                                J. Douglas Stark
                       President, Stark Mobile Homes, Inc.

                              Peter Van de Wetering
                           President, Van de Wetering
                      Greenhouses Inc. (wholesale nursery)



                                    OFFICERS



                                 Edward J. Merz
                  Chairman, President & Chief Executive Officer

                                 John F. Hanley
             Executive Vice President & Chief Administrative Officer

                            Victor F. Bozuhoski, Jr.,
          Executive Vice President, Chief Financial Officer & Treasurer

                                Douglas Ian Shaw
                      Vice President & Corporate Secretary



                                 [Photograph]



                          THE EXECUTIVE TEAM AT SUFFOLK


      Victor F. Bozuhoski,Jr.     Augustus C. Weaver       John F. Hanley

                    Thomas S. Kohlmann               Edward J. Merz

                        THE SUFFOLK COUNTY NATIONAL BANK

DIRECTORS
Edward J. Merz
   Chairman of the Board
Raymond A. Mazgulski
   Vice Chairman of the Board
Bruce Collins
   Retired
Joseph A. Deerkoski
   President, See Neefus, Inc.
   (general insurance)
Howard M. Finkelstein
   Partner; Smith, Finkelstein,
   Lundberg, Isler
   & Yakaboski
   (attorneys)
Edgar F. Goodale
   President
   Riverhead Building
   Supply, Corp.
John F. Hanley
   President &
   Chief Executive Officer
Hallock Luce 3rd
   Director,
   Lupton & Luce, Inc.
   (general insurance)
   President,
   Hallup Realty Corp.
   (real estate)
John J. Raynor
   President, John J. Raynor,
   P.E. & L.S., P.C. (civil
   engineering/surveying firm)
J. Douglas Stark
   President, Stark
   Mobile Homes, Inc.
Peter Van de Wetering
   President, Van de Wetering
   Greenhouses, Inc.
   (wholesale nursery)

EXECUTIVE OFFICERS
John F. Hanley
   President &
   Chief Executive Officer
Victor F. Bozuhoski, Jr.
   Executive Vice President &
   Chief Financial Officer
Thomas S. Kohlmann
   Executive Vice President &
   Chief  Lending Officer
Augustus C. Weaver
   Executive Vice President &
   Chief Information Officer

CONSUMER LOANS
Jeanne P. Hamilton
   Senior Vice President
John Dunleavy
   Vice President

COMMERCIAL LOANS
Robert C. Dick
   Senior Vice President
Lawrence Milius
   Senior Vice President
Peter M. Almasy
   Vice President
David T. De Vito
   Vice President
Robert T. Ellerkamp
   Vice President
Frederick J. Weinfurt
   Vice President
Thomas E. Clemens
   Vice President

AUDIT
Roy Garbarino, C.P.A.
   Auditor

BRANCH ADMINISTRATION
Robert H. Militscher
   Senior Vice President &
   Branch Administrator

Bohemia Office
Dwight W. Miller
   Vice President

Center Moriches Office
Thomas R. Columbus, Sr.
   Vice President

Cutchogue Office
Richard J. Noncarrow Vice President

East Hampton Pantigo Office
Katherine M. Sacco
   Vice President

East Hampton Village Office
Jill M. James
   Assistant Vice President

Hampton Bays Office
John J. Reilly
   Vice President

Mattituck Office
Janet V. Stewart
   Vice President

Medford Office
Paul E. Vaas
   Vice President

Montauk Harbor Office
Montauk Village Office
Susan M. Williams
   Assistant Vice President

Port Jefferson Office
Peter A. Poten
   Vice President

Riverhead, Ostrander
Avenue Office
Linda C. Zarro
   Vice President

Riverhead, Second Street Office
Barbara A. Scesny
   Regional Vice President
Anita J. Nigrel
   Vice President

Sag Harbor Office
Jane P. Markowski
   Assistant Vice President

Southampton Office
Water Mill Office
Jeffrey D. Morch
   Regional Vice President

Wading River Office
Miller Place Office
Shoreham Office
William K. Miller
   Regional Vice President

West Babylon Office
John M. Giglio
   Branch Officer

Westhampton Beach Office
Charles E. Johnson
   Vice President

TRUST
Dan A. Cicale
   Senior Vice President
   & Trust Officer
William C. Araneo
   Vice President
Lori E. Thompson
   Vice President

COMPTROLLER
J. Gordon Huszagh
   Senior Vice President
   & Comptroller
David J. Bennett, C.P.A.
   Vice President

COMPLIANCE
Louis A. Antoniello
   Bank Officer & CRA Officer

CORPORATE SERVICES
Douglas Ian Shaw
   Vice President & Secretary

FACILITIES AND SECURITY
William E. Heck, Jr.
   Vice President

HUMAN RESOURCES
Lillian M. Spiess
   Assistant Vice President

EMPLOYEE DEVELOPMENT
Richard Montenegro
   Vice President

MARKETING
Brenda B. Sujecki
   Vice President

DATA PROCESSING
Mark J. Drozd
   Senior Vice President

OPERATIONS
Dennis F. Orski
   Senior Vice President

RESEARCH & DEVELOPMENT
Alexander B. Doroski
   Senior Vice President
   & Cashier

            Suffolk Bancorp and The Suffolk County National Bank are
                 Equal Opportunity Affirmative Action Employers

                                                DIRECTORY OF OFFICES AND DEPARTMENTS
                                                                                                               Area Code (516)

                                                                                                          Telephone         FAX

Executive Offices.........................................322 Roanoke Avenue, Riverhead, N.Y. 11901        727-3800       727-3214
Audit ................................................228 East Main St., Port Jefferson, N.Y. 11777        473-3580       473-6221
Bohemia Office..................................3880 Veterans Memorial Highway, Bohemia, N.Y. 11716        585-4477       585-4809
Branch Administration...................................295 North Sea Road, Southampton, N.Y. 11968        287-3138       287-2690
Business and Professional Banking Center..............260 Middle County Road, Smithtown, N.Y. 11787        979-3400       979-3430
Center Moriches Office.................................502 Main Street, Center Moriches, N.Y. 11934        878-8800       878-4431
Commercial Loans .......................................6 West Second Street, Riverhead, N.Y. 11901        727-2701       727-5798
Compliance ...............................................322 Roanoke Avenue, Riverhead, N.Y. 11901        727-5395       727-3214
Comptroller..............................................206 Griffing Avenue, Riverhead, N.Y. 11901        727-5270       369-2230
Consumer Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901        727-7277       727-5521
Corporate Services (Investor Relations)...................322 Roanoke Avenue, Riverhead, N.Y. 11901        727-5667       727-3214
Cutchogue Office....................................................Route 25, Cutchogue, N.Y. 11935        734-5050       734-7759
Data Processing...............................................40 Orville Drive, Bohemia, N.Y. 11716        589-5131       589-6329
East Hampton Pantigo Office..............................351 Pantigo Road, East Hampton, N.Y. 11937        324-2000       324-6367
East Hampton Village Office................................100 Park Place, East Hampton, N.Y. 11937        324-3800       324-3863
Employee Development....................................295 North Sea Road, Southampton, N.Y. 11968        287-3100       287-3293
Facilities & Security...................................6 West Second Street, Riverhead, N.Y. 11901        727-2700       727-3210
Hampton Bays Office.......................................Montauk Highway, Hampton Bays, N.Y. 11946        728-2700       728-8311
Information Services.....................................206 Griffing Avenue, Riverhead, N.Y. 11901        727-5151       369-5934
Human Resources..........................................206 Griffing Avenue, Riverhead, N.Y. 11901        727-5377       727-3170
Lending.................................................6 West Second Street, Riverhead, N.Y. 11901        727-2701       727-5798
Marketing ..............................................295 North Sea Road, Southampton, N.Y. 11968        287-2288       287-2690
Mattituck Office.............................................10900 Main Road, Mattituck, N.Y. 11952        298-9400       298-9188
Medford Office....................................................2799 Rte 112, Medford, N.Y. 11763        758-1500       758-1509
Miller Place Office........................................74 Echo Avenue, Miller Place, N.Y. 11764        474-8400       474-8510
Montauk Harbor Office..........................................West Lake Drive, Montauk, N.Y. 11954        668-4333       668-3643
Montauk Village Office.....................................746 Montauk Highway, Montauk, N.Y. 11954        668-5300       668-1214
Mortgage Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901        727-7277       369-2468
Port Jefferson Harbor Office..........................135 West Broadway, Port Jefferson, N.Y. 11777        474-7200       331-7806
Port Jefferson Village Office......................228 East Main Street, Port Jefferson, N.Y. 11777        473-7700       473-9406
Research & Development...................................206 Griffing Avenue, Riverhead, N.Y. 11901        727-5151       369-5834
Retail Banking..........................................295 North Sea Road, Southampton, N.Y. 11968        287-3100       287-2690
Riverhead, Ostrander Avenue Office.....................1201 Ostrander Avenue, Riverhead, N.Y. 11901        727-6800       727-5095
Riverhead, Second Street Office.........................6 West Second Street, Riverhead, N.Y. 11901        727-2700       727-3210
Sag Harbor Office............................................17 Main Street, Sag Harbor, N.Y. 11963        725-3000       725-4627
Shoreham Office................................................9926 Route 25A, Shoreham, N.Y. 11786        744-4400       744-6743
Southampton Office......................................295 North Sea Road, Southampton, N.Y. 11968        283-3800       287-3293
Trust and Investment Services...........................295 North Sea Road, Southampton, N.Y. 11968        287-3100       287-3296
Wading River Office...........................2065 Wading River-Manor Rd., Wading River, N.Y. 11792        929-6300       929-6799
Water Mill Office.......................................828 Montauk Highway, Water Mill, N.Y. 11976        726-4500       726-7573
Westhampton Beach Office.............................144 Sunset Ave., Westhampton Beach, N.Y. 11978        288-4000       288-9252
West Babylon Office.............................955 Little East Neck Road, West Babylon, N.Y. 11704        669-7300       669-5521