Form 10-K, Exhibit 13
period 1997-12-31
SUFFOLK BANCORP
filed 1998-03-31
CIK 754673

                                                          SUFFOLK BANCORP [Logo]

                               [GRAPHIC OMITTED]

                                                              ANNUAL REPORT 1997

On The Cover

The Village of Sag Harbor

"Sagg Harbour" was first used in 1665 by settlers from Southampton and Shelter Island. It served residents of North Haven and Sagaponack with naturally deep water and wide channels, and an easy approach from Gardiner's Bay and the Atlantic Ocean beyond. During the 1800's, Sag Harbor rose to fame as one of the premier whaling ports in the world. Through much of the twentieth century, Sag Harbor lay in eclipse, serving as home to an assortment of farmers, fishermen, and baymen. Having missed much of the architectural "progress" of the 1950's and 1960's, Sag Harbor is one of the most consistently authentic eighteenth-century ports still in existence today. It's unspoiled, well-preserved charm has made it a magnet for tourists, yachtsmen, and artists, thriving as it has not since the days of the tall ships. SCNB's Sag Harbor office appears in this photograph near the foot of main street, just below the large sphere.

                               [GRAPHIC OMITTED]


                               Table of Contents

Corporate Profile..............................................................1
Financial Highlights...........................................................1
To Our Shareholders:...........................................................3
Summary of Selected Financial Data.............................................4
Price Range of Common Stock and Dividends......................................4
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..........................................5
Suffolk's Business.............................................................5
General  Economic Conditions...................................................5
Results Of Operations..........................................................5
Net Income.....................................................................5
Net-Interest Income............................................................5
Average Assets, Liabilities, and Stockholders' Equity,
  Rate Spread, and Effective Interest Rate Differential........................6
Analysis of Changes in Net Interest Income.....................................7
Interest Income................................................................7
Investment Securities..........................................................7
Loan Portfolio.................................................................8
Non Performing Loans...........................................................8
Summary of Loan Losses and Allowance for Possible Loan
  Losses.......................................................................9
Short Term Borrowings.........................................................10
Interest Expense..............................................................10
Deposits......................................................................10
Other Income..................................................................11
Other Expense.................................................................11
Interest Rate Sensitivity.....................................................11
Asset/Liability Management & Liquidity........................................12
Business Risks and Uncertainties..............................................12
Capital Resources.............................................................13
Risk-Based Capital and Leverage Guidelines....................................13
Discussion of Current Accounting Principles...................................13
Consolidated Statements of Condition..........................................14
Consolidated Statements of Income.............................................15
Consolidated Statements of Changes in Stockholders' Equity....................16
Consolidated Statements of Cash Flows.........................................17
Notes to Consolidated Financial Statements....................................18
Report of Independent Accountants.............................................26
Report of Management..........................................................26
Directors.....................................................................27
Officers......................................................................27
Directory of Offices and Departments...........................Inside Back Cover

                                                               Corporate Profile

      Suffolk Bancorp does commercial banking through its wholly owned subsidiary, The Suffolk County National Bank. "SCNB" is a full-service, nationally-chartered commercial bank. Organized in 1890, SCNB is the second largest independent commercial bank headquartered on Long Island. Most of SCNB's revenue comes from net interest income, and the remainder from service charges for various services. SCNB has built a good reputation for personal, attentive service. This has developed a loyal and growing clientele. SCNB operates 25 full-service offices throughout Suffolk County, New York.

      The staff at SCNB works hard to develop and maintain ties to the communities it serves. Most of SCNB's business is retail, and includes loans to individual consumers, and to small and medium-sized commercial enterprises. It has special expertise in indirect retail lending, evaluating and buying loans generated by automobile dealers. In recent years, however, commercial loans have increased as a percentage of the loan portfolio and have made substantial contributions to SCNB's profitability. SCNB's primary market is Suffolk County, New York. Suffolk County is home to more than 1.3 million people, or approximately half the population of Long Island outside of the limits of New York City and is increasingly suburban in nature. The western end of the county is a center for commerce, supporting a diversified economy; the eastern end is supported by retirement, tourism, and agriculture. Together, they generate family incomes greater than the national average, providing Suffolk Bancorp with a steady and growing demand for loans and other services, and a reliable, reasonably-priced supply of deposits.


                                                            Financial Highlights

                                                          (dollars in thousands, except ratios, share, and per-share information)
------------------------------------------------------------------------------------------------------------------------------------
                                                                        December 31,             1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
         EARNINGS FOR THE YEAR                                            Net income           $    11,302            $   10,647
                                                                 Net-interest income                43,159                41,157
                                                                Net income-per-share                  1.79                  1.60
                                                            Cash dividends-per-share                  0.69                  0.62
------------------------------------------------------------------------------------------------------------------------------------
         BALANCES AT YEAR END                                                 Assets           $   864,913            $  804,379
                                                                           Net loans               604,864               578,883
                                                               Investment securities               146,926               135,353
                                                                            Deposits               777,595               711,018
                                                                              Equity                65,140                72,750
                                                                  Shares outstanding             6,095,356             6,592,890
                                                         Book value per common share           $     10.69            $    11.04
------------------------------------------------------------------------------------------------------------------------------------
         RATIOS                                             Return on average equity                 16.96%                 15.12%
                                                            Return on average assets                  1.37                  1.35
                                                    Average equity to average assets                  8.05                  8.96
                                            Net-interest margin (taxable-equivalent)                  5.84                  5.84
                                                Net charge-offs to average net loans                  0.11                  0.17
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Suffolk Bancorp Annual Meeting
Tuesday, April 14, 1998, 1:00 P.M.
East Wind
Route 25A
Wading River, New York

Registrar and Transfer Agent
Any questions about the registration or transfer of shares, the payment or direct deposit of dividends can be answered by:

American Stock Transfer & Trust Co.
40 Wall Street, 46th Floor
New York, New York 10269-0436
(800)  937-5449

Trading
Suffolk Bancorp's common stock is traded over-the-counter, and is listed on the NASDAQ National Market System under the symbol "SUBK." Market makers at December 31, 1997 included the firms of: Herzog, Heine, Geduld, Inc.; McConnell, Budd & Downes, Inc.; Sandler O'Neill & Partners, L.P.; and Smith Barney, Inc.

S.E.C. Form 10-K
The Annual Report to the Securities and Exchange Commission on Form 10-K and documents incorporated by reference can be obtained, without charge, by writing to the Secretary, Suffolk Bancorp, 6 West Second Street, Riverhead, New York 11901, or call (516) 727-5667, fax to (516) 727-3214, or send e-mail to
suffolkbancorp@scnb.com.

                               [GRAPHIC OMITTED]

            Chairman Edward J. Merz and his successor as President &
                    Chief Executive Officer, John F. Hanley

                             SUFFOLK BANCORP [Logo]

To Our Shareholders:

Nineteen-ninety-seven was another successful year for Suffolk Bancorp and for its wholly owned subsidiary, The Suffolk County National Bank.

Net income was $11,302,000, up 6.2 percent from $10,647,000 last year. Earnings-per-share were $1.79 compared to $1.60, an increase of 11.9 percent. Assets at year-end totaled $864,913,000, compared to $804,379,000, up 7.5 percent. Shareholders' equity amounted to $65,140,000, down 10.5 percent from $72,750,000, as a result of substantial repurchases of stock. Book value-per-share was $10.69, down 3.2 percent from $11.04 the previous year, also owing to the repurchase program. Dividends-per-share were $0.69, increased 11.3 percent from $0.62. Average net loans increased by 8.2 percent, to $588,686,000, from $544,258,000. Average deposits increased by 5.0 percent, to $744,519,000 from $709,203,000. Net-interest income increased by 4.9 percent to $43,159,000 from $41,157,000. Income other than from interest increased by 4.9 percent, to $7,646,000 from $7,286,000. Expense other than for interest increased by 4.6 percent, to $30,303,000 from $28,967,000. Return on average common equity increased to 16.96 percent from 15.12 percent. Return on assets increased to
1.37 percent from 1.35 percent. The price of a share reached $33, an all-time high.

Capital Management

Our stock repurchase program made one of the most significant contributions to growth in earnings per share and improvement in return on shareholders' equity during 1997. Since the inception of the program in 1995, we have repurchased 1,515,064 shares, increasing earnings per-share to $1.79 from $1.63, pro-forma, over what they would have been without the program. Return on equity was 16.96 percent versus 12.28 percent without, and given current market multiples of price to earnings, it improved the sustainable market price of your shares by about almost four dollars each. In the aggregate, this means that you, our shareholders, are about $16,340,000 to the good over the course of four years in a company with a market capitalization of $184,523,000 at year end.

As the economy has expanded, most banks have accumulated capital (from earnings) faster than their assets have grown. We were among the first to recognize this, and we have been among the few who have exceeded, let alone met, the goals we announced. We believe that the preservation of capital is our first duty to our shareholders, so we have not resorted to risky loans or over-priced acquisitions to inflate our assets and "use up" capital. Instead we have come to manage equity capital like any other component of the balance sheet of a financial institution. It must be measured, analyzed, and adjusted to produce the best possible return consistent with the safety of your investment.

Commercial Lending

The other major contributor to profitability was growth in commercial loans, including financial and agricultural, commercial mortgages, and construction loans, comprising 40.8 percent of the portfolio at year end, up 10.7 percent from last year when they amounted to 38.5 percent of the portfolio.

Growth into the Future - Expanding Markets

Now that capital is adjusted correctly to our actual needs, future growth in earnings per share must come from increased net income. That means expansion into new markets in west-central Suffolk County. Accordingly, we opened a "Business and Professional Centre" in Smithtown. A full-service office, it is dedicated to the needs of busy professionals and medium-sized businesses in Smithtown, which in combination with Hauppaugue and Islandia, has become the largest center of business on Long Island east of Melville. It has already proven to be a reliable source of good-quality loans, and an entree into one of the most broadly affluent markets on Long Island's north shore.

Succession of Management

Finally, we come to the passing of the baton. Edward J. Merz has been President of SCNB since 1975, and of Suffolk Bancorp since it was organized in 1984. He will remain avidly involved in the Suffolk's future as Chairman. During his tenure, SCNB has grown by 850 percent, from $91,000,000 to $864,000,000 in assets. His entire staff thanks him for his sage guidance, and gentlemanly good humor. John F. "Jack" Hanley started his career with SCNB in 1971, and built the bank's consumer lending operation into one of the largest on "the Island." He is the latest helmsman in Suffolk's long tradition of continuity, stability, and profit. Looking forward as always, we sign this letter with respect and gratitude for your loyal support of our corporate mission.

               Sincerely,


      /s/ Edward J. Merz            /s/ John F. Hanley

         Edward J. Merz                John F. Hanley
           Chairman           President and Chief Executive Officer

                       Summary of Selected Financial Data

        FIVE YEAR SUMMARY: (dollars in thousands except per share amount)

------------------------------------------------------------------------------------------------------------------------------------
For the years                                             1997            1996           1995         1994 (1)          1993
------------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $ 64,129        $ 60,529       $ 59,312       $ 51,564        $ 43,997
Interest expense                                           20,970          19,372         20,331         15,734          14,525
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income                                        43,159          41,157         38,981         35,830          29,472
Provision for possible loan losses                          1,059           1,120            530            730           1,098
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision                        42,100          40,037         38,451         35,100          28,374
Other income                                                7,646           7,286          6,702          5,675           4,730
Other expense                                              30,303          28,967         30,135         27,752          21,345
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes & cumulative
       effect of change in accounting principle            19,443          18,356         15,018         13,023          11,759
Provision for income taxes                                  8,141           7,709          5,929          4,705           4,070
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change
            in accounting for income taxes                 11,302          10,647          9,089          8,318           7,689
Cumulative effect of change in accounting for income taxes      -               -              -              -             624
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $ 11,302        $ 10,647       $  9,089       $  8,318        $  8,313
====================================================================================================================================
BALANCE AT DECEMBER 31:
Federal funds sold                                       $ 18,500        $  1,500       $ 32,500       $      -        $      -
Investment securities -- available for sale               120,878         104,649        137,043         68,261               -
Investment securities -- held to maturity                  26,048          30,704         44,923        126,380         194,391
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities                               146,926         135,353        181,966        194,641         194,391
Net loans                                                 604,864         578,883        510,015        529,075         406,740
Total assets                                              864,913         804,379        805,794        811,654         642,359
Total deposits                                            777,595         711,018        727,060        723,993         568,768
Other borrowings                                                -           7,200              -              -           6,500
 Stockholders' equity                                    $ 65,140        $ 72,750       $ 70,046       $ 77,093        $ 63,284
------------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS:
Performance:
Return on average equity                                    16.96%          15.12%         11.56%         11.50%          13.78%
Return on average assets                                     1.37            1.35           1.15           1.11            1.35
Net interest margin (taxable-equivalent)                     5.84            5.84           5.49           5.34            5.31
Average equity to average assets                             8.05            8.96           9.91           9.68            9.79
Dividend pay-out ratio                                      38.34           38.49          36.83          31.61           27.32
Asset quality:
Non-performing assets to total loans (net of discount)       0.59            1.02           1.33           1.70(2)         1.26
Non-performing assets to total assets                        0.41            0.74           0.85           1.11(2)         0.80
Allowance to non-accrual loans and 90+                     182.29          127.12          77.38          77.39           92.73
Allowance to loans, net of discount                          1.07            1.05           1.15           1.16            1.20
Net charge-offs to average net loans                         0.11            0.17           0.16           0.23            0.24
------------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
Income before cumulative effect of change in
                 accounting principle                    $   1.79        $   1.60       $   1.22       $   1.13        $   1.14
Cumulative effect of change in accounting principle             -               -              -              -            0.09
Net income                                                   1.79            1.60           1.22           1.13            1.23
Cash dividends                                               0.69            0.62           0.45           0.36            0.34
Book value at year-end                                      10.69           11.04          10.28          10.15            9.32
Highest market value                                        33.00           19.88          18.75          14.25           12.50
Lowest market value                                         19.13           14.75          13.00          10.50            9.50
Average shares outstanding                              6,308,482       6,682,064      7,478,946      7,384,572       6,782,298
------------------------------------------------------------------------------------------------------------------------------------
Number of full-time-equivalent employees at year-end          378             372            400            426             322
Number of branch offices at year-end                           25              23             22             21              13
Number of automatic teller machines                            16              16             15             14               8
====================================================================================================================================

(1) The information for 1994 reflects the acquisition of Hamptons on April 11, 1994.
(2) Includes $2,128,000 of non-performing loans and $1,222,000 of other real estate acquired from Hamptons.

                    Price Range of Common Stock and Dividends

The Company's common stock is traded in the over the counter market, and is quoted on the NASDAQ National Market System under the symbol "SUBK". Following are quarterly high and low prices of the Company's common stock as reported by NASDAQ.

------------------------------------------------------------------------------------------------------------------------------------
     1997                   High            Low           Dividends       1996              High             Low         Dividends
------------------------------------------------------------------------------------------------------------------------------------
     First Quarter          $ 21.75        $ 19.13          $ 0.165  First Quarter          $ 16.38         $ 14.75         $ 0.150
     Second Quarter           31.25          21.00            0.165  Second Quarter           16.63           15.25           0.150
     Third Quarter            32.25          26.75            0.180  Third Quarter            17.13           15.75           0.150
     Fourth Quarter           33.00          27.75            0.180  Fourth Quarter           19.88           16.50           0.165
------------------------------------------------------------------------------------------------------------------------------------

The Company declares regular quarterly cash dividends, payable on the first business day of each fiscal quarter.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

The discussion which follows analyzes Suffolk Bancorp's (the "Company" or "Suffolk") operations for each of the past three years, and its financial condition as of December 31, 1997 and 1996, respectively. Selected tabular data are presented for each of the past five years.

                               Suffolk's Business

Nearly all of Suffolk's business is to provide banking services to its commercial and retail customers in Suffolk County, on Long Island, New York. Suffolk is a one-bank holding company. Its banking subsidiary, The Suffolk County National Bank (the "Bank"), operates 25 full-service offices in Suffolk County, New York. It offers a full line of domestic, retail, and commercial banking services, and trust services. The Bank's primary lending area includes all of Suffolk County, New York. The Bank also makes loans for automobiles in Nassau County, New York. The Bank serves as an indirect lender to the customers of many automobile dealers. The Bank also lends to small manufacturers, wholesalers, builders, farmers and retailers, and finances dealers' inventory. The Bank makes loans secured by real estate, including residential mortgages, of which most are sold to investors; real estate construction loans; and loans that are secured by commercial real estate and float with the prime rate, or that have relatively short terms and are retained in the Bank's portfolio. The Bank offers both fixed and floating-rate second mortgage loans with a variety of plans for repayment .

Other investments are made in short-term United States Treasury debt, high quality obligations of municipalities in New York State, issues of agencies of the United States Government, and stock in the Federal Reserve Bank required as a condition of membership.

The Bank finances most of its activities with deposits, including demand, savings, N.O.W., and money market accounts, as well as term certificates. To a much lesser degree, it relies on other short-term sources of funds, including interbank overnight loans and, when needed, sale-repurchase agreements.

                           General Economic Conditions

Growth in Long Island's economy was steady during in 1997. Increased demand for finance, information, transportation and tourism were offset by layoffs resulting from corporate consolidations and down-sizing. Long Island has a highly educated and skilled work force, and a diverse industrial base. It is adjacent to New York City, one of the world's largest centers of distribution and a magnet for finance and culture. The island's economic cycles vary from those of the national economy. During 1997, interest rates were stable throughout the year, and there was less difference between short and long-term rates than in previous years.

                              Results Of Operations

                                   Net Income

Net income was $11,302,000, compared to $10,647,000 last year and $9,089,000 in 1995. These represent increases of 6.2 percent and 17.1 percent respectively. Earnings-per-share were $1.79, compared to $1.60 last year and $1.22 in 1995.

                               Net Interest Income

Net-interest income during 1997 was $43,159,000, up from $41,157,000 and $38,981,000 in 1996 and 1995, respectively. These increased 4.9 percent and
5.6 percent, respectively. Net-interest income is the most important part of the net income of Suffolk. The effective-interest-rate-differential, on a taxable-equivalent basis, was 5.84 percent during 1997, 5.84 percent in 1996, and 5.49 percent in 1995. Average rates on average interest-earning assets increased to 8.65 percent in 1997 from 8.55 percent in 1996, and 8.30 percent in 1995. Average rates on average interest-bearing liabilities increased to 3.69 percent in 1997 from 3.54 percent in 1996, and 3.65 percent in 1995. The interest rate differential did not change from 1996 to 1997, but increased 0.35 percent from 1995 to 1996. Also, demand deposits increased slightly from year to year as a percentage of total liabilities.

\
             Average Assets, Liabilities, and Stockholders' Equity,
                                  Rate Spread,
                    and Effective Interest Rate Differential
                         (on a taxable-equivalent basis)

The following table illustrates the average composition of Suffolk's statements of condition. It presents an analysis of net-interest income on a taxable-equivalent basis, listing each major category of interest-earning assets and interest bearing liabilities, as well as other assets and liabilities:
(dollars in thousands)

----------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                       1997                               1996
----------------------------------------------------------------------------------------------------------------------
                                                    Average              Average      Average               Average
                                                    Balance  Interest      Rate       Balance   Interest      Rate
----------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
----------------------------------------------------------------------------------------------------------------------
U.S. treasury securities                          $ 101,151  $  6,557       6.48%    $ 110,483  $  6,579      5.95%
Obligations of states & political subdivisions       10,940       744       6.80        13,639     1,005      7.37
U.S. govt. agency obligations                        23,921     1,597       6.68        26,939     1,801      6.69
Corporate bonds & other securities                      638        38       5.96           638        38      5.96
Federal funds sold & securities purchased
     under agreements to resell                      20,683     1,128       5.45        17,208       919      5.34
Loans, including non-accrual loans                  588,686    54,448       9.25       544,258    50,659      9.31
----------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                     $ 746,019  $ 64,512       8.65%    $ 713,165  $ 61,001      8.55%
======================================================================================================================
Cash & due from banks                             $  43,759                          $  40,114
Other non-interest-earning assets                    38,020                             32,880
----------------------------------------------------------------------------------------------------------------------
Total assets                                      $ 827,798                          $ 786,159

----------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
----------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s & money market deposits         $ 323,105  $  7,567       2.34%    $ 325,788  $  7,924      2.43%
Time deposits                                       237,520    12,966       5.46       220,531    11,428      5.18
----------------------------------------------------------------------------------------------------------------------
Total savings & time deposits                       560,625    20,533       3.66       546,319    19,352      3.54
Federal funds purchased & securities
     sold under agreement to repurchase               7,792       425       5.45           322        19      5.90
Other borrowings                                        165        12       7.27             -         -      -
Mortgages                                                 -         -       -                -         -      -
----------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                $ 568,582  $ 20,970       3.69%    $ 546,641  $ 19,371      3.54%
======================================================================================================================

Rate spread                                                                 4.96%                             5.01%
Non-interest-bearing deposits                     $ 183,894                          $ 162,884
Other non-interest-bearing liabilities                8,690                              6,221
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                 $ 761,166                          $ 715,746
Stockholders' equity                                 66,632                             70,413
----------------------------------------------------------------------------------------------------------------------
Total liabilities & stockholders' equity          $ 827,798                          $ 786,159

Net-interest income (taxable-equivalent basis)
     & effective interest rate differential                  $ 43,542       5.84%               $ 41,630      5.84%
Less: taxable-equivalent basis adjustment                        (383)                              (473)
----------------------------------------------------------------------------------------------------------------------
Net-interest income                                          $ 43,159                           $ 41,157
======================================================================================================================

---------------------------------------------------------------------------------
Year ended December 31,                                        1995
---------------------------------------------------------------------------------
                                                   Average               Average
                                                   Balance    Interest      Rate
---------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
---------------------------------------------------------------------------------
U.S. treasury securities                           $115,606  $  6,482       5.61%
Obligations of states & political subdivisions       25,404     1,892       7.45
U.S. govt. agency obligations                        30,734     2,052       6.68
Corporate bonds & other securities                      638        38       5.96
Federal funds sold & securities purchased
     under agreements to resell                      31,805     1,839       5.78
Loans, including non-accrual loans                  519,602    47,783       9.20
---------------------------------------------------------------------------------
Total interest-earning assets                      $723,789  $ 60,086       8.30%
=================================================================================
Cash & due from banks                              $ 37,806
Other non-interest-earning assets                    31,596
---------------------------------------------------------------------------------
Total assets                                       $793,191

---------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
---------------------------------------------------------------------------------
Savings, N.O.W.'s & money market deposits          $337,550  $  8,462       2.51%
Time deposits                                       206,801    11,098       5.37
---------------------------------------------------------------------------------
Total savings & time deposits                       544,351    19,560       3.59
Federal funds purchased & securities
     sold under agreement to repurchase              11,140       674       6.05
Other borrowings                                         72         2       2.78
Mortgages                                               748        95      12.70
---------------------------------------------------------------------------------
Total interest-bearing liabilities                 $556,311  $ 20,331       3.65%
=================================================================================

Rate spread                                                                 4.65%
Non-interest-bearing deposits                      $152,278
Other non-interest-bearing liabilities                6,000
---------------------------------------------------------------------------------
Total liabilities                                  $714,589
Stockholders' equity                                 78,602
---------------------------------------------------------------------------------
Total liabilities & stockholders' equity           $793,191

Net-interest income (taxable-equivalent basis)
     & effective interest rate differential                  $ 39,755       5.49%
Less: taxable-equivalent basis adjustment                        (774)
---------------------------------------------------------------------------------
Net-interest income                                          $ 38,981
=================================================================================

Interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if Suffolk's investment in non-taxable U.S. Treasury Securities and state and municipal obligations had been subject to New York State and federal income taxes yielding the same after-tax income. The rate used for this adjustment was approximately 34% for federal income taxes and 9% for New York State income taxes for all periods.

For each of the years 1997, 1996 and 1995, $1.00 of nontaxable income from obligations of states and political subdivisions equates to fully-taxable income of $1.52. In addition, in 1997, 1996 and 1995, $1.00 of non-taxable income on U.S. Treasury securities equates to $1.02 of fully taxable income.

The amortization of loan fees is included in interest income.

                   Analysis of Changes in Net Interest Income

The table below presents a summary of changes in interest income, interest expense and the resulting net-interest income on a taxable-equivalent basis for the periods presented, each as compared with the preceding period. Because of numerous, simultaneous changes in volume and rate during the period, it is not possible to allocate precisely the changes between volumes and rates. In this table, changes not due solely to volume or to rate have been allocated to these categories based on percentage changes in average volume and average rate as they compare to each other: (in thousands)

                                                                In 1997 over 1996                         In 1996 over 1995
                                                                 Changes Due to                            Changes Due to
                                                       Volume         Rate      Net Change       Volume        Rate      Net Change
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
------------------------------------------------------------------------------------------------------------------------------------
U.S. treasury securities                              $  (580)      $   558       $   (22)      $  (295)      $   392       $    97
Obligations of states & political subdivisions           (188)          (73)         (261)         (867)          (20)         (887)
U.S. govt. agency obligations                            (201)           (3)         (204)         (254)            3          (251)
Corporate bonds & other securities                         --            --            --            --            --            --
Federal fund sold  & securities purchased
     under agreement to resell                            189            20           209          (789)         (131)         (920)
Loans, including non-accrual loans                      4,111          (322)        3,789         2,289           587         2,876
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                         $ 3,331       $   180       $ 3,511       $    84       $   831       $   915
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------
Savings, N.O.W.'s & money market deposits             $   (65)      $  (292)      $  (357)      $  (290)      $  (248)      $  (538)
Time deposits                                             908           630         1,538           720          (390)          330
Federal funds purchased & securities
     sold under agreement to repurchase                   408            (2)          406          (639)          (16)         (655)
Other borrowings                                            6             6            12            (2)           --            (2)
Mortgages                                                  --            --            --           (95)           --           (95)
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                    $ 1,257       $   342       $ 1,599       $  (306)      $  (654)      $  (960)
------------------------------------------------------------------------------------------------------------------------------------
    Net change in net-interest income
     (taxable-equivalent basis)                       $ 2,074       $  (162)      $ 1,912       $   390       $ 1,485       $ 1,875
====================================================================================================================================

                                 Interest Income

Interest income increased to $64,129,000 in 1997 from $60,529,000 in 1996, and $59,312,000 in 1995, increases of 5.9 and 2.1 percent respectively. The increase in 1997 was attributable to higher average loan balances, and higher balances of demand deposits which do not bear interest.

                              Investment Securities

Average investment in U.S. Treasury securities decreased to $101,151,000 in 1997 from $110,483,000 in 1996, a decrease of 8.4 percent. These securities are Suffolk's primary source of liquidity. Average holdings of municipal securities decreased because yields, even on a taxable-equivalent basis, became less attractive during 1996 as changes in the income tax code for individuals made it possible for them to underbid corporate investors. However, balances increased by the end of 1997. U.S. Treasury, U.S. Government Agency, and municipal securities provide collateral for various liabilities to municipal depositors. Suffolk has no investment in derivative securities. The following table summarizes Suffolk's investment securities available for sale and held to maturity as of the dates indicated: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                     December 31,     1997                1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Investment securities available for sale, at fair value:
     U.S. treasury securities                                                       $107,140            $ 91,092            $121,168
     U.S. government agency debt securities                                           13,738              13,557              15,875
------------------------------------------------------------------------------------------------------------------------------------
          Total investment securities available for sale                             120,878             104,649             137,043
------------------------------------------------------------------------------------------------------------------------------------
Investment securities held to maturity:
     U.S. treasury securities                                                             --               8,019              12,053
     Obligations of states & political subdivisions                                   18,371              10,170              18,140
     U.S. govt. agency obligations                                                     7,039              11,877              14,092
     Corporate bonds & other securities                                                  638                 638                 638
------------------------------------------------------------------------------------------------------------------------------------
          Total investment securities held to maturity                                26,048              30,704              44,923
------------------------------------------------------------------------------------------------------------------------------------
          Total investment securities                                               $146,926            $135,353            $181,966
====================================================================================================================================
Fair value of investment securities held to maturity                                $ 26,213            $ 30,920            $ 45,451
Unrealized gains                                                                         170                 219                 662
Unrealized losses                                                                          5                   3                 134
====================================================================================================================================

The amortized cost, maturities and approximate weighted average yields, on a taxable-equivalent basis, at December 31, 1997 are as follows: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                           ------------Available for Sale----  ----------------------Held to Maturity--------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                    U.S.         Obligations of           U.S.           Corporate Bonds
                            U.S. Treasury       Govt. Agency   States & Political     Govt. Agency             &
                              Securities            Debt.          Subdivisons             Debt.        Other Securities
------------------------------------------------------------------------------------------------------------------------------------
                              Fair              Fair           Amortized            Amortized           Amortized
Maturity (in years)          Value   Yield     Value   Yield     Cost      Yield      Cost     Yield      Cost      Yield      Total
------------------------------------------------------------------------------------------------------------------------------------
Within 1                  $  70,910   6.30%  $  2,998   6.19%  $ 16,621%    6.19%   $ 3,793     6.00%     $   -      -     $  94,322
After 1 but within 5         36,230   6.47      1,989   7.14          -     -         3,246     6.97          -      -        41,465
After 5 but within 10             -   -         8,751   7.20      1,750     7.98          -     -             -      -        10,501
Other securities (FRB)            -   -             -   -             -     -             -     -           638      6.00%       638
------------------------------------------------------------------------------------------------------------------------------------
Total                     $ 107,140   6.36%  $ 13,738   6.97%  $ 18,371%    6.36%   $ 7,039     6.45%     $ 638      6.00% $ 146,926
------------------------------------------------------------------------------------------------------------------------------------

As a member of the Federal Reserve System, the Bank owns Federal Reserve Bank stock with a book value of $638,000. Being an equity investment, the stock has no maturity. There is no public market for this investment. The last declared dividend was 6%.

                                 Loan Portfolio

Loans, net of unearned discounts, but before the allowance for possible loan losses totaled $611,387,000.

Consumer loans are the largest component of the Suffolk's loan portfolio. Net of unearned discounts, they totaled $266,244,000 at the end of 1997, up 0.5 percent from $265,039,000 at year-end 1996. Consumer loans include primarily indirect, dealer-generated automobile loans. Competition among commercial banks, and with captive finance companies of automobile manufacturers has limited yields. Commercial real estate mortgages closed the year at $127,994,000, up 12.8 percent from $113,501,000 last year. Commercial and industrial loans followed at $111,575,000, up 9.1 percent from $102,263,000 at the end of 1996. As commerce on Long Island continued to expand, both commercial mortgages and loans offered the greatest opportunity for growth, although competition forced concessions on rates in order to maintain the quality of the Suffolk's commercial portfolio. These loans are made to small local businesses throughout Suffolk County. Loan balances are seasonal, particularly in the Hamptons where retail inventories rise in the spring and fall by autumn.

The remaining, significant components of the loan portfolio are residential mortgages at $67,061,000, up 4.6 percent from $64,093,000, home equity loans at $26,201,000, down 9.6 percent from $28,974,000, and construction loans at $9,823,000 up 4.1 percent from $9,437,000.

The following table categorizes total loans (net of unearned discounts) at December 31,: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                    1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial & agricultural loans                      $111,575       $102,263       $ 78,730       $ 71,414       $ 52,103
Commercial real estate mortgages                                 127,994        113,501         99,940        104,548         65,738
Real estate -- construction loans                                  9,823          9,437          7,946          8,018          5,327
Residential mortgages (1st and 2nd liens)                         67,061         64,093         55,047         50,011         33,489
Home equity loans                                                 26,201         28,974         26,869         27,534         18,440
Consumer loans                                                   266,244        265,039        245,317        269,725        236,043
Lease finance                                                          7             98            311            743             --
Other loans                                                        2,483          1,592          1,778          3,296            522
------------------------------------------------------------------------------------------------------------------------------------
Total loans (net of unearned discounts)                         $611,388       $584,997       $515,938       $535,289       $411,662
------------------------------------------------------------------------------------------------------------------------------------

                              Non Performing Loans

Generally, recognition of interest income is discontinued where reasonable doubt exists as to whether interest can be collected. Ordinarily, loans no longer accrue interest when 90 days past due. When a loan stops accruing interest, all interest accrued in the current year, but not collected, is reversed against interest income in the current year. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans start accruing interest again when they become current as to principal and interest, and when, in the opinion of management, they can be collected in full. All non-performing, of a material amount, are reflected in the foregoing tables.

The following table shows non-accrual, past due, and restructured loans at December 31,: (in thousands)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                        1997          1996          1995          1994          1993
-----------------------------------------------------------------------------------------------------------------------------------
Loans accruing but past due contractually
              90 days or more                                         $1,876        $  975        $2,584        $2,015        $  871
Loans not accruing interest                                            2,449         3,834         5,071         6,014         4,437
Restructured loans                                                       701           208           532           372            51
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                 $5,026        $5,017        $8,187        $8,401        $5,359
===================================================================================================================================

Interest on loans that have been restructured or are no longer accruing interest would have amounted to about $256,000 for 1997 under the contractual terms of those loans. Suffolk records the payment of interest on such loans as a reduction of principal. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1997, 1996 and 1995. Suffolk has a formal procedure for internal credit review to more precisely identify risk and exposure in the loan portfolio.

          Summary of Loan Losses and Allowance for Possible Loan Losses

The allowance for possible loan losses is determined by continuous analysis of the loan portfolio. That analysis includes changes in the size and composition of the portfolio, historical loan losses, industry-wide losses, current and anticipated economic trends, and details about individual loans. It also includes estimates of the actual value of collateral and other possible sources of repayment. There can be no assurance that the allowance is, in fact, adequate. When a loan or part of it is deemed uncollectible, it is charged against the allowance. This happens when it is well past due, and the borrower has not shown the ability or intent to make the loan current; or the borrower does not have enough assets to pay the debt; or the value of the collateral is less than the balance of the loan and not likely to improve in the near future. Residential real estate and consumer loans are not analyzed individually because of the large number of loans, small balances, and historically low losses. In the future, the provision for loan losses may change as a percentage of total loans. The percentage of net charge-offs to average net loans during 1997 was
0.11 percent, compared to 0.17 percent during 1996 and 0.16 percent during 1995. The ratio of the allowance for possible loan losses to loans, net of discounts, was 1.07 percent at the end of 1997, 1.05 percent in 1996, and 1.15 percent in 1995. The allowance for possible loan losses has seven major categories. A summary of transactions follows: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                                 1997          1996          1995         1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses, January 1,                        $6,113        $5,923        $6,214        $4,922        $4,730
Allowance acquired from Hamptons                                          --            --            --         1,678            --
Loans charged-off:
Commercial, financial & agricultural loans                               278           322           346           869           440
Commercial real estate mortgages                                          --           369           271             8            --
Real estate -- construction loans                                         --            --            --            --            --
Residential mortgages (1st and 2nd liens)                                 --            --            --            --            --
Home equity loans                                                         76            47            28            80            --
Consumer loans                                                           480           518           539           511           678
Lease finance                                                             --            --            --            --            --
Other loans                                                               --            --            --            --            49
------------------------------------------------------------------------------------------------------------------------------------
Total Charge-offs                                                     $  834         1,256         1,184         1,468         1,167
------------------------------------------------------------------------------------------------------------------------------------
Loans recovered after being charged-off
Commercial, financial & agricultural loans                                35           111            89            72            14
Commercial real estate mortgages                                          --             4            16            --            --
Real estate -- construction loans                                         --            --            --            11            --
Residential mortgages (1st and 2nd liens)                                 --            --            --            --            --
Home equity loans                                                         --            --            --            --            --
Consumer loans                                                           151           209           258           269           247
Lease finance                                                             --            --            --            --            --
Other loans                                                               --             2            --            --            --
------------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                      $  186        $  326        $  363        $  352        $  261
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                                    648           930           821         1,116           906
Provision for possible loan losses                                     1,059         1,120           530           730         1,098
------------------------------------------------------------------------------------------------------------------------------------
Allowance for possible loan losses, December 31,                      $6,524        $6,113        $5,923        $6,214        $4,922
====================================================================================================================================

The following table presents information concerning loan balances and asset quality: (dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
Year ended December 31,                                   1997             1996             1995            1994             1993
------------------------------------------------------------------------------------------------------------------------------------
Loans, net of discounts:
    Average                                            $ 588,686        $ 544,258        $ 520,139       $ 487,297        $ 381,884
    At end of period                                     611,388          584,997          515,938         535,289          411,662
------------------------------------------------------------------------------------------------------------------------------------
Non-performing assets/total loans (net of discounts)        0.04%            1.02%            1.33%           1.70%            1.26%
Non-performing assets/total assets                          0.36             0.74             0.85            1.11             0.80
Ratio of net charge-offs/average net loans                  0.11             0.17             0.16            0.23             0.24
Net charge-off/net loans at December 31,                    0.11             0.16             0.16            0.21             0.22
Allowance for possible loan losses/loans, net of discounts  1.07             1.05             1.15            1.16             1.20
====================================================================================================================================

The disparity between average net loans and net loans at December 31, 1994 is mostly attributable to the acquisition Hampton's portfolio of loans.

                                Interest Expense

      Interest expense in 1997 was $20,970,000, up 8.2 percent from $19,372,000 the year before, which was down 4.7 percent from $20,331,000 during 1995. Most interest was paid for the deposits of individuals, businesses, and various governments and their agencies. Short-term borrowings, including federal funds purchased (short-term lending by other banks), securities sold under agreements to repurchase, and Federal Reserve Bank borrowings were used occasionally. Short-term borrowings averaged $7,957,000 during 1997, $322,000 during 1996, and $11,212,000 in 1995.

                                    Deposits

      Average interest-bearing deposits increased to $560,625,000 in 1997, up
2.6 percent from $546,319,000 in 1996. Savings, N.O.W. and money market deposits decreased during 1997, averaging $323,105,000, down 0.8 percent from 1996, which averaged $325,788,000. Average time certificates of less than $100,000, totaled $213,594,000, up 11.6 percent from $191,318,000 in 1996. Average time certificates of $100,000 or more totaled $23,926,000, down 18.1 percent from $29,213,000 during 1996.

The following table classifies average deposits for each of the periods indicated: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                              1997                       1996                       1995
------------------------------------------------------------------------------------------------------------------------------------
                                                      Average       Average     Average         Average     Average        Average
                                                                   Rate Paid                   Rate Paid                  Rate Paid
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                     $ 183,894                  $ 162,884                  $ 152,278
Savings deposits                                      190,301           2.59%    190,962           2.72%    196,587           2.80%
N.O.W. & money market deposits                        132,804           1.99     134,826           2.03     140,963           2.10
Time certificates of $100,000 or more                  23,926           4.63      29,213           3.08      28,320           3.48
Other time deposits                                   213,594           5.55     191,318           5.50     178,481           5.67
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                                      $ 744,519                  $ 709,203                  $ 696,629
====================================================================================================================================

At December 31, 1997, the remaining maturities of time certificates of $100,000 or more were as follows: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                   3 months or less                         $ 13,867
                                                   Over 3 through 6 months                     3,470
                                                   Over 6 through 12 months                    3,501
                                                   Over 12 months                              2,568
------------------------------------------------------------------------------------------------------------------------------------
                                                   Total                                    $ 23,406
====================================================================================================================================

                              Short Term Borrowings

      Occasionally, Suffolk uses short-term funding. This includes lines of credit for federal funds with correspondent banks, retail sale-repurchase agreements, and the Federal Reserve Bank discount window. Average balances of federal funds purchased were $1,723,000 and $322,000 for 1997 and 1996 respectively. Average balances of Federal Reserve Bank borrowings during 1997 were $165,000. Suffolk did not borrow from the Federal Reserve Bank during 1996. Retail repurchase agreements averaged $6,069,000 during 1997. There were none outstanding during 1996.

                                  Other Income

Other income increased to $7,646,000 during 1997 up 4.9 percent from $7,286,000 during 1996, up 8.7 percent from $6,702,000 in 1995. Service charges on deposit accounts were up 6.9 percent from 1996 to 1997, and 11.1 percent from 1995 to 1996. Other service charges were up 26.5 and 12.7 for the same periods. Fiduciary fees in 1997 totaled $474,000 up 3.7 percent from 1996, when they amounted to $457,000, down 9.3% from $503,000 in 1995.

                                  Other Expense

Other expense during 1997 was $30,303,000, up 4.6 percent from 1996 when it was $28,967,000, down 3.9 percent from $30,135,000 in 1995.

                            Interest Rate Sensitivity

Interest rate "sensitivity" is determined by the date when each asset and liability in Suffolk's portfolio can be repriced. Sensitivity increases when the interest-earning assets and interest-bearing liabilities cannot be repriced at the same time. While this analysis presents the volume of assets and liabilities repricing in each period of time, it does not consider how quickly various assets and liabilities might actually be repriced in response to changes in interest rates. Management reviews its interest rate sensitivity regularly and adjusts its asset/liability strategy accordingly. Because the interest rates of assets and liabilities vary according to their maturity, management may selectively mismatch the repricing of assets and liabilities to take advantage of temporary or projected differences between short and long-term interest rates. The following table reflects the sensitivity of Suffolk's assets and liabilities at December 31, 1997: (dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                           MATURITY:  Less than      3 to 6      7 to 12     More Than     Not Rate
                                                       3 Months      Months       Months      One Year    Sensitive       Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
------------------------------------------------------------------------------------------------------------------------------------
Domestic loans (1) (net of unearned discount)           $ 160,130     $ 46,307    $  82,996    $ 314,905      $ 7,049     $ 611,387
Investment securities (2)                                  12,166       20,218       61,937       51,967          638       146,926
Federal funds sold (3)                                     18,500            -            -            -            -        18,500
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                           $ 190,796     $ 66,525    $ 144,933    $ 366,872      $ 7,687     $ 776,813
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
DEMAND DEPOSITS AND INTEREST-BEARING LIABILITIES
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits (4)                                     $  18,224     $ 18,224    $  36,449    $ 111,187      $     -     $ 184,084
N.O.W. & money market accounts (5)                          5,886        5,886       11,772      124,093            -       147,637
Interest-bearing deposits (6)                              90,426       75,666       92,492      187,289            -       445,873
Federal funds purchased (3)                                     -            -            -            -            -             -
------------------------------------------------------------------------------------------------------------------------------------
Total demand deposits & interest-bearing liabilities    $ 114,536     $ 99,776    $ 140,713    $ 422,569      $     -     $ 777,594
====================================================================================================================================
Gap                                                        76,260      (33,251)       4,220      (55,697)       7,687          (781)
====================================================================================================================================
Cumulative difference between interest-earning
   assets and interest-bearing liabilities                 76,260       43,009       47,229       (8,468)        (781)
====================================================================================================================================
Cumulative difference/total assets                           8.82%        4.97%        5.46%       (0.98%)      (0.09%)
====================================================================================================================================

(1) Based on contractual maturity, instrument repricing date, if applicable, projected prepayments and prepayments of principal, based on experience.
(2) Based on contractual maturity, and projected prepayments based on experience. FRB stock is not considered rate-sensitive.
(3)   Based on contractual maturity.
(4)   Based on experience of historical stable core deposit relationships.
(5) N.O.W. and Money Market Accounts are assumed to decline over a period of five years.
(6) Fixed rate deposits and deposits with fixed pricing intervals are reflected as maturing in the period of contractual maturity. Savings accounts are assumed to decline over a period of five years.

      As of December 31, 1997, interest-earning assets with maturities of less than one year exceed interest-bearing liabilities of similar maturity. This cumulative gap might result in increased net interest income if interest rates increase. If interest rates decline, net interest income might decrease.

                     Asset/Liability Management & Liquidity

      The asset/liability management committee reviews Suffolk's financial performance and compares it to the asset/liability management policy. The committee includes two outside directors, executive management, the comptroller, and the heads of commercial lending, retail lending, and retail banking. It uses computer simulations to quantify interest rate risk and to project liquidity. The simulations also help the committee to develop contingent strategies to increase net-interest income. The committee always assesses the impact of any change in strategy on Suffolk's ability to make loans and repay deposits. Only strategies and policies that meet regulatory guidelines, and which are appropriate under the economic and competitive circumstances are considered by the committee. Suffolk has not used forward contracts or interest rate swaps to manage interest rate risk.

                        Business Risks and Uncertainties

Suffolk's principal investments are loans and a portfolio of short and medium-term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

Consumer loans, net of unearned discounts, comprised 43.5 percent of Suffolk's loan portfolio and 30.8 percent of assets. A majority are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of Suffolk's primary lending area. Each loan is small in amount. Borrowers represent a cross-section of the population, and are employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk that this portion of the portfolio presents to Suffolk depends on the financial stability of the population as a whole, not any one entity or industry. Loans secured by real estate comprise 37.8 percent of the portfolio and 26.7 percent of assets, 59.6 percent of which are for commercial real estate. Commercial real estate loans present greater risk than residential mortgages. Suffolk has attempted to minimize the risks of these loans by considering several factors, including the creditworthiness of the borrower, location, condition, value, and the business prospects for the security property. Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 18.2 percent of the loan portfolio and 12.9 percent of assets. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. Suffolk obtains, whenever possible, both the personal guarantees of the principal(s), and also cross-guarantees among the principals' business enterprises.

U.S. Treasury securities represented 72.9 percent of the investment portfolio and 12.4 percent of assets. They offer little or no financial risk. Municipal obligations constitute 12.5 percent of the investment portfolio and 1.6 percent of assets. These obligations present slightly greater risk than U.S. Treasury securities, but significantly less risk than loans because they are backed by the full faith and taxing power of the issuer, each of which is located in the state of New York. Suffolk's policy is to hold these securities to maturity, which eliminates the risk to principal caused by fluctuations in interest rates.

Aggregate balances of other types of loans and investments are not material in amount, and present little overall risk. Most of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or to the same degree as the prices of goods and services. Management believes that its efforts to manage its net-interest spread and the maturity of its assets and liabilities will help Suffolk to benefit from current interest rates.

Suffolk has established a formal program to identify and assess the effect of the year 2000 on its software, hardware, and Suffolk's business. Much of Suffolk's data-processing is done by outside vendors, and Suffolk is dependent on them to evaluate and address problems that may arise when computers cannot distinguish between the years with the same final two digits in the current century and in the next. Management believes that these vendors will modify both software and hardware to accomodate the change in both the century and the millenium before they cause problems. However, if one or more of them fail to do so, it could have an adverse effect on Suffolk's operations. At this time, however, management does not expect that the expense of modifying systems to identify the year 2000 correctly will have a significant effect on Suffolk's results of operation, financial condition or liquidity, now or in the future.

                                Capital Resources

Primary capital, including stockholders' equity, not including the net unrealized gain on securities available for sale, and net of tax and the allowance for possible loan losses, amounted to $71,210,000 compared to $78,405,000 at year-end 1996, and $75,271,000 at year-end 1995. During 1997,
Suffolk repurchased 497,536 shares for an aggregate price of $14,577,009. This accounts for the decrease in capital from 1996 to 1997. Management determined that this would increase leverage while preserving capital ratios well above regulatory requirements.

The following table presents the Company's primary capital and related ratios for each of the last five years: (dollars in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                    1997(1)       1996(1)       1995(1)       1994 (1)       1993
------------------------------------------------------------------------------------------------------------------------------------
Primary capital at year-end                                     $ 71,210      $ 78,405      $ 75,271      $ 83,750       $ 68,206
Primary capital at year-end as a percentage of year-end:
    Total assets plus allowance for possible loan losses            8.17%         9.67%         9.27%        10.24%         10.54%
    Loans, net of unearned discounts                               11.65%        13.40%        14.59%        15.65%         16.57%
    Total deposits                                                  9.16%        10.95%        10.35%        11.57%         11.99%
====================================================================================================================================

(1) Capital ratios do not include the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Investment Securities."

Suffolk measures how effectively it utilizes capital using two widely accepted performance ratios -- return on average assets and return on average common stockholders' equity. The returns in 1997 on average assets of 1.37 percent and average common equity of 16.96 percent increased from 1996 when returns were
1.35 percent and 15.12 percent, respectively.

All dividends must conform to applicable statutory requirements. Suffolk Bancorp's ability to pay dividends depends on The Suffolk County National Bank's ability to pay dividends. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency to pay dividends on either common or preferred stock that would exceed the bank's net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) of the prior two years. The amount currently available is approximately $5,896,000.

                   Risk Based Capital and Leverage Guidelines

The Federal Reserve Bank's risk-based capital guidelines call for bank holding companies to require minimum ratios of capital to risk-weighted assets, which include certain off-balance sheet activities, such as standby letters of credit. The guidelines define capital as being "core," or "Tier 1," capital, which includes common stockholders' equity, a limited amount of perpetual preferred stock, minority interest in unconsolidated subsidiaries, less goodwill; or "supplementary" or "Tier 2" capital which includes subordinated debt, redeemable preferred stock, and a limited amount of the allowance for possible loan losses. All bank holding companies must meet a minimum ratio of total qualifying capital to risk-weighted assets of 8.00 percent, of which at least 4.00 percent should be in the form of Tier 1 capital. At December 31, 1997, Suffolk's ratios of core capital and total qualifying capital (core capital plus Tier 2 capital) to risk-weighted assets were 9.27 percent and 10.24 percent, respectively.

                   Discussion of Current Accounting Principles

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." These statements are effective for fiscal years beginning after December 15, 1997 and restatement of financial statements or information for earlier periods provided for comparative purposes is required. The provisions of these statements will not affect Suffolk's results of operation or financial condition.

Consolidated Statements of Condition

                                                                                                               December 31,
                                                                                                      1997                  1996
ASSETS
Cash & Due From Banks                                                                            $  53,439,245        $  49,823,996
Federal Funds Sold                                                                                  18,500,000            1,500,000
Investment Securities:
   Available for Sale, at Fair Value                                                               120,878,495          104,648,484
   Held to Maturity (Fair Value of $26,213,000 and $30,920,000, respectively)
      United States Treasury Securities                                                                     --            8,019,446
      U.S. Government Agency Obligations                                                             7,038,658           11,876,889
      Obligations of States & Political Subdivisions                                                18,371,119           10,169,918
      Corporate Bonds & Other Securities                                                               637,849              637,849
                                                                                                 -------------        -------------
Total Investment Securities                                                                        146,926,121          135,352,586

Total Loans                                                                                        614,555,449          592,774,266
Less: Unearned Discounts                                                                             3,168,102            7,777,620
         Allowance for Possible Loan Losses                                                          6,523,677            6,113,380
                                                                                                 -------------        -------------
Net Loans                                                                                          604,863,670          578,883,266

Premises & Equipment, Net                                                                           16,181,652           13,201,180
Other Real Estate Owned, Net                                                                           596,970            1,898,574
Accrued Interest Receivable, Net                                                                     5,547,902            5,222,184
Excess of Cost Over Fair Value of Net Assets Acquired                                                2,262,173            2,624,105
Other Assets                                                                                        16,595,289           15,872,926
                                                                                                 -------------        -------------
    TOTAL ASSETS                                                                                 $ 864,913,022        $ 804,378,817
                                                                                                 =============        =============

LIABILITIES & STOCKHOLDERS' EQUITY
Demand Deposits                                                                                  $ 184,084,610        $ 168,315,458
Savings, N.O.W.'s & Money Market Deposits                                                          335,047,130          329,930,465
Time Certificates of $100,000 or more                                                               23,405,604           31,073,585
Other Time Deposits                                                                                235,057,476          181,698,148
                                                                                                 -------------        -------------
     Total Deposits                                                                                777,594,820          711,017,656

Federal Funds Purchased                                                                                     --            7,200,000
Dividend Payable on Common Stock                                                                     1,097,164            1,087,827
Accrued Interest Payable                                                                             3,074,642            1,579,351
Other Liabilities                                                                                   18,005,930           10,744,407
                                                                                                 -------------        -------------
    TOTAL LIABILITIES                                                                              799,772,556          731,629,241
                                                                                                 -------------        -------------

Commitments and Contingent Liabilities (see note 11)

STOCKHOLDERS' EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized, 6,095,356
   and 6,592,890 shares issued at December 31, 1997 & 1996, respectively)                           19,026,050           19,026,050
Surplus                                                                                             18,456,432           18,456,432
Undivided Profits                                                                                   30,991,694           37,353,193
Treasury Stock at Par (1,515,064 shares and 1,017,530 shares, respectively)                         (3,787,664)          (2,543,825)
Net Unrealized Gain on Securities Available for Sale, Net of Tax                                       453,954              457,726
                                                                                                 -------------        -------------
    TOTAL STOCKHOLDERS' EQUITY                                                                      65,140,466           72,749,576
                                                                                                 -------------        -------------
    TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                                     $ 864,913,022        $ 804,378,817
                                                                                                 =============        =============

See accompanying notes to consolidated financial statements.

                                               Consolidated Statements of Income

                                                                                          For the Years ended December 31,
                                                                                       1997               1996              1995
INTEREST INCOME
Federal Funds Sold                                                                 $ 1,128,226        $   918,926        $ 1,839,151
United States Treasury Securities                                                    6,248,190          6,450,335          6,354,527
Obligations of States & Political Subdivisions (tax exempt)                            489,265            660,874          1,244,807
U.S. Government Agency Obligations                                                   1,597,169          1,801,373          2,052,192
Corporate Bonds & Other Securities                                                      38,271             38,271             38,271
Loans                                                                               54,627,628         50,659,016         47,782,904
                                                                                   -----------        -----------        -----------
    Total Interest Income                                                           64,128,749         60,528,795         59,311,852

INTEREST EXPENSE
Savings, N.O.W.'s & Money Market Deposits                                            7,566,736          7,924,335          8,460,997
Time Certificates of $100,000 or more                                                1,106,956            900,406            986,204
Other Time Deposits                                                                 11,858,867         10,528,496         10,111,987
Federal Funds Purchased                                                                100,377             18,541             87,123
Interest on Other Borrowings                                                           336,833                 58            589,507
Interest on Mortgages                                                                       --                 --             94,712
                                                                                   -----------        -----------        -----------
   Total Interest Expense                                                           20,969,769         19,371,836         20,330,530

    Net-interest Income                                                             43,158,980         41,156,959         38,981,322
Provision for Possible Loan Losses                                                   1,059,000          1,120,000            530,000
                                                                                   -----------        -----------        -----------
  Net-interest Income After Provision for Possible Loan Losses                      42,099,980         40,036,959         38,451,322

OTHER INCOME
Service Charges on Deposit Accounts                                                  4,427,931          4,144,014          3,729,918
Other Service Charges, Commissions & Fees                                            2,457,955          1,942,930          1,724,075
Fiduciary Fees                                                                         474,000            456,500            503,257
Other Operating Income                                                                 286,301            742,935            744,533
                                                                                   -----------        -----------        -----------
    Total Other Income                                                               7,646,187          7,286,379          6,701,783

OTHER EXPENSE
Salaries & Employee Benefits                                                        16,368,974         15,844,994         16,373,556
Net Occupancy Expense                                                                2,528,459          2,387,113          2,329,290
Equipment Expense                                                                    2,087,664          2,518,561          3,162,296
Outside Services                                                                     2,688,718          1,824,813          1,291,227
FDIC Assessments                                                                        87,954              2,000            810,720
Amortization of Excess Cost
    Over Fair Value of Net Assets Acquired                                             361,932            361,932            361,932
Other Operating Expense                                                              6,179,108          6,027,471          5,805,822
                                                                                   -----------        -----------        -----------
    Total Other Expense                                                             30,302,809         28,966,884         30,134,843

Income Before Provision for Income Taxes                                            19,443,358         18,356,454         15,018,262
Provision for Income Taxes                                                           8,140,801          7,709,133          5,929,578
                                                                                   ===========        ===========        ===========
NET INCOME                                                                         $11,302,557        $10,647,321        $ 9,088,684
                                                                                   ===========        ===========        ===========

                                          Average:   Common Shares Outstanding       6,306,299          6,682,064          7,478,946
                                                        Dilutive Stock Options             609                  -                  -
                                                                                   -----------        -----------        -----------
                              Average Total Common Shares and Dilutive Options       6,306,908          6,682,064          7,478,946

EARNINGS PER COMMON SHARE                                                Basic     $      1.79        $      1.60        $      1.22
                                                                       Diluted     $      1.79        $      1.60        $      1.22

                    See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity

                                                                                                       Net Unrealized
                                                                                                       Gain (Loss) On
                                                                                                        Securities
                                               Common                      Undivided       Treasury      Available
                                                Stock        Surplus        Profits          Stock        For Sale        Total
------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1994                  $18,998,370   $18,373,392   $ 40,164,291    $        --    $  (443,367)   $ 77,092,686

 Net Income                                           --            --      9,088,684             --             --       9,088,684

 Dividend                                             --            --     (3,347,606)            --             --      (3,347,606)

 Purchase of Treasury Stock                           --            --    (11,977,589)    (1,951,825)            --     (13,929,414)

 Net Change in Unrealized Gain on
   Securities Available for Sale                      --            --             --             --      1,141,413       1,141,413

------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1995                   18,998,370    18,373,392     33,927,780     (1,951,825)       698,046      70,045,763

 Net Income                                           --            --     10,647,321             --             --      10,647,321

 Dividend                                             --            --     (4,098,196)            --             --      (4,098,196)

 Purchase of Treasury Stock                           --            --     (3,123,712)      (592,000)            --      (3,715,712)

 Net Change in Unrealized Gain on
   Securities Available for Sale                      --            --             --             --       (240,320)       (240,320)

 Adjustment of Issuance of
 Stock in Purchase of Hampton
 Bancshares (5,536 shares)                        27,680        83,040             --             --             --         110,720

------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1996                   19,026,050    18,456,432     37,353,193     (2,543,825)       457,726      72,749,576

 Net Income                                           --            --     11,302,557             --             --      11,302,557

 Return of Dividend - Prior Period                    --            --          2,000             --             --           2,000

 Dividend                                             --            --     (4,332,886)            --             --      (4,332,886)

 Purchase of Treasury Stock                           --            --    (13,333,170)    (1,243,839)            --     (14,577,009)

 Net Change in Unrealized Gain on
   Securities Available for Sale                      --            --             --             --         (3,771)         (3,771)

------------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1997                  $19,026,050   $18,456,432   $ 30,991,694    $(3,787,664)   $   453,955    $ 65,140,467


 See accompanying notes to consolidated financial statements.

                                           Consolidated Statements of Cash Flows

                                                                                              For the Years ended December 31,
CASH FLOWS FROM OPERATING ACTIVITIES                                                      1997             1996             1995
NET INCOME                                                                           $ 11,302,557    $  10,647,321    $   9,088,684
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
      Provision for Possible Loan Losses                                                1,059,000        1,120,000          530,000
      Depreciation & Amortization                                                       1,336,273        1,607,673        2,074,991
      Amortization of Excess Cost Over Fair Value of Net Assets Acquired                  361,932          361,932          361,932
      Accretion of Discounts                                                             (829,589)      (2,020,315)      (1,839,404)
      Amortization of Premiums                                                            291,941          397,373          200,867
      Increase in Accrued Interest Receivable                                            (325,719)         (89,317)      (1,125,866)
      Increase in Other Assets                                                           (722,360)      (4,677,471)      (2,151,106)
      (Decrease) Increase in Accrued Interest Payable                                   1,495,291         (250,701)         730,226
      Increase in Income Taxes Payable                                                         --          469,220           59,851
      Increase in Other Liabilities                                                     7,261,522        4,504,579        1,630,513
                                                                                     ------------    -------------    -------------
        Net Cash Provided by Operating Activities                                      21,230,848       12,070,294        9,560,688
                                                                                     ------------    -------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES
      Principal Payments on Investment Securities                                       4,898,415        2,288,510        2,500,940
      Maturities of Investment Securities; Available for Sale                          45,500,000      163,533,384      121,070,133
      Purchases of Investment Securities; Available for Sale                          (61,253,203)    (129,539,796)    (188,275,593)
      Maturities of Investment Securities; Held to Maturity                            16,333,259       18,552,503       91,768,062
      Purchases of Investment Securities; Held to Maturity                            (16,520,750)      (6,598,000)     (12,750,500)
      Loan Disbursements & Repayments, Net                                            (27,528,198)     (72,302,761)      19,157,077
      Purchases of Premises & Equipment, Net                                           (4,316,746)      (3,006,304)      (1,449,487)
      Disposition of Other Real Estate Owned                                            1,795,018        1,424,500        1,521,730
                                                                                     ------------    -------------    -------------
        Net Cash (Used in) Provided by Investing Activities                           (41,092,205)     (25,647,964)      33,542,362
                                                                                     ------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net (Decrease) Increase in Deposit Accounts                                      66,577,164      (16,042,207)       3,066,937
      Increase (Decrease) in Federal Funds Purchased                                   (7,200,000)       7,200,000       (4,300,000)
      Common Stock Sold for Cash                                                               --          110,720               --
      Dividends Paid to Shareholders                                                   (4,323,549)      (4,105,931)      (2,973,982)
      Treasury Shares Acquired                                                        (14,577,009)      (3,715,713)     (13,929,414)
                                                                                     ------------    -------------    -------------
         Net Cash (Used in) Provided by Financing Activities                           40,476,606      (16,553,131)     (18,136,459)
                                                                                     ------------    -------------    -------------
        Net (Decrease) Increase in Cash & Cash Equivalents                             20,615,249      (30,130,801)      24,966,591
           Cash & Cash Equivalents Beginning of Year                                   51,323,996       81,454,797       56,488,206
                                                                                     ------------    -------------    -------------
           Cash & Cash Equivalents End of Year                                       $ 71,939,245    $  51,323,996    $  81,454,797
                                                                                     ============    =============    =============
Supplemental Disclosure of Cash Flow Information
      Cash Received During the Year for Interest                                     $ 63,803,030    $  60,439,478    $  58,185,987
                                                                                     ============    =============    =============
      Cash Paid During the Year for:
        Interest                                                                     $ 19,474,478    $  19,622,537    $  19,600,304
        Income Taxes                                                                    8,863,325        7,239,913        5,869,727
                                                                                     ------------    -------------    -------------
          Total Cash Paid During Year for Interest & Income Taxes                    $ 28,337,803    $  26,862,450    $  25,470,031
                                                                                     ============    =============    =============
Non-Cash Investing & Financing (loans re-classified as "other real estate
   owned," including foreclosures)                                                   $    453,414    $   2,292,319    $     459,381
(Decrease) Increase in Market Value Related to FASB 115                                    (6,392)        (407,322)       2,002,357
Decrease (Increase) in Deferred Tax (Liability) Benefit Related to FASB 115                 2,621          167,002         (860,944)
Dividends Declared But Not Paid                                                         1,097,164        1,087,827        1,095,562


                    See accompanying notes to consolidated financial statements.

                   Notes to Consolidated Financial Statements

Note 1--Summary of Significant Accounting Policies

The accounting and reporting policies of Suffolk Bancorp and its subsidiary conform to generally accepted accounting principles and general practices within the banking industry. The following footnotes describe the most significant of these policies.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported assets and liabilities as of the date of the consolidated statements of condition. The same is true of revenues and expenses reported for the period. Actual results could differ significantly from those estimates.

(A) Consolidation--The consolidated financial statements include the accounts of Suffolk and its wholly owned subsidiary, The Suffolk County National Bank (the "Bank"). All inter-company transactions have been eliminated in consolidation.

(B) Investment Securities--Suffolk reports debt securities and mortgage-backed securities in one of the following categories: (i) "held to maturity" (management has the intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available for sale" (all other debt securities and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. Accordingly, Suffolk classified all of its holdings of debt securities and mortgage-backed securities as either "held to maturity," or "available for sale." At the time a security is purchased, a determination is made as to the appropriate classification.

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

(C) Loans and Loan Interest Income Recognition--Loans are stated at the principal amount outstanding. Interest on loans not made on a discounted basis is credited to income, based upon the principal amount outstanding during the period. Unearned discounts on installment loans are credited to income using methods which approximate a level-yield. Recognition of interest income is discontinued when reasonable doubt exists as to whether interest due can be collected. Loans generally no longer accrue interest when 90 days past due. When a loan is placed on non-accrual status, all interest previously accrued in the current year, but not collected, is reversed against current year interest income. Any interest accrued in prior years is charged against the allowance for possible loan losses. Loans and leases start accruing interest again when they become current as to principal and interest, and when, in the opinion of management, the loans can be collected in full.

(D) Allowance for Possible Loan Losses--The balance of the Allowance for Possible Loan Losses is determined by management's estimate of the amount of financial risk in the loan portfolio and the likelihood of loss. The analysis also considers the Bank's loan loss experience, and may be adjusted in the future depending on economic conditions. Additions to the Allowance are made by charges to expense, and actual losses, net of recoveries, are charged to the Allowance. Regulatory examiners may require the Bank to add to the allowance based upon their judgment of information available to them at the time of their examination.

In accordance with Statement of Financial Accounting Standards No. 114, titled "Accounting by Creditors for Impairment of a Loan." as amended by Statement No. 118, titled "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," a valuation allowance is recorded on impaired loans to reflect the difference, if any, between the loan face and the present value of projected cash flows, observable fair value or collateral value. This valuation allowance is reported within the overall allowance for loan losses. Such change in accounting was not material to the consolidated financial statements.

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

(H) Income Taxes--Suffolk uses an asset and liability approach to accounting for income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized if it is more likely than not that a future benefit will be realized. It is management's position that no valuation allowance is necessary against any of Suffolk's deferred tax assets.

(I) Summary of Retirement Benefits Accounting--Suffolk's retirement plan is non-contributory and covers substantially all eligible employees. The plan conforms to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Suffolk's policy is to accrue for all pension costs and to fund the maximum amount allowable for tax purposes. Actuarial gains and losses that arise from changes in assumptions concerning future events are amortized over a period that reflects the long-term nature of pension expense used in estimating pension costs.

Suffolk accrues for post-retirement benefits other than pensions by accruing the cost of providing those benefits to an employee during the years that the employee serves.

(J) Cash and Cash Equivalents--For purposes of the consolidated statement of cash flows, cash and due from banks, and federal funds sold are considered to be cash equivalents. Generally, federal funds are sold for one-day periods.

(K) Treasury Stock--The balance of treasury stock is computed at par value. The excess cost over par is subtracted from undivided profits.

(L) Stock Split--On May 15, 1997, the common stock was split 2-for-1, and par value was changed from $5.00 to $2.50. All share and per share information has been restated to reflect the split..

(M) Earnings per Share--Suffolk adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" in the fourth quarter of 1997. All comparative data concerning earnings per share provided for earlier periods have been restated to conform to the provisions of this statement.

Basic earnings per share is computed by dividing net income by the number of weighted-average shares outstanding during the period. Diluted earnings per share reflect the dilution that would occur if stock options were exercised in return for common stock that would then share in Suffolk's earnings. It is computed by dividing net income by the sum of weighted-average number of common shares oustanding and the weighted-average number of stock options exerciseable during the period. Suffolk has no other securities that could be converted into common stock, nor any contracts that would result in the issuance of common stock.

(N) Reclassification of Prior Year Consolidated Financial Statements--Certain reclassifications have been made to the prior year's consolidated financial statements that conform with the current year's presentation.

Note 2--Investment Securities

The amortized cost, estimated fair values, and gross unrealized gains and losses of the Company's investment securities available for sale and held to maturity at December 31, 1997 and 1996 were: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                              1997                                        1996
------------------------------------------------------------------------------------------------------------------------------------
                                                      Estimated     Gross     Gross                Estimated    Gross      Gross
                                           Amortized     Fair    Unrealized  Unrealized  Amortized    Fair   Unrealized  Unrealized
                                              Cost      Value       Gains     Losses       Cost      Value      Gains     Losses
------------------------------------------------------------------------------------------------------------------------------------
Available for sale:
  U.S. treasury securities                  $106,635   $107,140   $    505   $     --   $ 90,484   $ 91,092   $    631   $     23
  U.S. gov't. agency obligations              13,474     13,738        264         --     13,389     13,557        168         --
                                            --------   --------   --------   --------   --------   --------   --------   --------
Balance at end of year                       120,109    120,878        769         --    103,873    104,649        799         23
------------------------------------------------------------------------------------------------------------------------------------
Held to maturity:
  U.S. treasury securities                        --         --         --         --      8,019      8,040         21         --
  Obligations of states and
    political subdivisions                    18,371     18,451         83          3     10,170     10,285        115         --
  U.S. govt. agency obligations                7,039      7,124         87          2     11,877     11,957         83          3
Other securities                                 638        638         --         --        638        638         --         --
                                            --------   --------   --------   --------   --------   --------   --------   --------
Balance at end of year                        26,048     26,213        170          5     30,704     30,920        219          3
------------------------------------------------------------------------------------------------------------------------------------
Total investment securities                 $146,157   $147,091   $    939   $      5   $134,577   $135,569   $  1,018   $     26
====================================================================================================================================

U.S. Government Agency Obligations are mortgage-backed securities which represent participating interests in pools of first mortgage loans. The amortized cost, maturities and approximate fair value at December 31, 1997 are as follows: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                  Available for Sale                                   Held to Maturity
------------------------------------------------------------------------------------------------------------------------------------
                                                 U.S.               Obligations of         U.S.                              Total
                          U.S. Treasury      Govt. Agency         States & Political   Govt. Agency          Other        Amortized
                           Securities            Debt                Subdivisions       Obligations        Securities        Cost
------------------------------------------------------------------------------------------------------------------------------------
                      Amortized    Fair   Amortized    Fair        Amortized   Fair   Amortized  Fair   Amortized  Fair
Maturity (in years)      Cost     Value      Cost     Value          Cost     Value     Cost     Value     Cost    Value
------------------------------------------------------------------------------------------------------------------------------------
Within 1                $ 70,663 $ 70,910   $  2,993  $ 2,998       $ 16,621  $16,633   $ 3,793  $3,794    $    -   $ -   $ 94,070
After 1 but within 5      35,972   36,230      1,957    1,989              -        -     3,246   3,330         -     -     41,175
After 5 but within 10          -        -      8,524    8,751          1,750    1,818         -       -         -     -     10,274
Other Securities (FRB)         -        -          -        -              -                  -       -       638   638        638
------------------------------------------------------------------------------------------------------------------------------------
Total                  $ 106,635 $107,140   $ 13,474  $13,738       $ 18,371  $18,451   $ 7,039  $7,124    $  638  $638   $146,157
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

At December 31, 1997 and 1996, investment securities carried at $127,253,000 and $124,977,000, respectively, were pledged to secure trust deposits and public funds on deposit. No securities have been sold during the past three years.

Note 3--Loans

At December 31, 1997 and 1996, loans included the following:
(in thousands)

--------------------------------------------------------------------------------
                                                          1997           1996
--------------------------------------------------------------------------------
Commercial, financial and agricultural                 $ 111,575      $ 102,270
Commercial real estate                                   127,994        113,501
Real estate construction loans                             9,823          9,499
Residential mortgages (1st and 2nd liens)                 67,061         64,093
Home equity loans                                         26,201         28,974
Consumer loans                                           269,412        272,747
Lease finance                                                  7             98
Other loans                                                2,483          1,592
--------------------------------------------------------------------------------
                                                         614,556        592,774
Unearned discounts                                        (3,168)        (7,778)
Allowance for possible loan losses                        (6,524)        (6,113)
--------------------------------------------------------------------------------
Balance at end of year                                 $ 604,864      $ 578,883
================================================================================

Restructured loans, loans not accruing interest and loans contractually past due 90 days or more with regard to payment of principal and/or interest amounted to $4,432,000 and $5,017,000 at December 31, 1997 and 1996, respectively. Interest on loans which have been restructured or are no longer accruing interest would have amounted to $256,000 during 1997, $361,000 during 1996, $415,000 during
1995 under the contractual terms of those loans. Interest income recognized on restructured and non-accrual loans was immaterial for the years 1997, 1996, and 1995.

Suffolk makes loans to its directors, as well as to other related parties in the ordinary course of its business. Loans made to directors, either directly or indirectly, which exceed $60,000 in aggregate for any one director, totaled $6,649,000 and $5,837,000 at December 31, 1997 and 1996, respectively. Unused portions of lines of credit to directors, directly or indirectly, totaled $6,649,000 and $5,851,000. New loans totaling $17,874,000 were granted and payments of $14,062,000 were received during 1997.

Suffolk has pledged $14,067,000 of 1-4 family residential mortgages as collateral against advances from the Federal Reserve Bank as of December 31, 1997.

Note 4--Allowance for Possible Loan Losses

An analysis of the changes in the Allowance for Possible Loan Losses follows:
(in thousands)

--------------------------------------------------------------------------------
                                                1997        1996         1995
--------------------------------------------------------------------------------
Balance at beginning of year                  $ 6,113      $ 5,923      $ 6,214
Provision for possible loan losses              1,059        1,120          530
Loans charged-off                                (834)      (1,256)      (1,184)
Recoveries on loans                               186          326          363
--------------------------------------------------------------------------------
Balance at end of year                        $ 6,524      $ 6,113      $ 5,923
================================================================================

The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is secured. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

The Bank had previously measured the allowance for loan losses using methods similar to those prescribed in SFAS No. 114 and SFAS No. 118. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

At December 31, 1997 and 1996, respectively, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 and SFAS No. 118 are as follows: (in thousands)

--------------------------------------------------------------------------------
                                                          1997              1996
--------------------------------------------------------------------------------
Recorded investment                                     $  946            $1,240
Valuation allowance                                        329               369
--------------------------------------------------------------------------------

This allowance is included in the allowance for loan losses on the statements of condition.

Note 5--Premises and Equipment

The following table details premises and equipment: (in thousands)

--------------------------------------------------------------------------------
                                                          1997             1996
--------------------------------------------------------------------------------
Land                                                  $  3,333         $  3,333
Premises                                                 7,870            7,773
Furniture, fixtures & equipment                         15,776           12,939
Leasehold improvements                                     971              536
--------------------------------------------------------------------------------
                                                        27,950           24,581
Accumulated depreciation
  and amortization                                     (11,768)         (11,380)
--------------------------------------------------------------------------------
Balance at end of year                                $ 16,182         $ 13,201
================================================================================

Depreciation and amortization charged to operations amounted to $1,336,000, $1,608,000, $2,075,000 during 1997, 1996, and 1995, respectively.

Note 6--Short-Term Borrowings

Presented below is information concerning short-term interest-bearing liabilities, principally Federal Reserve Bank Borrowings, and Securities Sold Under Agreements to Repurchase, with maturities of less than one year, and their related weighted-average interest rates for the year 1997 and 1996: (dollars in thousands)

--------------------------------------------------------------------------------
                                                                         1997
--------------------------------------------------------------------------------
Daily average outstanding                                              $ 7,957
Total interest cost                                                        437
Average interest rate paid                                                5.49%
Maximum amount outstanding at any-
    month-end (February 1997)                                          $39,260
December 31, balance                                                        --
Weighted-average interest rate
    on balances outstanding at December 31                                  --
================================================================================

There were no such borrowings during 1996.

Note 7--Stockholders' Equity

Suffolk has a Dividend Reinvestment Plan. Stockholders can reinvest dividends in common stock of Suffolk at a 3% discount from market value on newly issued shares. Shareholders may also make additional cash purchases. No shares were issued in 1997, 1996, or 1995.

Suffolk has an Incentive Stock Option Plan ("the Plan") under which 660,000 shares of Suffolk's common stock are reserved for issuance to key employees. Options are awarded by a committee appointed by the Board of Directors. The Plan provides that the option price shall not be less than the fair value of the common stock on the date the option is granted. All options are exercisable for a period of ten years or less. The Plan provides for the grant of stock appreciation rights which the holder may exercise instead of the underlying option. When the stock appreciation right is exercised, the underlying option is canceled. The optionee receives shares of common stock with a fair market value equal to the excess of the fair value of the shares subject to the option at the time of exercise (or the portion thereof so exercised) over the aggregate option price of the shares set forth in the option agreement. The exercise of stock appreciation rights is treated as the exercise of the underlying option. Suffolk has granted options on 70,294 shares through December 31, 1997. Options vest after one year and expire after ten years. The following table presents the options granted, exercised or expired during each of the past three years:

--------------------------------------------------------------------------------
                                               Shares        Wtd. Avg. Exercise
--------------------------------------------------------------------------------
Balance at December 31, 1994                       --                  --
Options granted                                    --                  --
Options exercised                                  --                  --
Options expired or terminated                      --                  --
--------------------------------------------------------------------------------
Balance at December 31, 1995                       --                  --
Options granted                                27,800               19.50
Options exercised                                  --                  --
Options expired or terminated                      --                  --
--------------------------------------------------------------------------------
Balance at December 31, 1996                   27,800               19.50
Options granted                                 9,500               30.00
Options exercised                                  --                  --
Options expired or terminated                      --                  --
--------------------------------------------------------------------------------
Balance at December 31, 1997                   37,300               22.17
================================================================================

Options outstanding at December 31, 1997 have a weighted-average exercise price of $22.17 and a remaining contractual life of ten years. 27,800 of these options are currently exercisable. The weighted-average, fair value of the options granted during 1997 was $9.39. The fair value of each option was estimated on the date granted using the Black-Scholes option pricing model. The following weighted-average assumptions were used for grants in 1997: risk-free interest rate of 5.7%; expected dividend yield of 2.8%; expected life of ten years; and expected volatility of 24.9%. The weighted-average fair value of the options granted during 1996 was $6.55. The following weighted-average assumptions were used for grants in 1996: risk-free interest rate of 6.3%; expected dividend yield of 3.5; expected life of ten years; and expected volatility of 32.2%.

Suffolk accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123, Suffolk's net income and earnings per share would have been reduced to the following pro forma amounts:

--------------------------------------------------------------------------------
                                                           1997          1996
--------------------------------------------------------------------------------
Net Income:                     As Reported             $ 11,303      $ 10,647
                                Pro Forma                 11,250        10,540
--------------------------------------------------------------------------------
Primary EPS:                    As Reported                 1.79          1.60
                                Pro Forma                   1.78          1.58
--------------------------------------------------------------------------------

All dividends must conform to applicable statutory requirements. Under 12 USC 56-9, a national bank may not pay a dividend on its common stock if the dividend would exceed net undivided profits then on hand. Further, under 12 USC 60, a national bank must obtain prior approval from the Office of the Comptroller of the Currency ("OCC") to pay dividends on either common or preferred stock that would exceed the banks net profits for the current year combined with retained net profits (net profits minus dividends paid during that period) from the prior two years. At December 31, 1997, approximately $5,896,000 was available for dividends from the Bank to Suffolk Bancorp without prior approval of the OCC.

On October 23, 1995, the Board of Directors adopted a Shareholder Rights Plan and declared a dividend of one right per common share. Each right, if made exercisable by certain events, entitles the holder to acquire one-half of a share of common stock for $35, adjustable to prevent dilution. The Rights expire in 2005 if they are not redeemed before then. The Plan protects stockholders from possible, unsolicited attempts to acquire Suffolk. In the event of the acquisition by any potential acquirer of 10% of the outstanding stock, the rights then entitle the holder to purchase the acquiring company's stock at a 50% discount upon a subsequent merger with that acquirer. In the event of the acquisition of 20% or more of Suffolk's common stock, they entitle the holder to purchase Suffolk's common stock at a 50% discount. Following the acquisition of 20% but less than 50% of the common shares, the Board can exchange one-half of a share of Suffolk for each valid right.

Note 8--Income Taxes

The following table presents the provision for income taxes in the consolidated statements of income which is comprised of the following: (in thousands)

--------------------------------------------------------------------------------
                                    1997              1996                 1995
--------------------------------------------------------------------------------
Current:  Federal                $ 5,920           $ 5,684              $ 4,032
          State                    1,853             1,913                1,510
--------------------------------------------------------------------------------
                                   7,773             7,597                5,542
Deferred:  Federal                   538                95                  336
           State                    (170)               17                   52
--------------------------------------------------------------------------------
                                     368               112                  388
--------------------------------------------------------------------------------
Total                            $ 8,141           $ 7,709              $ 5,930
================================================================================

The total tax expense was less than the amounts computed by applying the Federal income tax rate because of the following:

--------------------------------------------------------------------------------
                                             1997          1996          1995
--------------------------------------------------------------------------------
Federal income tax expense
    at statutory rates                         34%           34%           34%
Tax exempt interest                            (1%)          (1%)          (3%)
Amortization of excess cost over
    fair value of net assets acquired           1%            1%            1%
State income taxes net of
    federal benefit                             7%            7%            7%
Other                                           1%            1%            -
--------------------------------------------------------------------------------
Total                                          42%           42%           39%
================================================================================

The effect of temporary differences between tax and financial accounting that create significant deferred-tax assets liabilities at December 31, 1997 and 1996, and the recognition of income and expense for purposes of tax and financial reporting, that resulted in net increases to Suffolk's net deferred tax asset for the years ended December 31, 1997 and 1996 are presented below:
(in thousands)

--------------------------------------------------------------------------------
                                                1997         1996        Change
--------------------------------------------------------------------------------
Deferred tax assets:
   Provision for possible
      loan losses                              $2,699       $2,513       $  186
   Depreciation                                   259          197           62
   Post-retirement benefits                       495          390          105
   Deferred compensation                          498          534          (36)
   Purchase accounting                            462          605         (143)
   Other                                          313          397          (84)
--------------------------------------------------------------------------------
Total deferred tax assets
   before valuation allowance                   4,726        4,636           90
      Valuation allowance                          --           --           --
--------------------------------------------------------------------------------
Total deferred tax assets
   net of valuation allowance                   4,726        4,636           90
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Deferred tax liabilities:
   Pension                                      1,114          762          352
   Tax liability from investment
          securities available for sale           315          318           (3)
    Bad debt recapture                            104          161          (57)
   Other                                           10           --           10
--------------------------------------------------------------------------------
Total deferred tax liabilities                  1,543        1,241          302
--------------------------------------------------------------------------------
Net deferred tax asset                         $3,183       $3,395       $ (212)
================================================================================

The Internal Revenue Service has examined and closed their years through tax year 1990.

Note 9--Employee Benefits

(A) Retirement Plan--Suffolk has a non-contributory pension plan available to all full-time employees who are at least 21 years old and have completed at least one year of employment. The following tables set forth the status of Suffolk Bancorp's combined plan as of September 30, 1997 and September 30, 1996, the time at which the annual valuation of the plan is made:

--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:       1997             1996
--------------------------------------------------------------------------------
Accumulated benefit obligation                   $  7,670,070      $  7,052,872
--------------------------------------------------------------------------------
Vested benefit obligation                           7,599,332         6,986,861
--------------------------------------------------------------------------------
Projected benefit obligation for
   service rendered to date                        (9,805,633)       (9,404,786)
Plan assets at fair value, primarily
   listed stocks and bonds                         13,649,517        10,651,834
--------------------------------------------------------------------------------
Plan assets in excess of
   projected benefit obligation                     3,843,884         1,247,048
Unrecognized net transition assets
   being amortized over 17 years                     (388,316)         (442,304)
Unrecognized prior service cost                       (60,452)          (64,431)
Unrecognized net loss                              (1,100,403)          762,181
--------------------------------------------------------------------------------
Prepaid pension cost included in
   other assets                                  $  2,294,713      $  1,502,494
================================================================================

Net pension cost for 1997, 1996, and 1995 included the following:

--------------------------------------------------------------------------------
                                          1997            1996          1995
--------------------------------------------------------------------------------
Service cost                          $   624,093    $   667,558    $   609,669
Interest cost on projected
   benefit obligations                    744,645        665,768        626,586
Expected return on plan assets         (1,176,041)      (814,824)      (721,316)
Net amortization & deferral               (57,967)       (49,957)       (28,582)
--------------------------------------------------------------------------------
Net periodic pension cost             $   134,730    $   468,545    $   486,357
================================================================================

The weighted-average discount rate for purposes of determining net periodic pension cost was 7.75% in all of 1997, 1996, and 1995. The rate of increase in future compensation levels used in determining these amounts was 5.0% in 1997, 1996, and 1995. The expected long-term rate of return on assets is 8.5% for 1997, 1996, and 1995.

(B) Director's Retirement Income Agreement of the Bank of the Hamptons--On April 11, 1994, Suffolk acquired Hamptons Bancshares, Inc., which had a director's deferred compensation plan. The liability for this plan was approximately $532,000 and $529,000 on December 31, 1997 and 1996. Interest (approximately $54,000 in 1997 and 1996) is accrued over the term of the plan. In 1997, the Bank paid approximately $51,000 to participants.

(C) Deferred Compensation Plan--During 1986, the Board approved a deferred compensation plan. Under the plan, certain employees and Directors of Suffolk elected to defer compensation aggregating approximately $177,000 in exchange for stated future payments to be made at specified dates. The rate of return on the initial deferral was guaranteed. For purposes of financial reporting, interest (approximately $268,000 in 1997, $153,000 in 1996, and $183,000 in 1995) at the
plan's contractual rate is being accrued on the deferral amounts over the expected plan term. During 1997, Suffolk made payments of approximately $74,000 to participants of the plan.

Suffolk has purchased life insurance policies on the plan's participants based upon reasonable actuarial benefit and other financial assumptions where the present value of the projected cash flows from the insurance proceeds approximates the present value of the projected cost of the employee benefit. Suffolk is the named beneficiary on the policies. Net insurance expense (income) related to the policies aggregated approximately $31,000, $37,000, $68,000 in 1997, 1996, and 1995, respectively.

(D) Post-Retirement Benefits Other Than Pension--The following table sets forth the post-retirement benefit liability included in other liabilities in the accompanying consolidated statements of condition as of December 31, 1997 and 1996:

--------------------------------------------------------------------------------
                                                       1997             1996
--------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation
     (the "APBO"):
Retirees                                           $(1,128,859)     $  (563,326)
Fully eligible active plan participants               (215,823)        (597,744)
Other active participants                             (688,385)        (818,977)
--------------------------------------------------------------------------------
Total APBO                                         $(2,033,067)     $(1,980,047)
Unrecognized net loss                                  490,991          370,097
Unrecognized transition obligation                      12,822          311,536
--------------------------------------------------------------------------------
Post-retirement benefit liability                  $(1,529,254)     $(1,298,414)
================================================================================

Net periodic post-retirement benefit cost (the "net periodic cost") for the years ended December 31, 1997, 1996, and 1995 includes the following components:

--------------------------------------------------------------------------------
                                              1997          1996          1995
--------------------------------------------------------------------------------
Service cost of benefits earned             $125,975      $138,005      $ 97,007
Interest cost on liability                   142,316       132,294       115,200
Unrecognized loss                             15,804        20,743         9,417
Unrecognized service liability                 9,004        20,769        20,769
--------------------------------------------------------------------------------
Net periodic cost                           $293,099      $311,811      $242,393
================================================================================

The average health-care, cost-trend rate assumption significantly affects the amounts reported. For example, a 1% increase in this rate would have increased the accumulated benefit obligation by $295,000 at December 31, 1997, and increase the net periodic cost by $52,000 for the year. The post-retirement benefit cost components for 1997 were calculated assuming average health-care, cost-trend rates going up 9% and decreasing 3% after approximately six years.

Note 10--Commitments and Contingent Liabilities

In the normal course of business, there are various outstanding commitments and contingent liabilities, such as standby letters-of-credit and commitments to extend credit, which are not reflected in the accompanying consolidated financial statements. No material losses are anticipated as a result of these transactions. Suffolk is contingently liable under standby letters-of-credit in the amount of $4,615,000, and $5,481,000 at December 31, 1997 and 1996,
respectively. Suffolk has commitments to make or to extend credit in the form of revolving open-end lines secured by 1--4 family residential properties, commercial real estate, construction and land development loans, and lease financing arrangements in the amount of $31,920,000 and $27,474,000, and commercial loans of $11,851,000 and $10,599,000 as of December 31, 1997 and 1996, respectively.

In the opinion of management, based upon legal counsel, liabilities arising from legal proceedings against Suffolk would not have a significant effect on the financial position of Suffolk.

During 1997, Suffolk was required to maintain balances with the Federal Reserve Bank of N.Y. for reserve and clearing requirements. These balances averaged $8,594,000 in 1997.

Total rental expense for the years ended December 31, 1997, 1996 and 1995 amounted to $637,000, $491,000, and $501,000, respectively.

At December 31, 1997, Suffolk was obligated under a number of non-cancelable operating leases for land and buildings used for bank purposes. Minimum annual rentals, exclusive of taxes and other charges under non-cancelable operating leases, are summarized as follows: (in thousands)


--------------------------------------------------------------------------------
                                                      Minimum Annual Rentals
--------------------------------------------------------------------------------
         1998                                                 540
         1999                                                 513
         2000                                                 513
         2001                                                 523
         2002  and thereafter                               2,688
================================================================================

Note 11--Regulatory Capital

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no circumstances since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the following table: (in thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            To be Well Capitalized
                                                                                   For Capital              Under Prompt Corrective
                                                       Actual                       Adequacy                  Action Provisions
                                               Amount         Ratio           Amount          Ratio          Amount         Ratio
====================================================================================================================================
As of December 31, 1997

Total Capital (to risk-weighted assets)      $ 68,526         10.24%        $ 53,536           8.00%        $ 66,920        10.00%
Tier 1 Capital (to risk-weighted assets)       62,002          9.27%          26,768           4.00%          40,152         6.00%
Tier 1 Capital (to average assets)             62,002          7.49%          33,111           4.00%          41,390         5.00%
====================================================================================================================================
As of December 31, 1996

Total Capital (to risk-weighted assets)      $ 75,389         11.68%        $ 51,632           8.00%        $ 64,540        10.00%
Tier 1 Capital (to risk-weighted assets)       69,276         10.73%          25,816           4.00%          38,724         6.00%
Tier 1 Capital (to average assets)             69,276          8.81%          31,453           4.00%          39,308         5.00%
====================================================================================================================================

Note 12--Credit Concentrations

Suffolk's principal investments are loans and a portfolio of short and medium-term debt of the United States Treasury, states and other political subdivisions, U.S. Government agencies, and corporations.

Consumer loans, net of unearned discounts, comprised 43.5 percent of Suffolk's loan portfolio and 30.8 percent of assets. A majority are indirect dealer-generated loans secured by automobiles. Most of these loans are made to residents of Suffolk's primary lending area. Each loan is small in amount. Borrowers represent a cross-section of the population, and are employed in a variety of industries. The risk presented by any one loan is correspondingly small, and therefore, the risk that this portion of the portfolio presents to Suffolk depends on the financial stability of the population as a whole, not any one entity or industry. Loans secured by real estate comprise 37.8 percent of the portfolio and 26.7 percent of assets, 59.6 percent of which are for commercial real estate. Commercial real estate loans present greater risk than residential mortgages. Suffolk has attempted to minimize the risks of these loans by considering several factors, including the creditworthiness of the borrower, location, condition, value, and the business prospects for the security property. Commercial, financial, and agricultural loans, unsecured or secured by collateral other than real estate, comprise 18.2 percent of the loan portfolio and 12.9 percent of assets. These loans present significantly greater risk than other types of loans. Average credits are greater in size than consumer loans, and unsecured loans may be more difficult to collect. Suffolk obtains, whenever possible, both the personal guarantees of the principal(s), and also cross-guarantees among the principals' business enterprises. U.S. Treasury securities represented 72.9 percent of the investment portfolio and 12.4 percent of assets. They offer little or no financial risk. Municipal obligations constitute 12.5 percent of the investment portfolio and 2.1 percent of assets. These obligations present slightly greater risk than U.S. Treasury securities, but significantly less risk than loans because they are backed by the full faith and taxing power of the issuer, each of which is located in the state of New York. Suffolk's policy is to hold these securities to maturity, which eliminates the risk to principal caused by fluctuations in interest rates.

Aggregate balances of other types of loans and investments are not material in amount, and present little overall risk. Most of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or to the same degree as the prices of goods and services. Management believes that its efforts to manage its net-interest spread and the maturity of its assets and liabilities will help Suffolk to benefit from current interest rates.

Note 13--Fair Value of Financial Instruments

The following table presents the carrying amounts and fair values of Suffolk's financial instruments. SFAS No. 107 "Discloures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, orther than in a forced sale or liquidation: (in thousands)

-----------------------------------------------------------------------------------------------------------------
                                                           1997                                  1996
-----------------------------------------------------------------------------------------------------------------
                                             Amortized             Fair             Amortized             Fair
                                                Cost               Value               Cost               Value
-----------------------------------------------------------------------------------------------------------------
Cash & cash equivalents                       $ 71,939           $ 71,939            $ 51,324           $ 51,324
Investment securities
  available for sale                           120,878            120,878             104,648            104,648
Investment securities
  held to maturity                              26,048             26,213              30,704             30,920
Loans                                          614,556            608,892             592,774            588,748
Accrued interest receivable                      5,548              5,548               5,222              5,222
Deposits                                       777,595            791,120             711,018            712,829
Accrued interest payable                         3,075              3,075               1,579              1,579
Fed funds purchased                                  -                  -               7,200              7,200
=================================================================================================================

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

The carrying amount and fair value of loans were as follows at December 31, 1997 and 1996: (in thousands)

-----------------------------------------------------------------------------------------------------------------
                                                        1997                                    1996
-----------------------------------------------------------------------------------------------------------------
                                             Carrying             Fair              Carrying             Fair
                                              Amount              Value              Amount              Value

-----------------------------------------------------------------------------------------------------------------
Commercial, financial
  & agricultural                             $ 111,575          $ 110,925           $ 102,270          $ 100,565
Commercial real estate                         127,994            126,329             113,501            110,578
Real estate
  construction loans                             9,823              9,823               9,499              9,421
Residential mortgages
  (1st & 2nd liens)                             67,061             67,509              64,093             63,693
Home equity loans                               26,201             25,911              28,974             28,878
Consumer loans                                 269,412            265,905             272,747            273,923
Lease finance                                        7                  7                  98                 98
Other loans                                      2,483              2,483               1,592              1,592

-----------------------------------------------------------------------------------------------------------------
Totals                                       $ 614,556          $ 608,892           $ 592,774          $ 588,748
=================================================================================================================

Deposit Liabilities

The fair value of certificates of deposit was calculated by discounting cash flows with applicable origination rates. At December 31, 1997, the fair value of certificates of deposit of $237,019,000 had a carrying value of $235,057,000. At December 31, 1996, the fair value of certificates of deposit of $181,698,000 had a carrying value of $181,241,000.

Commitments to Extend Credit, Standby Letters of Credit, and Written Financial Guarantees

The fair value of commitments to extend credit was estimated either by discounting cash flows or using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the current creditworthiness of the counter-parties.

The estimated fair value of written financial guarantees and letters of credit is based on fees currently charged for similar agreements. The contractual amounts of these commitments were $16,466,000 and $17,838,000 at December 31, 1997 and 1996. The fees charged for the commitments were not material in amount.

Note 14--Suffolk Bancorp (Parent Company Only) Condensed Financial Statements:
(in thousands)

------------------------------------------------------------------------------------------------------------------------------------
Condensed Statements of Condition as of December 31,                            1997                     1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
Assets
Due From Banks                                                              $  1,476                 $  1,610              $  1,513
Investment in Subsidiaries:     SCNB                                          64,707                   71,305                68,817
                                ICC                                                -                      869                   763
Other Assets                                                                      71                       71                    69
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                $ 66,254                 $ 73,855              $ 71,162
====================================================================================================================================
Liabilities and Stockholders' Equity
Dividends Payable                                                           $  1,097                 $  1,088              $  1,096
Other Liabilities                                                                 17                       17                    20
Stockholders' Equity                                                          65,140                   72,750                70,046
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                  $ 66,254                 $ 73,855              $ 71,162
====================================================================================================================================
Condensed Statements of Income for the Years Ended December 31,                 1997                     1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
Income
Dividends From Subsidiary Bank                                              $ 18,910                  $ 7,972              $ 17,277
Interest Income                                                                    -                        -                     2
------------------------------------------------------------------------------------------------------------------------------------
                                                                              18,910                    7,972                17,279
Expense
Other Expense (Income)                                                           146                      150                   229
------------------------------------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income of Subsidiaries              18,764                    7,822                17,050
Equity in Undistributed Earnings of Subsidiaries                              (7,462)                   2,825                (7,961)
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                  $ 11,302                 $ 10,647               $ 9,089
====================================================================================================================================
Condensed Statements of Cash Flows for the Years Ended December 31,             1997                     1996                  1995
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
Net Income                                                                  $ 11,302                 $ 10,647               $ 9,089
Less: Equity in Undistributed Earnings of Subsidiaries                         7,462                    2,825                (7,961)
Other, Net                                                                         3                      (14)                   (2)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                     18,767                    7,808                17,048
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
   Cash Paid for Acquisition                                                       -                        -                     -
------------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Investing Activities                                            -                        -                     -
Cash Flows From Financing Activities
   Issuance of Common Stock                                                        -                      111                     -
   Repurchase of Common Stock                                                (14,577)                  (3,716)              (13,929)
   Dividends Paid                                                             (4,324)                  (4,106)               (2,974)
------------------------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Financing Activities                                      (18,901)                  (7,711)              (16,903)
Net Increase (Decrease) in Cash and Cash Equivalents                            (134)                      97                   145
Cash and Cash Equivalents, Beginning of Year                                   1,610                    1,513                 1,368
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                                      $  1,476                 $  1,610              $  1,513
====================================================================================================================================

Note: No income tax provision has been recorded on the books of Suffolk Bancorp since it files a return consolidated with its subsidiaries.

Note 15--Selected Quarterly Financial Data (Unaudited)

The comparative results for the four quarters of 1997 and 1996 are as follows:
(in thousands of dollars except for share and per-share data)

------------------------------------------------------------------------------------------------------------------------------------
                                                         1997                                             1996
------------------------------------------------------------------------------------------------------------------------------------
                                    1st Qtr.    2nd Qtr.    3rd Qtr.    4th Qtr.     1st Qtr.     2nd Qtr.     3rd Qtr.     4th Qtr.
Interest income                  $   15,546   $   15,895  $   16,328  $   16,360   $   14,671   $   14,993   $   15,365   $   15,500
Interest expense                      4,972        5,079       5,393       5,526        4,997        4,841        4,795        4,739
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income                  10,574       10,816      10,935      10,834        9,674       10,152       10,570       10,761
Provision for possible loan losses      251          283         300         225          225          295          300          300
------------------------------------------------------------------------------------------------------------------------------------
Net-interest income after provision
  for possible loan losses           10,323       10,533      10,635      10,609        9,449        9,857       10,270       10,461
Other income                          1,679        1,821       2,165       1,981        1,636        1,752        1,948        1,950
Other expense                         7,315        7,684       7,886       7,418        6,970        7,252        7,369        7,376
Provision for income taxes            1,976        1,947       2,034       2,184        1,662        1,823        2,066        2,158
------------------------------------------------------------------------------------------------------------------------------------
Net income                       $    2,711   $    2,723  $    2,880  $    2,988   $    2,453   $    2,534   $    2,783   $    2,877
====================================================================================================================================
Per-share data:
------------------------------------------------------------------------------------------------------------------------------------
  Net income                     $     0.41   $     0.42  $     0.47  $     0.49   $     0.36   $     0.38   $     0.43   $     0.43
  Cash dividends                 $    0.165   $    0.165  $    0.180  $    0.180   $    0.150   $    0.150   $    0.150   $    0.170
  Average shares                  6,535,686    6,480,221   6,095,356   6,095,356    6,789,190    6,734,248    6,620,416    6,597,638
====================================================================================================================================

                    Report of Independent Public Accountants

To the Stockholders and Board of Directors of Suffolk Bancorp:

         We have audited the accompanying consolidated statements of condition of Suffolk Bancorp and its subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Suffolk's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suffolk Bancorp and its subsidiary as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                         /s/ Arthur Andersen LLP


         New York, New York
         January 16, 1998


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

John F. Hanley,                               Victor F. Bozuhoski, Jr.
President & Chief Executive Officer           Executive Vice President,
                                        Chief Financial Officer & Treasurer

Riverhead, New York
January 16, 1998

                             DIRECTORS AND OFFICERS

                             SUFFOLK BANCORP [Logo]

                                    Directors

                                 Edward J. Merz
                                    Chairman

                              Raymond A. Mazgulski
                                  Vice Chairman

                                  Bruce Collins
                                     Retired

                               Joseph A. Deerkoski
                 President, See Neefus, Inc. (general insurance)

                              Howard M. Finkelstein
      Partner, Smith, Finkelstein, Lundberg, Isler & Yakaboski (attorneys)

                                Edgar F. Goodale
                   President, Riverhead Building Supply Corp.

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

                                J. Douglas Stark
                       President, Stark Mobile Homes, Inc.

                              Peter Van de Wetering
                           President, Van de Wetering
                      Greenhouses, Inc. (wholesale nursery)


                                    Officers

                                 John F. Hanley
                       President & Chief Executive Officer

                            Victor F. Bozuhoski, Jr.
          Executive Vice President, Chief Financial Officer & Treasurer

                               Thomas S. Kohlmann
                            Executive Vice President

                               Augustus C. Weaver
                            Executive Vice President

                                Douglas Ian Shaw
                      Vice President & Corporate Secretary

                        THE SUFFOLK COUNTY NATIONAL BANK

                                     [Logo]

DIRECTORS
Edward J. Merz
  Chairman of the Board
Raymond A. Mazgulski
  Vice Chairman of the Board
Bruce Collins
  Retired
Joseph A. Deerkoski
  President, See Neefus, Inc.
  (general insurance)
Howard M. Finkelstein
  Partner; Smith, Finkelstein,
  Lundberg, Isler
  & Yakaboski
  (attorneys)
Edgar F. Goodale
  President
  Riverhead Building
  Supply  Corp.
John F. Hanley
  President &
  Chief Executive Officer
Hallock Luce 3rd
  Director,
  Lupton & Luce, Inc.
  (general insurance)
  President,
  Hallup Realty Corp.
  (real estate)
J. Douglas Stark
  President, Stark
  Mobile Homes, Inc.
Peter Van de Wetering
  President, Van de Wetering
  Greenhouses, Inc.
  (wholesale nursery)

EXECUTIVE OFFICERS
John F. Hanley
  President &
  Chief Executive Officer
Victor F. Bozuhoski, Jr.
  Executive Vice President
Thomas S. Kohlmann
  Executive Vice President &
  Chief  Lending Officer
Augustus C. Weaver
  Executive Vice President &
  Chief Information Officer

CONSUMER LOANS
Jeanne P. Hamilton
  Senior Vice President
John Dunleavy
  Vice President
Michael E. Kelley
  Vice President

COMMERCIAL LOANS
Robert C. Dick
  Senior Vice President
Lawrence Milius
  Senior Vice President
Peter M. Almasy
  Vice President
David T. De Vito
  Vice President
Robert T. Ellerkamp
  Vice President
Frederick J. Weinfurt
  Vice President
Thomas E. Clemens
  Vice President
Phillip D. Ammirato
  Vice President

AUDIT
Roy Garbarino, C.P.A.
   Auditor

BRANCH ADMINISTRATION
Robert H. Militscher
  Senior Vice President &
  Branch Administrator
Richard J. Micallef
  Vice President
William K. Miller
  Vice President

Bohemia Office

Dean S. Kupinsky
  Assistant Vice President

Center Moriches Office
Thomas R. Columbus, Sr.
  Vice President

Cutchogue Office
Richard J. Noncarrow
  Vice President

East Hampton Pantigo Office
David Barczak
  Assistant Vice President

East Hampton Village Office
Jill M. James
  Assistant Vice President

Hampton Bays Office
John J. Reilly
  Vice President

Mattituck Office
Janet V. Stewart
  Vice President

Medford Office
Paul E. Vaas
  Vice President

Miller Place Office
Michele DiBartolomeo
  Manager

Montauk Harbor Office
Montauk Village Office
Susan M. Martinelli
  Assistant Vice President

Port Jefferson Office
Peter A. Poten
  Vice President

Riverhead, Ostrander
Avenue Office
Linda C. Zarro
  Vice President

Riverhead, Second Street Office
Barbara A. Scesny
  Vice President

Sag Harbor Office
Jane P. Markowski
  Assistant Vice President

Shoreham Office
Alison S. Cassara
  Manager

Smithtown Office
Paul G. Cuddy
   Manager

Southampton Office
Patricia Bolomey
  Assistant Vice President

Wading River Office
Anita Nigrel
  Vice President

Water Mill Office
Brenda L. Gumbrecht-Philp
  Manager

West Babylon Office
Mary E. Libassi
  Manager

Westhampton Beach Office
Charles E. Johnson
  Vice President

TRUST
Dan A. Cicale
  Senior Vice President
  & Trust Officer
William C. Araneo
  Vice President
Lori E. Thompson
  Vice President

COMPTROLLER
J. Gordon Huszagh
  Senior Vice President
  & Chief Financial Officer

COMPLIANCE
Louis A. Antoniello
  Bank Officer & CRA Officer

CORPORATE SERVICES
Douglas Ian Shaw
  Vice President &
  Corporate Secretary

FACILITIES AND SECURITY
William E. Heck, Jr.
  Vice President

HUMAN RESOURCES
Pamela L. Palleschi
  Vice President

EMPLOYEE DEVELOPMENT
Richard Montenegro
  Vice President

DATA PROCESSING
Mark J. Drozd
  Senior Vice President
Joanne Appel
  Assistant Data Processing Manager

OPERATIONS
Dennis F. Orski
  Senior Vice President

MARKETING
Alexander B. Doroski
  Senior Vice President
Brenda B. Sujecki
  Vice President

           Suffolk Bancorp and The Suffolk County National Bank are
                Equal Opportunity Affirmative Action Employers

                      Directory of Offices and Departments

                                                                                                                Area Code (516)
                                                                                                           Telephone           FAX

Executive Offices.........................................322 Roanoke Avenue, Riverhead, N.Y. 11901         727-3800        727-2638
Audit ................................................228 East Main St., Port Jefferson, N.Y. 11777         473-3580        473-6221
Bohemia Office..................................3880 Veterans Memorial Highway, Bohemia, N.Y. 11716         585-4477        585-4809
Branch Administration...................................6 West Second Street, Riverhead, N.Y. 11901         727-3850        727-3873
Business and Professional Banking Center..............260 Middle County Road, Smithtown, N.Y. 11787         979-3400        979-3430
Center Moriches Office.................................502 Main Street, Center Moriches, N.Y. 11934         878-8800        878-4431
Commercial Loans ......................................1149 Old Country Road, Riverhead, N.Y. 11901         727-2701        727-5798
Compliance ...............................................220 Roanoke Avenue, Riverhead, N.Y. 11901         727-5395        727-9223
Comptroller..............................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5270        369-2230
Consumer Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901         727-7277        727-5521
Corporate Services (Investor Relations)..................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5667        727-3214
Cutchogue Office....................................................Route 25, Cutchogue, N.Y. 11935         734-5050        734-7759
Data Processing..........................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5151        727-3499
East Hampton Pantigo Office..............................351 Pantigo Road, East Hampton, N.Y. 11937         324-2000        324-6367
East Hampton Village Office................................100 Park Place, East Hampton, N.Y. 11937         324-3800        324-3863
Employee Development....................................295 North Sea Road, Southampton, N.Y. 11968         287-3102        287-3293
Facilities & Security...................................6 West Second Street, Riverhead, N.Y. 11901         727-2700        727-3210
Financial Planning Center...............................295 North Sea Road, Southampton, N.Y. 11968         287-3100        287-3296
Hampton Bays Office.......................................Montauk Highway, Hampton Bays, N.Y. 11946         728-2700        728-8311
Human Resources.........................................6 West Second Street, Riverhead, N.Y. 11901         727-5377        727-3170
Information Services.....................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5151        369-5934
Marketing ...............................................220  Roanoke Avenue, Riverhead, N.Y. 11901         727-2855        727-9223
Mattituck Office.............................................10900 Main Road, Mattituck, N.Y. 11952         298-9400        298-9188
Medford Office....................................................2799 Rte 112, Medford, N.Y. 11763         758-1500        758-1509
Miller Place Office........................................74 Echo Avenue, Miller Place, N.Y. 11764         474-8400        474-8510
Montauk Harbor Office..........................................West Lake Drive, Montauk, N.Y. 11954         668-4333        668-3643
Montauk Village Office.....................................746 Montauk Highway, Montauk, N.Y. 11954         668-5300        668-1214
Mortgage Loans .........................................244 Old Country Road, Riverhead, N.Y. 11901         727-7277        369-2468
Operations...............................................206 Griffing Avenue, Riverhead, N.Y. 11901         727-5151        369-5834
Port Jefferson Harbor Office..........................135 West Broadway, Port Jefferson, N.Y. 11777         474-7200        331-7806
Port Jefferson Village Office......................228 East Main Street, Port Jefferson, N.Y. 11777         473-7700        473-9406
Retail Banking............................................322 Roanoke Avenue, Riverhead, N.Y. 11901         727-3800        727-2638
Riverhead, Ostrander Avenue Office.....................1201 Ostrander Avenue, Riverhead, N.Y. 11901         727-6800        727-5095
Riverhead, Second Street Office.........................6 West Second Street, Riverhead, N.Y. 11901         727-2700        727-3210
Sag Harbor Office............................................17 Main Street, Sag Harbor, N.Y. 11963         725-3000        725-4627
Shoreham Office................................................9926 Route 25A, Shoreham, N.Y. 11786         744-4400        744-6743
Smithtown Office.....................................260 Middle Country Road, Smithtown, N.Y. 11787         979-3400        979-3430
Southampton Office......................................295 North Sea Road, Southampton, N.Y. 11968         283-3800        287-3293
Wading River Office...........................2065 Wading River-Manor Rd., Wading River, N.Y. 11792         929-6300        929-6799
Water Mill Office.......................................828 Montauk Highway, Water Mill, N.Y. 11976         726-4500        726-7573
Westhampton Beach Office.............................144 Sunset Ave., Westhampton Beach, N.Y. 11978         288-4000        288-9252
West Babylon Office.............................955 Little East Neck Road, West Babylon, N.Y. 11704         669-7300        669-5211

                               [GRAPHIC OMITTED]